    As filed with the Securities and Exchange Commission on August 20, 1999
                                                     Registration No. 333-XXXXX
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                          ASARCO CYPRUS INCORPORATED
            (Exact Name of Registrant as Specified in its Charter)
                                --------------
        Delaware                     3330                    13-4070384
     (State or Other           (Primary Standard          (I.R.S. Employer
      Jurisdiction                Industrial           Identification Number)
   of Incorporation or        Classification Code
      Organization)                 Number)
                                180 Maiden Lane
                           New York, New York 10038
                                (212) 510-2000
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                                --------------
                             Francis R. McAllister
                                Milton H. Ward
                          Co-Chief Executive Officers
                          Asarco Cyprus Incorporated
                                180 Maiden Lane
                           New York, New York 10038
                                (212) 510-2000
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)
                                --------------
                                  Copies to:
    J. Michael         Augustus B.     Philip C. Wolf, Esq. Elliott V. Stein,
   Schell, Esq.     Kinsolving, Esq.       Cyprus Amax            Esq.
   Margaret L.           ASARCO         Minerals Company    Wachtell, Lipton,
   Wolff, Esq.        Incorporated      9100 East Mineral     Rosen & Katz
  Skadden, Arps,     180 Maiden Lane         Circle        51 West 52nd Street
      Slate,       New York, New York      Englewood,      New York, New York
  Meagher & Flom          10038          Colorado 80112           10019
       LLP           (212) 510-2000      (303) 643-5000      (212) 403-1000
 919 Third Avenue
  New York, New
    York 10022
  (212) 735-3000
                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the business combination described in the Agreement and Plan of Merger, dated as of July 15, 1999.
                                --------------
  If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] .
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                      Proposed          Proposed
    Title of Each Class of          Amount To     Maximum Offering  Maximum Aggregate      Amount of
Securities Being Registered(1)    Be Registered    Price Per Share   Offering Price   Registration Fee(6)
---------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........          124,869,783(2)       $16.16(3)     $2,018,394,160(3)     $561,114(3)
---------------------------------------------------------------------------------------------------------
$4.00 Series A
 Convertible Preferred
 Stock, par value $.01
 per share.............            4,666,667(4)       $50.00(5)      $233,333,350(5)        $64,867
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Also includes associated Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights (i) are not currently separable from the shares of common stock and (ii) are not currently exercisable. See "DESCRIPTION OF ASARCO CYPRUS CAPITAL STOCK."
(2) Consists of (i) 41,683,903 shares of Asarco Cyprus common stock to be issued in the ASARCO merger and pursuant to certain ASARCO stock option plans and (ii) 83,185,880 shares of Asarco Cyprus common stock to be issued in the Cyprus Amax merger and pursuant to the conversion of Cyprus Amax Series A convertible preferred stock and certain Cyprus Amax stock option plans (based on an exchange ratio of 0.765).
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the sum of (i) the product of (a) $18.3125 (the average of the high and low prices of ASARCO common stock on August 18, 1999 on the New York Stock Exchange Composite
    Tape) times (b) 41,683,903, (the number of shares of ASARCO common stock outstanding plus those reserved for issuance pursuant to certain ASARCO stock option plans) and (ii) the product of (a) $13.875 (the average of the high and low prices of Cyprus Amax common stock on August 18, 1999 on the New York Stock Exchange Composite Tape) times (b) 90,454,608 (the number of shares of Cyprus Amax common stock outstanding plus those reserved for issuance pursuant to certain Cyprus Amax stock option plans). Pursuant to Rule 457(i) the registration fee calculated on the basis of the proposed aggregate offering price does not include shares of Asarco Cyprus common stock that are registered pursuant to the conversion of the Cyprus Amax Series A convertible preferred stock.
(4) The number of shares to be registered is based upon the number of shares of $4.00 Series A Convertible Preferred Stock, par value $.01 per share, presently outstanding and expected to be exchanged in connection with the proposed Cyprus Amax merger for shares of $4.00 Series A Convertible Preferred Stock, par value $.01 per share, of Asarco Cyprus.
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2), based on the product of $50.00 (the liquidation value of the Cyprus Amax Series A convertible preferred stock) times 4,666,667 (the number of shares of Cyprus Amax Series A convertible preferred shares outstanding on June 30, 1999).
(6) Pursuant to Rule 457(b), the registration fee has been reduced by $427,605 paid on August 11, 1999 upon the filing under the Securities Exchange Act of 1934, as amended, of ASARCO and Cyprus Amax joint proxy material included herein relating to the business combination. Accordingly, the registration fee payable upon the filing of this Registration Statement is $198,376.

                                --------------
  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

ASARCO                                           [LOGO]  CYPRUS AMAX
                                                         MINERALS COMPANY


       YOUR VOTE ON OUR PROPOSED BUSINESS COMBINATION IS VERY IMPORTANT!

To the Stockholders of ASARCO Incorporated and
Cyprus Amax Minerals Company:

  ASARCO and Cyprus Amax have agreed      common stock, while Cyprus Amax
to combine in a merger of equals to       common stockholders will own
create a new company named Asarco         approximately 69.2 million shares,
Cyprus Incorporated. If the business      or 63.5%, of Asarco Cyprus common
combination is approved by our            stock following the mergers. More
stockholders we will combine our          information about the business
businesses through two separate           combination is contained in the
mergers with wholly owned                 materials that accompany this
subsidiaries of Asarco Cyprus. After      letter.
the mergers, ASARCO and Cyprus Amax
will be wholly owned subsidiaries of
Asarco Cyprus.

                                            The boards of directors of both
                                          ASARCO and Cyprus Amax have approved
                                          the mergers and recommend that their
                                          respective stockholders vote for the
                                          merger proposals as described in the
                                          attached materials.

  In order to complete the mergers,
we must obtain the approval of our
stockholders. We believe that the
business combination will benefit
the stockholders of both companies
and we ask for your support in
voting for the merger proposals at
the special meetings.

                                            ASARCO stockholders will vote at
                                          ASARCO's special meeting on
                                          September 30, 1999, at 10:00 a.m.,
                                          local time, at the New York
                                          Information Technology Center, 55
                                          Broad Street, 4th Floor, New York,
                                          New York. Cyprus Amax stockholders
                                          will vote at Cyprus Amax's special
                                          meeting on September 30, 1999, at
                                          10:00 a.m., local time, at the World
                                          Financial Center--North Tower, 250
                                          Vesey Street, New York, New York.

  When the business combination is
completed, ASARCO stockholders will
receive one share of common stock of
Asarco Cyprus for each ASARCO share
they currently own and Cyprus Amax
stockholders will receive 0.765
shares of common stock of Asarco
Cyprus for each Cyprus Amax share
they currently own.

                                            Your vote is important, regardless
                                          of the number of shares you own.
                                          Please vote as soon as possible to
                                          make sure that your shares are
                                          represented at the special meetings.
                                          To vote your shares, please complete
                                          and return the enclosed proxy card.
                                          You also may cast your vote in
                                          person at the special meetings.

  We anticipate that approximately
109 million shares of Asarco Cyprus
common stock will be issued to
stockholders of ASARCO and Cyprus
Amax in or as a result of the
mergers. We estimate that
ASARCOstockholders will own
approximately 39.8 million shares,
or 36.5%, of Asarco Cyprus

                               Very truly yours,

/s/ Francis R. McAllister                 /s/ Milton H. Ward

Francis R. McAllister                     Milton H. Ward
Chairman and Chief Executive Officer      Chairman, Chief Executive Officer
ASARCO Incorporated                       and President
                                          Cyprus Amax Minerals Company

 Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock to be issued under this joint proxy statement and prospectus or determined if this joint proxy statement and prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  This joint proxy statement and prospectus is dated August 20, 1999, and is first being mailed to stockholders on or about August 26, 1999.

                                  ASARCO LOGO


                NOTICE OF SPECIAL MEETING OF ASARCO STOCKHOLDERS

                               SEPTEMBER 30, 1999

                                                              New York, New York
                                                                 August 20, 1999

  A special meeting of stockholders of ASARCO Incorporated will be held at the New York Information Technology Center, 55 Broad Street, 4th Floor, New York, New York, on September 30, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 15, 1999, among Asarco Cyprus Incorporated, ACO Acquisition Corp., CAM Acquisition Corp., ASARCO Incorporated and Cyprus Amax Minerals Company, and to approve the ASARCO merger. We have included a copy of the merger agreement as Appendix A to the attached joint proxy statement and prospectus.

    2. To transact such other business as properly may come before the ASARCO special meeting or any adjournment or postponement of the meeting.

  Only stockholders of record at the close of business on August 25, 1999 will be entitled to vote at the ASARCO special meeting. To vote your shares, please complete and return the enclosed proxy card. You also may cast your vote in person at the ASARCO special meeting. Please vote promptly whether or not you expect to attend the ASARCO special meeting.

                                          By order of the Board of Directors,

                                          Robert Ferri
                                          Secretary

  PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

                              [LOGO] CYPRUS AMAX
                                     MINERALS COMPANY


             NOTICE OF SPECIAL MEETING OF CYPRUS AMAX STOCKHOLDERS

                               SEPTEMBER 30, 1999

                                                             Englewood, Colorado
                                                                 August 20, 1999

  A special meeting of stockholders of Cyprus Amax Minerals Company will be held at the World Financial Center--North Tower, 250 Vesey Street, New York, New York, on September 30, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 15, 1999, among Asarco Cyprus Incorporated, ACO Acquisition Corp., CAM Acquisition Corp., ASARCO Incorporated and Cyprus Amax Minerals Company, and to approve the Cyprus Amax merger. We have included a copy of the merger agreement as Appendix A to the attached joint proxy statement and prospectus.

    2. To transact such other business as properly may come before the Cyprus Amax special meeting or any adjournment or postponement of the meeting.

  Only stockholders of record at the close of business on August 25, 1999 will be entitled to vote at the Cyprus Amax special meeting. To vote your shares, please complete and return the enclosed proxy card. You also may cast your vote in person at the Cyprus Amax special meeting. Please vote promptly whether or not you expect to attend the Cyprus Amax special meeting. The list of stockholders of record entitled to vote at the special meeting of Cyprus Amax stockholders will be available for inspection during the 10 days prior to the meeting at the offices of The Bank of New York, at 101 Barclay Street, Floor 12W, New York, New York 10286.

  Under Delaware law, appraisal rights will be available to record holders of Cyprus Amax Series A convertible preferred stock. In order for stockholders to exercise such appraisal rights, they must follow the procedures prescribed by Delaware law, which are summarized under "Appraisal Rights of Cyprus Amax Series A Convertible Preferred Stockholders" in the accompanying joint proxy statement and prospectus.

                                          By order of the Board of Directors,

                                          Philip C. Wolf
                                          Senior Vice President,
                                          General Counsel and Secretary

  PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION......................   1
SUMMARY...................................................................   3
  The Companies...........................................................   3
  ASARCO Incorporated.....................................................   3
  Cyprus Amax Minerals Company............................................   3
  Asarco Cyprus Incorporated..............................................   4
  Vote Required to Approve the Mergers....................................   4
  The Business Combination................................................   4
  Our Reasons for the Business Combination................................   5
  Our Recommendations to Stockholders.....................................   5
  Opinions of Financial Advisors..........................................   5
  Board of Directors and Management Following the Mergers.................   5
  Additional Interests of Our Executive Officers and Boards of Directors
   as a Result of the Mergers.............................................   6
  Conditions to the Mergers...............................................   6
  Restrictions on Alternative Transactions................................   7
  Termination of the Merger Agreement.....................................   7
  Termination Fees........................................................   7
  Regulatory Matters......................................................   7
  United States Federal Income Tax Consequences of the Business
   Combination............................................................   8
  Accounting Treatment....................................................   8
  Appraisal Rights........................................................   8
  Comparative Per Share Market Price Information..........................   8
  Listing of Asarco Cyprus Common Stock...................................   8
  Summary of Selected Historical and Unaudited Pro Forma Combined
   Financial Information..................................................   9
  Cyprus Amax--Selected Historical Financial Information..................   9
  ASARCO--Selected Historical Financial Information.......................  10
  Unaudited Selected Pro Forma Combined Financial Information.............  11
  Comparative Per Share Information.......................................  13
  Ratios of Earnings to Combined Fixed Charges and Preferred Stock
   Dividends..............................................................  14
RISK FACTORS..............................................................  15
  Metals Prices Are Highly Volatile.......................................  15
  Mine Operations and Development Will Be Subject To Risks Beyond Our
   Control................................................................  15
  Asarco Cyprus Will Compete Intensely With Mining Companies As Well As
   Manufacturers of Substitute Materials..................................  16
  Some Employees Will Be Covered by Union Contracts.......................  17
  Asarco Cyprus May Incur Significant Expenses To Comply With
   Environmental Regulation...............................................  17
  Reserve Levels Are Subject To Uncertainty Beyond Our Control............  18
  Asarco Cyprus Will Face Uncertainty and Competition As It Replaces Older
   Mining Properties......................................................  18
  Foreign Operations Are Subject To Political and Economic Risks That Are
   Beyond Our Control.....................................................  18
  Merger Consideration Is Fixed Despite Potential Changes in Stock
   Prices.................................................................  19
  Integration of ASARCO and Cyprus Amax Operations May Be Difficult.......  19
  Members of ASARCO and Cyprus Amax Management and Boards of Directors May
   Have Interests in The Mergers That Differ From the Interests of Their
   Stockholders...........................................................  19
  Anti-Takeover Provisions in The Asarco Cyprus Charter and By-laws May
   Delay Or Prevent A Change of Control...................................  19
  Asarco Cyprus Will Rely On Key Personnel................................  20
  Year 2000 Poses Potential Risks.........................................  20
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  21

                                                                           Page
                                                                           ----
THE ASARCO SPECIAL MEETING................................................  22
  When and Where the ASARCO Special Meeting Will be Held..................  22
  What Will be Voted Upon.................................................  22
  Only ASARCO Stockholders of Record as of August 25, 1999 Are Entitled to
   Vote...................................................................  22
  Majority of Outstanding Shares Must be Represented For a Vote to be
   Taken..................................................................  22
  Vote Required for Approval..............................................  22
  Voting Your Shares and Changing Your Vote...............................  22
  How Proxies Are Counted.................................................  23
  Confidential Voting.....................................................  23
  Cost of Solicitation....................................................  23
THE CYPRUS AMAX SPECIAL MEETING...........................................  24
  When and Where the Cyprus Amax Special Meeting Will be Held.............  24
  What Will be Voted Upon.................................................  24
  Only Cyprus Amax Common Stockholders of Record as of August 25, 1999 Are
   Entitled to Vote.......................................................  24
  One-Third of Outstanding Shares Must be Represented For a Vote to be
   Taken..................................................................  24
  Vote Required for Approval..............................................  24
  Voting Your Shares and Changing Your Vote...............................  24
  How Proxies Are Counted.................................................  25
  Cost of Solicitation....................................................  25
THE BUSINESS COMBINATION..................................................  26
  The Companies...........................................................  26
  Background of the Business Combination..................................  26
  Reasons for the Business Combination and Recommendations of the Boards..  30
  Opinion of ASARCO's Financial Advisor...................................  35
  Opinion of Cyprus Amax's Financial Advisor..............................  42
  Accounting Treatment....................................................  48
  United States Federal Income Tax Consequences of the Business
   Combination............................................................  48
  Regulatory Matters......................................................  51
  Appraisal Rights........................................................  51
  Federal Securities Laws Consequences; Stock Transfer Restriction
   Agreements.............................................................  51
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...............  53
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................  54
PRO FORMA COMBINED CAPITALIZATION.........................................  61
INTERESTS OF CERTAIN PERSONS IN THE MERGER................................  62
  ASARCO Employment Agreements............................................  62
  ASARCO Stock Based Plans................................................  63
  Other ASARCO Plans......................................................  63
  Cyprus Amax Employment Arrangements.....................................  64
  Other Cyprus Amax Plans.................................................  65
  Indemnification and Insurance...........................................  66
THE MERGER AGREEMENT......................................................  67
  Form of Mergers.........................................................  67
  Consideration to be Received in the Mergers.............................  67
  Exchange Agent; Procedures for Exchange of Certificates.................  67
  Asarco Cyprus following the Mergers.....................................  68
  Representations and Warranties in the Merger Agreement..................  69
  Covenants in the Merger Agreement.......................................  69

                                                                           Page
                                                                           ----
  No Solicitation of Alternative Takeover Proposals......................   71
  Stock Options and Other Stock-Based Awards.............................   72
  Benefits Matters.......................................................   73
  Indemnification; Directors' and Officers' Insurance....................   73
  Conditions Precedent to the Mergers....................................   74
  Termination............................................................   75
  Termination Fees.......................................................   75
  Costs and Expenses.....................................................   76
  Amendment..............................................................   76
  Waiver.................................................................   76
APPRAISAL RIGHTS OF CYPRUS AMAX SERIES A CONVERTIBLE PREFERRED
 STOCKHOLDERS............................................................   77
DIRECTORS AND MANAGEMENT FOLLOWING THE BUSINESS COMBINATION..............   79
  Directors..............................................................   79
  Committees of the Board of Directors...................................   79
  Compensation of Directors..............................................   79
  Management.............................................................   79
OWNERSHIP OF COMMON STOCK................................................   80
  Beneficial Ownership of ASARCO Stock...................................   80
  Beneficial Ownership of Cyprus Amax Common Stock.......................   84
DESCRIPTION OF ASARCO CYPRUS CAPITAL STOCK...............................   86
  Authorized Capital Stock...............................................   86
  Asarco Cyprus Common Stock.............................................   86
  Asarco Cyprus Preferred Stock..........................................   86
  Asarco Cyprus Rights...................................................   87
  Transfer Agent and Registrar...........................................   89
COMPARISON OF STOCKHOLDERS' RIGHTS.......................................   90
  Comparison of Charter and By-law Provisions............................   90
  Comparison of Certain Statutory Provisions.............................   94
STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF ASARCO COMMON
 STOCK AND CYPRUS AMAX COMMON STOCK......................................   97
INDEPENDENT ACCOUNTANTS..................................................   97
LEGAL MATTERS............................................................   97
WHERE YOU CAN FIND MORE INFORMATION......................................   98
APPENDIX A--AGREEMENT AND PLAN OF MERGER
APPENDIX B--OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION
APPENDIX C--OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
APPENDIX D--SECTION 262 DGCL APPRAISAL RIGHTS

              QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q: Why are the companies proposing the business combination?

A: We believe the combined strengths of the two companies will enable us to reduce our overall costs of producing copper, thus providing enhanced value to our stockholders. Additionally, the combined company will be able to compete more effectively on a global basis. The business combination will create the world's largest publicly traded copper producer. We believe this will be attractive to investors interested in investing in copper mining companies. These goals can best be achieved through a combination of our businesses.

Q: Why is the business combination being accomplished through two separate mergers?

A: The business combination is a merger of equals. ASARCO and Cyprus Amax will continue to exist after the mergers, but will be wholly owned subsidiaries of the new company named Asarco Cyprus. Having the two companies continue as wholly owned subsidiaries of the new company is the most appropriate way to accomplish a merger of equals.

Q: What will a stockholder receive when the mergers occur?

A: Holders of ASARCO Common Stock

 An ASARCO stockholder will receive one share of Asarco Cyprus common stock in exchange for each share of ASARCO common stock owned.

 Example: If an ASARCO stockholder currently owns 10 shares of ASARCO common stock, after the ASARCO merger he or she will be entitled to receive 10 shares of Asarco Cyprus common stock.

 Holders of Cyprus Amax Common Stock

 A holder of Cyprus Amax common stock will receive 0.765 shares of Asarco Cyprus common stock in exchange for each share of Cyprus Amax common stock owned. He or she will receive cash instead of any resulting fraction of a share, in an amount reflecting the market value of the fraction of a share.

 Example: If a Cyprus Amax stockholder currently owns 10 shares of Cyprus Amax common stock, after the Cyprus Amax merger he or she will be entitled to receive 7 shares of Asarco Cyprus common stock and a check for the market value of sixty-five one-hundredths of a share of Asarco Cyprus common stock.

 The exchange ratios were determined in negotiations by the two companies, and reflect the relative recent market prices of the two common stocks, the number of shares outstanding, and other factors that the boards of directors considered relevant. As a result of these exchanges, ASARCO stockholders will own 36.5% of Asarco Cyprus common stock, while Cyprus Amax common stockholders will own 63.5% of Asarco Cyprus common stock following the mergers.

 Holders of Cyprus Amax Series A Convertible Preferred Stock

 Holders of Cyprus Amax Series A convertible preferred stock, other than those that exercise their appraisal rights, will receive one share of Asarco Cyprus Series A convertible preferred stock for each share of Cyprus Amax Series A convertible preferred stock owned. The terms of the Asarco Cyprus Series A convertible preferred stock issued in the Cyprus Amax merger will be nearly identical to the terms of the Cyprus Amax Series A convertible preferred stock. Shares of Cyprus Amax Series A convertible preferred stock are currently convertible into Cyprus Amax common stock at the option of the holder at a conversion price of $24.30 per share. The Asarco Cyprus Series A convertible preferred stock would be convertible into Asarco Cyprus common stock at the option of the holder at a conversion price of $31.7647 per share, subject to adjustments.

 Example: If a Cyprus Amax Series A convertible preferred stockholder currently owns 10 shares of Cyprus Amax Series A convertible preferred stock, he or she will be entitled to receive 10 shares of Asarco Cyprus Series A convertible preferred stock.

Q: What will be the dividend on Asarco Cyprus common stock?

A: ASARCO currently pays dividends at a rate of $.20 per share each year, and Cyprus Amax currently pays dividends at a rate of $.20 per share each year. The Board of Directors of Asarco Cyprus will determine the dividend policy following the business combination. We expect that the initial annualized dividend rate will be $.20 per share of Asarco Cyprus common stock. Assuming this is the case, because each share of Cyprus Amax common stock will be converted into 0.765 of a share of Asarco Cyprus common stock in the Cyprus Amax merger, Cyprus Amax stockholders will experience a reduction in their aggregate dividends.

Q: What are the expected synergies and other expense reductions which should result from the business combination?

A: Based on the reviews being conducted by the managements of ASARCO and Cyprus
   Amax since the signing of the merger agreement, the two managements currently believe that the synergies and other expense reductions, including lower depreciation due to the application of purchase accounting, could approximate $200 million rather than the $150 million initially estimated.

Q: When do the companies expect to complete the business combination?

A: We are working to complete the business combination as quickly as possible.
   In addition to obtaining the approvals of our stockholders, we must satisfy the specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We expect to complete the business combination in the fourth quarter of 1999.

Q: What are the U.S. federal tax consequences of the mergers to stockholders?

A: In general, holders of ASARCO common stock and Cyprus Amax common stock will not be required to pay any U.S. federal income tax as a result of the business combination until they sell their shares, except for taxes on cash Cyprus Amax stockholders receive instead of fractions of shares.

Q: Do stockholders have appraisal rights?

A: Under applicable law, appraisal rights are not available to the holders of ASARCO and Cyprus Amax common stock in connection with the mergers. The holders of Cyprus Amax Series A convertible preferred stock will have the right to receive an appraisal of the value of their shares in connection with the Cyprus Amax merger.

Q: What vote is required to approve the ASARCO merger?

A: For the ASARCO merger to occur, a majority of the votes cast by holders of ASARCO common stock must approve and adopt the merger agreement at the ASARCO special meeting.

Q: What vote is required to approve the Cyprus Amax merger?

A: For the Cyprus Amax merger to occur, the holders of at least a majority of all outstanding stock of Cyprus Amax entitled to vote must approve and adopt the merger agreement at the Cyprus Amax special meeting.

Q: Who can vote on the mergers?

A: Only holders of record of ASARCO and Cyprus Amax common stock as of the close of business on August 25, 1999 will be entitled to notice of and to vote at the respective special meetings to approve and adopt the merger agreement.

Q: When and where are the special meetings?

A: The special meeting of ASARCO stockholders will be held on September 30, 1999, at 10:00 a.m., local time, at the New York Information Technology Center, 55 Broad Street, 4th Floor, New York, New York. The special meeting of Cyprus Amax stockholders will be held on September 30, 1999, at 10:00 a.m., local time, at the World Financial Center--North Tower, 250 Vesey Street, New York, New York.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the special meetings or simply attend the special meeting and vote in person.

Q: What do I need to do now?

A: Please vote your shares as soon as possible, so that your shares may be represented at the appropriate special meeting. You may vote by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meetings.

Q: Should I send in my stock certificates now?

A: No. Soon after the mergers are completed, we will send to ASARCO stockholders and Cyprus Amax stockholders written instructions for exchanging their stock certificates for new Asarco Cyprus certificates.

Q: Whom should I call if I have questions?

A: ASARCO stockholders who have questions about the ASARCO merger or the ASARCO merger proposal may call Morrow & Co. at (212) 754-8000.

 Cyprus Amax stockholders who have questions about the Cyprus Amax merger or the Cyprus Amax merger proposal may call Georgeson Shareholder
 Communications Inc. at (212) 440-9800.

                                    SUMMARY

  This section summarizes particular selected information about the business combination from this joint proxy statement and prospectus. To understand the business combination fully, we strongly encourage you to read carefully this entire joint proxy statement and prospectus and the documents which we have filed with the Securities and Exchange Commission. We have included a copy of the merger agreement in this joint proxy statement and prospectus as Appendix
A. For information on how to obtain the documents that we have filed with the Securities and Exchange Commission, see "Where You Can Find More Information" on page 98.

  Throughout this joint proxy statement and prospectus when we use the term "Asarco Cyprus" we are referring to the newly formed holding company Asarco Cyprus Incorporated, the company in which you will own shares following the business combination. When we use the term the "ASARCO merger" we are referring to the merger of ACO Acquisition Corp., a newly formed wholly owned subsidiary of Asarco Cyprus, into ASARCO. When we use the term the "Cyprus Amax merger" we are referring to the merger of CAM Acquisition Corp., a newly formed wholly owned subsidiary of Asarco Cyprus, into Cyprus Amax. When we use the term the "mergers" or the "business combination," we are referring to the ASARCO merger and the Cyprus Amax merger together. When we use the term "ASARCO exchange ratio," we are referring to the one share of Asarco Cyprus common stock to be received by the stockholders of ASARCO in the ASARCO merger and when we use the term "Cyprus Amax exchange ratio," we are referring to the 0.765 of a share of Asarco Cyprus common stock to be received by common stockholders of Cyprus Amax in the Cyprus Amax merger.

The Companies
(See Page 26)

ASARCO Incorporated

180 Maiden Lane
New York, New York 10038
(212) 510-2000

  ASARCO Incorporated, a New Jersey corporation organized in 1899, is one of the world's leading producers of copper. ASARCO also produces specialty chemi-cals and aggregates. ASARCO's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing in-dustries. American Limestone Company, a wholly owned subsidiary, produces con-struction aggregates, ready-mixed concrete and agricultural limestone. ASARCO also operates a custom lead smelting business, a zinc mining business and a specialty metals business. ASARCO owns Encycle, Inc., which operates a waste recycling facility and Hydrometrics, an environmental consulting and construc-tion firm. As of June 30, 1999, ASARCO and its subsidiaries employed approxi-mately 10,100 employees.

  For additional information about ASARCO and its business, see "The Business Combination--The Companies--ASARCO Incorporated" and "Where You Can Find More Information."

Cyprus Amax Minerals Company

9100 East Mineral Circle
Englewood, Colorado 80112
(303) 643-5000

  Cyprus Amax Minerals Company, a Delaware corporation, is a major mining com-pany engaged, directly or through its subsidiaries and affiliates, in the ex-ploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer, the world's largest producer of mo-lybdenum and has a significant position in gold via its 30% interest in Kinross Gold Corporation. Cyprus Amax sold certain eastern and midwestern coal opera-tions in June of 1998 and sold its lithium business in October of 1998. Cyprus Amax sold its remaining U.S. coal operations in June 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

  For additional information about Cyprus Amax and its business, see "The Business Combinations-- The Companies--Cyprus Amax Minerals Company" and "Where You Can Find More Information."

Asarco Cyprus Incorporated

180 Maiden Lane
New York, New York 10038
(212) 510-2000

  Asarco Cyprus is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, the execu-tion of the merger agreement and the preparation of this joint proxy statement and prospectus. As a result of the business combination, ASARCO and Cyprus Amax will become wholly owned subsidiaries of Asarco Cyprus. The business of Asarco Cyprus will be the businesses currently conducted by ASARCO and Cyprus Amax. We anticipate that approximately 109 million shares of Asarco Cyprus common stock will be issued to stockholders of ASARCO and Cyprus Amax in the mergers. We es-timate that the former stockholders of ASARCO will own approximately 39.8 mil-lion shares, or 36.5%, of Asarco Cyprus common stock and the former common stockholders of Cyprus Amax will own approximately 69.2 million shares, or 63.5%, of Asarco Cyprus common stock.

Vote Required to Approve the Mergers
(See Pages 22 and 24)

 ASARCO Stockholders

  ASARCO stockholders will vote on a proposal to approve and adopt the merger agreement and approve the ASARCO merger and the other transactions described in the merger agreement. We refer to this proposal as the "ASARCO merger propos-al." Approval of the ASARCO merger proposal requires the affirmative vote of at least a majority of all votes cast by holders of ASARCO common stock at the ASARCO special meeting. ASARCO directors and executive officers as a group own and are entitled to vote approximately 0.9% of the outstanding shares of ASARCO common stock.

 Cyprus Amax Stockholders

  Cyprus Amax stockholders will vote on a proposal to approve and adopt the merger agreement and approve the Cyprus Amax merger and the other transactions described in the merger agreement. We refer to this proposal as the "Cyprus Amax merger proposal." Approval of the Cyprus Amax merger proposal requires the affirmative vote of the holders of at least a majority of all shares of Cyprus Amax common stock that are outstanding and entitled to vote at the Cyprus Amax special meeting. Cyprus Amax directors and executive officers as a group own and are entitled to vote approximately 1.4% of the outstanding shares of Cyprus Amax common stock. If a Cyprus Amax stockholder does not vote at the Cyprus Amax special meeting, either in person or by proxy, it will have the same ef-fect as a vote against the Cyprus Amax merger.

The Business Combination
(See Page 67)

  The merger agreement provides for the combination of ASARCO and Cyprus Amax in a merger of equals. If the business combination is approved by our stock-holders, we will combine our businesses through two separate mergers with wholly owned subsidiaries of a new holding company we created named Asarco Cy-prus Incorporated. After the business combination, ASARCO and Cyprus Amax will be wholly owned subsidiaries of Asarco Cyprus.

  As a result of the ASARCO merger, each share of ASARCO common stock will be converted into one share of Asarco Cyprus common stock. As a result of the Cy-prus Amax merger, each share of Cyprus Amax common stock will be converted into
0.765 shares of Asarco Cyprus common stock.

  Each share of Cyprus Amax Series A convertible preferred stock, other than shares held by those seeking appraisal rights, will be converted into one share of Asarco Cyprus Series A convertible preferred stock in the Cyprus Amax merg-er. The terms of the Asarco Cyprus Series A convertible preferred stock issued in the Cyprus Amax merger will be nearly identical to the terms of the Cyprus Amax Series A convertible preferred stock. Shares of Cyprus Amax Series A con-vertible preferred stock are currently convertible into Cyprus Amax common stock at the option of the holder at a conversion price of $24.30 per share. The Asarco Cyprus Series A convertible preferred stock would be convertible into Asarco Cyprus common stock at the option of the holder at a conversion price of $31.7647 per share, subject to adjustments.

  We encourage you to read the merger agreement carefully because it is the le-gal document that governs the mergers.

Our Reasons for the Business Combination
(See Pages 30 and 33)

  We believe that the combination of ASARCO and Cyprus Amax will combine our resources and enable us to be a stronger competitor in the mining industry. The business combination will create significant opportunities to enhance stock-holder value. We believe the mergers will, among other things:

  . create the world's largest publicly traded copper company;

  . generate significant cost savings and synergies during the period after the mergers are completed;

  . bring together a complementary blend of assets and capabilities and enhance our growth opportunities;

  . provide Asarco Cyprus with opportunities to enhance operating efficiencies, expand or develop low cost copper properties, and otherwise rationalize operations to achieve optimum operating levels; and

  . provide substantially greater financial capacity than either company would have had separately.

Our Recommendations to Stockholders
(See Pages 30 and 33)

 To ASARCO Stockholders:

  The ASARCO Board of Directors believes that the ASARCO merger proposal is in your best interest and recommends that you vote FOR the ASARCO merger proposal.

 To Cyprus Amax Stockholders:

  The Cyprus Amax Board of Directors believes that the Cyprus Amax merger pro-posal is in your best interest and recommends that you vote FOR the Cyprus Amax merger proposal.

Opinions of Financial Advisors
(See Pages 35 and 42)

  In connection with the mergers, each of our boards of directors received an opinion from our respective financial advisors. The opinions of the financial advisors are directed to the boards of directors and are not recommendations to stockholders with respect to any matter relating to the business combination.

  ASARCO received a written opinion dated July 15, 1999 from its financial ad-visor, Credit Suisse First Boston Corporation, to the effect that, as of that date and based on and subject to the matters described in the opinion, the ex-change ratio (defined in the opinion as, collectively, the ASARCO exchange ra-tio and the Cyprus Amax exchange ratio) was fair from a financial point of view to holders of ASARCO common stock. We have included this opinion in this joint proxy statement and prospectus as Appendix B. ASARCO urges its stockholders to read the opinion of Credit Suisse First Boston in its entirety.

  Cyprus Amax received a written opinion dated July 15, 1999, from its finan-cial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of such opinion, the exchange ratio (defined in the opin-ion as the ratio of the Cyprus Amax exchange ratio to the ASARCO exchange ra-
tio) was fair from a financial point of view to the stockholders of Cyprus Amax. We have included this opinion in this joint proxy statement and prospec-tus as Appendix C. Cyprus Amax urges its stockholders to read the opinion of Merrill Lynch in its entirety.

Board of Directors and Management Following the Mergers
(See Page 79)

  We have agreed that the board of directors of Asarco Cyprus will have 16 mem-bers and will be divided into three classes with each class serving a staggered three-year term. Two classes of directors will consist of five directors each and one class of directors will consist of six directors. Eight members of the board of directors of Asarco Cyprus will be designated by ASARCO and eight members will be designated by Cyprus Amax.

  From the time the mergers become effective, Milton H. Ward, the Chairman, President and Chief Executive Officer of Cyprus Amax, will be Chairman of the Board and Co-Chief Executive Officer of Asarco Cyprus, and Francis R. McAllister, the Chairman and Chief Executive Officer of ASARCO, will serve as President and Co-Chief Executive Officer of Asarco Cyprus. At the first annual meeting of Asarco Cyprus, expected to be held in April of 2000, Mr. McAllister will become the sole Chief Executive Officer of Asarco Cyprus and will continue to serve as President of Asarco Cyprus and Mr. Ward will continue to serve as Chairman of the Board of Asarco Cyprus. Mr. Ward will continue, through the end of 2000, to participate actively in managing the consolidation of the opera-tions of ASARCO and Cyprus Amax, realizing the synergies expected to be derived from the mergers and exploring growth opportunities for Asarco Cyprus. Mr. McAllister will become Chairman, President and Chief Executive Officer of Asarco Cyprus following Mr. Ward's retirement on December 31, 2000. Mr. Ward will continue to serve as a non-employee director following his retirement.

  In addition, Jeffrey G. Clevenger, Executive Vice President of Cyprus Amax, will be Executive Vice President and Chief Operating Officer of Asarco Cyprus, and Kevin R. Morano, President and Chief Operating Officer of ASARCO, will be Executive Vice President and Chief Financial Officer of Asarco Cyprus, follow-ing the mergers. Both Messrs. Clevenger and Morano will be directors of Asarco Cyprus.

  The remaining key executive officers of Asarco Cyprus will be jointly desig-nated by Messrs. McAllister and Ward with the advice and consent of the Asarco Cyprus Board of Directors.

Additional Interests of Our Executive Officers and Boards of Directors as a Result of the Mergers
(See Page 62)

  In addition to their interests as stockholders, the directors and executive officers of ASARCO and Cyprus Amax have interests in the business combination that are different from, or in addition to, your interests. These interests ex-ist because of rights they have pursuant to the terms of benefit and compensa-tion plans maintained by ASARCO and Cyprus Amax, pursuant to the terms of em-ployment or severance agreements or as a result of their continued employment or service on the board of directors following the business combination.

  Some of the compensation and benefits plans or agreements provide for the ac-celerated vesting of or lapse of restrictions on stock-based rights and the distribution of certain specified benefits, in connection with the mergers. The severance agreements provide the executive officers with severance benefits if their employment is terminated under specified circumstances following the mergers.

  In addition, Asarco Cyprus will indemnify the officers and directors of ASARCO and Cyprus Amax for events occurring before the mergers.

  The members of the ASARCO and Cyprus Amax boards of directors knew about these additional interests, and considered them when they approved the business combination.

Conditions to the Mergers
(See Page 74)

  Completion of the mergers requires:

  . approval of the ASARCO merger proposal and the Cyprus Amax merger pro-posal by our respective stockholders;

  . absence of any law or injunction preventing the mergers;

  . expiration of any applicable waiting period under the Hart-Scott-Rodino
    Antitrust Improvements Act of 1976;

  . approval of government regulators having jurisdiction over the business combination;

  . approval of third parties required to complete the business combination;

  . receipt of legal opinions from counsel to ASARCO and Cyprus Amax stating that the ASARCO merger and the Cyprus Amax merger, respectively, will qualify as a tax-free reorganization; and

  . absence of breaches of representations and warranties contained in the merger agreement which have or are reasonably expected to have a material adverse effect on ASARCO or Cyprus Amax.

  Other than the conditions pertaining to stockholder approval, the Hart-Scott-Rodino waiting period, approvals of certain government regulators and the legality of the business combination, either of us could elect to waive conditions to our own performance and complete the business combination. However, we will not waive the condition relating to the receipt of the tax opinions from counsel after the ASARCO stockholders or the Cyprus Amax stockholders approve their respective merger proposals unless further stockholder approval is obtained with appropriate disclosure.

Restrictions on Alternative Transactions
(See Page 71)

  The merger agreement generally limits the ability of each of our boards of directors to solicit or participate in discussions with any third party about transactions alternative to the business combination. In addition, the merger agreement requires each company to seek the stockholder approvals required to complete the business combination even if its board of directors were to change its recommendation of the business combination.

Termination of the Merger Agreement
(See Page 75)

  We may agree to terminate the merger agreement at any time. In addition, ei-ther company may terminate the merger agreement if specified events do or do not occur. These include:

  . if the mergers are not completed by June 30, 2000;

  . if a court order or other government action prohibits the business combi-nation;

  . if the other party materially breaches any of its representations, war-ranties or obligations under the merger agreement and fails to cure that breach within a specified period;

  . if the board of directors of either company solicits or encourages an al-ternative transaction involving a third party in breach of the merger agreement; or

  . if the required stockholder approvals are not obtained.

Termination Fees
(See Page 75)

  The merger agreement generally requires ASARCO or Cyprus Amax to pay to the other a termination fee of $45 million if the merger agreement terminates and specified events occur. For example, this fee is payable by a party if:

  . its board of directors solicits or encourages an alternative transaction proposal involving a third party in breach of the merger agreement; or

  . (1) it receives an offer to enter into an alternative transaction, (2) the merger agreement is terminated because its stockholders fail to ap-prove the business combination and (3) the other party's stockholders do not disapprove of the business combination;

and within 18 months of termination of the merger agreement that party enters into an agreement with respect to or completes an alternative transaction.

Regulatory Matters
(See Page 51)

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we cannot complete the mergers until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended.

  As with any U.S. merger, the Department ofJustice has the authority to chal-lenge the mergers on antitrust grounds before or after the mergers are complet-ed.

United States Federal Income Tax Consequences of the Business Combination (See Page 48)

  We have structured the business combination so that, in general, none of ASARCO, Cyprus Amax or either company's stockholders will recognize gain or loss for U.S. federal income tax purposes in the mergers (except for gain or loss recognized because of cash received by Cyprus Amax stockholders instead of fractional shares). We will not be obligated to complete the business combina-tion unless we receive legal opinions to this effect. The condition related to those opinions is not waivable after receipt of stockholder approval unless further stockholder approval is obtained with appropriate disclosure.

Accounting Treatment
(See Page 48)

  The mergers will be accounted for using the purchase method of accounting as such term is used under U.S. generally accepted accounting principles, with Cy-prus Amax deemed the acquiring company for accounting purposes principally be-cause the common stockholders of Cyprus Amax will receive 63.5% of the shares of Asarco Cyprus. The purchase method accounts for a merger as an acquisition of one company by another. See "Pro Forma Condensed Combined Financial Informa-tion" and "The Merger--Accounting Treatment."

Appraisal Rights
(See Pages 51 and 77)

  Under the law of New Jersey, where ASARCO is incorporated, holders of ASARCO common stock do not have the right to receive an appraisal of the value of their shares in connection with the ASARCO merger.

  Under the law of Delaware, where Cyprus Amax is incorporated, holders of Cy-prus Amax common stock do not have the right to receive an appraisal of the value of their shares in connection with the Cyprus Amax merger. Holders of Cy-prus Amax Series A convertible preferred stock who comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the Cyprus Amax merger.

Comparative Per Share Market Price Information
(See Page 53)

  Cyprus Amax common stock is listed on the New York Stock Exchange under the symbol "CYM." ASARCO common stock is listed on the New York Stock Exchange un-der the symbol "AR."

  Set forth below are the closing stock prices of Cyprus Amax common stock and ASARCO common stock on the New York Stock Exchange Composite Transactions Tape on July 14, 1999, the last full trading day before the public announcement of the mergers, and on August 19, 1999.

                                                       Cyprus Amax     ASARCO
                                                       Common Stock Common Stock
                                                       ------------ ------------
July 14, 1999.........................................    $13.94       $19.00
August 19, 1999.......................................    $14.50       $18.44

Listing of Asarco Cyprus Common Stock
(See Page 97)

  We intend to apply to have the Asarco Cyprus common stock listed on the New York Stock Exchange. Prior to the completion of the business combination, there will be no public market for the Asarco Cyprus common stock.

   Summary of Selected Historical and Unaudited Pro Forma Combined Financial
                                  Information

  We are providing the following selected historical financial information to help you in analyzing the financial aspects of the business combination. This information is only a summary and you should read it in conjunction with ASARCO's and Cyprus Amax's historical financial statements (and related notes) contained in the reports that have been filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

             Cyprus Amax--Selected Historical Financial Information

                          At or For the
                           Six Months
                              Ended
                            June 30,       At or For the Year Ended December 31,
                          --------------  -------------------------------------------
                           1999    1998    1998     1997     1996     1995     1994
                          ------  ------  -------  -------  -------  -------  -------
                                          (in millions, except per share data)
Income Statement Data(a)
Revenue.................  $  561  $  870  $ 1,661  $ 1,978  $ 1,584  $ 1,908  $ 1,540
Operating Income
 (loss).................     (13)     18       52      249       63      485      202
Income (loss) from
 Continuing
 Operations(b)..........     (77)    (53)    (134)      89       15      367      104
Net Income (loss)(c)....     (74)    (32)     (75)      69       77      124      175
Earnings (loss) per
 Common Share
 Income (loss) from
  Continuing
  Operations(b).........  $(0.95) $(0.67) $ (1.65) $  0.76  $ (0.04) $  3.75  $  0.92
 Net Income (loss)(c)...   (0.92)  (0.44)   (1.02)    0.54     0.62     1.13     1.69
Cash Dividends per
 Common Share...........  $ 0.25  $ 0.40  $  0.80  $  0.80  $  0.80  $  0.80  $  0.90
Balance Sheet Data
 Cash and Cash
  Equivalents...........  $1,275  $  180  $   353  $   250  $   193  $   191  $   139
 Working Capital........     970     232      250      297      304      292      423
 Total Assets...........   4,746   5,441    5,341    6,459    6,786    6,196    5,407
 Long-Term Debt and
  Capital Lease
  Obligations...........   1,525   1,791    1,718    2,202    2,554    1,877    1,391
 Stockholders' Equity...   2,059   2,264    2,157    2,330    2,360    2,365    2,329
Other Financial Data
 Book Value Per Common
  Share.................  $20.17  $22.21  $ 21.32  $ 22.99  $ 23.43  $ 23.62  $ 23.39
 Long-Term Debt/Total
  Capitalization(d).....    42.3%   43.8%    43.9%    46.9%    50.4%    42.6%    37.4%
 Net Long-Term
  Debt/Total
  Capitalization(d)(e)..    10.7%   41.2%    38.4%    44.0%    48.4%    40.0%    34.9%
 Cash Provided by
  Operating Activities..  $   47  $  129  $   237  $   481  $   440  $   675  $   110

--------
(a) The Cyprus Amax historical consolidated income statement data has been restated to reflect the Domestic Coal Division as a Discontinued Operation due to its sale effective June 30, 1999.

(b) Income (loss) from Continuing Operations reflects net after-tax copper charges of $94 for environmental remediation liabilities and write-downs, net after-tax gains of $123 from the sale of the lithium business, an Oakbridge coal mine in Australia, and real estate, a net after-tax charge of $22 for legal settlements, a net after-tax charge of $37 for Cyprus Amax's share of the Kinross asset impairment and the sale by Kinross of the pre-merger Amax Gold hedging portfolio, and an after-tax charge of $4 for various special items in 1998; an after-tax charge of $13 for the write-down of Oakbridge's Clarence mine in Australia, favorable tax adjustments of $38, an after-tax gain of $19 on the sale of Kubaka to Amax Gold, and an after-tax charge of $5 for the costs of redeeming the 9 7/8% Notes in 1997; an after-tax charge of $74 for environmental remediation liabilities, costs to temporarily close a copper mine, the write-down of the net assets of the Guanaco gold mine, and an unrelated favorable tax adjustment for Amax Gold in 1996; an after-tax charge of $4 to write-down assets of an Oakbridge mine in Australia in 1995; and an after-tax gain of $21 for various special items in 1994.

(c) Discontinued Operations for the six months ended June 30, 1999 included earnings from the domestic coal business of $16 after-tax and a $13 after-tax loss on the sale of the coal assets. In addition, for the six months ended June 30, 1998 and for the years 1994 through 1998, the results have been restated to reflect the Domestic Coal Division as a discontinued operation. Discontinued Operations included for the six months ended 1998 after-tax earnings of $21; after-tax earnings of $59 that reflects a loss on the sale of certain eastern and midwestern coal properties of $12 and favorable legal settlements of $5 for 1998; after-tax loss of $20 that reflects charges of $66 for write-downs for 1997; after-tax earnings of $62 for 1996; after-tax loss of $243 that reflects a charge of $334 for the write-down of certain coal assets and provisions for associated liabilities for 1995; and after-tax earnings of $62 that reflects a write-down of $8 for the Orchard Valley mine for 1994. Also in 1994 Discontinued Operations included income from the Oil and Gas business for the first quarter of 1994 of $7 after-tax and a $2 after-tax gain on the sale of Cyprus Amax-owned oil and gas assets.

(d) Total Capitalization includes Debt, Minority Interest and Stockholders' Equity.

(e) Net Long-Term Debt includes Long-term debt less Cash and Cash Equivalents.

               ASARCO--Selected Historical Financial Information

                           At or for the
                            Six Months
                               Ended
                             June 30,       At or for the Year Ended December 31,
                           --------------  --------------------------------------------------------
                            1999    1998    1998        1997        1996       1995(f)       1994
                           ------  ------  -------     -------     -------     ---------    -------
                                    (in millions, except per share data)
Income Statement Data
Sales....................  $  966  $1,186  $ 2,233     $ 2,721     $ 2,717     $ 3,198      $ 2,032
Operating income (loss)..     (49)    (33)    (118)(a)     275 (b)     303 (d)     487 (g)       18 (h)
Earnings (loss) before
 minority interests......     (52)    (31)    (104)        234         226         299           65
Minority interests.......      (4)    (15)     (27)        (91)        (88)       (130)          (1)
Net earnings (loss)......     (56)    (46)    (131)        143 (c)     138 (e)     169           64 (i)
Earnings (loss) per
 Common Share
 Net earnings (loss)--
  Basic..................  $(1.42) $(1.17) $ (3.29)    $  3.42     $  3.24     $  4.00      $  1.53
 Net earnings (loss)--
  Diluted................   (1.42)  (1.17)   (3.29)       3.42        3.23        3.98         1.52
Cash Dividend per Common
 Share...................  $ 0.10  $ 0.40  $  0.70     $  0.80     $  0.80     $  0.70      $  0.40
Balance Sheet Data
Cash and marketable
 securities..............  $  156  $  285  $   216     $   416     $   193     $   281      $    18
Working capital..........     335     502      502         726         511         565          282
Total assets.............   3,977   4,020    4,024       4,110       4,120       4,327        3,291
Inventories--replacement
 cost in excess of LIFO
 inventory costs.........      80      78       74          86         115         137          143
Stockholders' Equity.....   1,459   1,623    1,525       1,694       1,737       1,707        1,517
Other Financial Data
Book value per common
 share...................  $36.68  $40.92  $ 38.45     $ 42.71     $ 40.56     $ 40.11      $ 36.04
Debt as a % of
 capitalization (j)......    34.8%   30.0%    33.7%       28.3%       26.7%       34.1%        38.1%
Debt as a % of
 capitalization, net of
 excess cash (j).........    32.4%   24.3%    30.0%       20.2%       24.1%       32.1%        38.1%
Cash provided from (used
 for) operating
 activities..............  $   74  $   65  $    62     $   321     $   267     $   489      $   (10)

--------
(a) Includes charges of $20.0 to reflect the effect of the sale of ASARCO's Missouri Lead Division and $10.0 related to Southern Peru Copper Corporation's $30.0 cost reduction program. Includes charges of $9.5 for the three year suspension of operations at ASARCO's copper smelter in El Paso, Texas, $9.8 to write down the book value and provide for the closure costs of ASARCO's Black Cloud lead-zinc mine in Leadville, Colorado, $10.9 for the transfer of Southern Peru Copper Corporation's ownership of the Ilo townsite to its worker occupants and the city of Ilo, Peru and $7.7 to increase reserves for certain employee benefit plans and for severance and other costs related to ASARCO's cost reduction program. Includes a charge of $33.2 ($54 in charges offset by $20.8 in anticipated insurance and other recoveries) to increase reserves for closed plants and environmental matters.
(b) Environmental charges of $22.1 in 1997, include charges of $30.0 offset entirely by anticipated insurance recoveries.
(c) Includes a $47.6 after-tax gain ($73.3 pre-tax) from the sale of shares of Grupo Mexico, S.A. de C.V.
(d) Includes a $15.0 charge ($67.7 in charges offset by $52.7 in insurance settlements and other recoveries) for closed plant and environmental matters.
(e) Includes a $39.0 after-tax gain ($60.1 pre-tax) from the sale of ASARCO's remaining interest in MIM and a $7.2 after-tax gain ($11.1 pre-tax) from the sale of a 25% interest in ASARCO's Silver Bell project.
(f) On April 5, 1995, ASARCO acquired an additional 10.7% interest in Southern Peru Copper Corporation for $116.4 increasing its ownership from 52.3% to 63%. The additional shares acquired enabled ASARCO to elect a majority of the directors of Southern Peru Copper Corporation. As a result, ASARCO has consolidated Southern Peru Copper Corporation in its financial statements based on its 52.3% ownership, effective January 1, 1995, and 63% ownership, effective April 5, 1995. ASARCO previously accounted for its investment in Southern Peru Copper Corporation by the equity method. As of June 30, 1999, ASARCO's ownership interest in Southern Peru Copper Corporation was 54.3%.
(g) Includes a $139.4 charge to add to ASARCO's reserve for closed plant and environmental matters, to provide for asset impairments and plant closures and to write down certain in-process inventory to net realizable value.
(h) Includes a $65.5 pre-tax charge to add to ASARCO's reserve for closed plant and environmental matters.
(i) Includes a $31.9 after-tax gain ($58.5 pre-tax) from the sale of ASARCO's remaining interest in ASARCO Australia Limited.
(j) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

          Unaudited Selected Pro Forma Combined Financial Information

  We have presented below unaudited selected pro forma combined financial data that reflect the business combination using the purchase method of accounting. For a more detailed description of the purchase method of accounting, see "The Business Combination--Accounting Treatment." The pro forma adjustments are preliminary and based on estimates of ASARCO and Cyprus Amax of the fair value of the assets acquired and liabilities assumed. Consequently, the amounts reflected in the unaudited selected pro forma combined financial information are subject to change, and the final amounts may differ substantially. In addition, the managements of ASARCO and Cyprus Amax are in the process of assessing and formulating their integration plans to capture synergies which are expected to result in employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The final result of these plans could result in material revisions to the estimated liabilities reflected in the accompanying unaudited selected pro forma combined financial information. While the exact amount of the restructuring charge is not known, the managements of ASARCO and Cyprus Amax believe that the costs could range between $30 million and $50 million. These synergies, cost savings and restructuring charges are not included in the unaudited selected pro forma combined financial information.

  The unaudited selected pro forma combined income statement data for the six-month period ended June 30, 1999 and for the year ended December 31, 1998 give effect to the business combination as if it were completed on January 1, 1998. The unaudited selected pro forma combined balance sheet data as of June 30, 1999 gives effect to the business combination as if it were completed on that date. The Cyprus Amax historical consolidated income statement data for the year ended December 31, 1998 and the six months ended June 30, 1999, have been restated to reflect the Domestic Coal Division as a Discontinued Operation due to its sale effective June 30, 1999.

  You should not rely on the unaudited selected pro forma combined financial information as being indicative of the historical results that Asarco Cyprus would have had or the future results that Asarco Cyprus will experience after the business combination. See "Unaudited Pro Forma Combined Financial Statements" on page 54.

                                         Six Months Ended June 30, 1999
                                  ---------------------------------------------
                                      Historical                  Asarco Cyprus
                                  ------------------   Pro Forma    Pro Forma
                                  Cyprus Amax ASARCO  Adjustments   Combined
                                  ----------- ------  ----------- -------------
                                      (in millions, except per share data)
Income Statement Data
 Revenue.........................   $  561    $  966     $--         $1,527
 Income (loss) from continuing
  operations.....................   $  (77)   $  (56)    $ 19(a)     $ (114)
 Basic earnings (loss) per common
  share from continuing
  operations.....................   $(0.95)   $(1.42)    $--         $(1.13)
 Diluted earnings (loss) per
  common share from continuing
  operations.....................   $(0.95)   $(1.42)    $--         $(1.13)
 Cash dividends per common
  share..........................   $ 0.25    $ 0.10     $--         $ 0.24 (b)
                                          Year Ended December 31, 1998
                                  ---------------------------------------------
                                      Historical                  Asarco Cyprus
                                  ------------------   Pro Forma    Pro Forma
                                  Cyprus Amax ASARCO  Adjustments   Combined
                                  ----------- ------  ----------- -------------
                                      (in millions, except per share data)
Income Statement Data
 Revenue.........................   $1,661    $2,233     $--         $3,894
 Income (loss) from continuing
  operations.....................   $ (134)   $ (131)    $ 34(a)     $ (231)
 Basic earnings (loss) per common
  share from continuing
  operations.....................   $(1.65)   $(3.29)    $--         $(2.26)
 Diluted earnings (loss) per
  common share from continuing
  operations.....................   $(1.65)   $(3.29)    $--         $(2.26)
 Cash dividends per common
  share..........................   $ 0.80    $ 0.70     $--         $ 0.92 (b)

--------
(a) Reflects the amortization of Other assets and the decrease in Depreciation expense due to the purchase accounting adjustments to the historical carrying values, additional Interest expense resulting from the fair value adjustment of ASARCO's Long-term debt and the increase in Income taxes to provide taxes on Historical ASARCO resulting from assumption of applicability of AMT and on pro forma adjustments at the anticipated effective tax rate.
(b) Pro forma cash dividends per share have been computed by dividing the aggregate historical dividends of Cyprus Amax and ASARCO by the total number of outstanding shares expected to be issued by Asarco Cyprus. These amounts are not indicative of the future dividend policy of Asarco Cyprus.

                                             As of June 30, 1999
                                 -----------------------------------------------
                                     Historical                    Asarco Cyprus
                                 ------------------   Pro Forma      Pro Forma
                                 Cyprus Amax ASARCO  Adjustments     Combined
                                 ----------- ------  -----------   -------------
                                     (in millions, except per share data)
Balance Sheet Data
 Total assets...................   $4,746    $3,977    $ (554)(a)     $8,169
 Total cash and marketable
  securities....................   $1,275    $  157    $   (9)(a)     $1,423
 Long-term debt and capital
  lease obligations.............   $1,525    $1,017    $  (53)(b)     $2,489
 Stockholders' equity...........   $2,059    $1,458    $ (710)(c)     $2,807
 Book value per common share....   $20.17    $36.68    $(6.52)        $23.61
 Long-term debt/Total
  capitalization(d).............     42.3%     33.8%      --            42.5%
 Net long-term debt/Total
  capitalization(e).............     10.7%     30.9%      --            24.6%

--------
(a) Reflects acquisition adjustments using the purchase method of accounting to record assets acquired and liabilities assumed at estimated fair value and allocation of the excess of remaining book value over the purchase price to Properties and Other assets assuming an exchange ratio of one share of Asarco Cyprus common stock for each share of ASARCO common stock.

(b) Reflects adjustment of Long-term debt to fair value.

(c) Reflects the issuance of 39.8 million shares of Asarco Cyprus common stock. Each share of ASARCO common stock will be converted into one share of Asarco Cyprus common stock and each share of Cyprus Amax common stock will be converted into 0.765 shares of Asarco Cyprus common stock. Also reflects the elimination of ASARCO equity accounts.

(d) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

(e) Net long-term debt includes Long-term debt less Cash and Cash Equivalents.

For further discussion of the pro forma adjustments and more detailed pro forma combined financial statements, see "Unaudited Pro Forma Combined Financial Statements."

                       Comparative Per Share Information

  We have summarized below the per share information for our respective companies on a historical, and equivalent combined pro forma basis. You should read the comparative per share information below in conjunction with the selected historical financial data on pages 9 and 10 and the unaudited pro forma combined financial statements appearing on pages 54 through 61 of this joint proxy statement and prospectus.

                                                At or For the Six At or For the
                                                  Months Ended     Year Ended
                                                    June 30,      December 31,
                                                      1999            1998
                                                ----------------- -------------
                                                   (Unaudited)
Asarco Cyprus Common Stock(a)
Pro forma income (loss) from continuing opera-
 tions per common share:
    --Basic and Diluted.......................       $(1.13)         $(2.26)
Pro forma cash dividends declared per common
 share(d).....................................       $ 0.24          $ 0.92
Pro forma book value per common share.........       $23.61             N/A
Cyprus Amax Common Stock(a)(b)
Income (loss) from continuing operations per
 common share:
  Historical
    --Basic and Diluted.......................       $(0.95)         $(1.65)
  Equivalent combined pro forma
    --Basic and Diluted.......................       $(0.86)         $(1.73)
Cash dividends declared per common share:
  Historical..................................       $ 0.25          $ 0.80
  Equivalent combined pro forma(d)............       $ 0.19          $ 0.70
Book value per common share:
  Historical..................................       $20.17          $21.32
  Equivalent combined pro forma...............       $18.06             N/A
ASARCO Common Stock(a)(c)
Income (loss) from continuing operations per
 common share:
  Historical
    --Basic and Diluted.......................       $(1.42)         $(3.29)
  Equivalent combined pro forma
    --Basic and Diluted.......................       $(1.13)         $(2.26)
Cash dividends declared per common share:
  Historical..................................       $ 0.10          $ 0.70
  Equivalent combined pro forma(d)............       $ 0.24          $ 0.92
Book value per common share:
  Historical..................................       $36.68          $38.45
  Equivalent combined pro forma...............       $23.61             N/A

--------
(a) Per share information does not include the effect of synergies, cost savings and restructuring charges anticipated from the business combination.
(b) Equivalent combined pro forma per share information for Cyprus Amax is obtained by calculating the corresponding combined pro forma per share amount for Asarco Cyprus, and multiplying that amount by 0.765.
(c) For purposes of calculating equivalent combined pro forma per share data, each share of ASARCO common stock is exchanged for one share of Asarco Cyprus common stock and each share of Cyprus Amax common stock is exchanged for 0.765 shares of Asarco Cyprus common stock.
(d) Pro forma cash dividends per share have been computed by dividing the aggregate historical dividends of Cyprus Amax and ASARCO by the total number of outstanding shares expected to be issued by Asarco Cyprus. These amounts are not indicative of the future dividend policy of Asarco Cyprus.

                  Ratios of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                                     Six Months Ended
                                         June 30,       Year Ended December 31,
                                     ----------------   ------------------------
                                       1999     1998    1998 1997 1996 1995 1994
                                     -------- --------  ---- ---- ---- ---- ----
                                           (dollar amounts in thousands)
Cyprus Amax Historical
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividend Requirements..............    (b)      (b)     (b) 1.3   (b) 3.4  1.9
ASARCO Historical
Ratio of Earnings to Fixed
 Charges(a).........................    (c)      (c)     (c) 4.5  4.9  5.2  1.6
Asarco Cyprus Pro Forma
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividend Requirements..............    (d)        --    (d) --   --   --   --

--------
(a) ASARCO has not issued any shares of preferred stock.
(b) Earnings for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998 and 1996 were insufficient to cover fixed charges and preferred stock dividend requirements by $83,100, $70,100, $105,200 and $108,300, respectively.
(c) Earnings for the six months ended June 30, 1999 and 1998 and the year ended December 31, 1998 were insufficient to cover fixed charges by $82,200, $50,500 and $166,600, respectively.
(d) Pro forma earnings for the six months ended June 30, 1999 and the year ended December 31, 1998 were insufficient to cover fixed charges and preferred stock dividend requirements by $131,400 and $209,200, respectively.

  For purposes of the ratio of earnings to fixed charges, "earnings" includes income from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest on all indebtedness and that portion of rental expense that management believes to be representative of interest. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings which would be required to cover such dividend requirements. The amount of such pre-tax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year.

                                  RISK FACTORS

  In addition to the other information included in this joint proxy statement and prospectus (including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements" at page 21), you should consider the following in determining whether to vote in favor of the mergers.

  The operations of Asarco Cyprus will be subject to a number of risks and hazards, some inherent to the mining industry, and to which ASARCO and Cyprus Amax are already subject, which may materially and adversely affect the company's financial condition or results of operations. The following list outlines some, but not all, of these risks and hazards.

Metals Prices Are Highly Volatile

  Most of ASARCO's and Cyprus Amax's revenues are derived from the sale of copper and other nonferrous minerals. Thus, following the business combination, the business, financial condition, results of operations, and cash flows of Asarco Cyprus will be very sensitive to changes in the prices of these commodities. Metals prices fluctuate widely and are affected by numerous factors beyond Asarco Cyprus' control or ability to predict. These factors include domestic and international economic and political conditions, inventory levels and capacity, global and regional demand and production, the availability and costs of substitute materials, financial market speculation, and inflationary expectations.

  The following table illustrates the volatility of copper prices. This table sets forth the average daily closing prices for copper on the COMEX Division of the New York Mercantile Exchange (COMEX) for the periods indicated.

                                                     Year Ended December 31,
                                                  -----------------------------
                                     Six Months
                                        Ended
                                    June 30, 1999 1998 1997 1996 1995 1994 1993
                                    ------------- ---- ---- ---- ---- ---- ----
Copper Price ($ per pound).........      .65      .75  1.04 1.06 1.35 1.07 .85

  As of August 19, 1999, the price of copper on the COMEX was $0.75 per pound.

  While ASARCO and Cyprus Amax historically have used limited financial risk management techniques to reduce a portion of their exposure to the volatility of commodity market prices, there can be no assurance that Asarco Cyprus will continue to be able to do so effectively in the future. In addition, depending upon the specific techniques employed, market conditions and other factors, these activities could reduce the earnings or cash flow that Asarco Cyprus otherwise would realize or could result in losses.

Mine Operations and Development Will Be Subject To Risks Beyond Our Control

  The business operations of our companies are (and the business operations of Asarco Cyprus will be) subject to risks and hazards inherent in the mining industry. These risks and hazards include the following:

  .  unanticipated changes in ore grade or other geological problems,

  .  unfavorable water conditions,

  .  unfavorable surface or underground conditions,

  .  metallurgical and other processing problems,

  .  mechanical equipment performance problems,

  .  the unavailability of materials and equipment,

  .  accidents, labor force and force majeure factors,

  .  unanticipated transportation costs and delays,

  .  unfavorable weather conditions,

  .  prices and production levels of by-products,

  .  environmental regulations and requirements,

  . changes in laws and regulations, including laws and regulations related to taxes, applicable to mining activities or the markets for our products, and

  .  actions or inactions of, or changes to, foreign governments.

  In addition to the foregoing items, in the case of development projects, in general we have no operating history upon which to base estimates of future operating costs and capital requirements. The economic feasibility of any individual project is based upon, among other things:

  . the interpretation of geological data obtained from drill holes and other sampling techniques,

  . feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grade of ore to be mined and processed,

  .  the configuration of the ore body,

  .  expected recovery rates of metals from the ore,

  .  comparable facility and equipment costs,

  .  environmental and regulatory requirements,

  .  anticipated climatic conditions, and

  .  estimates of labor productivity.

  Such development projects also are subject to the successful completion of final feasibility studies, issuance of necessary permits, and receipt of adequate financing. Accordingly, uncertainties related to development projects are more significant than those pertaining to existing operations.

  As a result of the foregoing risks, among other things, expenditures, production quantities and rates, and cash operating costs may be affected materially and adversely and may differ materially from anticipated expenditures, production quantities and rates, and costs. Additionally, the estimated date of initial production may be delayed materially in development projects. Any of these events can affect materially and adversely Asarco Cyprus' business, financial condition, results of operations, and cash flows.

Asarco Cyprus Will Compete Intensely With Mining Companies As Well As Manufacturers of Substitute Materials

  All of ASARCO and Cyprus Amax products are sold in highly competitive markets. Marketing of our companies' products is influenced by price, materials substitution, product quality, transportation costs, general economic conditions, imports, and competition in related markets. The two companies currently compete with numerous other copper and molybdenum producers. Following the business combination, Asarco Cyprus will face these same competitive pressures.

  Copper and molybdenum markets generally are characterized by cyclical and volatile prices, little product differentiation, and strong competition. Prices are influenced by production costs of domestic and foreign competitors, worldwide economic conditions, world supply/demand balances, inventory levels, the United States dollar exchange rate, and other factors. Copper and molybdenum prices also are affected by the demand for end-use products in, for example, the construction, transportation, and durable goods markets.

  While the long-term demand for copper has been growing, it can be affected adversely by substitution of materials such as aluminum, plastics, and optical fibers. Copper is an internationally traded commodity, and its price is determined on two major metals exchanges: the COMEX and the London Metal Exchange (LME). These prices broadly reflect the worldwide balance of copper supply and demand, but also are influenced by speculative activities. COMEX copper prices averaged $.65 per pound in the first six months of 1999, compared with full-year averages of $.75 per pound in 1998, and $1.04 per pound in 1997. World refined copper consumption rose for the thirteenth consecutive year in 1998, with estimated growth of approximately two percent. Copper production increased at a higher rate, estimated at five percent. Weak copper prices have resulted in a significant number of production curtailments, beginning in 1998 and continuing into 1999. The supply of copper is determined largely by development and production decisions of those entities controlling mines and reserves and availability of secondary materials. Some major foreign producers have cost advantages resulting from higher ore grades and lower labor rates.

  Molybdenum consumption depends heavily on worldwide demand from the specialty steel industry and, to a lesser extent, on chemical applications. World molybdenum consumption remained at record levels in the first half of 1998, continuing the growth trend begun in 1994. Beginning in the second half of 1998, molybdenum consumption declined as a result of the economic downturn in Asia. Overall 1998 molybdenum worldwide consumption declined an estimated four percent primarily in metallurgical applications. The molybdenum market remained oversupplied during the second half of 1998, and production curtailments were announced in China and at three primary mines in North America during the fourth quarter. The molybdenum market continued to be oversupplied in the first half of 1999. Western World metallurgical grade molybdenum dealer oxide prices averaged about $2.65 per pound in the first half of 1999 compared with full-year averages of about $3.40 per pound in 1998 and an average of about $4.30 per pound in 1997. Cyprus Amax molybdenum realizations averaged $4.11 per pound in the first half of 1999 compared with full-year averages of $4.95 per pound in 1998 and $5.50 per pound in 1997, with realizations positively impacted by higher-valued molybdenum chemical products. A substantial portion of world molybdenum production is a by-product of copper mining, which is relatively insensitive to molybdenum price levels. Exports to the Western World, especially from China, can also influence competitive conditions.

Some Employees Will Be Covered by Union Contracts

  A substantial proportion of ASARCO employees are covered by union contracts. These employees will continue to be covered by the union contracts after the business combination. Excluding its mining operations in Peru, ASARCO employs about 3,400 persons covered by contracts with various unions, most of which are affiliated with the AFL-CIO. Substantially all of the employees at ASARCO's and Cyprus Amax's operations in Peru are covered by labor contracts, as are the employees at Cyprus Amax's 51% owned El Abra operations in Chile.

Asarco Cyprus May Incur Significant Expenses To Comply With Environmental Regulation

  The mining and mineral processing industries are subject to extensive regulation for the protection of the environment in the United States as well as in foreign countries. Much of this regulation relates to air and water quality, mine reclamation, remediation, solid and hazardous waste handling and disposal, and the promotion of occupational safety. This regulation sets forth requirements for parties to fund remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were divested or terminated many years ago. Insurance for environmental risks is not generally available at a reasonable price to companies in our industry. If Asarco Cyprus is subject to environmental liabilities, the costs associated with such liabilities would reduce funds otherwise available to us to conduct our business and could have a material adverse effect on Asarco Cyprus.

  As a result of environmental regulation both of our companies often are required to engage in substantial investigatory and remedial activities. Our companies believe that Asarco Cyprus will have appropriate reserves with respect to environmental matters following the business combination. However, we cannot assure that any expenses incurred to comply with environmental regulation will not exceed the amounts reflected in Asarco Cyprus' reserves or will not have a material adverse effect on Asarco Cyprus' business, financial condition, results of operations, or cash flows. From time to time, our companies are cited for noncompliance with applicable environmental laws and regulations. However, we expect that Asarco Cyprus will be able to comply in all material respects with existing laws and regulations.

  Southern Peru Copper Corporation, a 54.3% owned subsidiary of ASARCO, has begun a modernization of its smelter at Ilo, Peru. The modernization project must be completed by January 31, 2007 pursuant to an agreement with the government of Peru. The total capital cost of the project is estimated at $875 million, of which approximately $45 million had been incurred as of June 30, 1999.

  The mining operations of ASARCO and Cyprus Amax also are subject to inspection and regulation by the United States and foreign governments under a variety of laws and regulations. Current and future regulations or regulatory interpretations may require significant expenditures for compliance that may increase Asarco Cyprus' expected mine development and operating costs and may require Asarco Cyprus to modify or curtail its operations. We cannot predict the likely impact of future or pending legislation on Asarco Cyprus' business, financial condition, results of operations, or cash flows following the business combination.

Reserve Levels Are Subject To Uncertainty Beyond Our Control

  There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond the control of ASARCO, Cyprus Amax, and Asarco Cyprus. The reserve data, incorporated by reference in this joint proxy statement and prospectus, are in large part only estimates. We cannot assure that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Declines in the market price of a particular metal also may render reserves containing relatively lower grades of mineralization uneconomic to exploit. If the price realized by Asarco Cyprus for a particular commodity were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, Asarco Cyprus potentially could experience reductions in reserves and asset write-downs. Under certain such circumstances, Asarco Cyprus may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Asarco Cyprus Will Face Uncertainty and Competition As It Replaces Older Mining Properties

  Since mines have limited lives based on ore reserves, ASARCO and Cyprus Amax have continually sought to replace and expand their reserves. These replacement and expansion efforts will be continued by Asarco Cyprus. Mineral exploration, at both newly acquired properties and existing mining operations, is highly speculative in nature, involves many risks, and frequently is nonproductive. Once mineral deposits are discovered, it may take a number of years from initial preparatory work until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling and through metallurgical test work to determine processes required for extraction from ore and, in the case of new properties, to construct mining and processing facilities and infrastructure.

  Our companies encounter strong competition from other mining companies in connection with the acquisition of economically attractive properties producing or capable of producing metals. As a result of this competition, some of which is with companies with greater financial resources than our companies, Asarco Cyprus may be unable to acquire attractive mining properties on terms it considers acceptable. In addition, there are a number of uncertainties inherent in any program relating to the location of economic ore reserves, the development of appropriate metallurgical processes, the receipt of necessary governmental permits, and the construction of mining and processing facilities. Accordingly, we cannot assure that Asarco Cyprus' acquisition and exploration programs will yield new reserves to replace and expand current reserves.

Foreign Operations Are Subject To Political and Economic Risks That Are Beyond Our Control

  ASARCO and Cyprus Amax maintain reserves and facilities located in foreign countries, including Chile, Peru and throughout Europe, Asia and Australia. Following the business combination, therefore, the foreign reserves and facilities of Asarco Cyprus may be affected materially and adversely by exchange controls, currency fluctuations, ownership limitations, expropriation, taxation and laws or policies of particular countries, as well as the laws or policies of the United States affecting foreign trade, investment, and taxation. Asarco Cyprus also may be affected materially and adversely by the policies and practices of multinational political or financial institutions.

Merger Consideration Is Fixed Despite Potential Changes in Stock Prices

  When the business combination is completed, each share of ASARCO common stock will be converted into one share of Asarco Cyprus common stock and each share of Cyprus Amax common stock will be converted into 0.765 shares of Asarco Cyprus common stock. The merger agreement does not contain any provision that would adjust these exchange ratios based on fluctuations in the price of either company's common stock. Accordingly, you are unable to determine the value of the consideration you will receive if the business combination is completed. The value of the consideration you receive depends on the market price of Asarco Cyprus common stock at the time the business combination is completed. The market price of Asarco Cyprus common stock will, in turn, be affected by the value of the ASARCO and Cyprus Amax common stock at the time the business combination is completed. On July 14, 1999, the last full trading day prior to the public announcement of the proposed business combination, the closing price on the New York Stock Exchange Composite Transaction Tape was $19.00 per share of ASARCO common stock and $13.94 per share of Cyprus Amax common stock. On August 19, 1999, the closing price on the New York Stock Exchange Composite Transaction Tape was $18.44 per share of ASARCO common stock and $14.50 per share of Cyprus Amax common stock. We urge you to obtain current market quotations before voting your shares.

Integration of ASARCO and Cyprus Amax Operations May Be Difficult

  The business combination involves the integration of two companies that have previously operated independently. We cannot assure you that we will be able to integrate our operations without encountering difficulties or experiencing the loss of key employees, customers or suppliers, or that the benefits we expect from such integration will be realized.

Members of ASARCO and Cyprus Amax Management and Boards of Directors May Have Interests in The Mergers That Differ From the Interests of Their Stockholders

  Certain members of ASARCO's and Cyprus Amax's management and boards of directors have interests in the business combination that may be different from the interests of ASARCO and Cyprus Amax stockholders. The business combination will give rise to entitlements and benefits for some members of management and the boards of directors of ASARCO and Cyprus Amax. See "Interests of Certain Persons in the Mergers."

Anti-Takeover Provisions in The Asarco Cyprus Charter and By-laws May Delay Or Prevent A Change of Control

  The following provisions of the certificate of incorporation and by-laws of Asarco Cyprus could discourage potential acquisition proposals and delay or prevent a change of control of Asarco Cyprus:

  .  classified board of directors who may only be removed for cause;

  . ability of the board of directors to fix the rights and preferences of one or more series of preferred stock of Asarco Cyprus;

  .  prohibition of stockholder action by written consent; and

  . prohibition on ability of stockholders to call a special meeting of stockholders.

  In addition, the merger agreement provides that a stockholder rights plan will be adopted by Asarco Cyprus upon completion of the business combination. The rights agreement governing that plan will cause substantial dilution to a person or group that attempts to acquire 15% or more of the Asarco Cyprus common stock. Asarco Cyprus is also subject to Section 203 of the Delaware corporation law which generally prohibits a corporation from engaging in a broad range of business combinations with an "interested stockholder" for a period of three years following the date that stockholder became an "interested stockholder."

Asarco Cyprus Will Rely On Key Personnel

  ASARCO and Cyprus Amax depend heavily on the abilities and continued participation of certain key management personnel. Following the business combination, Asarco Cyprus will be dependent on its key personnel. If Asarco Cyprus were to lose the services of these employees, this loss could have a material adverse effect on the company.

Year 2000 Poses Potential Risks

  Risks to Asarco Cyprus resulting from failure of its computer based systems or from failure of the computer based systems of third parties are essentially the same as for other firms in the mining industry. The following list enumerates representative types of risks that could result in the event of one or more major failures of Asarco Cyprus' information systems, mining sites, or facilities to be Year 2000 ready, or similar major failures by one or more major third party suppliers or customers of Asarco Cyprus.

    1. Information systems--could include disruptions of business and transaction processing such as customer billing, payroll, accounts payable, purchasing, and other information processes until the systems can be remedied or replaced;

    2. Mining facilities--could include disruptions of mining processes and facilities resulting in delays in delivery of products until non-compliant components can be remedied;

    3. Major suppliers--could include disruptions in the provision of supplies and components and transportation that could cause subsequent interruptions of mining activities and delays in product deliveries; and

    4. Major customers--could include disruptions in sales, revenue, and cash inflow as a particular customer may not be Year 2000 compliant or one of their suppliers may experience failures that could impact the amount of copper, molybdenum, or coal they require.

  To minimize the risks associated with the Year 2000 issue, ASARCO and Cyprus Amax have been working (1) to identify scenarios involving possible failures of their critical systems and critical systems of third party vendors and customers and (2) to develop contingency plans for mitigating the impact of these scenarios. This involves determining the most reasonably likely worst case Year 2000 scenarios. These efforts are in process; however, ASARCO and Cyprus Amax believe that their largest potential risks involve third parties since ASARCO and Cyprus Amax cannot control the Year 2000 efforts of third parties. Although there are many areas of potential risk, at present ASARCO and Cyprus Amax believe that the highest potential risks are problems with the provision of power to their operations, transportation-related problems, and the potential failure or undue degradation of customer demand or markets for their products, any of which could have an adverse impact on Asarco Cyprus' operations and financial results.

  ASARCO and Cyprus Amax believe that they are taking the necessary steps to resolve Year 2000 issues; however, there can be no assurance that any one or more such failures would not have a material adverse effect on Asarco Cyprus.

  Actual outcomes and results could be affected by future factors including, but not limited to, availability of skilled personnel, ability to identify and remediate software problems, critical suppliers and subcontractors meeting commitments, and timely actions by customers and suppliers.

  Additionally, the business combination itself involves the risk that difficulties could arise combining the operations and systems of ASARCO and Cyprus Amax.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING STATEMENTS

  In this document (and in documents that are incorporated by reference), we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of each of our companies and Asarco Cyprus (see the following captions: "Summary," "The Business Combination--Reasons for the Business Combination; Recommendations of the Boards," "--Opinion of ASARCO's Financial Advisor" and "--Opinion of Cyprus Amax's Financial Advisor"). Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets" or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  The future results of Asarco Cyprus, ASARCO and Cyprus Amax could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If further events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements.

  You should understand that the following important factors, along with those discussed elsewhere in this joint proxy statement and prospectus and in the documents which we incorporate by reference, could affect the future results of Asarco Cyprus, ASARCO and Cyprus Amax, and could cause those results to differ materially from those expressed in the forward-looking statements:

 Economic and Industry Conditions      Political/Governmental Factors


 .changes in relevant metal             .  political and economic risk
prices                                    associated with foreign activities

 .development of new properties         .  the timing and receipt of
                                          governmental permits and approvals
 .changes in industrial demand
for products
                                       .  changes in laws or regulations or
 .availability and cost of                 their interpretation and
substitute materials                      application

                                       .  changes in tax laws and
                                          interpretations of tax laws can
                                          impact projected economics

 Operating Factors                     Transaction or Commercial Factors


 .  availability of materials and       .  the outcome of negotiations with
   equipment                              governments, suppliers, customers
                                          and others
 .  availability of financing for
   Asarco Cyprus
                                       .  our ability to integrate the
                                          businesses of ASARCO and Cyprus
 .  the occurrence of unusual              Amax successfully after the
   weather or operating conditions        business combination

 .  lower than the expected ore         .  the challenges inherent in
   grades or adverse metallurgical        diverting management's focus and
   characteristics                        resources from other strategic
                                          opportunities during the
 .  the failure of equipment or            integration process
   processes to meet
   specifications                      .  the process of, or conditions
                                          imposed in connection with,
 .  the success and expense of our         obtaining regulatory approvals for
   remediation efforts and those          the business combination
   of our suppliers, joint
   venturers and customers in          .  the presence or absence of price
   achieving Year 2000 compliance         protection programs

 .  labor relations

 .  unexpected ground conditions or
   hydrological conditions

 .  environmental risks

                          THE ASARCO SPECIAL MEETING

  This joint proxy statement and prospectus is being furnished in connection with the solicitation of proxies from the holders of ASARCO common stock by the ASARCO Board of Directors relating to the ASARCO merger proposal and other matters to be voted upon at the ASARCO special meeting and at any adjournment or postponement of the meeting. This joint proxy statement and prospectus is also a prospectus for shares of Asarco Cyprus common stock to be issued in the ASARCO merger. ASARCO mailed this joint proxy statement and prospectus to stockholders beginning August 26, 1999. You should read this joint proxy statement and prospectus carefully before voting your shares.

When and Where the ASARCO Special Meeting Will be Held

  The ASARCO special meeting will be held at the New York Information Technology Center, 55 Broad Street, 4th Floor, New York, New York, on September 30, 1999, starting at 10:00 a.m., local time.

What Will be Voted Upon

  At the ASARCO special meeting, you will be asked to consider and vote upon the following items:

  . to approve and adopt the merger agreement relating to the business combination and to approve the ASARCO merger and the other transactions described in the merger agreement; and

  . such other matters as properly may come before the ASARCO special meeting, including the approval of any adjournment or postponement of the meeting.

Only ASARCO Stockholders of Record as of August 25, 1999 Are Entitled to Vote

  ASARCO stockholders who hold their shares of record as of the close of business on August 25, 1999, are entitled to notice of and to vote at the ASARCO special meeting. On August 19, 1999, there were approximately 39.8 million shares of ASARCO common stock outstanding and entitled to vote at the ASARCO special meeting.

Majority of Outstanding Shares Must be Represented For a Vote to be Taken

  In order to have a quorum, a majority of the shares of ASARCO common stock that are outstanding and entitled to vote at the ASARCO special meeting must be represented in person or by proxy. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the ASARCO special meeting.

Vote Required for Approval

  The ASARCO merger proposal must be approved by the affirmative vote of at least a majority of the shares of ASARCO Common Stock that are voted at the ASARCO special meeting. Each share of ASARCO common stock is entitled to cast one vote. As of June 30, 1999, ASARCO directors and executive officers owned and were entitled to vote 363,235 shares (or 0.9%) of ASARCO common stock.

Voting Your Shares and Changing Your Vote

   Voting Your Shares

  The ASARCO Board of Directors is soliciting proxies from the ASARCO stockholders. This will give you the opportunity to vote at the ASARCO special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

  To grant your proxy by mail, please complete your proxy card, sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated. If you attend the ASARCO special meeting in person, you may vote your shares by completing a ballot at the meeting.

  Changing Your Vote by Revoking Your Proxy

  You may revoke your proxy at any time before the polls close at the ASARCO special meeting. You may revoke your proxy by delivering notice in writing to the Secretary of ASARCO, granting a later-dated proxy or appearing in person at the ASARCO special meeting. You will not revoke your proxy by simply attending the ASARCO special meeting unless you complete a ballot.

How Proxies Are Counted

  If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the ASARCO Board of Directors. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the ASARCO special meeting. A properly executed proxy marked "ABSTAIN" will not be voted. However, it may be counted to determine whether there is a quorum present at the ASARCO special meeting. Broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the ASARCO special meeting. The New York Stock Exchange rules do not permit brokers and nominees to vote the shares that they hold beneficially either for or against the ASARCO proposal without specific instructions from the person who beneficially owns those shares. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the ASARCO merger proposal.

Confidential Voting

  ASARCO keeps all proxies, ballots and tabulations that identify the vote of individual stockholders confidential if a stockholder elects on the proxy to have such vote kept confidential, except as necessary to meet legal requirements, in a contested proxy solicitation or where stockholders submit consents with their proxies.

Cost of Solicitation

  ASARCO will pay the cost of soliciting ASARCO proxies. However, ASARCO and Cyprus Amax will share equally the cost of printing this joint proxy statement and prospectus. In addition to solicitation by mail, telephone or other means, ASARCO will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. ASARCO will, upon request, reimburse these institutions for their reasonable expenses. ASARCO has retained, for a fee of $12,000 plus expenses, Morrow & Co. to aid in the solicitation of proxies and to verify certain records related to the solicitation.

  ASARCO stockholders should not send in their stock certificates with their proxy cards. Soon after the mergers are completed, you will receive written instructions on how to exchange your ASARCO stock certificates for shares of Asarco Cyprus.

                        THE CYPRUS AMAX SPECIAL MEETING

  This joint proxy statement and prospectus is being furnished in connection with the solicitation of proxies from the holders of Cyprus Amax common stock by the Cyprus Amax Board of Directors relating to the Cyprus Amax merger proposal and other matters to be voted upon at the Cyprus Amax special meeting and at any adjournment or postponement of the meeting. This joint proxy statement and prospectus is also a prospectus for shares of Asarco Cyprus common stock to be issued in the Cyprus Amax merger. Cyprus Amax mailed this joint proxy statement and prospectus to stockholders beginning August 23, 1999. You should read this joint proxy statement and prospectus carefully before voting your shares.

When and Where the Cyprus Amax Special Meeting Will be Held

  The Cyprus Amax special meeting will be held at the World Financial Center-- North Tower, 250 Vesey Street, New York, New York, on September 30, 1999, starting at 10:00 a.m., local time.

What Will be Voted Upon

  At the Cyprus Amax special meeting, you will be asked to consider and vote upon the following items:

  . to approve and adopt the merger agreement relating to the business combination and to approve the Cyprus Amax merger and the other transactions described in the merger agreement; and

  . such other matters as properly may come before the Cyprus Amax special meeting, including the approval of any adjournment or postponement of the meeting.

Only Cyprus Amax Common Stockholders of Record as of August 25, 1999 Are Entitled to Vote

  Cyprus Amax common stockholders who hold their shares of record as of the close of business on August 25, 1999, are entitled to notice of and to vote at the Cyprus Amax special meeting. On August 18, 1999, there were approximately
90.5 million shares of Cyprus Amax common stock outstanding and entitled to vote at the Cyprus Amax special meeting.

One-Third of Outstanding Shares Must be Represented For a Vote to be Taken

  In order to have a quorum, at least one-third of the shares of Cyprus Amax common stock that are outstanding and entitled to vote at the Cyprus Amax special meeting must be represented in person or by proxy. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the Cyprus Amax special meeting.

Vote Required for Approval

  The Cyprus Amax merger proposal must be approved by the affirmative vote of at least a majority of the shares of Cyprus Amax common stock that are outstanding and entitled to vote at the Cyprus Amax special meeting. Each share of Cyprus Amax common stock is entitled to cast one vote. As of August 18, 1999, Cyprus Amax directors and executive officers owned and were entitled to vote 1,274,130 shares (or 1.4%) of Cyprus Amax common stock.

Voting Your Shares and Changing Your Vote

  Voting Your Shares

  The Cyprus Amax Board of Directors is soliciting proxies from the Cyprus Amax stockholders. This will give you the opportunity to vote at the Cyprus Amax special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy or attend the Cyprus Amax special meeting and vote in person, it will have the same effect as voting against the Cyprus Amax merger proposal.

  To grant your proxy by mail, please complete your proxy card, sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated. If you attend the Cyprus Amax special meeting in person, you may vote your shares by completing a ballot at the meeting.

  Changing Your Vote by Revoking Your Proxy

  You may revoke your proxy at any time before the polls close at the Cyprus Amax special meeting. You may revoke your proxy by delivering notice in writing to the Secretary of Cyprus Amax, granting a later-dated proxy or appearing in person at the Cyprus Amax special meeting. You will not revoke your proxy by simply attending the Cyprus Amax special meeting unless you complete a ballot.

How Proxies Are Counted

  If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the Cyprus Amax Board of Directors. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the Cyprus Amax special meeting. A properly executed proxy marked "ABSTAIN" will not be voted. However, it may be counted to determine whether there is a quorum present at the Cyprus Amax special meeting. Accordingly, since the affirmative vote of a majority of the shares outstanding and entitled to vote at the Cyprus Amax special meeting is required to approve the Cyprus Amax merger proposal, a proxy marked "ABSTAIN" will have the effect of a vote against this proposal. Broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Cyprus Amax special meeting. The New York Stock Exchange rules do not permit brokers and nominees to vote the shares that they hold beneficially either for or against the Cyprus Amax proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, this will have the same effect as voting against the Cyprus Amax merger proposal.

Cost of Solicitation

  Cyprus Amax will pay the cost of soliciting Cyprus Amax proxies. However, ASARCO and Cyprus Amax will share equally the cost of printing this joint proxy statement and prospectus. In addition to solicitation by mail, telephone or other means, Cyprus Amax will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Cyprus Amax will, upon request, reimburse these institutions for their reasonable expenses. Cyprus Amax has retained, for a fee of $12,000 plus expenses, Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation.

  Cyprus Amax stockholders should not send in their stock certificates with the proxy cards. Soon after the mergers are completed, you will receive written instructions on how to exchange your Cyprus Amax stock certificates for shares of Asarco Cyprus.

                            THE BUSINESS COMBINATION

The Companies

  ASARCO Incorporated

  ASARCO, a New Jersey corporation organized in 1899, is one of the world's leading producers of copper. ASARCO also produces specialty chemicals and aggregates. ASARCO's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing industries. American Limestone Company, a wholly owned subsidiary, produces construction aggregates, ready-mixed concrete and agricultural limestone. ASARCO also operates a custom lead smelting business, a zinc mining business and a specialty metals business. ASARCO owns Encycle, Inc., which operates a waste recycling facility, and Hydrometrics, an environmental consulting and construction firm. As of June 30, 1999, ASARCO and its subsidiaries employed approximately 10,100 employees.

  ASARCO has its principal executive offices at 180 Maiden Lane, New York, New York 10038 (telephone number (212) 510-2000).

  Cyprus Amax Minerals Company

  Cyprus Amax Minerals Company, a Delaware corporation, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer, the world's largest producer of molybdenum and has a significant position in gold via its 30% interest in Kinross Gold Corporation. Cyprus Amax sold certain eastern and midwestern coal operations in June of 1998 and sold its lithium business in October of 1998. Cyprus Amax sold its remaining U.S. coal operations in June of 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

  Cyprus Amax has its principal executive offices at 9100 East Mineral Circle, Englewood, Colorado 80112, (telephone number (303) 643-5000).

  Asarco Cyprus Incorporated

  Asarco Cyprus Incorporated is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, its execution of the merger agreement and related agreements, and its participation in the preparation of this joint proxy statement and prospectus. As a result of the mergers, each of ASARCO and Cyprus Amax will become a wholly owned subsidiary of Asarco Cyprus. Accordingly, the business of Asarco Cyprus, through its wholly owned subsidiaries ASARCO and Cyprus Amax, will be the businesses currently conducted by ASARCO and Cyprus Amax. Immediately upon completion of the business combination, based upon the number of shares issued and outstanding on the record dates, the former stockholders of ASARCO will own approximately 36.5% and the former common stockholders of Cyprus Amax will own approximately 63.5% of the outstanding common stock of Asarco Cyprus.

  The headquarters of Asarco Cyprus will be located at 180 Maiden Lane, New York, New York 10038 (telephone number (212) 510-2000).

Background of the Business Combination

  On May 4, 1999, Mr. McAllister, Chairman of the Board and Chief Executive Officer of ASARCO, telephoned Mr. Ward, the Chairman, President and Chief Executive Officer of Cyprus Amax, to arrange a meeting to discuss possible areas of mutual interest.

  On May 7, 1999, Mr. McAllister met with Mr. Ward at Cyprus Amax's offices in Englewood, Colorado. The two discussed, among other things, the ongoing consolidation in the United States copper mining industry, possible combination transactions, partnerships and alliances. During the course of the discussions Mr. Ward suggested the possibility of a strategic combination of the two companies. Mr. McAllister agreed that such a transaction was worth exploring.

  On May 18, 1999, the two companies entered into a confidentiality agreement, and on May 19, 1999, Mr. McAllister and Mr. Morano, the President of ASARCO, and Mr. Ward and Mr. Malys, the Chief Financial Officer of Cyprus Amax, met in Teterboro, New Jersey, to continue discussions regarding a combination of the two companies. Mr. McAllister and Mr. Ward determined that any business combination should be structured as a merger of equals. Moreover, they agreed that the transaction needed to be tax-free to each company's common stockholders. They also discussed possible management and board composition for the combined company. Mr. McAllister and Mr. Ward formulated a work plan to facilitate the further consideration of a combination transaction and agreed that each company would provide the other with appropriate information and materials to conduct a thorough due diligence investigation. In addition, they agreed to instruct their respective management teams and advisors to begin conducting due diligence investigations and preparing the necessary documentation for a merger of equals transaction.

  During the period between May 18, 1999 and July 10, 1999, Mr. McAllister and Mr. Ward continued to discuss the possible terms of a merger, including the composition of the combined company's board of directors, its management structure and management succession, and the location of its corporate headquarters. In addition, during this period representatives of ASARCO and Cyprus Amax met on several occasions to discuss the synergies that might be achieved by combining the two companies, primarily in the form of cost savings, and the administrative structure of the combined company.

  The ASARCO Board of Directors was updated on the status of these discussions at meetings held on May 26, June 3 and June 30. The Cyprus Amax Board of Directors was updated on the status of these discussions and further considered the transaction at meetings held on May 18, May 26, June 17, and July 8.

  On July 10, 1999, Messrs. McAllister and Morano and Mr. Dowd, the Chief Financial Officer of ASARCO, met with Messrs. Ward and Malys and Mr. Clevenger, Executive Vice President of Cyprus Amax, to resolve the remaining open issues with respect to the business combination. At that meeting, the parties generally resolved the open issues and agreed to direct their respective representatives to complete the definitive transaction documentation required for the transaction.

  From July 11 to the morning of July 15, 1999, representatives of ASARCO and Cyprus Amax and their respective legal advisors negotiated the terms of the proposed merger agreement.

  On July 14 and 15, 1999, the ASARCO Board of Directors held a special meeting to consider the proposed business combination. At the meeting, (1) Mr. McAllister reviewed the status of the transaction, (2) representatives of Credit Suisse First Boston made a financial presentation, which is more fully described below under "Opinion of ASARCO's Financial Advisor," (3) ASARCO's legal advisors outlined the terms of the proposed transaction and discussed with the ASARCO Board of Directors their fiduciary responsibilities and (4) the ASARCO Board of Directors, together with its financial and legal advisors, discussed the reasons for the proposed business combination.

  During the evening of July 14 and in the morning of July 15, 1999, representatives of ASARCO and Cyprus Amax and their respective legal advisors finalized the merger agreement.

  On July 15, 1999, the ASARCO Board of Directors reconvened its special meeting and reviewed the terms of the merger agreement that were revised from the previous day's discussions. Credit Suisse First Boston rendered its written opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio (defined in the opinion as, collectively, the ASARCO exchange ratio and the

Cyprus Amax exchange ratio) was fair from a financial point of view to holders of ASARCO common stock. At the special meeting the ASARCO Board of Directors unanimously approved the transaction and recommended to the ASARCO stockholders that they approve and adopt the merger agreement and the related transactions.

  On July 15, 1999, the Cyprus Amax Board of Directors held a special meeting to consider the proposed business combination. At the meeting, (1) Mr. Ward and other officers of Cyprus Amax reviewed the status of the transaction and discussed with the directors the reasons for the transaction, (2) representatives of Merrill Lynch made a financial presentation concerning the transaction, which is more fully described below under "Opinion of Cyprus Amax's Financial Advisor" and (3) Cyprus Amax's legal advisors outlined the terms of the proposed transaction and discussed with the Cyprus Amax Board of Directors their fiduciary responsibilities. Merrill Lynch rendered its written opinion that, as of such date, and based upon and subject to the matters set forth in their opinion, the exchange ratio (defined in the opinion as the ratio of the Cyprus Amax exchange ratio to the ASARCO exchange ratio) was fair, from a financial point of view, to the stockholders of Cyprus Amax. At the special meeting, the Cyprus Amax Board of Directors, by the unanimous vote of the directors present, approved the transaction and recommended to the Cyprus Amax stockholders that they approve and adopt the merger agreement and the related transactions.

  Following the approval of their boards, on July 15, 1999, ASARCO and Cyprus Amax executed the merger agreement and issued a joint press release following the close of trading on the New York Stock Exchange.

  On August 10, 1999, Messrs. McAllister and Ward each received a telephone call from Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge Corporation. In each call Mr. Yearley said Phelps Dodge wished to propose a three-way combination of ASARCO, Cyprus Amax and Phelps Dodge and requested a prompt meeting to discuss the proposal. Later that day, Messrs. McAllister and Ward replied to the proposal with a letter saying that their merger agreement prohibited both ASARCO and Cyprus Amax from discussing a business combination with any third parties and declining Mr. Yearley's request for a meeting.

  On August 11, 1999, Messrs. McAllister and Ward received the following letter from Phelps Dodge:

                                                           "August 11, 1999

  "Mr. Francis R. McAllister
  Chairman and Chief Executive Officer
  ASARCO Incorporated
  180 Maiden Lane
  New York, NY 10038
  "Mr. Milton H. Ward
  Chairman, Chief Executive Officer and President
  Cyprus Amax Minerals Company
  9100 East Mineral Circle
  Englewood, CO 80112

  "Dear Frank and Milt:

    "We are disappointed that you have declined to meet with us. As you know from our telephone conversations, we have considered your pending business combination and would like to discuss with you our proposal, described in more detail below, to combine all three of our companies in a negotiated transaction.

    "We believe that a three-way combination of Phelps Dodge, Asarco and Cyprus Amax would create superior shareholder value for the shareholders of Asarco and Cyprus Amax. A three-way combination, by creating a lower-cost global competitor, would also benefit the employees and customers of all three companies. For these reasons, we are approaching you to discuss the concept of a three-way combination.

    "We propose that all of the outstanding common stock of both Asarco and Cyprus Amax be exchanged for Phelps Dodge common stock. The transaction would be tax-free to your shareholders.

    "A combination of these businesses would result in cost savings well in excess of the amounts you have indicated to be achievable through your pending merger. Preliminarily we estimate that the annual cash cost savings should reach at least $150 million.

    "We propose to reward your shareholders for these substantial incremental benefits by offering your shareholders an exchange ratio of 0.3756 Phelps Dodge common shares for each Asarco common share and
  0.2874 Phelps Dodge common shares for each Cyprus Amax common share. These exchange ratios preserve the relative economics of your proposed combination and imply premiums of approximately 25% based on current market prices for Asarco and Cyprus Amax.

    "We believe this proposal creates superior value for your shareholders based on:

    ". the sizable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

    ". their opportunity to participate in the ongoing value creation of the combined company; and

    ". our planned continuation of the current $2.00 per share Phelps
         Dodge common stock dividend resulting in substantial dividend increases for both Asarco and Cyprus Amax shareholders to 3.76 times the level contemplated in your pending merger.

    "Our preference is for a combination of all three companies, which would of course, involve the consent of both Asarco and Cyprus Amax to a modification of your existing agreement.

    "Since your merger agreement has not been publicly filed, we have not had the opportunity to review its terms. Based on your August 10, 1999 letter, it is unclear to us whether discussions may proceed once you receive a written proposal such as this letter. In any event, if necessary under your merger agreement, we request that you grant one another waivers to allow meetings with us on our proposal which, as discussed below, would be far more favorable to your shareholders than your proposed merger.

    "We are confident that the market reaction to a three-way combination would be positive. In particular we believe the market would recognize:

    ". the significantly stronger ability of the combined company, relative to the Asarco-Cyprus Amax combination, to integrate southwest U.S. mining operations, administrative functions in Chile and Peru and world-wide exploration and development activities;

    ". the financial strength of the combined company and ability to create a world class portfolio of cost competitive mining assets;

    ". a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

    ". the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

    ". the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downtime;

    ". the ability of the combined company to reduce capital expenditures;

    ". a strong liquid balance sheet, with excellent access to capital;
         and

    ". how all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

    "This is intended to be a confidential proposal which is subject to the execution of a definitive merger agreement and receipt of customary approvals, including approval by our respective Boards of Directors and shareholders. We have conducted in-depth analyses of the proposed three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

    "We believe that our proposal is substantially more attractive to your shareholders than your pending merger. In addition to the sizeable premium we are offering, your shareholders would participate, through their ongoing Phelps Dodge common stock ownership, in a larger enterprise with greater realizable cost savings and synergies, a stronger portfolio of cost competitive assets and a deep management team with a strong operating record. We have no doubt that your shareholders will enthusiastically embrace our proposal once they learn of it.

    "We have discussed this proposal with our Board, which fully supports it. We are confident of our ability, with your cooperation, to complete this transaction as quickly as your proposed two-party Asarco-Cyprus Amax merger.

    "We are firmly committed to moving forward quickly to consummate this transaction. As we mentioned, we would be happy to meet with you in New York or another mutually convenient location to amplify our proposal. In any event, we would appreciate a response by 5:00 p.m., New York time, on Wednesday, August 18, 1999.

  Sincerely,

  /s/                                     /s/
  Douglas C. Yearley                      J. Steven Whisler
  Chairman and                            President and
  Chief Executive Officer                 Chief Operating Officer"

  On August 12, 1999, Messrs. McAllister and Ward telephoned Mr. Yearley in response to his August 11 letter and reiterated that both ASARCO and Cyprus Amax were prohibited from discussing a business combination with any third parties pursuant to the terms of the existing merger agreement.

  On August 12, 1999, Messrs. Yearley and J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, sent substantially identical letters to the ASARCO Board of Directors and the Cyprus Amax Board of Directors describing the proposal outlined in the previous letter to the chief executive officers, respectively, and asking once again that the Boards of ASARCO and Cyprus Amax carefully consider the merger proposal and that they authorize the commencement of negotiations.

  On August 19, 1999, the ASARCO Board of Directors and the Cyprus Amax Board of Directors, together with their respective legal and financial advisors, met separately to consider the unsolicited proposal from Phelps Dodge. Both the ASARCO Board of Directors and the Cyprus Amax Board of Directors unanimously determined that pursuing the business combination was in best interests of ASARCO and Cyprus Amax stockholders, respectively, and reconfirmed their respective recommendations of the business combination.

Reasons for the Business Combination and Recommendations of the Boards

 ASARCO Board of Directors' Reasons and Consideration and Approval of the Transactions

  The ASARCO Board of Directors believes that the terms of the mergers are fair to and in the best interests of ASARCO and its stockholders, has approved the merger agreement and recommends that stockholders vote FOR adoption of the merger agreement.

  The ASARCO Board of Directors and ASARCO's senior management have from time to time reviewed ASARCO's strategic position and its short-term and long-term prospects. In particular, low copper prices in recent years have made it more difficult for ASARCO to enhance stockholder value by growing its business as an independent entity. Management believes that by forming Asarco Cyprus we can operate more efficiently, compete more effectively on a global level and provide enhanced value to our stockholders.

  At a special meeting of the ASARCO Board of Directors held on July 14 and July 15, 1999, members of ASARCO's management and representatives of Credit Suisse First Boston, ASARCO's financial advisor, made presentations concerning the potential business combination of ASARCO and Cyprus Amax. The ASARCO Board of Directors also received presentations concerning and reviewed the terms of the merger agreement with members of ASARCO's management and its legal counsel. At that meeting, the ASARCO Board of Directors unanimously determined that the terms of the ASARCO merger and the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, ASARCO and its stockholders. Accordingly, the ASARCO Board of Directors unanimously approved the merger agreement and the related transactions, and recommends that ASARCO stockholders approve and adopt the merger agreement.

  In deciding whether to approve the ASARCO merger and the merger agreement, the ASARCO Board of Directors considered a number of factors, including the following:

  1. The need for rationalization of copper mining operations in the United States, highlighting the need to increase operational efficiency and lower costs.

  2. The Board of Directors considered alternatives to the business combination with Cyprus Amax, including transactions with other companies, and determined that a business combination with Cyprus Amax created the best opportunity to realize substantial operational efficiencies and lower costs.

  3. The operating synergies and cost savings that we expect from the business combination are significantly greater than ASARCO could achieve on an individual basis, including annual cash cost savings of approximately $100 million by 2001.

  4. The use of the purchase accounting method to account for the mergers will result in accounting adjustments that will reduce depreciation expenses in the combined company by approximately $50 million annually.

  5. The business combination is expected to have an accretive effect with regard to earnings and cash flow for ASARCO stockholders in the first year following completion of the business combination.

  6. The expectation that the combination of the companies will result in Asarco Cyprus having the financial capacity and resources necessary to develop further and expand its copper properties.

  7. The Board of Directors examined the copper and molybdenum mining industries in which it operates. The Board of Directors determined that, given the economic conditions and the competition in these industries, a combined and larger company would be better positioned to succeed by increasing copper production while lowering overhead costs. The Board of Directors also concluded that the larger company resulting from the business combination could more easily attract investors.

  8. The Board of Directors assessed the prospective condition of the combined company assuming a long period of depressed copper prices, and concluded that in light of the combined company's cash position and other sources of income, Asarco Cyprus would be better able to survive such adverse conditions.

  9. The combined company will have a strong global presence, enhanced in particular by Cyprus Amax's presence in Chile.

  10. The combined company will have a substantially larger equity base which will enable Asarco Cyprus to better withstand fluctuations in copper prices and provide a platform for future growth.

  11. The belief that the larger equity base will also allow the combined company to attract additional investors who do not currently own shares of either company.

  12. The cash flow of the combined company will enhance the overall credit quality of both companies.

  13. Important considerations about ASARCO, Cyprus Amax and the proposed combined company including:

    . the financial condition, results of operations, cash flows and prospects of ASARCO, Cyprus Amax and the combined company on both an historical and prospective basis;

    . the expectation that the combined company will be the largest publicly traded copper company, the second largest producer of copper in the world as well as the leading producer of molybdenum;

    . the expectation that the combined company is likely to produce greater stockholder returns than either company could produce on its own; and

    . the likelihood that the transaction would receive the necessary regulatory approvals and the anticipated timing of and possible conditions that may be imposed with respect to those approvals.

  14. That the business combination is expected to be treated as a tax-free reorganization for U.S. federal income tax purposes.

  15. The proposed structure of the transactions, the provisions of the merger agreement that ensure that the business combination will be a merger of equals and the other terms and conditions of the merger agreement, including the following:

    .  the representations and warranties of the parties;

    . the covenants of the parties and the effect of those provisions on the operation of ASARCO prior to the mergers;

    . the provisions of the merger agreement that limit both ASARCO's and Cyprus Amax's ability to solicit other offers for their company;

    . the requirement that ASARCO and Cyprus Amax must pay the other a termination fee of $45 million if the merger agreement is terminated under circumstances specified in the merger agreement; and

    . the provisions of the certificate of incorporation, by-laws and proposed rights plan of Asarco Cyprus following the business combination.

  16. The financial presentation of Credit Suisse First Boston described below under "Opinion of ASARCO's Financial Advisor," including its opinion to the effect that, as of the date of its opinion and based on and subject to the matters described in that opinion, the exchange ratio (defined in the opinion as, collectively, the ASARCO exchange ratio and the Cyprus Amax exchange ratio) was fair from a financial point of view to holders of ASARCO common stock.

  17. The impact of the transactions on ASARCO's customers, employees and lenders.

  In addition to these factors, the ASARCO Board of Directors also considered the potential adverse impact of other factors on the proposed transactions. These included the following:

    . the challenges of combining the assets and workforces of two companies of this size;

    . the loss of autonomy of ASARCO, in light of the fact that the Asarco Cyprus Board of Directors would be composed of sixteen directors, eight of which would be appointed by Cyprus Amax; and
    .  the risk that the proposed merger would not be consummated.

  The foregoing discussion of the information and factors discussed by the ASARCO Board of Directors is not meant to be exhaustive but is believed to include all material factors considered by the ASARCO Board of Directors. The ASARCO Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the merger are fair to and in the best interests of ASARCO and its stockholders. Rather, the ASARCO Board of Directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the ASARCO Board of Directors may have given different weights to different factors. As a result of its consideration of the foregoing and other relevant considerations, the ASARCO Board of Directors determined that the terms of the ASARCO merger and the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, ASARCO and its stockholders. Accordingly, the ASARCO Board of Directors approved the merger agreement and the related transactions.

  The ASARCO Board of Directors recommends that ASARCO stockholders vote FOR the approval and adoption of the merger agreement.

   Cyprus Amax Board of Directors' Reasons and Consideration and Approval of the Transaction

  The Cyprus Amax Board of Directors believes that the terms of the mergers are fair to and in the best interests of Cyprus Amax and its stockholders, has approved the merger agreement and recommends that stockholders vote FOR adoption of the merger agreement.

  The Cyprus Amax Board of Directors believes that the consummation of the business combination presents a unique opportunity to combine two strong companies to create a premier mining company focused on copper and molybdenum with a continuing commitment to its stockholders and other constituencies.

  In reaching its decision to approve the merger agreement, the Board of Directors consulted with its financial and legal advisors, and considered a variety of factors, including the following:

  1. The Board of Directors reviewed the possible alternatives to the merger with ASARCO, including pursuing other transactions as well as the prospects of continuing to operate Cyprus Amax as an independent copper and molybdenum mining company, the value to stockholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives, and the possibility that equally suitable partners for merger and consolidation would be available in the future. The Board of Directors concluded that the merger with ASARCO was superior to any alternatives, and that the merger with ASARCO resulted in greater accretion in earnings, cash flow, copper reserves and annual production for Cyprus Amax's stockholders than the other alternatives.

  2. The Board of Directors reviewed the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cyprus Amax's financial advisor, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair from a financial point of view to the stockholders of Cyprus Amax and the financial analyses conducted by Merrill Lynch in reaching its opinion, as described below under "--Opinion of Cyprus Amax's Financial Advisor."

  3. The Board of Directors reviewed, with its legal and financial advisors, the terms of the merger agreement, which are reciprocal in nature, and concluded that those terms are fair to Cyprus Amax and its stockholders. See "The Merger Agreement."

  4. The Board of Directors considered the proposed arrangements with members of management of Cyprus Amax and ASARCO, including the fact that Mr. Ward and Mr. McAllister will serve as co-Chief Executive Officers through the first annual meeting of Asarco Cyprus, and that Mr. Ward will continue to be the Chairman of Asarco Cyprus through the end of 2000, until which time Mr. Ward will continue to participate actively in managing the consolidation of the operations of ASARCO and Cyprus Amax, realizing the synergies expected to be derived from the business combination and exploring growth opportunities for Asarco Cyprus.

   5. The Board of Directors considered the historical trading prices of Cyprus Amax common stock and ASARCO common stock and the common stock of other copper companies. They considered the historical stock performance of copper companies in both weak and strong markets and concluded that the stock performance was superior for those copper companies with the greatest leverage to copper production.

   6. The Board of Directors studied the economic conditions and the competitive environment for the copper mining and molybdenum mining industries in which Cyprus Amax operates, and concluded that a combined and larger company could better compete in these industries. A combined and larger company would provide an increase in copper production while keeping overhead costs at levels similar to that of Cyprus Amax.

   7. The Board of Directors considered the fact that a larger, combined company with larger copper production will have an improved ability to meet the challenges of low copper prices. The business combination will meet these challenges by increasing the leverage the companies have in their purchasing power, enabling the combined company to lower costs. The larger amount of produced copper should, in addition, generate substantial cash flow during periods of strong copper prices.

   8. The Board of Directors reviewed the viability of the combined company assuming an extended period of depressed copper prices and determined that given the company's cash position and additional sources of liquidity from sales of assets, Asarco Cyprus would be able to withstand such adverse conditions and achieve break-even earnings at lower copper prices than the companies could attain separately.

   9. The Board of Directors concluded that the business combination would be accretive to Cyprus Amax stockholders, measured by earnings, cash flow, copper reserves and copper production per share.

  10. The Board of Directors considered the increase in capitalization of Cyprus Amax, which is likely to provide stockholders with greater liquidity.

  11. The Board of Directors reviewed the opportunities created by the combination of ASARCO's existing copper assets with the copper mining operations of Cyprus Amax, which are expected immediately or over time to include expense reductions which will allow Asarco Cyprus to lower copper production costs and corporate overhead, administrative costs, exploration costs, material and supply costs and certain general costs in part as a result of operating synergies due to proximity of properties in both North and South America. In addition, Asarco Cyprus would optimize, integrate and implement the best practices of the Cyprus Quest 21 program and the ASARCO Management System (AMS).

  12. The Board of Directors considered that Asarco Cyprus would have the opportunities to enhance operating efficiencies, expand or develop low cost copper properties, and otherwise to rationalize operations and achieve economic optimum operating levels.

  13. The Board of Directors considered the business combination as an opportunity to improve stockholder value as a result of becoming the world's largest publicly traded copper producer.

  14. The Board of Directors was apprised that Cyprus Amax stockholders would share in the accounting benefits of the re-valuation of ASARCO's balance sheet as a result of the application of purchase accounting.

  Cyprus Amax's Board of Directors also considered certain countervailing factors in its deliberations concerning the merger, including:

    . The Board of Directors reviewed the environmental position of ASARCO.

    . The Board of Directors also was apprised of the capital requirements of Southern Peru Copper Corporation, and was satisfied that the company has adequate financial capacity as well as the ability to extend the period of spending requirements beyond the current plan.

    . The Board of Directors considered the fact that Cyprus Amax has historically achieved more success in lowering cash costs than ASARCO, based on reported results, and accordingly that the combined company may initially experience reduced results with respect to this analytical measure as compared to Cyprus Amax. The Board of Directors concluded that these short-term effects would be outweighed by the longer-term benefits of the merger, including potential stability in revenues and a more competitive position in the marketplace attributable to larger copper reserves.

    . The Board of Directors reviewed the proposed structure of the transactions, the provisions of the merger agreement that ensure that the business combination will be a merger of equals and the other terms and conditions of the merger agreement, including the following:

      . the provisions of the merger agreement that limit both ASARCO's and Cyprus Amax's ability to solicit other offers for their company, or negotiate or exchange information with potential bidders;

      . the requirement that ASARCO and Cyprus Amax must pay the other a termination fee of $45 million if the merger agreement is terminated under circumstances specified in the merger agreement; and

      . the fact that the merger agreement does not give the Board of Directors the right to terminate the merger agreement to facilitate an alternative transaction.

      While the Board of Directors thought that these provisions would reduce the flexibility of the Board of Directors in connection with proposals for alternative transactions, it accepted these provisions as a means to obtain other terms favorable to Cyprus Amax, in particular the covenants in the merger agreement which constrain ASARCO in a similar way, and did not believe that such favorable terms could be otherwise obtained in the negotiations with ASARCO.

  The foregoing discussion of the information and factors discussed by the Cyprus Amax Board of Directors is not meant to be exhaustive but is believed to include all material factors considered by the Cyprus Amax Board of Directors. The Cyprus Amax Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the merger are fair to and in the best interests of Cyprus Amax and its stockholders. Rather, the Cyprus Amax Board of Directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Cyprus Amax Board of Directors may have given different weights to different factors. As a result of its consideration of the foregoing and other relevant considerations, the Cyprus Amax Board of Directors determined that the merger agreement and the merger are advisable to and in the best interests of Cyprus Amax and its stockholders and approved the merger agreement.

  The Cyprus Amax Board of Directors recommends that Cyprus Amax stockholders vote FOR the approval and adoption of the merger agreement.

Opinion of ASARCO's Financial Advisor

  Credit Suisse First Boston has acted as exclusive financial advisor to ASARCO in connection with the business combination. ASARCO selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and familiarity with ASARCO and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  In connection with Credit Suisse First Boston's engagement, ASARCO requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of ASARCO common stock of the exchange ratio (defined in the opinion as, collectively, the ASARCO exchange ratio and the Cyprus Amax exchange ratio) provided for in the business combination. On July 15, 1999, the date on which the merger agreement was executed, Credit Suisse First Boston rendered to the ASARCO Board of Directors a written opinion to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair to the holders of ASARCO common stock from a financial point of view.

  The full text of Credit Suisse First Boston's written opinion, dated July 15, 1999, to the ASARCO Board of Directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B and is incorporated by reference into this joint proxy statement and prospectus. Holders of ASARCO common stock are urged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the ASARCO Board of Directors and relates only to the fairness of the exchange ratio from a financial point of view, does not address any other aspect of the proposed business combination or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the business combination.

  In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to ASARCO and Cyprus Amax. Credit Suisse First Boston also reviewed other information relating to ASARCO and Cyprus Amax, including financial forecasts, that ASARCO and Cyprus Amax provided to or discussed with Credit Suisse First Boston, and met with the managements of ASARCO and Cyprus Amax to discuss the businesses and prospects of ASARCO and Cyprus Amax.

  Credit Suisse First Boston also considered financial and stock market data of ASARCO and Cyprus Amax and compared those data with similar data for other publicly held companies in businesses similar to ASARCO and Cyprus Amax, and considered, to the extent publicly available, the financial terms of other business combinations and other transactions recently effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

  In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of ASARCO and Cyprus Amax as to the future financial performance of ASARCO and Cyprus Amax and the strategic benefits and potential synergies, including the amount, timing and achievability of those synergies, anticipated to result from the business combination. Credit Suisse First Boston also assumed, with ASARCO's consent, that the business combination would be treated as tax-free reorganizations for federal income tax purposes.

  Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of ASARCO or Cyprus Amax, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the Asarco Cyprus common stock when issued in the business combination or the prices at which the Asarco Cyprus common stock will trade or otherwise be transferable after the business combination. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of ASARCO. Although Credit Suisse First Boston evaluated the exchange ratio from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the business combination, which consideration was determined between ASARCO and Cyprus Amax. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

  In preparing its opinion to the ASARCO Board of Directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

  In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ASARCO and Cyprus Amax. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to ASARCO or Cyprus Amax or the proposed business combination, nor is an evaluation of the results of those analyses entirely mathematical; rather the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

  The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

  Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the ASARCO Board of Directors in its evaluation of the proposed business combination and should not be viewed as determinative of the views of the ASARCO Board of Directors or management of ASARCO with respect to the exchange ratio or the proposed business combination.

  The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion dated July 15, 1999 delivered to the ASARCO Board of Directors in connection with the business combination. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

  ASARCO Financial Analyses

  Discounted Cash Flow Analyses. Credit Suisse First Boston performed separate discounted cash flow analyses on ASARCO's businesses and Southern Peru Copper Corporation, a company in which ASARCO holds a 54.3% equity interest, in order to estimate the present value of the unlevered after-tax free cash flows that those businesses could produce on a stand-alone basis. With respect to ASARCO's copper and lead, zinc and precious metals businesses and Southern Peru Copper Corporation, Credit Suisse First Boston analyzed projected free cash flows over the life of each mine based on production and ore reserve estimates provided by ASARCO management. With respect to ASARCO's specialty chemicals and aggregates businesses, Credit

Suisse First Boston analyzed projected free cash flows over the period 1999 through 2008. Estimated financial data used in this analysis were based on internal estimates of ASARCO management.

  Ranges of terminal values for the discounted cash flow analyses were estimated using multiples of terminal year 2008 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, of 7.0x to 8.0x in the case of ASARCO's specialty chemicals business and 7.5x to 8.5x in the case of ASARCO's aggregates business. With respect to ASARCO's copper and lead, zinc and precious metals businesses and Southern Peru Copper Corporation, the discounted cash flow estimates extended through the life of each mine and, therefore, assumed no terminal value once the mine was expected to be depleted. Credit Suisse First Boston then discounted to present value the free cash flow streams and terminal values using discount rates of 10.0% to 11.0% in the case of ASARCO's copper and lead, zinc and precious metals businesses and Southern Peru Copper Corporation, 10.5% to 11.5% in the case of ASARCO's specialty chemicals business and 9.5% to 10.5% in the case of ASARCO's aggregates business.

  Selected Companies Analyses. Credit Suisse First Boston reviewed the market trading multiples of Southern Peru Copper Corporation and compared financial and operating data for ASARCO's copper, specialty chemicals and aggregates businesses with corresponding data of the following selected companies in similar industries:





                               Selected Aggregates      Selected Specialty
Selected Copper Companies      Companies                Chemicals Companies
-------------------------      -------------------      -------------------

 .  Boliden Limited             .  Florida Rock          .  Air Products and
                                  Industries, Inc.          Chemicals, Inc.
 .  Freeport-McMoRan Copper
   and Gold Inc.               .  Hanson plc            .  Albemarle
                                                            Corporation
 .  Grupo Mexico, S.A. de C.V.  .  Lafarge Corp.

 .  M.I.M. Holdings Limited     .  Martin Marietta       .  Arch Chemicals,
                                   Materials, Inc.          Inc.

 .  Phelps Dodge Corporation    .  Vulcan Materials
                                   Company              .  Crompton & Knowles
 .  Rio Algom Limited                                       Corporation

 .  Rio Tinto plc                                        .  Great Lakes
                                                            Chemical
                                                            Corporation

                                                        .  Hercules
                                                            Incorporated

                                                        .  Lilly Industries,
                                                            Inc.

                                                        .  Praxair, Inc.

                                                        .  Rohm & Haas Company

                                                        .  RPM, Inc.

                                                        .  Valspar Corp.

                                                        .  Witco Corporation


  Credit Suisse First Boston reviewed enterprise values, calculated as equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents, of the selected companies as multiples of estimated calendar years 1999 and 2000 EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies to estimated calendar year 2000 EBITDA for ASARCO's copper business and estimated calendar years 1999 and 2000 EBITDA for ASARCO's specialty chemicals and aggregates businesses and applied to the financial and operating data of Southern Peru Copper Corporation its market trading multiples. All multiples were based on closing stock prices on July 9, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for ASARCO and Southern Peru Copper Corporation were based on internal estimates of ASARCO management.

  Selected Mergers and Acquisitions Analyses. Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the copper, specialty chemicals and aggregates industries:

Selected Copper Transactions

              Acquiror                                   Target


 .  Broken Hill Proprietary Company        .  Magma Copper Company
   Limited                                .  Southern Peru Copper Corporation
 .  ASARCO
                                          .  Freeport-McMoRan Copper & Gold
 .  RTZ Corporation plc                       Inc.
                                          .  Empresa Minera Especial Tintaya
 .  Magma Copper Company                      S.A.
                                          .  Sociedad Minera Cerro Verde S.A.
 .  Cyprus Amax
                                          .  Olympic Dam (BP plc)
 .  Western Mining Corporation
                                          .  Minnova Inc.
 .  Metall Mining Corp.
                                          .  Hudson Bay Mining and Smelting
 .  Minorco (USA) (Anglo American             Co.
   Corp. of South Africa)                 .  Cia Minera de Cananea S.A.
 .  Grupo Mexico, S.A. de C.V.
                                          .  Falconbridge Ltd.
 .  Noranda Inc. & Trelleborg AB
                                          .  Montana Copper Mining Business
 .  ASARCO                                    (Montana Resources Inc.)
                                          .  Copper Range Co.
 .  Metall Mining Corp.
                                          .  Inspiration Consolidated Copper
 .  Cyprus Amax                               Co.
                                          .  Ray Mines Division (Kennecott
 .  ASARCO                                    Corp.)
                                          .  Chino-Mines Co.
 .  Phelps Dodge Corp.

Selected Specialty Chemicals Transactions

              Acquiror                                   Target


 .  Rohm and Haas Co.                      .  Morton International, Inc.
 .  Rohm and Haas Co.                      .  LeaRonal Inc.
 .  Akzo Nobel NV                          .  Courtaulds plc
 .  Ameron International Corp.             .  Croda International plc
 .  Industrial Chemical Industries         .  BTP plc--Mydrin (subsidiary)
   plc/Total S.A.
                                          .  Max Meyer Duco S.p.A.
 .  PPG Industries Inc.
 .  Sovereign Specialty Chemicals          .  LaPorte plc--Adhesives and
   Inc.                                      Sealants
                                          .  Unilever plc--Chemicals Division
 .  Imperial Chemical Industries plc
 .  Sherwin-Williams Company               .  Thomson Minwax Holding Corp.
 .  Elf Atochem S.A.                       .  LaPorte plc--European Adhesives
                                             and Sealants

Selected Aggregates Transactions


              Acquiror                                   Target


 .  Vulcan Materials Co.                   .  CalMat Co.
                                          .  Redland Stone Products Co.
 .  Martin Marietta Materials, Inc.
                                          .  Wulfrather Cement GmbH
 .  RMC Group plc
                                          .  Medusa Corporation
 .  Southdown, Inc.
                                          .  HG Fenton Materials Co.
 .  Hanson plc
                                          .  Cementos Molins S.A.
 .  Lafarge S.A.
                                          .  Redland plc
 .  Lafarge S.A.
                                          .  CAMAS plc
 .  Bardon Group plc
                                          .  American Aggregates Corp.
 .  Martin Marietta Materials, Inc.
                                          .  Tilcon Inc.
 .  CRH plc

  Credit Suisse First Boston reviewed transaction values, calculated as the amount paid in the transaction for the equity of the target company, plus total debt, preferred stock and minority interests, less cash and cash equivalents, of the selected transactions as multiples of latest 12 months EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to calendar year 1998

EBITDA for ASARCO's specialty chemicals and aggregates businesses and Southern Peru Copper Corporation and to the average of calendar years 2000 and 2001 EBITDA for ASARCO's copper business. All multiples for the selected transactions were based on financial information available at the time of the announcement of the relevant transaction.

  Cyprus Amax Financial Analyses

  Discounted Cash Flow Analyses. Credit Suisse First Boston performed separate discounted cash flow analyses on Cyprus Amax's copper and coal businesses in order to estimate the present value of the unlevered after-tax free cash flows that those businesses could produce on a stand-alone basis. With respect to Cyprus Amax's copper business, Credit Suisse First Boston analyzed projected free cash flows over the life of each mine based on production and ore reserve estimates provided by Cyprus Amax management. With respect to Cyprus Amax's retained coal business, Credit Suisse First Boston analyzed the projected free cash flows over the period 1999 through 2008 of Springvale coal mine in which Cyprus Amax holds a 50% interest and the businesses of Oakbridge Pty Limited, a company in which Cyprus Amax holds a 48% equity interest. Oakbridge Pty Limited holds interests in, among other things, three coal mines, Bulga Opencut, South Bulga and Baal Bone. Estimated financial data used in this analysis were based on internal estimates of Cyprus Amax management.

  Ranges of terminal values for the discounted cash flow analyses were estimated using multiples of terminal year 2008 EBITDA of 5.5x to 6.5x in the case of Bulga Opencut, 4.5x to 5.5x in the case of South Bulga, 3.5x to 4.5x in the case of Baal Bone, and 5.0x to 6.0x in the case of Springvale. With respect to Cyprus Amax's copper business, the discounted cash flow estimates extended through the life of each mine and, therefore, assumed no terminal value once the mine was expected to be depleted. Credit Suisse First Boston then discounted to present value the free cash flow streams and terminal values using discount rates of 10.0% to 11.0%.

  Selected Companies Analysis. Credit Suisse First Boston compared financial and operating data of Cyprus Amax's copper business with corresponding data of the following selected companies in the copper industry:

    .  Boliden Limited
    .  Freeport-McMoRan Copper and Gold Inc.
    .  Grupo Mexico, S.A. de C.V.
    .  M.I.M. Holdings Limited
    .  Phelps Dodge Corporation
    .  Rio Algom Limited
    .  Rio Tinto plc

  Credit Suisse First Boston reviewed enterprise values, calculated as equity market value, plus total debt, preferred stock and minority interests, less cash and cash equivalents, of the selected companies as multiples of estimated calendar years 1999 and 2000 EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies to corresponding financial and operating data of Cyprus Amax's copper business. All multiples were based on closing stock prices on July 9, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Cyprus Amax were based on internal estimates of Cyprus Amax management.

  Selected Mergers and Acquisitions Analysis. Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the copper industry:

              Acquiror                                   Target


  .  Broken Hill Proprietary Company             .  Magma Copper Company
     Limited                                     .  Southern Peru Copper
                                                    Corporation
  .  ASARCO
                                                 .  Freeport-McMoRan Copper &
  .  RTZ Corporation plc                            Gold Inc.
                                                 .  Empresa Minera Especial
  .  Magma Copper Company                           Tintaya S.A.
                                                 .  Sociedad Minera Cerro
  .  Cyprus Amax                                    Verde S.A.
                                                 .  Olympic Dam (BP plc)
  .  Western Mining Corporation
                                                 .  Minnova Inc.
  .  Metall Mining Corp.
                                                 .  Hudson Bay Mining and
  .  Minorco (USA) (Anglo American                  Smelting Co.
     Corp. of South Africa)                      .  Cia Minera de Cananea S.A.
  .  Grupo Mexico, S.A. de C.V.
                                                 .  Falconbridge Ltd.
  .  Noranda Inc. & Trelleborg AB
                                                 .  Montana Copper Mining
  .  ASARCO                                         Business
                                                 .  Copper Range Co.
  .  Metall Mining Corp.
                                                 .  Inspiration Consolidated
  .  Cyprus Amax                                    Copper Co.
                                                 .  Ray Mines Division
  .  ASARCO                                         (Kennecott Corp.)

  .  Phelps Dodge Corp.                          .  Chino-Mines Co.


  Credit Suisse First Boston reviewed transaction values, calculated as the amount paid in the transaction for the equity of the target company, plus total debt, preferred stock and minority interests, less cash and cash equivalents, of the selected transactions as multiples of latest 12 months EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions to the average of calendar years 1999 through 2001 EBITDA for Cyprus Amax's copper business. All multiples for the selected transactions were based on financial information available at the time of the announcement of the relevant transaction.

  Aggregate Reference Ranges and Implied Exchange Ratio Analysis

  Aggregate Reference Ranges for ASARCO and Cyprus Amax. Based on the valuation methodologies employed in the analyses described above, Credit Suisse First Boston derived aggregate reference ranges for ASARCO's and Cyprus Amax's businesses. In addition to ASARCO's and Cyprus Amax's businesses, Credit Suisse First Boston valued ASARCO's interest in Grupo Mexico, S.A. de C.V. at its call value, its proposed investment in Coeur d'Alene Mines Corporation at its market value on July 9, 1999, and its interests in other investments at their estimated book values on March 31, 1999, and Cyprus Amax's interest in Kinross Gold Corporation at its market value on July 9, 1999. This analysis resulted in the following implied aggregate and per share equity reference ranges for ASARCO after adjustment for net debt, option proceeds and corporate overhead net of ASARCO's Globe, Hydrometrics and Encycle businesses, and implied aggregate and per share equity reference ranges for Cyprus Amax after adjustment for net debt, option proceeds, royalty payments and corporate overhead:

                                       Aggregate Equity         Per Share Equity
                                       Reference Range          Reference Range
                               -------------------------------- ----------------
   ASARCO..................... $  802 million to $1,035 million $20.16 to $25.93
   Cyprus Amax................ $1,436 million to $1,859 million $15.83 to $20.41

  Exchange Ratio Analysis. Credit Suisse First Boston compared the per share equity reference ranges derived for ASARCO and Cyprus Amax described above in order to derive an implied exchange ratio reference range for ASARCO and Cyprus Amax. This analysis resulted in the following implied exchange ratios, as compared to the exchange ratio for Cyprus Amax in the proposed business combination of 0.765x:

                                               Implied Per Share Equity Values
                                                             and
                                                   Implied Exchange Ratios
                                              ---------------------------------
                                                 Low      Midpoint      High
                                              ---------- ----------------------
ASARCO....................................... $    20.16 $    23.04  $    25.93
Cyprus Amax.................................. $    15.83 $    18.12  $    20.41
Implied Cyprus Amax/ASARCO Exchange Ratio....    0.7855x    0.7864x     0.7871x

  Pro Forma Analysis

  Credit Suisse First Boston analyzed the potential pro forma effect of the business combination on the earnings per share and free cash flow per share of ASARCO and Cyprus Amax in calendar years 2000 and 2001, based on internal estimates of the managements of ASARCO and Cyprus Amax, including the potential synergies that ASARCO's and Cyprus Amax's managements anticipate will result from the business combination. This analysis indicated that the business combination would be accretive to the earnings per share and free cash flow per share of ASARCO, and accretive to the earnings per share and dilutive to the free cash flow per share of Cyprus Amax, in calendar years 2000 and 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors

  In the course of preparing its opinion, Credit Suisse First Boston considered other information and data, including the historical trading characteristics of ASARCO common stock and Cyprus Amax common stock and the historical exchange ratios of the closing prices of ASARCO common stock and Cyprus Amax common stock over various trading periods.

  Miscellaneous

  Pursuant to the terms of Credit Suisse First Boston's engagement, ASARCO has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the business combination an aggregate fee of $4.7 million. ASARCO also has agreed to reimburse Credit Suisse First Boston for all of its out-of-pocket expenses, including the fees and expenses for legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement.

  Credit Suisse First Boston and its affiliates have in the past provided financial services to ASARCO and Cyprus Amax unrelated to the proposed business combination, for which services Credit Suisse First Boston and its affiliates have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both ASARCO and Cyprus Amax for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Opinion of Cyprus Amax's Financial Advisor

  Cyprus Amax retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as its financial advisor in connection with a possible business combination. On July 15, 1999, Merrill Lynch rendered its opinion to the Board of Directors of Cyprus Amax that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio (defined in the opinion to mean the ratio of the Cyprus Amax exchange ratio to the ASARCO exchange ratio) was fair from a financial point of view to the stockholders of Cyprus Amax. When we refer to this exchange ratio in this section of the joint proxy statement and prospectus, we are referring to the exchange ratio as it is defined in Merrill Lynch's opinion.

  We have attached as Appendix C to this document a copy of the Merrill Lynch opinion dated July 15, 1999, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch. Each stockholder is urged to read the Merrill Lynch opinion in its entirety. The Merrill Lynch opinion was intended for the use and benefit of the Board of Directors of Cyprus Amax and was directed only to the fairness from a financial point of view to the stockholders of Cyprus Amax. The Merrill Lynch opinion did not address the merits of the underlying decision by Cyprus Amax to engage in the business combination and does not constitute a recommendation to any stockholder of Cyprus Amax as to how such stockholder should vote on the proposed business combination or any related matter. The summary of the Merrill Lynch opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion attached as Appendix C.

  The exchange ratio was determined through an analysis by the managements of both Cyprus Amax and ASARCO of current and projected financial and operating data, in addition to negotiations between Cyprus Amax and ASARCO, and after substantial analysis and consideration was authorized by the Board of Directors of Cyprus Amax.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the Board of Directors of Cyprus Amax. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor forming part of each such analysis. While each factor set forth below is separate and none of the factors failed to support Merrill Lynch's opinion, Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch opinion.

  In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Cyprus Amax or ASARCO. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, Merrill Lynch's opinion was among several factors taken into consideration by the Board of Directors of Cyprus Amax in making its determination to approve the transactions contemplated in the merger agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Cyprus Amax Board of Directors or Cyprus Amax's management with respect to the fairness of the exchange ratio.

  In arriving at its opinion, Merrill Lynch, among other things:

  1. reviewed certain publicly available business and financial information relating to ASARCO and Cyprus Amax that Merrill Lynch deemed to be relevant;

  2. reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of ASARCO and Cyprus Amax, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the business combination furnished to Merrill Lynch by ASARCO and Cyprus Amax, respectively;

   3. conducted discussions with members of senior management and representatives of Cyprus Amax and conducted limited discussions with members of senior management and representatives of ASARCO concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the business combination and the synergies expected to result from the business combination;

   4. reviewed the market prices and valuation multiples for ASARCO common stock and Cyprus Amax common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

   5. reviewed the results of operations of ASARCO and Cyprus Amax and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

   6. compared the proposed financial terms of the business combination with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

   7. participated in certain discussions and negotiations among representatives of ASARCO and Cyprus Amax and their financial and legal advisors;

   8. reviewed the potential pro forma impact of the business combination;

   9. reviewed a draft dated July 14, 1999 of the merger agreement; and

  10. reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of any of the assets or liabilities of ASARCO or Cyprus Amax and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of ASARCO or Cyprus Amax. With respect to the financial forecast information and the synergies expected to result from the business combination furnished to or discussed with Merrill Lynch by ASARCO or Cyprus Amax, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of ASARCO's or Cyprus Amax's management as to the expected future financial performance of ASARCO or Cyprus Amax, as the case may be, and the synergies expected to result from the business combination. Merrill Lynch further assumed that the business combination will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

  The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the business combination, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the business combination.

  In connection with the preparation of its opinion, Merrill Lynch was not authorized by Cyprus Amax or the Board of Directors of Cyprus Amax to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Cyprus Amax. In addition, Merrill Lynch expressed no opinion as to the prices at which Cyprus Amax common stock or Asarco Cyprus common stock would trade following the announcement or consummation of the business combination.

 Financial Analyses

  The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch that were presented to the Board of Directors of Cyprus Amax in connection with the opinion delivered to the Board of Directors of Cyprus Amax on July 15, 1999.

  Cyprus Amax Valuation

  Merrill Lynch calculated estimated per share equity valuation ranges for Cyprus Amax by utilizing a historical trading performance analysis, a comparable public company analysis and a discounted cash flow analysis.

  Historical Trading Performance. Merrill Lynch reviewed publicly available information and found that the closing prices of Cyprus Amax common stock over a 52-week period ranged from $9.06 to $15.75.

  Comparable Public Companies Analysis. Merrill Lynch reviewed publicly available information to calculate specified financial and operating information, market value as a multiple of 2000 estimated cash flow (which was defined as net income plus depletion, depreciation and amortization), market capitalization as a multiple of 2000 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") and market capitalization adjusted for non-copper equivalent businesses as a multiple of 1998 Production and 1998 Reserves. Merrill Lynch then compared the financial and operating information and multiples of Cyprus Amax with the corresponding financial and operating information and multiples for a group of publicly traded companies that Merrill Lynch deemed comparable to Cyprus Amax. Merrill Lynch reviewed the following selected copper companies in this analysis:

North American Copper Producers           Non-North American Copper Producers

 .  Noranda Incorporated                   .  Rio Tinto PLC
                                          .  M.I.M. Holdings Limited
 .  Freeport-McMoRan Copper & Gold, Inc.
                                          .  Antofagasta Holdings PLC
 .  Phelps Dodge Corporation
 .  Grupo Mexico, S.A. de C.V.
 .  Rio Algom Limited

Merrill Lynch also reviewed the following selected Australian coal companies in this analysis:

Australian Coal Companies

 .  Centennial Coal Company Limited
 .  CIM Resources Limited
 .  Coal & Allied Industries Limited
 .  Portman Mining Limited
 .  QCT Resources Limited

  Using this analysis, Merrill Lynch calculated the following ranges of per share equity values of Cyprus Amax:

                                                            Range of Implied Per
   Measure                                                  Share Equity Values
   -------                                                  --------------------
   1998 Reserves...........................................   $ 6.70 - $14.80
   1998 Production.........................................   $ 9.00 - $11.00
   2000 Estimated EBITDA...................................   $ 9.70 - $15.80
   2000 Estimated Cash Flow Per Share......................   $11.50 - $15.35

  None of the selected comparable companies listed above is identical to Cyprus Amax. Accordingly, an analysis of the results of the foregoing analysis is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  Sum of the Parts Analysis. Merrill Lynch performed a discounted cash flow analysis for Cyprus Amax's copper mines for the life of such mines using Cyprus Amax management's projections. The discounted cash flow analysis assumed real discount rates ranging from 8.00% to 9.00% for Cyprus Amax's U.S. copper mines and 9.00% to 10.00% for Cyprus Amax's South American copper mines. Merrill Lynch also calculated values for Cyprus Amax's retained coal assets by using a multiple of production and EBITDA and for Cyprus Amax's overhead costs by applying a 6.0x-8.0x multiple on Cyprus Amax management's estimates of overhead costs. Merrill Lynch valued Cyprus Amax's interest in Kinross Gold Corporation based on share ownership and the closing stock price as of July 13, 1999. Using this analysis, Merrill Lynch calculated a range of per share equity values for Cyprus Amax of $15.60 to $17.45.

  ASARCO Valuation

  Merrill Lynch calculated estimated per share equity valuation ranges for ASARCO by utilizing a historical trading performance analysis, a comparable public company analysis and a discounted cash flow analysis.

  Historical Trading Performance. Merrill Lynch reviewed publicly available information and found that the closing prices of ASARCO common stock over a 52-week period ranged from $13.13 to $23.75.

  Comparable Public Companies Analysis. Merrill Lynch reviewed publicly available information to calculate specified financial and operating information, market value as a multiple of 2000 estimated cash flow, market capitalization as a multiple of 2000 estimated EBITDA and market capitalization adjusted for non-copper equivalent businesses as a multiple of 1998 Production and 1998 Reserves. Merrill Lynch then compared the financial and operating information and multiples of ASARCO with the corresponding financial and operating information and multiples for a group of publicly traded companies that Merrill Lynch deemed comparable to ASARCO. Merrill Lynch reviewed the following selected copper companies in this analysis:

  North American Copper Producers                   Non-North American Copper Producers

  .  Noranda Incorporated                           .  Rio Tinto PLC

  .  Freeport-McMoRan Copper & Gold, Inc.           .  M.I.M. Holdings Limited

  .  Phelps Dodge Corporation                       .  Antofagasta Holdings PLC

  .  Grupo Mexico, S.A. de C.V.

  .  Rio Algom Limited

  Merrill Lynch also reviewed the following selected aggregates, specialty chemicals and zinc companies in this analysis:


Aggregates Companies                      Specialty Chemicals Companies         Zinc Companies

 .  Florida Rock Industries, Inc.          .   Ferro Corporation                 .   Breakwater Resources, Ltd.

 .  Martin Marietta Materials, Inc.        .   Lilly Industries, Inc.            .   Cominco Ltd.

 .  Vulcan Materials Company               .   MacDermid, Incorporated           .   Pasminco Limited

                                          .   PPG Industries, Inc.              .   Western Metals Limited

                                          .   RPM, Inc.

                                          .   The Valspar Corporation


  Using this analysis, Merrill Lynch calculated the following ranges of per share equity values of ASARCO:

                                                            Range of Implied Per
   Measure                                                  Share Equity Values
   -------                                                  --------------------
   1998 Reserves...........................................   $33.40 - $53.75
   1998 Production.........................................   $34.05 - $38.30
   2000 Estimated EBITDA...................................   $ 9.85 - $24.85
   2000 Estimated Cash Flow Per Share......................   $24.05 - $32.10

  None of the selected comparable companies listed above is identical to ASARCO. Accordingly, an analysis of the results of the foregoing analysis is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  Sum of the Parts Analysis. Merrill Lynch performed a discounted cash flow analysis for ASARCO's copper mines for the life of such mines using ASARCO management's projections. The discounted cash flow analysis assumed real discount rates ranging from 8.00% to 9.00% for ASARCO's U.S. copper mines and 9.00% to 10.00% for Southern Peru Copper Corporation's copper mines. In addition, the discounted cash flow analyses for lead, zinc and precious metals, specialty chemicals and aggregates assumed terminal EBITDA multiples of 4.0x-6.0x, 7.5x-8.5x and 6.0x-8.0x, respectively. Merrill Lynch calculated values for other businesses, including Globe, Hydrometrics and Encycle, and values for corporate overhead costs using a 6.0x-8.0x multiple. Merrill Lynch valued ASARCO's interest in Grupo Mexico and its proposed investment in Coeur d'Alene Mines Corporation based on share ownership and the closing stock prices as of July 13, 1999. Merrill Lynch calculated values for various other equity investments based on book value. Using this analysis, Merrill Lynch calculated a range of per share equity values for ASARCO of $23.35 to $30.80.

  Exchange Ratio Analysis

  Historical Trading Performance. Merrill Lynch calculated the historical ratio of the stock prices of Cyprus Amax to the stock prices of ASARCO. The historical ratio over the last three years and the last three months ranged from 0.528 to 0.960 and 0.732 to 0.911, respectively.

  Comparable Public Company Valuation. Based on the comparable company analyses described above, Merrill Lynch calculated a range of implied exchange ratios by comparing the lowest estimated valuation of Cyprus Amax common stock to the highest estimated valuation of ASARCO common stock and the highest estimated valuation of Cyprus Amax common stock to the lowest estimated valuation of ASARCO common stock. Using this analysis, Merrill Lynch calculated the following ranges of implied exchange ratios:

                                                                Range of Implied
   Measure                                                      Exchange Ratios
   -------                                                      ----------------
   1998 Reserves...............................................  0.125 - 0.443
   1998 Production.............................................  0.235 - 0.323
   2000 Estimated EBITDA.......................................  0.390 - 1.604
   2000 Estimated Cash Flow Per Share..........................  0.358 - 0.638

  Relative Contribution Analysis. Merrill Lynch compared the relative contribution of Cyprus Amax and ASARCO to the combined company's estimated earnings per share, cash flow per share, EBITDA and earnings before interest and taxes ("EBIT") for the years 2000 to 2003. Using this analysis, Merrill Lynch calculated a range of implied exchange ratios from 0.329 to 0.888.

  Sum of the Parts Valuation. Based upon the discounted cash flow valuation analyses described above, Merrill Lynch calculated a range of implied exchange ratios by comparing the lowest estimated valuation of Cyprus Amax common stock to the highest estimated valuation of ASARCO common stock and the highest estimated valuation of Cyprus Amax common stock to the lowest estimated valuation of ASARCO common stock. Using this analysis, the range of implied exchange ratios calculated by Merrill Lynch was 0.507 to 0.747.

  Merrill Lynch Financial Advisor Fee

  Pursuant to the terms of a letter agreement between Cyprus Amax and Merrill Lynch dated July 17, 1999, Cyprus Amax has agreed to pay Merrill Lynch $4.7 million for its financial advisory services upon the consummation of the business combination. Cyprus Amax has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

  Cyprus Amax retained Merrill Lynch to act as its financial advisor based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Merrill Lynch has, in the past, provided financial advisory and financing services to Cyprus Amax and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade Cyprus Amax common stock and other securities of Cyprus Amax, as well as ASARCO common stock and other securities of ASARCO, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

  The business combination will be accounted for using the purchase method of accounting for financial accounting purposes in accordance with U.S. generally accepted accounting principles. The purchase method accounts for a merger as an acquisition of one company by another, and Cyprus Amax will be deemed the acquiring company principally because the common stockholders of Cyprus Amax will receive 63.5% of the shares of Asarco Cyprus. Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets acquired and liabilities assumed, based on their relative fair values. This allocation will be made based upon valuations and other studies that have not yet been finalized. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information appearing elsewhere in the joint proxy statement and prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information. If the purchase price exceeds the fair value of the purchased company's net assets, the excess cost will be amortized. Correspondingly, if the purchase price is less than the fair value of the purchased company's net assets, the values otherwise assignable to non-current assets acquired (except long-term investments in marketable securities) are reduced by a proportionate part of the difference to determine the assigned values. Earnings or losses of the purchased company are included in the buyer's financial statements from the consummation date of the acquisition. See "Pro Forma Condensed Combined Financial Information."

United States Federal Income Tax Consequences of the Business Combination

  ASARCO Merger

  The following general discussion summarizes the anticipated material United States federal income tax consequences of the ASARCO merger to holders of ASARCO common stock who exchange such stock for Asarco Cyprus common stock in the ASARCO merger. This discussion addresses only such stockholders who hold their ASARCO common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

  .  financial institutions,
  .  tax-exempt organizations,
  .  insurance companies,
  . dealers in securities or foreign currencies, . traders in securities who elect to apply a mark-to-market method of accounting,

  .  foreign holders,
  . persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or
  . holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

  The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

  Holders of ASARCO common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the ASARCO merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

  We will not be obligated to complete the ASARCO merger unless ASARCO receives an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to ASARCO, stating that the ASARCO merger, taken together with the Cyprus Amax merger, will qualify for United States federal income tax purposes as an exchange within the meaning of Section 351 of the Internal Revenue Code and/or the ASARCO merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The condition relating to that opinion is not waivable by ASARCO or Cyprus Amax after receipt of either the Cyprus Amax stockholder approval or the ASARCO stockholder approval unless further stockholder approval is obtained with appropriate disclosure. That opinion will be based on customary assumptions and representations made by, among others, ASARCO, Cyprus Amax, Asarco Cyprus Incorporated, ACO Acquisition Corp., and CAM Acquisition Corp. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the ASARCO merger.

  Assuming the ASARCO merger, taken together with the Cyprus Amax merger, qualifies as an exchange within the meaning of Section 351 of the Internal Revenue Code and/or the ASARCO merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, holders of ASARCO common stock who exchange all of their ASARCO common stock solely for Asarco Cyprus common stock in the ASARCO merger will not recognize gain or loss for United States federal income tax purposes. Each such holder's aggregate tax basis in the Asarco Cyprus common stock received in the ASARCO merger will be the same as his or her aggregate tax basis in the ASARCO common stock surrendered in the ASARCO merger. The holding period of the Asarco Cyprus common stock received in the ASARCO merger by such holder of ASARCO common stock will include the holding period of ASARCO common stock that he or she surrendered in the ASARCO merger.

  Cyprus Amax Merger

  The following general discussion summarizes the anticipated material United States federal income tax consequences of the Cyprus Amax merger to (i) holders of Cyprus Amax common stock who exchange such stock for Asarco Cyprus common stock in the Cyprus Amax merger and (ii) holders of Cyprus Amax Series A convertible preferred stock who exchange such stock for Asarco Cyprus Series A convertible preferred stock in the Cyprus Amax merger. This discussion addresses only such stockholders who hold their Cyprus Amax common stock and/or Cyprus Amax Series A convertible preferred stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

  .  financial institutions,
  .  tax-exempt organizations,

  .  insurance companies,
  . dealers in securities or foreign currencies, . traders in securities who elect to apply a mark-to-market method of accounting,
  .  foreign holders,
  . persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction,
  . holders of Cyprus Amax Series A convertible preferred stock who exercise appraisal rights, or
  . holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

  The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

  Holders of Cyprus Amax common stock and Cyprus Amax Series A convertible preferred stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the Cyprus Amax merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

  We will not be obligated to complete the Cyprus Amax merger unless Cyprus Amax receives an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Cyprus Amax, stating that the Cyprus Amax merger, taken together with the ASARCO merger, will qualify for United States federal income tax purposes as an exchange within the meaning of Section 351 of the Internal Revenue Code. The condition relating to that opinion is not waivable by Cyprus Amax or ASARCO after receipt of either the Cyprus Amax stockholder approval or the ASARCO stockholder approval unless further stockholder approval is obtained with appropriate disclosure. That opinion will be based on customary assumptions and representations made by, among others, ASARCO, Cyprus Amax, Asarco Cyprus Incorporated, ACO Acquisition Corp., and CAM Acquisition Corp. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the Cyprus Amax merger.

  Assuming the Cyprus Amax merger, taken together with the ASARCO merger, qualifies as an exchange within the meaning of Section 351 of the Internal Revenue Code, holders of Cyprus Amax common stock who exchange all of their Cyprus Amax common stock solely for Asarco Cyprus common stock in the Cyprus Amax merger will not recognize gain or loss for United States federal income tax purposes. Each such holder's aggregate tax basis in the Asarco Cyprus common stock received in the Cyprus Amax merger will be the same as his or her aggregate tax basis in the Cyprus Amax common stock surrendered in the Cyprus Amax merger. The holding period of the Asarco Cyprus common stock received in the Cyprus Amax merger by such holder of Cyprus Amax common stock will include the holding period of Cyprus Amax common stock that he or she surrendered in the Cyprus Amax merger.

  Holders of Cyprus Amax Series A convertible preferred stock who exchange their Cyprus Amax Series A convertible preferred stock for Asarco Cyprus Series A convertible preferred stock in the Cyprus Amax merger will not recognize gain or loss for United States federal income tax purposes, provided that, as is expected to be the case, such Asarco Cyprus Series A convertible preferred stock is treated for tax purposes as participating in corporate growth to a significant extent by virtue of its conversion rights. If so, each holder's aggregate tax basis in the Asarco Cyprus Series A convertible preferred stock received in the Cyprus Amax merger will be the same as his or her aggregate tax basis in the Cyprus Amax Series A convertible preferred stock surrendered in the Cyprus Amax merger, and the holding period of the Asarco Cyprus convertible preferred stock received in the Cyprus Amax merger by a holder of Cyprus Amax Series A convertible preferred stock will include the holding period of Cyprus Amax Series A convertible preferred stock that he or she surrendered in the Cyprus Amax merger.

  A holder of Cyprus Amax common stock who does not also own ASARCO common stock and receives cash in lieu of fractional shares of Asarco Cyprus common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Asarco Cyprus common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her Cyprus Amax common stock for more than 12 months at the effective time of the Cyprus Amax merger. The deductibility of capital losses is subject to limitations for both individuals and corporations. A holder of Cyprus Amax common stock who also owns ASARCO common stock should consult his or her tax advisor concerning the amount and character of income or gain recognized upon receipt of cash in lieu of fractional shares of Asarco Cyprus common stock.

Regulatory Matters

  U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the related rules of the Federal Trade Commission, we cannot complete the mergers until notifications have been given, certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. We filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 30, 1999. If the FTC believes that the business combination would violate the federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, it has the authority to challenge the business combination by seeking a federal court order temporarily enjoining the transactions pending conclusion of administrative hearings. The FTC may also proceed with an administrative hearing if the injunction is denied, and if the business combination is found to be anticompetitive, challenge the business combination after the fact. We can give no assurance that a challenge to the business combination will not be made or, if such a challenge is made, that it would be unsuccessful. Expiration of the HSR Act waiting period is a condition to each of the mergers.

  Other Laws. ASARCO and Cyprus Amax conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the business combination. ASARCO and Cyprus Amax currently are in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. We recognize that some of these filings may not be completed before the completion of the mergers, and that some of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of the mergers, may not be obtained prior to the closing.

Appraisal Rights

  Holders of ASARCO common stock are not entitled to appraisal rights under New Jersey law in connection with the ASARCO merger. Holders of Cyprus Amax common stock are not entitled to appraisal rights under Delaware law in connection with the Cyprus Amax merger. See "Comparison of Stockholders Rights--Appraisal Rights." Appraisal rights are available in connection with the Cyprus Amax merger to the holders of Cyprus Amax Series A convertible preferred stock, if such holders comply with the procedural requirements of the Delaware appraisal rights statute. See "Appraisal Rights of Cyprus Amax Series A Preferred Stockholders."

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

  This joint proxy statement and prospectus does not cover any resales of the Asarco Cyprus common stock or preferred stock to be received by the stockholders of either ASARCO or Cyprus Amax upon completion of the mergers, and no person is authorized to make any use of this joint proxy statement and prospectus in connection with any such resale.

  All shares of Asarco Cyprus common stock received by ASARCO stockholders in the ASARCO merger will be freely transferable, except that shares of Asarco Cyprus common stock received by persons who are deemed to be "affiliates" of ASARCO under the Securities Act of 1933 at the time of the ASARCO special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of ASARCO for such purposes generally include individuals or entities that control, are controlled by or are under common control with ASARCO and include directors and executive officers of ASARCO. The merger agreement requires ASARCO to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Asarco Cyprus common stock issued to them in the ASARCO merger in violation of the Securities Act of 1933 or the related Securities and Exchange Commission rules.

  All shares of Asarco Cyprus common or preferred stock received by Cyprus Amax stockholders in the Cyprus Amax merger will be freely transferable, except that shares of Asarco Cyprus common or preferred stock received by persons who are deemed to be "affiliates" of Cyprus Amax under the Securities Act of 1933 at the time of the Cyprus Amax special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Cyprus Amax for such purposes generally include individuals or entities that control, are controlled by or are under common control with Cyprus Amax and include directors and executive officers of Cyprus Amax. The merger agreement requires Cyprus Amax to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Asarco Cyprus common or preferred stock issued to them in the Cyprus Amax merger in violation of the Securities Act of 1933 or the related Securities and Exchange Commission rules.

                       COMPARATIVE PER SHARE MARKET PRICE
                            AND DIVIDEND INFORMATION

  We are providing you with the high and low sale prices of Cyprus Amax common stock and ASARCO common stock as reported on the New York Stock Exchange Composite Transactions Tape for each calendar quarter during the past three years.

  Cyprus Amax common stock and ASARCO common stock are listed on the New York Stock Exchange. The Cyprus Amax ticker symbol on the New York Stock Exchange is "CYM." The ASARCO ticker symbol on the New York Stock Exchange is "AR." We intend to apply to have the Asarco Cyprus common stock listed on the New York Stock Exchange. Prior to the completion of the business combination, there will be no public market for the Asarco Cyprus common stock.

                         Cyprus Amax Common Stock                 ASARCO Common Stock
                         -------------------------------------- ---------------------------------
                         Market Price                  Cash     Market Price              Cash
                         ----------------------      Dividends  ------------------      Dividends
                          High          Low          Declared    High        Low        Declared
                         --------      --------     ----------- ------      ------      ---------
1997
First Quarter........... $    24 7/8   $    21 1/4    $    .20  $  32 5/8   $  25 1/8     $.20
Second Quarter..........      26 3/8        21 5/8         .20     32 3/8      26 1/4      .20
Third Quarter...........      26 13/16      22 3/8         .20     34 1/4      29 3/8      .20
Fourth Quarter..........       25           14 7/16        .20     32 1/4      21 3/4      .20
1998
First Quarter........... $    17 7/8   $     14       $    .20  $  26 3/4   $  20 1/2     $.20
Second Quarter..........      17 7/8         13            .20     27 13/16    21 3/8      .20
Third Quarter...........      13 13/16       9 3/16        .20      24         15 7/16     .20
Fourth Quarter..........      14 3/8          9            .20      23         14 7/8      .10
1999
First Quarter........... $    13 1/8   $     9 3/8    $    .20  $  18 3/8   $  13 11/16   $.05
Second Quarter..........      16 1/16       11 3/8         .05     19 1/4      13 7/16     .05
Third Quarter (through
 August 19, 1999).......      14 1/2        13 1/2         .05     18 7/16     17 3/16     .05

  The following table sets forth the closing price of Cyprus Amax and ASARCO as reported on the New York Stock Exchange Composite Transactions Tape, and the equivalent price per share of Cyprus Amax common stock (which is the closing sale price of ASARCO common stock multiplied by the Cyprus Amax exchange ratio of 0.765) as of (i) July 14, 1999 (the last full trading day prior to the public announcement of the proposed mergers) and (ii) August 19, 1999 (the last full trading day prior to the date we filed with the Securities and Exchange Commission the registration statement of which this joint proxy statement and prospectus is a part):

                                                 Equivalent Price Per Share of
                       Cyprus Amax     ASARCO     Cyprus Amax Common Stock at
                       Common Stock Common Stock the Cyprus Amax Exchange Ratio
                       ------------ ------------ ------------------------------
July 14, 1999.........    $13.94       $19.00                $14.53
August 19, 1999.......    $14.50       $18.44                $14.11

  We urge you to obtain current market quotations before voting your shares. Because the exchange ratios are fixed in the merger agreement, the market value of the shares of Asarco Cyprus that holders of Cyprus Amax common stock and ASARCO common stock will have the right to acquire when the mergers become effective may vary significantly from the market value of the shares of Cyprus Amax common stock and ASARCO common stock that holders of Cyprus Amax common stock and ASARCO common stock would receive if the mergers were consummated on the date of this joint proxy statement and prospectus.

  ASARCO currently pays dividends at a rate of $.20 per share each year, and Cyprus Amax currently pays dividends at a rate of $.20 per share each year. The dividend policy of Asarco Cyprus will be determined by its Board of Directors following the business combination. Management expects the initial annualized dividend rate to be $.20 per share. Assuming this is the case, because each share of Cyprus Amax common stock will be converted into 0.765 of a share of Asarco Cyprus common stock in the Cyprus Amax merger, Cyprus Amax stockholders will experience a reduction in their aggregate dividends.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  We have presented below unaudited pro forma combined financial statements that reflect the business combination using the purchase method of accounting. For a more detailed description of the purchase method of accounting, see "The Business Combination--Accounting Treatment." The pro forma adjustments are preliminary and based on management's estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the business combination. Consequently, the amounts reflected in the unaudited pro forma combined financial statements are subject to change, and the final amounts may differ substantially. In addition, the managements of ASARCO and Cyprus Amax are in the process of assessing and formulating their integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The final result of these plans could result in material revisions to the estimated liabilities reflected in the accompanying unaudited pro forma combined financial statements. While the exact amount of the restructuring charge is not known, the managements of ASARCO and Cyprus Amax believe that the costs could range between $30 million and $50 million. The pro forma combined financial statements do not reflect any of these restructuring charges, anticipated cost savings or synergies resulting from the business combination, and there can be no assurance that any such cost savings or synergies will occur.

  The unaudited pro forma combined income statements for the six-month period ended June 30, 1999 and for the year ended December 31, 1998 give effect to the business combination as if it were completed on January 1, 1998. The unaudited pro forma combined balance sheet as of June 30, 1999 gives effect to the business combination as if it were completed on that date. The pro forma combined financial statements should be read in conjunction with the separate historical consolidated financial statements and the notes thereto contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of ASARCO and Cyprus Amax, respectively, incorporated by reference in this joint proxy statement and prospectus.

  You should not rely on the unaudited pro forma combined financial statements as being indicative of the historical results that Asarco Cyprus would have had or the future results that Asarco Cyprus will experience after the business combination.

                           ASARCO CYPRUS INCORPORATED

                        PRO FORMA COMBINED BALANCE SHEET

                                 June 30, 1999
                                  (Unaudited)

                            Historical   Historical   Pro Forma     Pro Forma
                            Cyprus Amax    ASARCO    Adjustments     Combined
                            -----------  ----------  -----------    ----------
                                       (dollars in thousands)
ASSETS
Current Assets:
 Cash and cash
  equivalents.............  $1,275,416   $  124,744   $  (9,000)(A) $1,391,160
 Marketable securities....         --        31,688         --          31,688
 Accounts receivable
 Trade, less allowance for
  doubtful accounts.......      11,780      349,632         --         361,412
 Other....................      25,271       54,111         --          79,382
 Notes receivable, net....      45,419          --          --          45,419
 Inventories..............     293,449      305,037      62,200 (B)    660,686
 Deferred tax asset.......      31,822       33,078     (13,800)(B)
                                                          4,400 (C)     55,500
 Prepaid expenses.........      28,359       70,558         --          98,917
                            ----------   ----------   ---------     ----------
 Total Current Assets.....  $1,711,516   $  968,848   $  43,800     $2,724,164
Investments
 Cost and available-for-
  sale....................       8,580      123,186      20,000 (B)    151,766
 Equity method............     327,781       66,675         --         394,456
Properties--at cost, net..   2,545,904    2,592,344    (827,200)(B)        --
                                                       (136,917)(C)  4,174,131
Deferred tax asset........         --           --      196,500 (C)    196,500
Other assets..............     152,213      226,250     193,000 (B)        --
                                                        (43,400)(C) $  528,063
                            ----------   ----------   ---------     ----------
 Total Assets.............  $4,745,994   $3,977,303   $(554,217)    $8,169,080
                            ==========   ==========   =========     ==========
LIABILITIES
Current Liabilities:
 Short-term debt..........  $  248,560   $   15,884   $     --      $  264,444
 Current portion of long-
  term debt...............      78,996       31,462         --         110,458
 Accounts payable.........      43,727      270,823         --         314,550
 Accrued liabilities:
 Payroll and benefits.....      44,365       38,105         --          82,470
 Interest.................      23,723       14,296         --          38,019
 Closure, reclamation and
  environmental reserves..      74,734       52,799         --         127,533
 Other accrued
  liabilities.............     120,538      105,214       9,000 (A)
                                                         15,000 (D)    249,752
 Taxes payable, other than
  income taxes............      16,315       14,998         --          31,313
 Income taxes payable.....      81,292       90,304         --         171,596
 Dividends payable........       9,385          --          --           9,385
                            ----------   ----------   ---------     ----------
 Total Current
  Liabilities.............  $  741,635   $  633,885   $  24,000     $1,399,520
Long-term debt............   1,499,440      998,736     (53,300)(B)  2,444,876
Capital lease
 obligations..............      25,872       17,794         --          43,666
Deferred income taxes.....      13,914       27,735      60,500 (B)    102,149
Deferred employee &
 retiree benefits.........     179,388      143,109         --         322,497
Closure, reclamation and
 environmental reserves...     177,678       76,120     125,000 (E)    378,798
Other.....................      29,156       86,944         --         116,100
                            ----------   ----------   ---------     ----------
 Total Non-Current
  Liabilities.............  $1,925,448   $1,350,438   $ 132,200     $3,408,086
Minority Interest.........      20,007      534,463         --         554,470
Shareholders' Equity
 Preferred stock..........       4,664          --          --           4,664
 Common stock.............       1,063      679,991    (679,991)(F)        --
                                                        748,100 (F)    749,163
 Paid in surplus..........   2,912,605          --          --       2,912,605
 Retained earnings........    (767,776)     948,502    (948,502)(F)   (767,776)
 Accumulated other
  comprehensive income....      (5,348)     (15,097)     15,097 (F)     (5,348)
 Treasury stock...........     (86,304)    (154,879)    154,879 (F)    (86,304)
                            ----------   ----------   ---------     ----------
 Total Shareholders'
  Equity..................  $2,058,904   $1,458,517   $(710,417)    $2,807,004
                            ----------   ----------   ---------     ----------
 Total Liabilities and
  Shareholders' Equity....  $4,745,994   $3,977,303   $(554,217)    $8,169,080
                            ==========   ==========   =========     ==========

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                           ASARCO CYPRUS INCORPORATED

                     PRO FORMA COMBINED STATEMENT OF INCOME

                     For the six months ended June 30, 1999
                                  (Unaudited)

                          Historical   Historical      Pro Forma             Pro Forma
                         Cyprus Amax     ASARCO      Adjustments             Combined
                         ------------  ------------  -------------    (A)   ------------
                          (dollars in thousands, except for per share amounts)
Revenue................   $  560,603   $    966,011    $      --            $  1,526,614
Operating costs and
 expenses:
  Cost of sales........      428,518        858,955         1,700 (B)          1,289,173
  Selling,
   administrative and
   other...............       33,792         72,092           --                 105,884
  Depreciation,
   depletion and
   amortization........      103,653         73,117       (38,200)(C)            138,570
  Research and
   exploration.........        7,569         10,676           --                  18,245
                          ----------   ------------    ----------     ----- ------------
    Total operating
     costs and
     expenses..........      573,532      1,014,840       (36,500)             1,551,872
Operating income
 (loss)................      (12,929)       (48,829)       36,500                (25,258)
Interest income........        7,113          5,580           --                  12,693
Interest expense.......      (69,123)       (42,024)       (2,500)(D)           (113,647)
Capitalized interest...        2,549          3,687           --                   6,236
Other income...........          --           1,860           --                   1,860
Earnings (loss) on
 equity investments and
 other.................      (18,003)         2,144           --                 (15,859)
                          ----------   ------------    ----------     ----- ------------
Earnings (loss) from
 continuing operations
 before taxes on income
 and minority
 interest..............      (90,393)       (77,582)       34,000               (133,975)
  Income tax
   (provision)
   benefit.............       14,175         25,083       (15,000)(E)             24,258
  Minority Interest....         (255)        (3,882)          --                  (4,137)
                          ----------   ------------    ----------     ----- ------------
Net income (loss) from
 continuing
 operations............      (76,473)       (56,381)       19,000               (113,854)
  Preferred Stock
   Dividends...........       (9,329)           --            --                  (9,329)
Net income (loss) from
 continuing operations
 applicable to common
 shares................   $  (85,802)  $    (56,381)   $   19,000           $   (123,183)
                          ==========   ============    ==========     ===== ============
Earnings (loss) from
 continuing operations
 per common share:
  Basic................   $    (0.95)  $        --     $      --            $      (1.13)
                          ==========   ============    ==========     ===== ============
  Diluted..............   $    (0.95)  $        --     $      --            $      (1.13)
                          ==========   ============    ==========     ===== ============
Weighted average common
 shares outstanding:
  Basic................       90,453            --            --                 108,908
                          ==========   ============    ==========     ===== ============
  Diluted..............      100,340            --            --                 116,545
                          ==========   ============    ==========     ===== ============

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                           ASARCO CYPRUS INCORPORATED

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      For the year ended December 31, 1998
                                  (Unaudited)

                         Historical Cyprus
                          Amax Continuing  Historical   Pro Forma         Pro Forma
                           Operations(F)     ASARCO    Adjustments         Combined
                         ----------------- ----------  -----------    (A) ----------
                          (dollars in thousands, except for per share amounts)
Revenue................     $1,660,550     $2,233,068   $    --           $3,893,618
Operating costs and
 expenses:
  Cost of sales........      1,087,350      1,962,790      3,800 (B)       3,053,940
  Selling,
   administrative and
   other...............        104,646        144,324        --              248,970
  Depreciation,
   depletion and
   amortization........        254,547        144,636    (76,400)(C)         322,783
  Research and
   exploration.........         43,906         26,954        --               70,860
  Write-downs and
   special charges.....        118,269         72,421        --              190,690
                            ----------     ----------   --------          ----------
    Total operating
     costs and
     expenses..........      1,608,718      2,351,125    (72,600)          3,887,243
Operating income
 (loss)................         51,832       (118,057)    72,600               6,375
  Interest income......         16,878         18,061        --               34,939
  Interest expense.....       (157,351)       (80,317)    (5,000)(D)        (242,668)
  Capitalized
   interest............          1,498         12,530        --               14,028
  Other income.........            --           6,622        --                6,622
  Earnings (loss) on
   equity investments
   and other...........        (52,554)         4,164        --              (48,390)
                            ----------     ----------   --------          ----------
Earnings (loss) from
 continuing operations
 before taxes on income
 and minority
 interest..............       (139,697)      (156,997)    67,600            (229,094)
  Income tax
   (provision)
   benefit.............          5,037         53,016    (33,800)(E)          24,253
  Minority Interest....            646        (26,659)       --              (26,013)
                            ----------     ----------   --------          ----------
Net income (loss) from
 continuing
 operations............       (134,014)      (130,640)    33,800            (230,854)
                            ==========     ==========   ========          ==========
  Preferred Stock
   Dividends...........        (18,657)           --         --              (18,657)
Net income (loss) from
 continuing operations
 applicable to common
 shares................     $ (152,671)    $ (130,640)  $ 33,800          $ (249,511)
                            ==========     ==========   ========          ==========
Earnings (loss) from
 continuing operations
 per common share:
  Basic................     $    (1.65)    $      --    $    --           $    (2.26)
                            ==========     ==========   ========          ==========
  Diluted..............     $    (1.65)    $      --    $    --           $    (2.26)
                            ==========     ==========   ========          ==========
Weighted average common
 shares outstanding:
  Basic................         92,395            --         --              110,337
                            ==========     ==========   ========          ==========
  Diluted..............        102,049            --         --              117,724
                            ==========     ==========   ========          ==========

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

Notes to the Pro Forma Condensed Combined Balance Sheet

(A) Estimated merger expenses include $9 million for Cyprus Amax's financial advisory, legal, accounting, printing and similar costs. An additional $9 million in financial advisory, legal, accounting, printing and similar costs are expected to be expensed by ASARCO as of the closing.

(B) Reflects acquisition adjustments as shown below, using the purchase method of accounting, to record assets acquired and liabilities assumed at estimated fair value.

                                                                     Amount
                                                                   -----------
                                                                   (thousands)
    Adjust Inventories to fair value..............................  $  62,200
    Adjust Deferred tax asset to realizable amount using
     anticipated Asarco Cyprus effective tax rate (($13,800) in
     current assets and $60,500 in non-current liabilities).......    (74,300)
    Adjust Cost investments to fair value.........................     20,000
    Adjust Properties to fair value...............................   (827,200)
    Adjust Other assets to fair value.............................    193,000
    Adjust Long-term debt to fair value...........................     53,300
                                                                    ---------
    Estimated acquisition adjustment..............................  $(573,000)
                                                                    =========

(C) Reflects allocation of the excess of book value over estimated fair value to Properties and Other assets using the purchase method of accounting, assuming an exchange ratio of one share of Asarco Cyprus common stock for each share of ASARCO common stock.

                                                                   Amount
                                                               ---------------
                                                                (thousands)
    ASARCO common stock (at closing market price on June 30,
     1999 of
     $18.8125 per share).....................................  $  748,100
    Transaction costs (see Notes (A) and (D))................      24,000
    Estimated acquisition adjustment (see Notes (B) and
     (E))....................................................     698,000
    Deferred tax effect of acquisition adjustments ($4,400 in
     current assets
     and $196,500 in non-current assets).....................    (200,900)
    Less: Net asset value of Historical ASARCO.... (1,458,517)
        ASARCO merger expenses (see Note (A)).....      9,000  (1,449,517)
                                                   ----------  ----------
    Remaining book value in excess of the purchase price
     ($136,917 in Properties and $43,400 in Other Assets)....  $ (180,317)
                                                               ==========

  Assuming the ASARCO exchange ratio is 1.0, then each $1 per share increase (decrease) in the price of ASARCO common stock will decrease (increase) the amount of book value in excess of the purchase price by approximately $40 million (which would decrease (increase) pro forma net income for the year ended December 31, 1998 and the six months ended June 30, 1999 by approximately $1.5 million and $.7 million, respectively).

(D) Estimated transaction costs associated with the mergers include $15 million in severance costs associated with reduced employment levels.

(E) Adjustment of $125,000 reflects estimated costs associated with the rationalization of operations.

(F) Reflects issuance of 39.8 million shares of Asarco Cyprus common stock. Each share of ASARCO common stock will be converted into one share of Asarco Cyprus common stock and each share of Cyprus

   Amax common stock will be converted into 0.765 shares of Asarco Cyprus common stock. The actual number of shares of Asarco Cyprus common stock to be issued in exchange for the Cyprus Amax common stock in the business combination will be determined by reference to the exchange ratios and the actual number of shares of Cyprus Amax and ASARCO common stock issued and outstanding immediately prior to the effective time of the mergers. See "Summary--The Business Combination." These adjustments also reflect the elimination of ASARCO equity accounts.

Notes to Pro Forma Condensed Combined Statement of Income

(A) These pro forma adjustments do not reflect the significant operating efficiencies and annual cost savings that Asarco Cyprus expects to achieve. Expense reductions are expected to be realized in corporate overhead, administrative costs, material and supply costs and from operating synergies. See "The Business Combination--Reasons for the Business Combination and Recommendation of the Boards." A final determination of the required purchase accounting adjustments will be made after the closing, and may vary significantly from these pro forma statements shown.

  As a result of the business combination, Asarco Cyprus is expected to incur approximately $30 million to $50 million of nonrecurring, indirect expenses within the first twelve months after the business combination that are not reflected in the pro forma statements. These expenses include severance costs and transition and other expenses expected to be incurred as a result of the business combination.

Notes (B) through (F) described below result from acquisition adjustments as shown in Notes (B) and (C) to the Pro Forma Condensed Combined Balance Sheet:

(B) Reflects amortization of Other assets as a result of the purchase accounting adjustments.

(C) Reflects decrease in Depreciation expense due to the reduction of the historical carrying values.

(D) Represents additional interest expense resulting from the fair value adjustment of ASARCO's Long-term debt.

(E) Reflects increase in Income taxes to provide taxes on pro forma adjustments at the anticipated effective tax rate. The amount also includes an increase in Income taxes on Historical ASARCO resulting from assumption of applicability of AMT.

(F) The Cyprus Amax historical consolidated statement of income for the year ended December 31, 1998 has been adjusted to reflect the Domestic Coal Division as a Discontinued Operation due to its sale effective June 30, 1999.

                          CYPRUS AMAX MINERALS COMPANY

                         PRO FORMA STATEMENT OF INCOME

                      For the year ended December 31, 1998
                                  (Unaudited)

                                                 Historical         Historical Cyprus
                           Historical          Domestic Coal         Amax Continuing
                          Cyprus Amax             Division              Operations
                         ------------------   ----------------     --------------------
                         (dollars in thousands, except for per share amounts)
Revenue................  $        2,566,421     $        905,871      $        1,660,550
Operating costs and
 expenses:
  Cost of sales........           1,787,465              700,115               1,087,350
  Selling,
   administrative and
   other...............             119,423               14,777                 104,646
  Depreciation,
   depletion and
   amortization........             360,902              106,355                 254,547
  Research and
   exploration.........              44,416                  510                  43,906
  Write-downs and
   special charges.....             118,269                  --                  118,269
                         ------------------     ----------------      ------------------
    Total operating
     costs and
     expenses..........           2,430,475              821,757               1,608,718
Operating income
 (loss)................             135,946               84,114                  51,832
  Interest income......              17,114                  236                  16,878
  Interest expense.....            (167,865)             (10,514)               (157,351)
  Capitalized
   interest............               4,549                3,051                   1,498
  Earnings (loss) on
   equity investments
   and other...........             (52,781)                (227)                (52,554)
                         ------------------     ----------------      ------------------
Earnings (loss) before
 taxes on income and
 minority interest.....             (63,037)              76,660                (139,697)
  Income tax
   (provision)
   benefit.............             (13,361)             (18,398)                  5,037
  Minority Interest....                 872                  226                     646
                         ------------------     ----------------      ------------------
Net income (loss)......             (75,526)              58,488                (134,014)
  Preferred Stock
   Dividends...........             (18,657)                 --                  (18,657)
                         ------------------     ----------------      ------------------
Income (loss)
 applicable to common
 shares................  $          (94,183)    $         58,488      $         (152,671)
Earnings (loss) per
 common share:
  Basic................  $            (1.02)    $            --       $            (1.65)
  Diluted..............  $            (1.02)    $            --       $            (1.65)
Weighted average common
 shares outstanding:
  Basic................              92,395                  --                   92,395
  Diluted..............             102,049                  --                  102,049

                       PRO FORMA COMBINED CAPITALIZATION

  The consolidated capitalization of Cyprus Amax at June 30, 1999, and the pro forma consolidated capitalization of Asarco Cyprus giving effect to the business combination and related transactions are set forth below. See "Unaudited Pro Forma Combined Financial Statements."

                                                         Historical  Pro Forma
                                                         ----------  ----------
                                                            (In thousands)
Long-Term Debt:
 Cyprus Amax Minerals:
 10 1/8% Notes Dues 2002...............................  $  150,000  $  150,000
 9 7/8% Notes Due 2001.................................      95,711      95,711
 8 3/8% Notes Due 2023.................................     148,699     148,699
 7 3/8% Notes Due 2007.................................     247,600     247,600
 6 5/8% Notes Due 2005.................................     249,053     249,053
 Cyprus Amax Term Loan Due 2001........................     100,000     100,000
 Capital Lease Obligations.............................      25,872      25,872
 El Abra Project Financing.............................     375,789     375,789
 Cerro Verde Project Financing.........................      86,000      86,000
 Pollution Control/Industrial Revenue Bonds............      46,588      46,588
 ASARCO Business to be Merged (a):
 8.5% Debentures Due 2025..............................     149,031     129,904
 7.9% Secured Export Notes Due 2007....................     148,657     143,127
 7.875% Debentures Due 2013............................      99,758      87,278
 7.375% Notes Due 2003.................................      99,757      94,928
 7.0% Notes Due 2001...................................      50,000      48,166
 Pollution Control Bonds...............................     189,800     183,021
 8.25% Bonds Due 2004..................................      50,000      48,295
 Capital Lease Obligations.............................      17,794      17,794
 Revolving Credit Agreements...........................     180,000     180,000
 Other.................................................      31,733      30,717
                                                         ----------  ----------
Total Long-Term Debt...................................  $2,541,842  $2,488,542
                                                         ==========  ==========
Shareholders' Equity:
 Preferred Stock, $1 Par Value, 20,000,000 Shares
  Authorized:
  Series A Junior Participating Preferred Stock,
  1,500,000 Shares Authorized,
  None Issued or Outstanding...........................  $      --   $      --
 $4.00 Series A Convertible Preferred Stock, $1 Par
  Value, $50 Liquidation Preference,
  4,666,667 Shares Authorized, 4,664,302 Issued and
  Outstanding (Actual),
  4,664,302 Issued and Outstanding (Pro Forma).........       4,664       4,664
 Preferred Stock, No Par Value, 10,000,000 Shares
  Authorized,
  None Issued or Outstanding...........................         --          --
 Common Stock, Without Par Value, 150,000,000 Shares
  Authorized,
  90,510,484 Shares Issued (Actual), 109,008,004 Shares
  Issued (Pro Forma)...................................       1,063     749,163
 Paid-In Surplus.......................................   2,912,605   2,912,605
 Accumulated Deficit...................................    (767,776)   (767,776)
                                                         ----------  ----------
                                                          2,150,556   2,898,656
 Treasury Stock at Cost................................     (86,304)    (86,304)
 Other Comprehensive Income............................      (5,348)     (5,348)
                                                         ----------  ----------
Total Shareholders' Equity.............................  $2,058,904  $2,807,004
                                                         ==========  ==========

--------
(a) Pro forma amounts of indebtedness reflect the principal amount of ASARCO indebtedness assumed, adjusted to decrease such principal amount to fair value.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The executive officers of ASARCO and Cyprus Amax and the members of the ASARCO and Cyprus Amax boards of directors have interests in the business combination that are different from, or in addition to, the interests of stockholders generally. Several executive officers of ASARCO and Cyprus Amax, including some officers who are also directors, have employment or severance agreements and are or may become entitled to specific benefits under employee benefit plans as a result of the business combination. Each of the employee-directors of ASARCO and Cyprus Amax may be entitled to receive compensation if the business combination is completed. The ASARCO and Cyprus Amax boards of directors were aware of and discussed these potentially conflicting interests when they approved the business combination.

ASARCO Employment Agreements

  ASARCO has entered into change of control employment agreements with nine of its executive officers, including Messrs. McAllister, Morano, Dowd, Kinsolving and Paul, which provide for severance payments following termination of their employment with ASARCO. The employment agreements are for a term of one year, renewable automatically on a year-to-year basis unless terminated by ASARCO at least nine months prior to the anniversary date. The employment agreements continue in effect for not less than three years following occurrence of a change of control of ASARCO. The ASARCO merger will constitute a change of control for purposes of the ASARCO employment agreements.

  If, as a result of a change of control, the executive's employment is involuntarily terminated within three years of the change of control, the executive is entitled to receive from ASARCO as severance pay a lump-sum payment equal to the total of three times such executive's:

  .  annual base salary,

  . average incentive compensation payments received for the highest of either the three-year or five-year period immediately preceding the date of termination or the change of control, and

  . the annual cost to ASARCO of certain benefits such executive is entitled to receive immediately preceding the date of termination.

  Involuntary termination following a change of control includes instances where:

  . the executive's responsibilities or status are materially diminished without his consent,

  . the executive's annual base salary is reduced or not increased by a minimum percentage following a change of control, or the executive is not paid an annual bonus in accordance with bonus policies in effect prior to the change of control,

  . ASARCO (or a successor) fails to continue any incentive, bonus, compensation, pension or other employee benefit plan prior to or following the change of control,

  . ASARCO's principal executive offices are relocated outside the Borough of Manhattan,

  .  the executive's vacation days are reduced,

  . ASARCO (or a successor) fails to pay the executive's compensation or deferred compensation, or

  . the successor corporation does not assume and agree to perform the employment agreement.

  The executive would also be entitled to continuation of health and other insurance benefits for a period of three years following termination. Upon such a termination after a change of control, each executive is also entitled to payment from ASARCO of the value of the executive's stock options. The amount of the severance payment from ASARCO will also include any amount necessary to make whole the executive with respect to any excise taxes imposed by section 4999 of the Internal Revenue Code in respect of the payments described above.

  The amounts Messrs. McAllister, Morano, Dowd, Kinsolving and Paul would receive (exclusive of amounts payable under ASARCO's non-qualified supplemental retirement benefit plans which are separately

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

described below) if their employment were involuntarily terminated immediately following approval of the ASARCO merger proposal by ASARCO stockholders including the estimated payment for excise taxes imposed by section 4999 of the Internal Revenue Code are $4.99 million; $2.54 million; $1.32 million; $2.08 million; and $1.28 million, respectively. The aggregate amount the four other executive officers with change of control employment agreements would receive if their employment were involuntarily terminated immediately following approval of the ASARCO merger proposal by ASARCO stockholders is $4.95 million. As provided for in the merger agreement, Mr. McAllister will serve as President and Co-Chief Executive Officer of Asarco Cyprus and Mr. Morano will serve as Executive Vice President and Chief Financial Officer of Asarco Cyprus following the mergers.

ASARCO Stock Based Plans

  When ASARCO stockholders approve the ASARCO merger proposal, all outstanding options awarded prior to the announcement of the proposed ASARCO merger will become fully vested and exercisable. Any option that is not exercised before the date the ASARCO merger becomes effective will be converted into an immediately exercisable option to purchase the number of shares of Asarco Cyprus common stock equal to the number of shares of ASARCO common stock which could have been obtained upon the exercise of the option immediately prior to the time the ASARCO merger becomes effective.

  The estimated number of ASARCO shares underlying unvested options that will become exercisable by Messrs. McAllister, Morano and Dowd as a result of the approval of the ASARCO merger proposal by ASARCO stockholders is 22,000; 3,000; and 11,000, respectively. Messrs. Kinsolving and Paul do not hold any unvested options. The estimated aggregate number of ASARCO shares underlying unvested options that will become exercisable by all other executive officers as a result of the approval of the ASARCO merger proposal by ASARCO stockholders is 7,800.

  In addition, upon stockholder approval of the ASARCO merger proposal, all outstanding awards of restricted stock will become fully vested. The number of ASARCO shares awarded as restricted stock to Messrs. McAllister, Morano, Dowd, Kinsolving and Paul that will vest as a result of stockholder approval of the ASARCO merger proposal is 31,820; 17,520; 6,440; 8,340; and 5,460, respectively, and 19,270 for all other executive officers.

Other ASARCO Plans

   ASARCO Supplemental Retirement Benefit Plan

  The supplemental retirement benefit plan is a non-qualified supplemental retirement benefit plan under which any benefits not payable under ASARCO's tax qualified pension plans because of limitations imposed by the Internal Revenue Code, or due to the deferrals of salaries made under ASARCO's deferred income benefit system and the compensation deferral plan are paid from ASARCO's general corporate funds. The supplemental retirement benefit plan provides that the participants, including the executives named above, will receive a lump sum payment of their accrued benefits under the plan, discounted for present value, when a change of control occurs. The business combination will constitute a change of control for the purposes of the supplemental retirement benefit plan. Unless participants waive their rights to immediate payment under the plan, they will receive their benefits in a lump sum payment immediately following stockholder approval of the ASARCO merger.

   ASARCO Supplemental Pension Plan for Designated Officers Hired in Mid-Career

  The supplemental pension plan for designated officers hired in mid-career provides supplemental retirement benefits for officers holding the rank of vice president or higher who are determined by the compensation committee of ASARCO to have

  . prior business or professional experience valuable to ASARCO and relevant to the positions for which they were employed by ASARCO, and

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

  . who at retirement or termination of employment with the consent of ASARCO will have been an employee of ASARCO as a vice president or higher for 10 years or more.

  The supplemental pension plan for designated officers hired in mid-career provides for annual benefits equal to 55% of the executive's final average compensation which is the average of the sixty highest monthly amounts of the executive's compensation in the 120 months preceding his retirement or termination. This amount will be reduced by any benefits payable by ASARCO or any other employer under any other pension plan not attributable to the employee's contributions, and by all Social Security benefits payable at the time of retirement or early termination.
  The supplemental pension plan for designated officers hired in mid-career provides that the executives will receive a lump sum payment of their accrued benefits under the plan, discounted for present value and early commencement of benefits, when a change of control occurs. The business combination will constitute a change of control for purposes of the supplemental pension plan. Unless participating executives waive their right to immediate payment under the plan, they will receive their benefits in a lump sum payment immediately following stockholder approval of the ASARCO merger.

   Deferred Compensation Plans

  The Deferred Fee Plan for Directors permits non-employee directors, and the Compensation Deferral Plan permits eligible employees of ASARCO, to defer payment of portions of their compensation until retirement or termination from ASARCO. ASARCO also maintains a Directors' Deferred Payment Plan for non-employee directors which provides for deferred benefits payable following termination of service. Each of the plans provide that plan participants will receive a lump sum payment of the value of their account upon a change of control of ASARCO. The approval of the ASARCO merger proposal by stockholders of ASARCO will constitute such a change of control. Unless participants waive their rights to immediate payment under the plans, they will receive their account balances under the plans in a lump sum payment immediately following stockholder approval of the ASARCO merger.

Cyprus Amax Employment Arrangements

  Change of control severance agreements are in effect between Cyprus Amax and its eight executive officers, including Messrs. Ward, Malys, Clevenger, Philip
C. Wolf and John Taraba.

  Under the change of control severance agreements, if, during the three-year period following a change of control, the employment of a covered executive is terminated by Cyprus Amax other than for cause or due to death or disability, or employment is terminated by the covered executive for good reason (including a termination for any reason during the 30-day period following the first anniversary of a change of control, other than in the case of Mr. Taraba and two of the three other executive officers), the covered executive will be entitled to receive a cash severance payment consisting of the following amounts:

  . a pro rata annual bonus through the date of termination, based on the higher of (1) the target annual bonus for the year prior to the change of control and (2) the annual bonus earned in the most recent fiscal year following the change of control (the "highest annual bonus") and, in the case of Mr. Taraba and two of the three other executive officers, based on the highest target annual bonus for the year prior to the change of control (the "target annual bonus"), plus

  . three times (two times in the case of Mr. Taraba and two of the three other executive officers) the sum of the covered executive's base salary and the highest annual bonus (target annual bonus in the case of Mr. Taraba and two of the three other executive officers).

  The change of control severance agreements also provide for the payment of any unpaid amounts due the executive under other benefit plans of Cyprus Amax and any employment agreements between Cyprus Amax and the executive, but not for duplicate benefits. If any amounts payable to the executives under the change of

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

control severance agreements or otherwise would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes, the covered executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if the executive would not receive a net after-tax benefit of at least $50,000 after making these additional payments, no additional payments will be made on account of the excise tax, and, instead, the payments otherwise due to the covered executive will be reduced as necessary to prevent the application of the excise tax.

  The transactions contemplated by the merger agreement will not constitute a change of control within the meaning of the change of control severance agreements. However, in connection with the business combination, the Cyprus Amax Board took action to ensure that in the event a covered executive is not employed by Asarco Cyprus, he will be entitled to receive the benefits as if his employment was terminated other than for "cause" or was terminated by the executive for "good reason" under the change of control severance agreements. Assuming the Cyprus Amax merger occurs on September 30, 1999, if the employment of Messrs. Ward, Malys, Clevenger, Wolf and Taraba were to be terminated immediately following the effective time of the Cyprus Amax merger, the estimated amounts of the cash severance payments (as described above) payable to each of these executive officers would be $8.93 million; $2.06 million; $2.09 million; $1.55 million; and $820,000, respectively. Assuming the Cyprus Amax merger occurs on September 30, 1999, if the employment of the three other executive officers were to be terminated immediately following the effective time of the Cyprus Amax merger, the estimated aggregate amount of the cash severance payments (as described above) payable to these executive officers as a group would be $2.60 million. As provided for in the merger agreement, Mr. Ward will serve as the Chairman of the Board and Co-Chief Executive Officer of Asarco Cyprus and Mr. Clevenger will serve as Executive Vice President and Chief Operating Officer of Asarco Cyprus following the mergers. See "The Merger Agreement--Asarco Cyprus Following the Mergers."

  Employment agreements are also in effect between Cyprus Amax and each of Messrs. Ward, Malys, Clevenger, Wolf and Taraba. Pursuant to Mr. Ward's employment agreement, if his employment is terminated by Cyprus Amax other than due to breach of covenant, or by Mr. Ward for good reason, he will be entitled to receive a payment equal to his salary and bonus through December 31, 2000, plus the actuarial equivalent of the retirement benefits under the Cyprus Amax retirement plans calculated as if he had remained employed through December 31, 2000. Pursuant to the employment agreements with each of Messrs. Malys, Clevenger, Wolf and Taraba, if the employment of the executive is terminated by Cyprus Amax other than for cause, or by the executive for good reason, the executive will be entitled to receive a payment equal to the accrued benefit under the Cyprus Amax retirement plans calculated as if the executive had remained employed until the date he would have first been eligible to receive an immediately payable retirement benefit (but for no less than an 18-month period). The factors and assumptions used to calculate these amounts vary over time; however, based on reasonable factors and assumptions and assuming the Cyprus Amax merger occurs on September 30, 1999, if the employment of Messrs. Ward, Malys, Clevenger, Wolf and Taraba were to be terminated immediately following the effective time of the Cyprus Amax merger, the estimated amounts of the additional retirement benefits payable pursuant to the terms of the employment agreements to each of the executive officers is $3.92 million, $424,000, $1.14 million, $633,000, and $585,000, respectively. In addition, the employment agreements provide that the executives will be entitled to receive retiree welfare benefit coverage and outplacement services. The payments under the employment agreements may not duplicate any amounts payable under the change of control severance agreements. As provided for in the merger agreement, Mr. Ward will serve as the Chairman of the Board and Co-Chief Executive Officer of Asarco Cyprus and Mr. Clevenger will serve as Executive Vice President and Chief Operating Officer of Asarco Cyprus following the mergers. See "The Merger Agreement--Asarco Cyprus Following the Mergers."

Other Cyprus Amax Plans

  Cyprus Amax Supplemental Retirement Plans

  Under the Cyprus Amax supplemental retirement plan, on a change of control of Cyprus Amax, participants will be entitled to receive immediately, unless otherwise elected by the participant, the actuarial

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

equivalent of a participant's vested accrued benefit under the plan. Under the Cyprus Amax full retirement benefit plan, on a change of control of Cyprus Amax, benefits under the plan will fully vest and participants will be entitled to receive, unless otherwise elected by the participant, the actuarial equivalent of the participant's benefit under the plan computed as of the date of the change of control. The transactions provided for by the merger agreement will constitute a change of control for purposes of the supplemental retirement plan and the full retirement plan.

  Cyprus Amax Stock-Based Rights

  Any option or stock appreciation right to acquire shares of Cyprus Amax stock that is not exercised before the completion of the Cyprus Amax merger will be converted into an option to purchase or right with respect to the number of shares of Asarco Cyprus common stock equal to the number of shares of Cyprus Amax common stock which would have been obtained upon the exercise of the option immediately prior to the time the Cyprus Amax merger becomes effective.
  Under Cyprus Amax's stock-based plans, unvested stock options will become fully vested and exercisable and all restrictions (including all performance goals) on restricted stock awards will lapse or be considered to be earned in full upon a change of control of Cyprus Amax. In addition, pursuant to one of the Cyprus Amax stock-based plans, upon a change of control of Cyprus Amax, each participant will be entitled to the immediate payment of the deferred cash incentive award, to be used as a tax reimbursement, that was granted in connection with restricted stock awarded under the plan. The transactions provided for by the merger agreement will constitute a change of control under the Cyprus Amax stock-based plans. Assuming that stockholder approval of the Cyprus Amax merger occurs on September 30, 1999, in connection with such change of control:

  . the estimated number of shares of Cyprus Amax common stock underlying awards of stock options held by Messrs. Ward, Malys, Clevenger, Wolf and Taraba and the three other executive officers as a group that will vest as a result of the Cyprus Amax merger is 1,241,667; 185,000; 187,500; 124,000; 73,000; and 191,000, respectively;

  . the estimated number of shares of Cyprus Amax restricted stock held by Messrs. Ward, Malys, Clevenger, Wolf and Taraba and the three other executive officers as a group that will become free of restrictions as a result of the Cyprus Amax merger is 350,000; 114,850; 104,460; 70,798;
     49,900; and 109,223, respectively; and

  . the estimated aggregate number of shares of Cyprus Amax common stock underlying stock options held by nonemployee directors that will vest as a result of the Cyprus Amax merger is 27,000.

Indemnification and Insurance

  The merger agreement requires Asarco Cyprus to provide officers and directors of ASARCO and Cyprus Amax with liability insurance arrangements that are at least comparable to those in effect at the time the merger agreement was signed for a period of three years following the business combination. Asarco Cyprus will not be required to expend in any one year more than 150% of the annual premiums currently paid by ASARCO or Cyprus Amax, as the case may be. If the annual premiums of such insurance coverage exceed the 150% limit, Asarco Cyprus only will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit. Asarco Cyprus is entitled to meet these obligations by covering the relevant persons under its own insurance policies. The merger agreement also requires Asarco Cyprus to indemnify officers and directors of ASARCO and Cyprus Amax to the fullest extent permitted by applicable law, and to the same extent that they were indemnified while working on behalf of Cyprus Amax or ASARCO, for a period of six years following the business combination. See "The Merger Agreement-- Indemnification; Directors' and Officers' Insurance."

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

                              THE MERGER AGREEMENT

  We believe this summary describes the material terms of the merger agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the merger agreement and other information that may be important to you. The merger agreement is included in this joint proxy statement and prospectus as Appendix A.

Form of Mergers

  If all the conditions to the mergers are satisfied or waived in accordance with the merger agreement, one wholly owned subsidiary of Asarco Cyprus will merge with and into ASARCO and a second wholly owned subsidiary of Asarco Cyprus will merge with and into Cyprus Amax. As a result of the mergers, each of Cyprus Amax and ASARCO will become a wholly owned subsidiary of Asarco Cyprus. Each of the mergers will become effective when the applicable certificate of merger is filed with the appropriate Secretary of State. It is currently anticipated that the mergers will become effective during the fourth quarter of 1999.

Consideration to be Received in the Mergers

  ASARCO Merger. At the time the mergers become effective, each share of ASARCO common stock will be converted into one share of Asarco Cyprus common stock.

  Cyprus Amax Merger. At the time the mergers become effective, each share of Cyprus Amax common stock will be converted into 0.765 shares of Asarco Cyprus common stock. Each share of Cyprus Amax Series A convertible preferred stock, other than shares held by stockholders seeking appraisal rights, will be converted into one share of Asarco Cyprus Series A convertible preferred stock with terms nearly identical to the terms of the Cyprus Amax Series A convertible preferred stock.

Exchange Agent; Procedures for Exchange of Certificates

  Exchange Agent. We have jointly appointed The Bank of New York to be the exchange agent under the merger agreement. The Bank of New York will exchange certificates representing shares of ASARCO common stock and Cyprus Amax common stock for certificates representing shares of Asarco Cyprus common stock and, if applicable, certificates representing shares of Cyprus Amax Series A convertible preferred stock for certificates representing shares of Asarco Cyprus Series A convertible preferred stock. At the time the mergers become effective, Asarco Cyprus will deposit with the exchange agent certificates representing the number of whole shares of Asarco Cyprus common stock issuable pursuant to the merger agreement in exchange for outstanding shares of ASARCO common stock, Cyprus Amax common stock, as the case may be, and, if applicable, certificates representing the number of shares of Asarco Cyprus Series A convertible preferred stock issuable pursuant to the merger agreement in exchange for outstanding shares of Cyprus Amax Series A convertible preferred stock. Soon after the completion of the mergers, we will send a letter to each person who was an ASARCO stockholder or Cyprus Amax stockholder at the time the mergers become effective. The letter will contain instructions on how to surrender ASARCO or Cyprus Amax stock certificates to the exchange agent and receive shares of Asarco Cyprus. See "--Consideration to be Received in the Mergers."

  Dividends. Holders of ASARCO common stock or Cyprus Amax common stock or, if applicable, Cyprus Amax Series A convertible preferred stock will not be entitled to receive any dividends or other distributions payable by Asarco Cyprus until they exchange their ASARCO or Cyprus Amax stock certificates for certificates representing shares of Asarco Cyprus common stock or, if applicable, Asarco Cyprus Series A convertible preferred stock. Once they deliver their ASARCO or Cyprus Amax stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

  Fractional Shares. No fractional shares of Asarco Cyprus common stock will be issued upon the surrender of certificates representing shares of ASARCO common stock or Cyprus Amax common stock. No

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

dividend or other distribution of Asarco Cyprus will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Asarco Cyprus.

  Holders of Cyprus Amax common stock otherwise entitled to fractional shares of Asarco Cyprus common stock will receive a cash payment instead of such fractional shares. Following the Effective Time, the exchange agent will determine the excess of the number of whole shares of Asarco Cyprus common stock delivered to the exchange agent by Asarco Cyprus for distribution to Cyprus Amax Stockholders over the aggregate number of whole shares of Asarco Cyprus common stock to be distributed to Cyprus Amax stockholders. The exchange agent will then, on behalf of the former stockholders of Cyprus Amax, sell the excess shares at then prevailing prices on the New York Stock Exchange, all in the manner provided in the merger agreement.

  As soon as practicable after the determination of the amount of cash to be paid to holders of Cyprus Amax common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Cyprus Amax common stock subject to and in accordance with the terms of the merger agreement.

Asarco Cyprus following the Mergers

  Board of Directors. The Asarco Cyprus Board of Directors will have 16 members, divided into two classes of five directors each, and one class of six directors, with each class serving a staggered three-year term (other than two of the initial three classes which will serve one and two years, respectively). These initial members include eight current directors of ASARCO and seven current directors of Cyprus Amax in addition to Mr. Clevenger. Messrs. McAllister, Ward, Clevenger and Morano will be on the initial Asarco Cyprus Board of Directors.

  Succession. The merger agreement provides that, from the time the mergers become effective, Mr. Ward will be Chairman of the Board and Co-Chief Executive Officer of Asarco Cyprus, and Mr. McAllister will serve as President and Co-Chief Executive Officer of Asarco Cyprus. At the first annual meeting of Asarco Cyprus expected to be held in April of 2000, Mr. McAllister will become the sole Chief Executive Officer of Asarco Cyprus and will continue to serve as President of Asarco Cyprus, and Mr. Ward will continue to serve as Chairman of the Board of Asarco Cyprus. Mr. Ward will continue, through the end of 2000, to participate actively in managing the consolidation of the operations of ASARCO and Cyprus Amax, realizing the synergies expected to be derived from the mergers and exploring growth opportunities for Asarco Cyprus. Mr. McAllister will become Chairman, President and Chief Executive Officer of Asarco Cyprus following Mr. Ward's retirement on December 31, 2000. Mr. Ward will continue to serve as a non-employee director following his retirement. In addition, Mr. Clevenger will be Executive Vice President and Chief Operating Officer of Asarco Cyprus, and Mr. Morano will be Executive Vice President and Chief Financial Officer of Asarco Cyprus, following the completion of the business combination. Both Messrs. Clevenger and Morano will also be directors of Asarco Cyprus. The remaining key executive officers of Asarco Cyprus will be jointly designated by Messrs. McAllister and Ward, with the advice and consent of the Asarco Cyprus Board of Directors. Any changes to the above arrangements between the effective time of the mergers and the annual meeting of Asarco Cyprus stockholders in 2002 will require the affirmative vote of 75% of the Asarco Cyprus Board of Directors.

  Headquarters. After the mergers, Asarco Cyprus will have its corporate headquarters at 180 Maiden Lane, New York, New York 10038, the current headquarters of ASARCO. The operations headquarters for Asarco Cyprus will be in Tempe, Arizona. We currently expect to close a number of ASARCO and Cyprus Amax offices as a result of the business combination.

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

Representations and Warranties in the Merger Agreement

  In the merger agreement we make representations and warranties to each other about our companies with respect to, among other things:

  . their organization, existence, good standing, corporate power, subsidiaries and similar corporate matters;

  .  their capitalization;

  . their authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  . the absence of defaults or violations under their certificates of incorporation and by-laws and certain other agreements and laws as a result of the contemplated transactions;

  . filings with the Securities and Exchange Commission and the accuracy and completeness of the information contained in such filings;

  .  environmental matters;

  .  employee benefit matters;

  . this joint proxy statement and prospectus and the accuracy of the information contained in this document;

  .  the inapplicability of their shareholder rights plans to the mergers;

  .  tax matters;

  .  the receipt of fairness opinions from our financial advisors;

  . required stockholder approvals with respect to the contemplated transactions;

  . the absence of certain material changes in our businesses since December 31, 1998;

  .  the absence of undisclosed material liabilities; and

  .  labor relations.

  All representations and warranties of Cyprus Amax and ASARCO expire at the time the mergers become effective.

Covenants in the Merger Agreement

  The merger agreement provides that, until the mergers have been completed, neither of us will take certain actions without the consent of the other party or as otherwise permitted by the merger agreement. More specifically, we have agreed to the following with respect to ourselves and, where applicable, our subsidiaries, except as otherwise permitted by the merger agreement:

  . Conduct of Operations. We will conduct our business operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the merger agreement.

  . Preserve Organizations. We will use our reasonable best efforts to preserve intact our business organizations and goodwill, keep available the services of our current officers and other key employees, and preserve our business relationships.

  . Parties to Confer. We will confer with each other and report on material operational matters and the general status of ongoing operations.

  . Notice of Certain Events. We will notify each other of certain changes or events which would have a material adverse effect on ASARCO or Cyprus Amax, as the case may be.

  . Dividends and Reclassifications. We will not declare or pay any dividends on or make any distribution with respect to our outstanding shares of stock other than regular quarterly dividends on, in the case of Cyprus Amax, its common stock and preferred stock, and, in the case of ASARCO, its

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

     common stock and the common stock of its majority owned subsidiary Southern Peru Copper Corporation, and we will not split, combine or reclassify any shares of our stock.

  . Amendments to Plans. We will not enter into or amend our employee benefit plans or employment agreements, except in the ordinary course of business consistent with past practice, as otherwise provided in the merger agreement or as required by law.

  . Business Combinations; Assets. We will not enter into any business combinations, acquisitions or dispositions of material amounts of assets or securities, or release any material contract rights, in each case not in the ordinary course of business.

  . Governing Documents. We will not propose or adopt any amendments to our corporate charters or by-laws.

  . Issuance of Capital Stock. We will not issue or authorize the issuance of any shares of our capital stock of any class, except that each of us is permitted to issue shares of our common stock upon the exercise of stock options or other rights outstanding on the date of the merger agreement and in accordance with the terms of such options or other rights in effect on the date of the merger agreement.

  . Repurchase of Stock. We will not purchase or redeem any shares of our stock or any rights, warrants or options to acquire any such shares, except in the ordinary course of business in connection with employee incentive and benefit plans or arrangements in existence on the date of the merger agreement.

  . Indebtedness. We will not incur, assume or prepay any indebtedness or other material liabilities, other than indebtedness with a wholly owned subsidiary or between wholly owned subsidiaries.

  . Properties and Assets. We will not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice.

  . Tax Treatment. We will not take any actions that would reasonably be expected to cause the mergers not to constitute transactions described in Section 351 or Section 368(a) of the Internal Revenue Code.

  . Tax Election. We will not make any material tax election or settle or compromise any material tax liability, other than in the ordinary course of business consistent with past practice. Cyprus Amax may make an election under Section 338(h)(10) of the tax code relating to the completed sale of Cyprus Amax Coal Company.

  . Agree to Take Actions. We agree not to take any of the foregoing actions or take any action which would:

    . make any of our representations or warranties contained in the merger agreement untrue or incorrect, or

    . result in any of the conditions to the mergers set forth in the merger agreement not being satisfied.

Investigation. We have agreed that, subject to applicable laws or regulations, prior to the time the mergers become effective we will afford one another's authorized representatives full and complete access to our properties, books, contracts, commitments and records and any document filed or received by us pursuant to applicable securities laws. Also, we will each use our reasonable best efforts to cause our representatives to furnish promptly to one another any additional information about our respective businesses and properties as the other or its duly authorized representatives may reasonably request. However, neither of us will be required to disclose information to the other that would cause significant competitive harm to the disclosing party or its affiliates if the mergers are not completed. All confidential information obtained by Cyprus Amax or ASARCO will be kept confidential pursuant to the terms of our existing confidentiality agreement.


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

  Stockholder Approvals and Other Cooperation. We have agreed that we will together:

  . prepare and file with the Securities and Exchange Commission, as soon as is reasonably practicable, this document and the related registration statement;

  . use our reasonable best efforts to have the registration statement declared effective by the Securities and Exchange Commission;

  . as soon as is reasonably practicable, take all actions required under state blue sky or securities laws in connection with the issuance of shares of Asarco Cyprus common stock in the mergers;

  . promptly prepare and file stock exchange listing applications covering the shares of Asarco Cyprus common stock issuable under the merger agreement and use our reasonable best efforts to obtain, prior to the time the mergers become effective, approval for the listing of Asarco Cyprus common stock, subject only to official notice of issuance;

  . cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the contemplated transactions; and

  . cooperate with one another in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to ASARCO, and Wachtell, Lipton, Rosen & Katz, counsel to Cyprus Amax, concerning certain tax matters.

  Each of us has also agreed:

  . to cause this joint proxy statement to be mailed to our respective stockholders as promptly as practicable after the related registration statement is declared effective under the Securities Act of 1933;

  . as soon as practicable following the date of the merger agreement, to duly call and hold a meeting of our respective stockholders to obtain approval of the mergers and the other contemplated transactions;

  . subject to our ability to change our recommendation as described under "--No Solicitation" below, through our boards of directors, to recommend to our respective stockholders that they approve the mergers and the other contemplated transactions;

  . to use our best efforts to hold our stockholders meetings on the same date and as soon as practicable after the date of the merger agreement; and

  . to cause Asarco Cyprus to adopt the merger agreement and to take all additional necessary actions to effect the contemplated transactions.

  In addition, the merger agreement contains general covenants requiring each of us to take any further action necessary or desirable to carry out the purposes of the merger agreement and to use reasonable efforts to take all actions necessary, proper or advisable to consummate the contemplated transactions. These general requirements are limited so that neither of us will be required to undertake divestitures which would have material adverse effects on our companies.

No Solicitation of Alternative Takeover Proposals

  We have agreed that neither we nor any of our respective directors, officers, employees or any representative retained by us will, directly or indirectly through another person:

  . solicit, initiate or encourage (whether by furnishing information or otherwise), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or reasonably could be expected to lead to any Takeover Proposal (as defined below), or

  . participate in any discussions or negotiations regarding any Takeover Proposal.

  A "Takeover Proposal" means, other than the transactions contemplated by the merger agreement,

  . any inquiry, proposal or offer, or any improvement, restatement, amendment, renewal or reiteration of any such inquiry, proposal or offer, from any person relating to any direct or indirect acquisition of a business or equity securities of a party or any of its subsidiaries,

  . any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of a party or any of its subsidiaries, or

  . any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party or any of its subsidiaries.

  Except as provided in the next two paragraphs, neither of our boards of directors nor any committees of such boards will do any of the following:

  . withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by the board of directors or any committee, of the mergers or the merger agreement,

  . approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or

  . cause either party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

  However, either of our boards of directors may withdraw its favorable recommendation of the merger agreement and recommend that stockholders vote against the mergers and the merger agreement if it determines in good faith, based on advice of outside counsel, that its failure to do so would be a breach of its fiduciary duties under applicable law. In the event that either of our boards of directors changes their recommendation to their stockholders, our boards of directors remain obligated to submit the merger agreement to our respective stockholders in order to obtain stockholder approval of the merger agreement.

  The merger agreement does not prohibit us

  . from taking and disclosing to our respective shareholders a position with respect to a tender offer required by law, or

  . from making any disclosure to our respective shareholders if, in the good faith judgment of the board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law.

  Each of us has agreed to notify promptly the other party orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal, and will keep the other party reasonably informed of the status and details of any such request or proposal.

Stock Options and Other Stock-Based Awards

  At the time the mergers become effective, each outstanding option and related stock appreciation right (SAR), if any, will be converted into an option (together with an SAR, if applicable) to acquire:

  . in the case of an option to purchase ASARCO common stock, the number of shares of Asarco Cyprus common stock equal to the number of shares of ASARCO common stock which could have been obtained upon the exercise of the option immediately prior to the time the mergers become effective, and

  . in the case of an option to purchase Cyprus Amax common stock, the number of shares of Asarco Cyprus common stock equal to the number of shares of Cyprus Amax common stock which could have been obtained upon the exercise of the option immediately prior to the time the mergers become effective multiplied by 0.765.

  In the case of an option to purchase ASARCO common stock, the exercise price per share of Asarco Cyprus common stock will not be adjusted at the time the mergers become effective. In the case of an option to purchase Cyprus Amax common stock, the exercise price per share of Asarco Cyprus common stock will be adjusted to equal the exercise price for such option as in effect immediately prior to the time the mergers become effective divided by 0.765. Asarco Cyprus will assume the obligations of Cyprus Amax and ASARCO with respect to such options. Asarco Cyprus will assume the obligations of ASARCO and Cyprus Amax under their respective option plans and, except as described above, the terms of such options (and SARs) shall continue to apply in accordance with the terms of the plans and agreements under which they were issued, including any provisions for acceleration.

  Following the completion of the business combination, Asarco Cyprus will reserve for issuance and delivery a sufficient number of shares of Asarco Cyprus common stock upon the exercise of any ASARCO stock options or Cyprus Amax stock options.

  Simultaneously with each of the mergers, each outstanding award (including restricted stock, performance units, share units and performance shares) under any employee incentive or benefit plan or arrangement and non-employee director plan presently maintained by either of us will be converted into a similar instrument of Asarco Cyprus, with appropriate adjustments to preserve the inherent value of the awards with no detrimental effects on the holders. The other terms of each award will continue to apply, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions will have lapsed on or prior to the time the mergers become effective, shares of such previously restricted stock will be converted in accordance with the conversion provisions applicable to other shares of common stock.

Benefits Matters

  It is the intention of the parties that for a period of one year following the completion of the business combination, Asarco Cyprus will maintain the employee benefit plans of ASARCO and Cyprus Amax generally in accordance with their terms in effect at the completion of the business combination. In addition, following the completion of the business combination, Asarco Cyprus will guarantee the performance of certain existing employment agreements and benefit plans of each of ASARCO and Cyprus Amax.

  Asarco Cyprus has also agreed that it will

  . waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or employee benefit plan maintained by ASARCO or Cyprus Amax following the completion of the business combination;

  . provide employees of ASARCO and Cyprus Amax with credit for any co-payments and deductibles paid in the calendar year prior to the completion of the business combination; and

  . generally, treat all service by employees of ASARCO and Cyprus Amax prior to the completion of the business combination as service with Asarco Cyprus under all compensation and benefit plans and policies of ASARCO and Cyprus Amax.

Indemnification; Directors' and Officers' Insurance

  Asarco Cyprus has agreed that all exculpation and indemnification provisions now existing in favor of the current or former directors or officers of each of Cyprus Amax or ASARCO as provided in their respective charter or by-laws or in any agreement will survive the business combination. Asarco Cyprus has agreed that, for six years from the time the business combination becomes effective, it will indemnify such indemnified parties to the same extent as they were entitled while working on behalf of either Cyprus Amax or ASARCO.

  Asarco Cyprus has also agreed that, for three years from the time the business combination becomes effective, it will maintain in effect ASARCO's and Cyprus Amax's current directors' and officers' liability insurance policies for those persons who are currently covered by the policies. However, Asarco Cyprus will not be required to expend in any one year more than 150% of the annual premiums currently paid by ASARCO or Cyprus Amax, as the case may be. If the annual premiums of such insurance coverage exceed the 150% limit, Asarco Cyprus only will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit. Asarco Cyprus is entitled to meet its obligations under this paragraph by covering the relevant persons under its own insurance policies.

Conditions Precedent to the Mergers

  The merger agreement contains certain conditions to our obligations to complete the mergers. We will not be obligated to complete the business combination unless at or prior to the time the business combination becomes effective:

  . Stockholder Approval. The approvals of the stockholders of ASARCO and Cyprus Amax have been obtained in accordance with applicable law.

  . Legality. No statute, rule, regulation, executive order, decree, ruling or injunction by any tribunal or governmental authority prohibits the consummation of the mergers substantially on the terms contemplated by the merger agreement.

  . Registration Statement. The registration statement relating to this joint proxy statement and prospectus is effective, and no stop order suspending effectiveness has been issued.

  . New York Stock Exchange Listing. The shares of Asarco Cyprus common stock issuable in the mergers are approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

  . HSR Act. Any waiting period under the Hart-Scott-Rodino Act has expired or been terminated.

  . Regulatory Matters. All required statutory approvals (which failure to obtain would have a material adverse effect on either of the companies) have been obtained.

  .  Consents. All required third party consents have been obtained.

  . Legal Opinions. ASARCO and Cyprus Amax have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Wachtell, Lipton, Rosen & Katz, respectively, relating to certain tax matters. This condition may not be waived after the ASARCO stockholders and the Cyprus Amax stockholders approve their respective merger proposals unless further stockholder approval is obtained by ASARCO and Cyprus Amax.

  . Comfort Letters. Each of ASARCO and Cyprus Amax has received the required comfort letters from the other's independent accountants.

  Cyprus Amax will not be obligated to complete the Cyprus Amax merger unless:

  . Representations and Warranties. The representations and warranties of ASARCO contained in the merger agreement are true and correct both when made and as of the time the mergers become effective, except where the failure of the representations and warranties to be true and correct would not have a material adverse effect on ASARCO.

  . Agreements and Covenants. ASARCO has performed in all material respects all obligations and has complied with all covenants required by the merger agreement prior to the time the mergers become effective.

  . Certificate. ASARCO has delivered to Cyprus Amax a certificate of its chairman of the board and chief executive officer dated as of the day the mergers become effective certifying to the effect of the two preceding clauses.

  ASARCO will not be obligated to complete the ASARCO merger unless:

  . Representations and Warranties. The representations and warranties of Cyprus Amax contained in the merger agreement are true and correct both when made and as of the time the mergers become effective, except where the failure of the representations and warranties to be true and correct would not have a material adverse effect on Cyprus Amax.

  . Agreements and Covenants. Cyprus Amax has performed in all material respects all obligations and has complied with all covenants required by the merger agreement prior to the time the mergers become effective.

  . Certificate. Cyprus Amax has delivered to ASARCO a certificate of its chairman of the board, chief executive officer and president dated the time the mergers become effective certifying to the effect of the two preceding clauses.

Termination

  The merger agreement may be terminated at any time prior to the time the mergers become effective, in any of the following circumstances:

  .  by our mutual written consent;

  . by either of us if the mergers have not become effective on or before June 30, 2000, provided that the terminating party has not breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure to complete the mergers on or before the deadline date;

  . by either of us if a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the mergers substantially on the terms contemplated by the merger agreement;

  . by either of us if a final and non-appealable order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers substantially on the terms contemplated by the merger agreement, if the terminating party has used its reasonable best efforts to remove such order, decree, ruling or injunction, provided, however, that the terminating party is not required to agree to hold separate or divest any of its businesses, product lines or assets if taking such action would have a material adverse effect on the terminating party;

  . by either of us if the approvals of the stockholders of ASARCO or Cyprus Amax contemplated by the merger agreement have not been obtained because of the failure to obtain the required vote at a duly held shareholders meeting or at any adjournment thereof;

  . by either Cyprus Amax, on the one hand, or ASARCO, on the other hand, if the other party has breached the covenants described under "--No Solicitation of Alternative Takeover Proposals" above; or

  . by either of us if there has been a material breach by the other of any of its representations, warranties, covenants or agreements contained in the merger agreement and such breach has not been cured within 30 days after notice of the breach is received by the allegedly breaching party.

Termination Fees

  Each of us is liable to the other for a termination fee of $45 million if the merger agreement is terminated under certain circumstances.

  In general, the termination fee is payable by one party if the stockholders of the other party have not voted to disapprove the merger agreement and:

  . prior to the date of the first party's stockholder meeting a Takeover Proposal is made known to that first party or is made directly to its stockholders generally or any person has publicly announced an intention to make a Takeover Proposal and thereafter the merger agreement is terminated because of the failure of that first party to obtain the requisite stockholder approval, or

  . the merger agreement is terminated by the other party because the first party breached the covenants described under "--No Solicitation of Alternative Takeover Proposals" above.

  However, no termination fee is payable unless within eighteen months of the termination the first party enters into an agreement for or consummates a transaction whereby a third party acquires twenty percent of any class of stock of the first party, or a business that constitutes twenty percent or more of the revenues, net income or assets of the first party, or otherwise consummates a Takeover Proposal.

  The merger agreement also provides that if one party fails to pay any termination fee which is judged to be due, the defaulting party must pay the costs and expenses of any action taken to collect payment, together with interest on the termination fee.

Costs and Expenses

  Each of us will pay our own costs and expenses in connection with the merger agreement and the contemplated transactions whether or not the mergers are completed, except that we will equally share

  . the filing fee in connection with any HSR Act filing or any other required statutory approval,

  . the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent, incurred in connection with the sale of shares of Asarco Cyprus common stock to generate cash to pay in lieu of fractional shares,

  . the expenses of printing and mailing this joint proxy statement and prospectus (including Securities and Exchange Commission filing fees), and

  .  all transfer taxes.

Amendment

  At any time prior to the time the mergers become effective, we may amend or supplement any of the terms of the merger agreement in writing by both of us, except that following approval by our respective stockholders we may not amend the conversion ratio of shares of ASARCO capital stock or Cyprus Amax capital stock into shares of Asarco Cyprus capital stock or make any other change not permitted under applicable law without further approval by our respective stockholders.

Waiver

  At any time prior to the time the mergers become effective, the merger agreement permits either of us in writing to:

  . extend the time for the performance of any of the obligations or other acts of the other party,

  . waive any inaccuracies in the representations and warranties of the other party; and

  . waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

                        APPRAISAL RIGHTS OF CYPRUS AMAX
                  SERIES A CONVERTIBLE PREFERRED STOCKHOLDERS

  Delaware law entitles the holders of record of shares of Cyprus Amax Series A convertible preferred stock who follow the procedures specified in Section 262 of the Delaware corporate law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of such shares as of the effective time of the Cyprus Amax merger as determined by the court in place of Asarco Cyprus Series A convertible preferred stock that the holder would otherwise receive in the Cyprus Amax merger. In order to exercise appraisal rights, a stockholder must demand and perfect the rights in accordance with Section 262 of the Delaware corporate law. The following is a summary of Section 262 of the Delaware corporate law and is qualified in its entirety by reference to Section 262 of the Delaware corporate law, a copy of which is attached hereto as Appendix D. Cyprus Amax Series A convertible preferred stockholders should carefully review Section 262 of the Delaware corporate law as well as information discussed below to evaluate their rights to appraisal.

  If a holder of Cyprus Amax Series A convertible preferred stock elects to exercise the right to an appraisal under Section 262 of the Delaware corporate law, such stockholder must:

  1. file with Cyprus Amax at its main office in Englewood, Colorado, a written demand for appraisal of the shares of Cyprus Amax Series A convertible preferred stock held (which demand must identify the stockholder and expressly request an appraisal) before the vote is taken on the Cyprus Amax merger agreement at the special meeting; and

  2. continuously hold such shares through the effective time of the Cyprus Amax merger.

  All written demands for appraisal should be addressed to: Philip C. Wolf, Secretary, Cyprus Amax Minerals Company, 9100 East Mineral Circle, Englewood, Colorado 80112, before the vote is taken on the merger agreement at the Cyprus Amax special meeting, and should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform Cyprus Amax of the identity of the stockholder and that such stockholder is thereby demanding appraisal of such stockholder's shares.

  Within 10 days after the effective time of the Cyprus Amax merger, Asarco Cyprus will give written notice of the effective time to each holder of Cyprus Amax Series A convertible preferred stock who has satisfied the requirements of Section 262 of the Delaware corporate law (a "Dissenting Stockholder"). Within 120 days after the effective time, Asarco Cyprus or any Dissenting Stockholder may file a petition in the court demanding a determination of the fair value of the shares of Cyprus Amax Series A convertible preferred stock of all Dissenting Stockholders. Any Dissenting Stockholder desiring the filing of such petition is advised to file such petition on a timely basis unless the Dissenting Stockholder receives notice that such a petition has been filed by Asarco Cyprus or another Dissenting Stockholder.

  If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Cyprus Amax Series A convertible preferred stock held by Dissenting Stockholders, exclusive of any element of value arising from the accomplishment or expectation of the Cyprus Amax merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the court shall take into account all relevant factors. The court may determine such fair value to be more than, less than or equal to the consideration that such Dissenting Stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

  After the effective time of the Cyprus Amax merger, no Dissenting Stockholder shall have any rights of a Cyprus Amax stockholder with respect to such holder's shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's shares, if any, payable to Cyprus Amax Series A convertible preferred stockholders of record as of a date prior to the effective time. If a Dissenting Stockholder delivers to Asarco Cyprus a written withdrawal of the demand for an appraisal within 60 days after the effective time of the Cyprus Amax merger or thereafter with the written approval of Asarco Cyprus, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such Dissenting Stockholder to an appraisal will cease and such Dissenting Stockholder will be entitled to receive only the shares of preferred stock of Asarco Cyprus as provided in the merger agreement.

          DIRECTORS AND MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Directors

  The merger agreement provides that, immediately following the completion of the business combination, the Asarco Cyprus Board of Directors will have 16 members divided into three classes with each class serving a staggered three year term (other than two of the initial three classes which will serve one and two years, respectively). Two classes of directors will consist of five directors each and one class of directors will consist of six directors. Eight members will be designated by ASARCO and eight members will be designated by Cyprus Amax. ASARCO and Cyprus Amax will select their designees from the current members of the board of directors of ASARCO and Cyprus Amax, respectively. If an individual selected consents to serve as a director of Asarco Cyprus, he or she will be elected as a director of Asarco Cyprus.

  Messrs. Ward, McAllister, Clevenger and Morano will serve as directors of Asarco Cyprus, and Mr. Ward will serve as Chairman of the Board. ASARCO and Cyprus Amax have not yet selected the other directors who will serve on the Asarco Cyprus Board.

Committees of the Board of Directors

  Under the Asarco Cyprus by-laws, membership on each of the committees of the Asarco Cyprus board initially will consist of an equal number of the directors designated by ASARCO and Cyprus Amax. Committee structure and membership will be determined by the Asarco Cyprus Board of Directors at or shortly after the completion of the business combination.

Compensation of Directors

  Directors who are employees of Asarco Cyprus will not receive any compensation for service on the Asarco Cyprus board. The specific terms of the compensation to be paid to non-employee directors of Asarco Cyprus have not yet been determined.

Management

  The merger agreement provides that from the time the mergers become effective, Mr. Ward, Chairman, President and Chief Executive Officer of Cyprus Amax, and Mr. McAllister, President and Chief Executive Officer of ASARCO, will share responsibility for the management of Asarco Cyprus, as Chairman of the Board and Co-Chief Executive Officer, and President and Co-Chief Executive Officer, respectively. At the next annual meeting of Asarco Cyprus expected to be held in April 2000, Mr. McAllister will become the sole Chief Executive Officer and President of Asarco Cyprus. Following the first annual meeting of Asarco Cyprus expected to be held in April 2000, and until December 31, 2000, Mr. Ward will continue to participate actively in managing the consolidation of the operations of ASARCO and Cyprus, realizing the synergies expected to be derived from the mergers and exploring growth opportunities for Asarco Cyprus. Mr. McAllister will become Chairman, President and Chief Executive Officer of Asarco Cyprus following Mr. Ward's retirement on December 31, 2000. In addition, Mr. Clevenger will be Executive Vice President and Chief Operating Officer of Asarco Cyprus, and Mr. Morano will be Executive Vice President and Chief Financial Officer of Asarco Cyprus, following the completion of the mergers. Both Messrs. Clevenger and Morano will also be directors of Asarco Cyprus. The remaining key executive officers of Asarco Cyprus will be jointly designated by Messrs. McAllister and Ward, with the advice and consent of the Asarco Cyprus Board of Directors. Any changes to the above arrangements between the effective time of the mergers and the annual meeting of Asarco Cyprus stockholders in 2002 will require the affirmative vote of 75% of the Asarco Cyprus Board of Directors.

                           OWNERSHIP OF COMMON STOCK

Beneficial Ownership of ASARCO Stock

  Beneficial Ownership of Directors and Management of ASARCO

  The following table sets forth the beneficial ownership of ASARCO common stock as of June 30, 1999, by (a) each current director, (b) the five most highly compensated executive officers of ASARCO, and (c) all directors and officers as a group. Unless otherwise specified, the directors and officers have sole voting and investment power with respect to these securities.

                              Shares of ASARCO  Additional
                                Common Stock   Shares Deemed
                                Beneficially   Beneficially            Percent
            Name                 Owned (a)       Owned (b)     Total   of Class
            ----              ---------------- ------------- --------- --------
Vincent A. Calarco (c)......          600             --           600    (d)
James C. Cotting (c)........        2,200             --         2,200    (d)
William Dowd (f)............       10,228          42,300       52,528    (d)
David C. Garfield (c) (e)...       18,300             --        18,300    (d)
E. Gordon Gee (c)...........        1,800             --         1,800    (d)
James W. Kinnear (c)........        2,000             --         2,000    (d)
Francis R. McAllister (f)...       65,724         202,340      268,064   0.7%
Kevin R. Morano (f).........       32,468         124,500      156,968    (d)
Michael T. Nelligan (c).....        2,215             --         2,215    (d)
John D. Ong (c).............        1,600             --         1,600    (d)
Richard de J. Osborne (c)
 (g)........................      112,730         377,450      490,180   1.2%
Manuel T. Pacheco (c).......          615             --           615    (d)
William L. Paul (f).........        8,184          41,400       49,584    (d)
James Wood (c)..............       28,800             --        28,800    (d)
Augustus B. Kinsolving (f)..       18,351          83,300      101,651    (d)
All directors and officers
 as a group (23 individuals)
 (f)........................      340,835         939,554    1,280,389   3.2%

--------
(a) Information with respect to beneficial ownership is based upon information furnished by each director or officer. Except as noted below, all directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Consists of shares deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after June 30, 1999, through the exercise of options granted under ASARCO's 1996 Stock Incentive Plan or the previous Stock Incentive Plan.
(c) See also the information below on Common Stock Equivalents.
(d) Less than 0.5%.
(e) Does not include 2,000 shares owned by Mr. Garfield's wife. Mr. Garfield disclaims beneficial ownership of these shares.
(f) Includes restricted shares of ASARCO common stock awarded under ASARCO's 1996 Stock Incentive Plan or the previous Stock Incentive Plan to certain of ASARCO's executive officers, and still subject to restrictions, as follows: 31,820 to Mr. McAllister; 17,520 to Mr. Morano; 6,440 to Mr. Dowd; 8,340 to Mr. Kinsolving; 5,460 to Mr. Paul; and 19,270 to other executive officers. All restricted shares will vest upon the occurrence of a change of control.
(g) Includes 5,027 shares of ASARCO common stock over which Mr. Osborne and his wife share voting and investment power.

   Beneficial Ownership of Certain Stockholders

  The following table sets forth information about stockholders we know are beneficial owners of more than 5% of ASARCO common stock. This information is based on information from public filings as of August 20, 1999. Percentages shown are based on shares outstanding on July 30, 1999.

                                                      Shares of ASARCO
                                                        Common Stock    Percent
Name and Address of Beneficial Owner                 Beneficially Owned of Class
------------------------------------                 ------------------ --------
Grupo Mexico, S.A. de C.V. .........................    3,816,300 (a)     9.6%
 Baja California 200
 06760 Mexico City, Mexico
Merrill Lynch & Co., Inc. ("ML&Co.")................    2,764,493 (b)     7.0%
 (on behalf of Merrill Lynch Asset
 Management Group ("AMG"))
 World Financial Center, North Tower
 250 Vesey Street
 New York, NY 10381
Donald Smith & Co., Inc. ...........................    2,003,000 (c)     5.0%
 East 80 Route 4
 Paramus, New Jersey 07652

--------
(a) Information is provided as of December 31, 1998, in reliance upon information provided to ASARCO by Grupo Mexico, S.A. de C.V.
(b) Information is provided in reliance upon information included in Amendment No. 4, dated February 14, 1999, to a Schedule 13G, filed with respect to holdings by Merrill Lynch Asset Management, L.P., and Fund Asset
    Management, L.P., each of which is an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940, and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. The investment advisers are indirectly owned by ML&Co. through AMG, one of its operating divisions. The investment advisers exercise voting and investment powers over portfolio securities independently from the other direct and indirect subsidiaries of ML&Co. ML&Co. disclaims beneficial ownership of such shares.
(c) Information is provided in reliance upon information included in a Schedule 13G, dated February 4, 1999, filed by Donald Smith & Co., Inc.

  Common Stock Equivalents

  The following table sets forth the per share number of common stock equivalents credited as of June 30, 1999 to the accounts of ASARCO's non-employee directors under the ASARCO's Deferred Fee Plan for Directors and under its Directors' Deferred Payment Plan. Under both plans, payments are made in cash following retirement based on the market value of the common stock at that time.

                                                                  Common Stock
         Name                                                    Equivalents (a)
         ----                                                    ---------------
      Vincent A. Calarco........................................      3,996
      James C. Cotting..........................................      3,461
      David C. Garfield.........................................      4,029
      E. Gordon Gee.............................................      2,499
      James W. Kinnear..........................................     23,419
      Michael T. Nelligan.......................................      4,934
      John D. Ong...............................................      5,830
      Richard de J. Osborne.....................................         87
      Manuel T. Pacheco.........................................      3,862
      James Wood................................................     11,502
                                                                     ------
        Total...................................................     63,619

--------
(a) Amounts shown reflect the number of share equivalents credited to the Deferred Fee Plan and the Directors' Deferred Payment Plan plus share equivalents of dividends credited.

  Beneficial Ownership of Southern Peru Copper Corporation

  The following table sets forth the beneficial ownership of Southern Peru Copper Corporation common stock by (a) each current director, (b) the five most highly compensated executive officers of ASARCO, and (c) all directors and executive officers as a group. Southern Peru Copper Corporation is a publicly-traded subsidiary of ASARCO. This information is stated as of June 30, 1999

                                                     Shares of
                                                    Common Stock      Percent
         Name                                  Beneficially Owned (a) of Class
         ----                                  ---------------------- --------
      Vincent A. Calarco......................            --             (b)
      James C. Cotting........................            --             (b)
      William Dowd............................          1,200            (b)
      David C. Garfield.......................            --             (b)
      E. Gordon Gee...........................            --             (b)
      James W. Kinnear........................            --             (b)
      Francis R. McAllister...................          3,286            (b)
      Kevin R. Morano.........................          2,286            (b)
      Michael T. Nelligan.....................          1,000            (b)
      John D. Ong.............................            --             (b)
      Richard de J. Osborne (c)...............          3,455            (b)
      Manuel T. Pacheco.......................            --             (b)
      William L. Paul.........................            500            (b)
      James Wood..............................            --             (b)
      Augustus B. Kinsolving (d)..............          1,263            (b)
      All directors and officers as a group
       (23 individuals).......................         18,713            (b)

--------
(a) Information with respect to beneficial ownership is based upon information furnished by each director or executive officer. Except as noted below, all directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Less than 0.5%.
(c) Includes 2,357 shares of common stock over which Mr. Osborne and his wife share voting and investment power.
(d) Does not include 100 shares owned by Mr. Kinsolving's son, as to which beneficial ownership is disclaimed.

  Southern Peru Copper Corporation Common Stock Equivalents

  The following table sets forth the per share number of common stock equivalents of Southern Peru Copper Corporation credited as of June 30, 1999 to the accounts of ASARCO designees to the Southern Peru Copper Corporation's Board of Directors under the Deferred Fee Plan for Directors. Under the plan, payments are made in cash following retirement based on the market value of Southern Peru Copper Corporation common stock at that time.

                                                                    Common Stock
         Name                                                       Equivalents
         ----                                                       ------------
      Francis R. McAllister........................................     5,122
      Kevin R. Morano..............................................     5,973
      Augustus B. Kinsolving.......................................       --
      William Dowd.................................................     1,172
      David B. Woodbury............................................     4,310
      Michael O. Varner............................................     2,678
      Richard de J. Osborne........................................       --
      Gerald D. Van Voorhis........................................       334
      All directors and officers as a group (23 individuals).......    19,589

Beneficial Ownership of Cyprus Amax Common Stock

  Beneficial Ownership of Directors and Management of Cyprus Amax

  The following table sets forth the beneficial ownership of Cyprus Amax common stock as of June 30, 1999, except as otherwise noted, by (a) each current director, (b) the five most highly compensated executive officers of Cyprus Amax, and (c) all directors and executive officers as a group. Unless otherwise specified, the directors and executive officers have sole voting and investment power with respect to these securities. Cyprus Amax currently has Series A convertible preferred stock issued and outstanding, none of which is beneficially owned by directors or executive officers.

                               Shares of Cyprus Amax Common Stock
                           --------------------------------------------
                                           Additional Shares
                           Beneficially   Deemed Beneficially           Percent
Name                        Owned (a)          Owned (b)        Total   of Class
----                       ------------   ------------------- --------- --------
Milton H. Ward............  2,030,636                 0       2,030,636   2.2%
Linda G. Alvarado.........      9,815             4,843          14,658    (a)
George S. Ansell..........      8,875(c)          7,080          15,955    (a)
Allen Born (d)............     55,205                 0          55,205    (a)
William C. Bousquette.....      8,500            28,325          36,825    (a)
Thomas V. Falkie..........     12,000             7,727          19,727    (a)
Ann Maynard Gray..........      7,650             4,492          12,142    (a)
Rockwell A. Schnabel......     30,000            25,831          55,831    (a)
Theodore M. Solso.........      8,000            22,427          30,427    (a)
John H. Stookey...........      8,000             3,800          11,800    (a)
James A. Todd, Jr. (d)....     44,398                 0          44,398    (a)
Billie B. Turner..........      9,500            12,222          21,722    (a)
Gerald J. Malys...........    381,224(c)              0         381,224    (a)
Jeffery G. Clevenger......    317,880(c)              0         317,880    (a)
Garold R. Spindler (e)....    411,295                 0         411,295    (a)
Philip C. Wolf............    241,204                 0         241,204    (a)
All directors and execu-
 tive officers as a
 group (20 persons).......  4,095,088(c)        116,747       4,211,835   4.7%

--------
(a) All directors and executive officers as a group (20 persons) beneficially own 4.7% of the outstanding Cyprus Amax common stock, including 2.2% beneficially owned by Mr. Ward. No other individual director or executive officer beneficially owns 1% or more of the outstanding Cyprus Amax common stock.
(b) Units denominated as Cyprus Amax common stock equivalents held in the Deferred Compensation Plan for Non-Employee Directors. All of the nine current non-employee directors elected to participate in the plan during 1999. Units held in the plan by Messrs. Born and Todd were converted to shares of common stock upon their retirement from the Board (see Note (d)). The units are rounded to the nearest whole share.
(c) Dr. Ansell shares voting power with respect to 375 shares; Mr. Clevenger shares voting power with respect to 15,986 shares; and Mr. Malys shares voting power with respect to 10,000 shares. The total for all directors and executive officers as a group includes 600 shares for which an executive officer disclaims beneficial ownership.
(d) Messrs. Born and Todd retired from their positions as directors on May 6, 1999 and the share ownership described above is as of May 6, 1999.
(e) Mr. Spindler left Cyprus Amax on June 30, 1999, in conjunction with the sale of its U.S. coal assets.

  The shares shown in the above table include:

  . Shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Stock Plan for Non-Employee Directors. These shares include

     5,000 shares for each of Mses. Alvarado and Gray, Drs. Ansell and Falkie, and Messrs. Bousquette, Schnabel, Solso, Stookey and Turner and 8,000 shares for Messrs. Born and Todd.

  . Shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Management Incentive Program. These shares include 1,497,921 for Mr. Ward; 242,726 for Mr. Malys; 178,200 for Mr. Clevenger; 323,900 for Mr. Spindler; and 164,706 for Mr. Wolf. The stock options exercisable under this program and the Cyprus Amax Stock Plan for Non-Employee Directors total 2,768,549 for all directors and executive officers as a group.

  . Shares of restricted stock acquired through the Cyprus Amax Management Incentive Program and the Cyprus Amax Key Executive Long-Term Incentive Plan. These shares include 350,000 for Mr. Ward; 120,475 for Mr. Malys; 109,710 for Mr. Clevenger; 73,985 for Mr. Wolf; and 820,230 for all directors and executive officers as a group. The holders of restricted shares have the power to vote these shares and receive dividends but do not have investment power until the shares vest.

  . Shares acquired through the employee savings plan for which the trustee has shared voting and investment power. These share include 2,995 for Mr. Ward; 6,189 for Mr. Malys; 4,513 for Mr.Clevenger; 995 for Mr. Spindler; 2,513 for Mr. Wolf; and 27,498 for all executive officers as a group. The shares reported are rounded to the nearest whole share.

                               ----------------

   Beneficial Ownership of Certain Stockholders

  The following table sets forth information about the only stockholder we know is the beneficial owner of more than 5% of Cyprus Amax common stock. The information is based on information from public filings as of August 20, 1999. The percentage shown is based on shares outstanding on August 19, 1999.

                                                Shares of Cyprus Amax
                                                    Common Stock      Percent
Name and Address of Beneficial Owner             Beneficially Owned   of Class
------------------------------------            --------------------- --------
Trimark Investment Management Inc., as Manager
 and
 Trustee of certain mutual funds...............      9,355,200(1)      10.3%
  One First Canadian Place, Suite 5600
  P.O. Box 487
  Toronto, Ontario M5X 1E5, Canada

--------
(1) Trimark Financial Corporation, owner of 100% of the voting equity securities of Trimark Investment Management Inc., may be deemed to be a beneficial owner of the shares. Information is provided in reliance upon information included in Schedule 13G, dated February 1, 1999, filed by Trimark Investment Management, Inc.

                   DESCRIPTION OF ASARCO CYPRUS CAPITAL STOCK

  The description of certain terms of the capital stock of Asarco Cyprus to be in effect after completion of the business combination is not meant to be complete and is qualified by reference to the Asarco Cyprus amended and restated certificate of incorporation which is incorporated by reference herein. A copy of the Asarco Cyprus amended and restated certificate of incorporation is included as Exhibit C to the merger agreement which is attached as Appendix A to this joint proxy statement and prospectus.

Authorized Capital Stock

  The Asarco Cyprus restated certificate of incorporation provides authority to issue up to 280,000,000 shares of stock of all classes, of which 250,000,000 are shares of Asarco Cyprus common stock and 30,000,000 are shares of Asarco Cyprus preferred stock.

Asarco Cyprus Common Stock

  The shares of Asarco Cyprus common stock to be issued in the mergers will be duly authorized, validly issued, fully paid and nonassessable. Holders of Asarco Cyprus common stock will be entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Each share of Asarco Cyprus common stock will have an equal and ratable right to receive dividends as may be declared by the board of directors out of funds legally available therefor and to share equally and ratably in all assets available for distribution to stockholders upon dissolution or liquidation. No holder of Asarco Cyprus common stock will have any preemptive right to subscribe for any securities of Asarco Cyprus.

Asarco Cyprus Preferred Stock

  Preferred Stock

  The Asarco Cyprus Board of Directors will be authorized to issue Asarco Cyprus preferred stock from time to time in one or more series, each of which will have such designation or title fixed by the Asarco Cyprus Board of Directors prior to the issuance of any shares. Each class or series of Asarco Cyprus preferred stock will have voting powers, full or limited, or no voting powers, and preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions that are permitted by Delaware law. A number of shares of Asarco Cyprus preferred stock, to be determined at a future date, will be designated Series A Junior Participating Preferred Stock, for issuance in connection with the exercise of the rights described below.

  Asarco Cyprus Series A Convertible Preferred Stock

  The merger agreement provides that, unless holders of Cyprus Amax Series A convertible preferred stock exercise their dissenters' rights, each share of Cyprus Amax Series A convertible preferred stock will be converted into one share of Asarco Cyprus Series A convertible preferred stock in the Cyprus Amax merger. Any shares of Asarco Cyprus Series A convertible preferred stock issued in the mergers will have terms substantially identical to the terms of the Cyprus Amax Series A convertible preferred stock.

  If all of the shares of Cyprus Amax Series A convertible preferred stock are converted in the Cyprus Amax merger, there will be 4,666,667 shares of Asarco Cyprus Series A convertible preferred stock outstanding immediately after the effective time of the business combination.

  Shares of Asarco Cyprus Series A convertible preferred stock issued in the mergers will have, among others, the following terms:

  . Voting Rights. Generally, the Asarco Cyprus Series A convertible preferred stock will not be entitled to vote. However, if Asarco Cyprus were in default in the payment of dividends on the Asarco

     Cyprus Series A convertible preferred stock (or on any other class of preferred stock which ranks on a parity with it in respect of dividends) for four quarterly periods, then the Asarco Cyprus Series A convertible preferred stock, voting together with all other preferred stock ranking on a parity with it in respect of dividends, would be entitled to elect one director of the class being elected or at the next Asarco Cyprus annual meeting. Such preferred stock holders would continue to have such a right at each subsequent annual meeting until either a maximum of three directors (one from each class) are elected by the preferred stockholders or until all dividends in default are paid in full. When dividends in default are paid in full, all directors elected by the preferred stockholders will resign.

  . Dividend Rights and Rights Upon Liquidation. The holders of Asarco Cyprus Series A convertible preferred stock will be entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Asarco Cyprus Board of Directors at a per share rate of $4.00 per year. In the event of liquidation or dissolution, after providing for the payment of liabilities and the liquidation preference on any class of preferred stock ranking senior to Asarco Cyprus Series A convertible preferred stock, each share of Asarco Cyprus Series A convertible preferred stock would be entitled to receive the same amount such holders would have been entitled to receive had the shares been redeemed on the date of such liquidation or dissolution.

  . Redemption Rights. Asarco Cyprus will be permitted, at its option, to redeem the Asarco Cyprus Series A convertible preferred stock, subject to applicable law, at any time at the following redemption prices per share plus accrued and unpaid dividends if the shares are redeemed during the twelve-month period ending December 17 of the year indicated:

         Year                                             Price
         ----                                             ------
         1999............................................ $51.60
         2000............................................ $51.20
         2001............................................ $50.80
         2002............................................ $50.40
         2003 and thereafter............................. $50.00

  . Preemptive Rights. Other than pursuant to the conversion privilege described below, holders of Asarco Cyprus Series A convertible preferred stock would have no preemptive rights to purchase, subscribe for or otherwise acquire any other securities.

  . Conversion Rights. The Asarco Cyprus Series A convertible preferred stock would be convertible into Asarco Cyprus common stock at the option of the holder at any time prior to the tenth business day prior to a fixed redemption date at a conversion price of $31.7647 per share, subject to adjustments.

Asarco Cyprus Rights

  Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

  At or prior to the effective time of the business combination, Asarco Cyprus will adopt a stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement will be complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read the form of our rights agreement which has been filed as an exhibit to the registration statement, of which this prospectus forms a part.

  Our rights agreement will provide that each share of our common stock outstanding will have one right to purchase one one-hundredth of a preferred share attached to it. The purchase price per one one-hundredth of a preferred share under the stockholder rights agreement will be determined at a future date.

  Initially, the rights under our rights agreement will be attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock.

  After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

  All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights will not be exercisable until the date the rights separate from the common stock. The rights will expire on July 1, 2009 unless earlier redeemed or exchanged by us.

  If an acquiror obtains or has the rights to obtain 15% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock equal to two times the exercise price of each right.

  Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the exercise price of the rights if an acquiror obtains 15% or more of our common stock and any of the following occurs:

  .  we merge into another entity;

  .  an acquiring entity merges into us; or

  .  we sell more than 50% of our assets or earning power.

  Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void.

  Our rights agreement will contain exchange provisions which will provide that after an acquiror obtains 15% or more, but less than 50% or our respective outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio will be one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

  Our board of directors may, at its option, redeem all of the outstanding rights under our rights agreement prior to the earlier of (1) the tenth business day following the date at which an acquiror obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights agreement. The redemption price under our rights agreement will be $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

  Holders of rights will have no rights as our stockholders including the right to vote or receive dividends, simply by virtue of holding the rights.

  Our rights agreement will provide that the provisions of the rights agreement, except for those governing the redemption price of the rights, may be amended without the approval of the holders of the rights, by the board of directors prior to (1) 10 business days after an acquiror acquires 15% or more of our outstanding common stock or (2) 10 business days after someone commences a tender offer for 15% or more of our outstanding common stock. However, after the date that an acquiror acquires 15% or more of our outstanding common stock or the date that someone commences a tender offer for 15% or more of our outstanding common stock, the board of directors may not amend the rights agreement to increase the purchase price or extend the expiration date of the rights.

  Our rights agreement will contain rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

Transfer Agent and Registrar

  The principal transfer agent and registrar for Asarco Cyprus common stock after the business combination will be designated by ASARCO and Cyprus Amax prior to the completion of the business combination.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

  ASARCO is incorporated under the laws of the State of New Jersey and Cyprus Amax is incorporated under the laws of the State of Delaware. In accordance with the merger agreement, at the date the business combination becomes effective, the holders of Cyprus Amax common stock and ASARCO common stock will exchange their respective shares of common stock and will become holders of Asarco Cyprus common stock. The rights of Asarco Cyprus stockholders will be governed by Delaware law and the certificate of incorporation and by-laws of Asarco Cyprus. The following is a comparison of the material rights of the holders of Cyprus Amax common stock, ASARCO common stock and Asarco Cyprus common stock.

  The proposed form of the provisions of the Asarco Cyprus certificate of incorporation and the Asarco Cyprus by-laws are included in this joint proxy statement and prospectus as Exhibits C and D to Appendix A. Copies of the ASARCO charter, the ASARCO by-laws, the Cyprus Amax charter and the Cyprus Amax by-laws are incorporated by reference. See "Where You Can Find More Information" on page 98. The following summary is not intended to be complete and is qualified by reference to Delaware law, New Jersey law, the Cyprus Amax charter, the Cyprus Amax by-laws, the ASARCO charter, the ASARCO by-laws, the Asarco Cyprus charter and the Asarco Cyprus by-laws.

Comparison of Charter and By-law Provisions

       Provision                ASARCO              Cyprus Amax           Asarco Cyprus
---------------------------------------------------------------------------------------------------------------------
  Board of Directors
---------------------------------------------------------------------------------------------------------------------
  Classified Board      Divided into three     Divided into three     To be divided into
                        classes as nearly as   classes as nearly as   three classes as
                        equal as possible,     equal as possible,     nearly in equal as
                        with each class        with each class        possible, with each
                        serving a staggered    serving a staggered    class serving a
                        three year term.       three year term.       staggered three year
                                                                      term (other than two
                                                                      of the initial three
                                                                      classes which will
                                                                      serve one and two
                                                                      years, respectively).
---------------------------------------------------------------------------------------------------------------------
  Removal of Directors  A director may be      A director may be      A director may be
                        removed only for       removed only for       removed only for
                        cause, and only by     cause, and only by     cause, and only by
                        the affirmative vote   the affirmative vote   the affirmative vote
                        of a majority of the   of the holders of 75%  of the holders of 75% of the outstanding voting
                        votes cast by holders  of the outstanding     stock.
                        of the outstanding     voting stock.
                        voting stock.
---------------------------------------------------------------------------------------------------------------------
  Size of Board         Board must consist of  Board must consist of  Board must consist of
                        not less than nine     not less than three    not less than one and
                        and not more than 15   directors; Board       not more than 20
                        directors; Board       currently consists of  directors; initial
                        currently consists of  10 directors.          Board will consist of
                        12 directors.                                 16 directors; prior
                                                                      to 2002 annual
                                                                      meeting, the number
                                                                      of directors may be
                                                                      amended or repealed
                                                                      only by unanimous
                                                                      consent of the entire
                                                                      Board.
---------------------------------------------------------------------------------------------------------------------
  Stockholder Meetings
---------------------------------------------------------------------------------------------------------------------
  Annual Meetings       Held on the last       Held on date fixed by  Held on a date fixed
                        Wednesday of April     the Board.             by the Board, or, if
                        (or, if that date is                          not fixed, on the
                        a legal holiday, the                          last Wednesday of
                        next succeeding date                          April (or, if that
                        that is not a legal                           date is a legal
                        holiday).                                     holiday, the next
                                                                      succeeding date that
                                                                      is not a legal
                                                                      holiday).
---------------------------------------------------------------------------------------------------------------------
  Calling a Special     Only the Chairman of   Only the Chairman of   Only the Chairman of
   Meeting              the Board, the         the Board, the         the Board, the Chief
                        President or a         President, the Board   Executive Officer, or
                        majority of the Board  of Directors, or the   a majority of the
                        may call a special     holders of a majority  Board may call a
                        meeting.               of the voting stock    special meeting.
                                               may call a special
                                               meeting.

         Provision                 ASARCO              Cyprus Amax           Asarco Cyprus
----------------------------------------------------------------------------------------------
  Quorum Requirements      The presence, in       The presence, in       The presence, in
                           person or by proxy,    person or by proxy,    person or by proxy,
                           of the holder of       of the holders of 33   of the holders of a
                           record of shares       1/3% of the            majority of the
                           entitled to cast a     outstanding voting     shares entitled to
                           majority of the votes  stock constitutes a    vote at the meeting
                           at any meeting         quorum at such         constitutes a quorum
                           constitutes a quorum   meeting.               for that meeting.
                           at such meeting.
----------------------------------------------------------------------------------------------
  Vote Required for        Stockholder action     Stockholder action     Stockholder action
  Stockholder Action       generally requires     approving a merger or  approving a merger or
                           the affirmative vote   consolidation or a     consolidation or a
                           of a majority of       sale of all or         sale of all or
                           votes cast, except     substantially all of   substantially all of
                           for election of        a corporation's        a corporation's
                           directors and certain  assets, requires the   assets, requires the
                           voting requirements    affirmative vote by    affirmative vote by
                           applicable to certain  the holders of the     the holders of the
                           amendments of          majority of            majority of
                           organizational         outstanding voting     outstanding voting
                           documents and certain  stock; stockholder     stock; stockholder
                           transactions with the  action on other        action on other
                           beneficial owner of    matters, except for    matters, except
                           more than 10% of any   elections of           elections of
                           class of capital       directors, certain     directors and certain
                           stock of ASARCO.       amendments of          amendments to
                           Abstentions have the   organizational         organizational
                           effect of a vote       documents and certain  documents, requires
                           against a proposed     transactions with the  affirmative vote of
                           matter only if the     beneficial owner of    the majority of votes
                           affirmative vote       more than 10% of any   cast at a meeting.
                           required is that of    class of capital       Abstentions have the
                           the majority of the    stock of Cyprus Amax,  effect of a vote
                           total votes            requires affirmative   against a proposed
                           represented by the     vote of the majority   matter only if the
                           outstanding voting     of votes cast at a     affirmative vote
                           stock.                 meeting.               required is that of
                                                  Abstentions have the   the majority of the
                                                  effect of a vote       total votes
                                                  against a proposed     represented by the
                                                  matter only if the     outstanding voting
                                                  affirmative vote       stock.
                                                  required is that of
                                                  the majority of the
                                                  total votes
                                                  represented by the
                                                  outstanding voting
                                                  stock.
----------------------------------------------------------------------------------------------
  Action by Written        Stockholder action     Stockholder action     Stockholder action
   Consent                 must be taken at an    must be taken at an    must be taken at an
                           annual or special      annual or special      annual or special
                           meeting and not by     meeting and not by     meeting and not by
                           written consent.       written consent.       written consent.
----------------------------------------------------------------------------------------------
  Advanced Notice          Stockholders may       To bring a matter      To bring a matter
  Requirements for         nominate one or more   (including the         (including the
  Stockholder Nominations  persons for elections  nomination of          nomination of
  and Other Business       as directors at an     directors) before an   directors) before an
                           annual meeting if      annual meeting, a      annual meeting, a
                           they deliver written   stockholder generally  stockholder must give
                           notice 90 days prior   must give notice of a  notice of a proposed
                           to the first           proposed matter not    matter not less than
                           anniversary of the     less than 90 days      90 days nor more than
                           immediately preceding  prior to the first     120 days prior to the
                           annual meeting, or at  anniversary of the     first anniversary of
                           a special meeting if   immediately preceding  the immediately
                           they deliver written   annual meeting, but    preceding annual
                           notice by the tenth    if less than 70 days   meeting, but if the
                           day following the day  notice of the annual   annual meeting is
                           that notice of the     meeting is given to    called for a date not
                           special meeting is     stockholders, a        30 days before or
                           given to the           stockholder must give  after the anniversary
                           stockholders.          notice of a proposed   date of the
                                                  matter by the tenth    immediately preceding
                                                  day following the      annual meeting, a
                                                  date at which notice   stockholder must give
                                                  of the annual meeting  notice of a proposed
                                                  was mailed.            matter by the
                                                                         fifteenth day
                                                                         following the date at
                                                                         which notice for the
                                                                         meeting was announced
                                                                         or mailed to
                                                                         stockholders.

         Provision                  ASARCO              Cyprus Amax           Asarco Cyprus
-----------------------------------------------------------------------------------------------
  Amendments to
  Organizational Documents
-----------------------------------------------------------------------------------------------
  Certificate of            Generally may be       Generally may be       Generally may be
   Incorporation            amended by the         amended by Board       amended by Board
                            affirmative vote of    resolutions and the    resolutions and the
                            the majority of votes  affirmative vote by    affirmative vote by
                            cast by the holders    the holders of a       the holders of a
                            of outstanding voting  majority of the        majority of the
                            stock except that:     outstanding voting     outstanding voting
                                                   stock except that:     stock except that:
                            . affirmative vote of  . amendments for       . amendments of
                              80% of the             provisions relating    provisions of
                              outstanding voting     to the directors,      certificate of
                              stock is required      stockholder            incorporation
                              for amendment or       nominations and        relating to the
                              deletion of certain    action, bylaw          classification of
                              provisions relating    amendments, and        the Board and the
                              to certain             certain                removal of
                              transactions           transactions with      directors require
                              involving the          beneficial owners      the affirmative
                              beneficial owner of    of 10% or more of      vote of the holders
                              more than 10% of       the outstanding        of 75% of the
                              any class of           common stock           outstanding voting
                              capital stock; and     require the            stock.
                                                     affirmative vote of
                                                     the holders of 75%
                                                     of the outstanding
                                                     voting stock.
                            . affirmative vote of
                              the holders of 80%
                              of the outstanding
                              voting stock
                              (including the
                              affirmative vote of
                              the majority of
                              outstanding voting
                              stock not owned by
                              the 10% holder)
                              required for the
                              amendment or repeal
                              of certain
                              provisions
                              regarding
                              affiliated
                              transactions with
                              10% holders
                              (generally unless
                              the amendment is
                              declared advisable
                              by the affirmative
                              vote of 66 2/3% of
                              the Board and
                              submitted to
                              stockholders for
                              their
                              consideration).
-----------------------------------------------------------------------------------------------
  Bylaws                    Generally may be       Generally may be       Generally may be
                            amended by the         amended by the         amended by a majority
                            affirmative vote of a  affirmative vote of    of the Board;
                            majority of the Board  the holders of a       stockholders also may
                            except that:           majority of the        amend bylaws by the
                                                   voting stock at the    affirmative vote of
                                                   relevant meeting, or   the holders of 66
                                                   by the affirmative     2/3% of the
                                                   vote of a majority of  outstanding voting
                                                   the Board; amendments  stock.
                                                   of certain provisions
                                                   of the certificate of
                                                   incorporation
                                                   governing the bylaws,
                                                   including those
                                                   relating to
                                                   stockholder meetings
                                                   and action, and the
                                                   number, election, and
                                                   removal of directors,
                                                   require the
                                                   affirmative vote of
                                                   the holders of 75% of
                                                   the outstanding
                                                   voting stock.
                            . generally may also
                              be amended by the
                              affirmative vote of
                              the holders of a
                              majority of the
                              outstanding voting
                              stock entitled to
                              vote and present or
                              represented at a
                              stockholder
                              meeting;
                            . amendments of
                              certain bylaws,
                              including
                              provisions relating
                              to special
                              stockholder
                              meetings, charter
                              document
                              amendments,
                              directorship
                              vacancies, removal
                              of directors, and
                              the number,
                              election and
                              qualification of
                              directors, require
                              the affirmative
                              vote of the holders
                              of 80% of the
                              outstanding voting
                              stock. Generally,
                              provisions relating
                              to indemnification
                              of corporate agents
                              may be amended only
                              by action of the
                              Board approved by
                              the affirmative
                              vote of the votes
                              cast by
                              stockholders
                              entitled to vote at
                              a meeting of
                              stockholders for
                              which proxies are
                              solicited in
                              accordance with
                              then applicable
                              requirements of the
                              SEC.

Comparison of Charter and By-law Provisions

         Provision                  ASARCO                Cyprus Amax             Asarco Cyprus
-----------------------------------------------------------------------------------------------------
  Capitalization
-----------------------------------------------------------------------------------------------------
  Authorized Stock         Common Stock: 80 million Common Stock: 150        Common Stock: 250
                           shares Preferred Stock:  million shares Preferred million shares Preferred
                           10 million shares        Stock: 20 million shares Stock: 30 million shares
-----------------------------------------------------------------------------------------------------
  Preferred Stock          The Board is authorized  The Board is authorized  The Board will be to issue preferred stock to issue preferred stock authorized to issue from time to time in one from time to time in one preferred stock from
                           or more series, with     or more series, with     time to time in one or
                           terms to be fixed by the terms to be fixed by the more series, with terms
                           Board.                   Board.                   to be fixed by the
                                                                             Board.
-----------------------------------------------------------------------------------------------------
  Rights Agreements
-----------------------------------------------------------------------------------------------------
  Terms of Share           ASARCO has a Rights      Cyprus Amax has a Rights Asarco Cyprus will enter
  Repurchases              Agreement, dated as of   Agreement, dated as of   into a Rights Agreement
                           January 28, 1998; the    February 28, 1999; the   prior to the effective
                           Rights Agreement         Rights Agreement         time of the business
                           triggers upon the        triggers upon the        combination; the Rights
                           acquisition by a third   acquisition by a third   Agreement will trigger
                           party of 15% of ASARCO's party of 15% of Cyprus   upon the acquisition by
                           outstanding common       Amax's outstanding       a third party of 15% of
                           stock; Board may redeem  common stock; Board may  Asarco Cyprus's
                           rights at any time prior redeem rights at any     outstanding common
                           to the end of the tenth  time prior to the time   stock; Board may redeem
                           business day following   such an acquisition      rights at any time prior
                           the date at which time   takes place.             to the end of the tenth
                           such an acquisition                               business day following
                           takes place.                                      the date at which time
                                                                             such an acquisition
                                                                             takes place.
-----------------------------------------------------------------------------------------------------
  Share Repurchases
-----------------------------------------------------------------------------------------------------
  Terms of Share           ASARCO may generally     Cyprus Amax generally    Asarco Cyprus generally
  Repurchases              repurchase its own       may purchase its owns    will be able to
                           shares.                  shares, although there   repurchase its own
                                                    are specific             shares.
                                                    restrictions on such
                                                    repurchases when the
                                                    seller is a beneficial
                                                    owner of 10% or more of
                                                    the voting power of the
                                                    outstanding voting
                                                    stock.
-----------------------------------------------------------------------------------------------------
  Exculpation and          The certificate of       The certificate of       The certificate of
  Indemnification of       incorporation of ASARCO  incorporation of Cyprus  incorporation of Asarco
  Directors, Officers and  provides that no         Amax provides that no    Cyprus provides that no
  Employees                director will be         director will be         director will be
                           personally liable for    personally liable for    personally liable for
                           damages for breach of    damages for breach of    damages for breach of
                           fiduciary duty, except   fiduciary duty, except   fiduciary duty, except
                           in cases where the       in cases where the       in cases where the
                           director's acts or       director's acts or       director's acts or
                           omissions:               omissions:               omissions:
                           . breached his or her    . breached his or her    . breached his or her
                             duty of loyalty to the   duty of loyalty to the   duty of loyalty to the
                             corporation or its       corporation or its       corporation or its
                             stockholders,            stockholders,            stockholders,
                           . were not in good faith . were not in good faith . were not in good faith
                             or involved              or involved              or involved
                             intentional misconduct   intentional misconduct   intentional misconduct
                             or a knowing violation   or a knowing violation   or a knowing violation
                             of law, or               of law, or               of law, or
                           . provided an improper   . provided an improper   . provided an improper
                             personal benefit to      personal benefit to      personal benefit to
                             the director.            the director.            the director.
                           The ASARCO certificate   The bylaws of Cyprus     The bylaws of Asarco
                           of incorporation         Amax provide that the    Cyprus provide that the
                           provides such protection corporation will         corporation will
                           against personal         indemnify any director   indemnify any director
                           liability to officers,   or officer to the        or officer to the
                           employees, as well as to fullest extent permitted fullest extent permitted
                           directors.               by law if such director  by law if such director
                                                    or officer is involved   or officer is involved
                                                    in litigation by reason  in litigation by reason
                                                    of the fact that he or   of the fact that he or
                                                    she is (or was) a        she is (or was) a
                                                    director or officer, and director or officer, and
                                                    provide in addition that provide in addition that
                                                    the corporation may      the corporation may
                                                    indemnify any person,    purchase and maintain
                                                    other than a director or insurance on behalf of
                                                    officer, if such person  any person who is (or
                                                    is involved in           was) a director,
                                                    litigation by reason of  officer, employee or
                                                    the fact that he or she  agent of the corporation
                                                    is (or was) an employee. against any liability
                                                                             asserted against him or
                                                                             her and incurred by him
                                                                             or her in any such
                                                                             capacity, or arising out
                                                                             of his or her status as
                                                                             such.
                           The bylaws of ASARCO
                           provide that the
                           corporation will
                           indemnify any director,
                           officer, or employee to
                           the fullest extent
                           permitted by law if such
                           director, officer, or
                           employee is involved in
                           litigation by reason of
                           the fact that he or she
                           is (or was) a director,
                           officer, or employee.

Comparison of Certain Statutory Provisions

   Appraisal Rights

   ASARCO Stockholder Rights

  Under New Jersey law, appraisal rights are available in connection with a merger or consolidation or any sale, lease or exchange or other disposition of all or substantially all of a corporation's assets other than in the usual and regular course of business, unless an exception applies or the corporation's certificate of incorporation provides otherwise. ASARCO's certificate of incorporation does not provide otherwise.

  Appraisal rights are not available under New Jersey law to stockholders of a surviving corporation with respect to a merger if the merger did not require stockholder approval.

  In addition, unless provided for in the corporation's certificate of incorporation, no appraisal rights are available in a merger or consolidation with respect to shares

  . which are listed on a national securities exchange or are held of record by at least 1,000 holders, or

  . for which, pursuant to the merger or consolidation, the stockholder will receive cash, shares, obligations or other securities of the kind described by the previous bulleted item or cash and such securities.

  Furthermore, unless provided in the corporation's certificate of incorporation, no appraisal rights are available in a sale, lease, exchange or other disposition of all or substantially all of a corporation's assets

  . with respect to shares which are listed on a national securities exchange or are held of record by at least 1,000 holders, or

  . from a dissolution transaction in which substantially all of a corporation's net assets are to be distributed to its stockholders within one year after the date of the transaction, so long as the transaction is wholly for cash, shares, obligations or other securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders or cash and such securities.

   Cyprus Amax Stockholder Rights

  Under Delaware law, the rights of dissenting stockholders to obtain the fair value for their shares (so-called "appraisal rights") may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation's stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

  In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by NASD or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

  .  shares of stock of the surviving corporation;

  . shares of stock of another corporation which, as of the effective date of the merger or consolidation, are the kind described in clauses (1) and (2) above;

  .  cash instead of fractional shares of such stock; or

  . any combination of the consideration described above in the three bulleted items.

  Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The Cyprus Amax certificate of incorporation does not grant such rights.

 Asarco Cyprus Stockholder Rights

  The holders of Asarco Cyprus common stock and Asarco Cyprus preferred stock will have appraisal rights to the extent appraisal rights are available under Delaware law.

   Certain Business Combinations

   ASARCO Stockholder Rights

  New Jersey law restricts the ability of certain persons to acquire control of a New Jersey corporation.

  In general, a New Jersey corporation with its principal executive offices or significant operations in New Jersey may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors prior to the stock acquisition.

  Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. An interested stockholder is generally a stockholder owning at least 10% of the voting power of a corporation's outstanding shares.

  In addition, New Jersey corporations may not engage at any time with any interested shareholder in a business combination other than:

  . a business combination approved by the board of directors of such corporation prior to the stock acquisition,

  . a business combination approved by the affirmative vote of the holders of 66 2/3% of the voting stock not beneficially owned by such interested shareholder at a meeting for such purpose, or

  . a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder.

  A New Jersey corporation may not opt out of the foregoing provisions and the ASARCO board of directors has taken the necessary action to make the foregoing provisions of New Jersey law inapplicable to the business combination and the related transactions.

  The ASARCO certificate of incorporation provides that certain transactions, including a merger, significant asset sales and certain issuances or transfers of securities, with the beneficial owner of more than 10% of any class of capital stock of ASARCO generally require the affirmative vote of the holders of 80% of the outstanding shares of all classes of stock, voting together as a single class.

  The ASARCO certificate of incorporation also provides that certain affiliated transactions with an interested stockholder or any affiliate of an interested shareholder of ASARCO require, in addition to any vote required by law or in the ASARCO certificate of incorporation or by-laws, approval by a majority of the continuing directors.

  Affiliated Transaction is defined in ASARCO's certificate of incorporation, and generally includes significant transactions involving aggregate fair market value or commitments of more than $10 million or more than 1% of ASARCO's consolidated assets, and certain other material arrangements. Interested Stockholder is also defined in the ASARCO certificate of incorporation and generally means a beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of ASARCO. Continuing Director is also defined in the ASARCO certificate of incorporation and generally means a director that is not affiliated with the interested stockholder and that was a director before the stockholder became an interested stockholder.

  The ASARCO Board of Directors has taken the necessary action to make the foregoing provisions of the ASARCO certificate of incorporation inapplicable to the business combination and the related transactions.

 Cyprus Amax Stockholder Rights

  Section 203 of the Delaware General Corporation Law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an interested stockholder, that person generally may not engage in certain transactions with the corporation for a period of three years unless one of the following three exceptions applies:

  . the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder,

  . upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder became an 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans, or

  . the transaction is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  The Cyprus Amax certificate of incorporation provides that certain transactions with the beneficial owner of 10% of the voting power of the outstanding voting stock, including a merger, significant dispositions of assets, certain issuances or transfers of securities, certain plans of liquidation and dissolution, and certain reclassifications of securities, generally require the affirmative vote of 75% of the voting power of the outstanding shares of stock entitled to vote in the election of directors.

 Asarco Cyprus Stockholder Rights

  Asarco Cyprus will be governed by Section 203 of the Delaware General Corporation Law. The Asarco Cyprus certificate of incorporation does not contain a provision with respect to transactions with "interested stockholders."

              STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF ASARCO COMMON STOCK AND CYPRUS AMAX COMMON STOCK

  It is a condition to the business combination that the shares of Asarco Cyprus common stock to be issued in the business combination be approved for listing on the New York Stock Exchange. If the business combination is completed, the ASARCO common stock and the Cyprus Amax common stock will no longer be listed on the New York Stock Exchange or any other exchanges.

                            INDEPENDENT ACCOUNTANTS

  The consolidated financial statements of Cyprus Amax Minerals Company incorporated in this joint proxy statement and prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the audit report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of Cyprus Amax Minerals Company for the three-month and six-month periods ended March 31, 1999 and 1998 and June 30, 1999 and 1998, respectively, incorporated by reference in this joint proxy statement and prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for the review of such information. However, their separate reports dated May 14, 1999 and August 4, 1999 incorporated by reference in this joint proxy statement and prospectus, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

  The consolidated financial statements of ASARCO incorporated in this joint proxy statement and prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the audit report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of ASARCO for the three-month and six-month periods ended March 31, 1999 and 1998 and June 30, 1999 and 1998, respectively, incorporated by reference in this joint proxy statement and prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for the review of such information. However, their separate reports dated April 20, 1999 and July 21, 1999 incorporated by reference in this joint proxy statement and prospectus, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  The validity of the Asarco Cyprus common stock and Asarco Cyprus Series A convertible preferred stock to be issued in connection with the business combination will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

  ASARCO and Cyprus Amax file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of ASARCO and Cyprus Amax are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  Asarco Cyprus has filed a Registration Statement on Form S-4 to register with the SEC for the Asarco Cyprus common stock to be issued to ASARCO stockholders and Cyprus Amax stockholders in the business combination. This joint proxy statement and prospectus is a part of that Registration Statement and constitutes a prospectus of Asarco Cyprus in addition to being a proxy statement of ASARCO and Cyprus Amax for the special meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

  The SEC allows us to "incorporate by reference" information into this joint proxy statement and prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement and prospectus, except for any information superseded by information in this joint proxy statement and prospectus. This joint proxy statement and prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

     ASARCO SEC Filing              Period
     (File No. 1-164)
     Annual Report on Form 10-K/A   Year ended December 31, 1998
     Quarterly Report on Form 10-Q  Quarter ended March 31, 1999
     Quarterly Report on Form 10-Q  Quarter ended June 30, 1999
     Current Report on Form 8-K     Filed on July 20, 1999
     Cyprus Amax SEC Filing  (File  Period
      No. 1-10040)
     Annual Report on Form 10-K/A   Year ended December 31, 1998
     Quarterly Report on Form 10-Q  Quarter ended March 31, 1999
     Quarterly Report on Form 10-Q  Quarter ended June 30, 1999
     Current Reports on Form 8-K    Filed on February 24, 1999, July 14, 1999
                                    and July 21, 1999

  We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement and prospectus and the dates of the special meetings of our stockholders.

  ASARCO has supplied all information contained or incorporated by reference in this document relating to ASARCO and Cyprus Amax has supplied all information contained or incorporated by reference in this document relating to Cyprus Amax.

  If you are a stockholder, we may have previously sent you some of the documents incorporated by reference. You can obtain any of the incorporated documents by contacting us or the SEC. We will send you the documents incorporated by reference without charge, excluding exhibits to the information that is incorporated by reference, unless we have specifically incorporated by reference the exhibit in this document.

  Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following addresses:

     ASARCO Incorporated                      Cyprus Amax Minerals Company
     180 Maiden Lane                          9100 East Mineral Circle
     New York, New York 10038                 Englewood, Colorado 80112
     (212) 510-2000                           (303) 643-5000

  If you would like to request documents from us, including any documents we may subsequently file with the Securities and Exchange Commission prior to the special meetings, please do so by September 23, 1999 so that you will receive them before the special meetings.

  You should rely only on the information contained or incorporated by reference in this joint proxy statement and prospectus to vote on the mergers. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement and prospectus. This joint proxy statement and prospectus is dated August 20, 1999. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than such date, and neither the mailing of the joint proxy statement and prospectus to stockholders nor the issuance of Asarco Cyprus common stock in the mergers shall create any implication to the contrary.

By order of the Board of Directors,           By order of the Board of
ASARCO Incorporated                           Directors,
Robert Ferri                                  Cyprus Amax Minerals Company
Secretary                                     Philip C. Wolf
                                              Senior Vice President,
                                              General Counsel and Secretary

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     among

                           ASARCO CYPRUS INCORPORATED

                             ACO ACQUISITION CORP.

                             CAM ACQUISITION CORP.

                              ASARCO INCORPORATED

                                      and

                          CYPRUS AMAX MINERALS COMPANY

                           Dated as of July 15, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I

                              THE MERGERS; CLOSING

 Section 1.1  The ASARCO Merger........................................   A-1
 Section 1.2  The Cyprus Merger........................................   A-2
 Section 1.3  Closing..................................................   A-2
 Section 1.4  Effective Time...........................................   A-2
 Section 1.5  Effects of the Mergers...................................   A-2
 Section 1.6  Directors................................................   A-3
 Section 1.7  Parent Charter Documents.................................   A-3

                                   ARTICLE II

                  EFFECT OF THE MERGERS ON THE STOCK OF ASARCO
                      AND CYPRUS; EXCHANGE OF CERTIFICATES

 Section 2.1  Effect on ASARCO Stock and SubA Stock....................   A-3
 Section 2.2  Effect on Cyprus Stock and SubC Stock....................   A-3
 Section 2.3  Exchange of Certificates.................................   A-4
 Section 2.4  Dissenting Shares........................................   A-7

                                  ARTICLE III

                                   GOVERNANCE

 Section 3.1  Board of Directors and Committees of Parent..............   A-7
 Section 3.2  Key Executive Officers of Parent.........................   A-8
 Section 3.3  Name.....................................................   A-8
 Section 3.4  Parent Corporate Headquarters............................   A-8

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

 Section 4.1  Organization, Qualification, Etc.........................   A-8
 Section 4.2  Capital Stock............................................   A-9
 Section 4.3  Corporate Authority Relative to this Agreement...........  A-10
 Section 4.4  Non-Conventional Consents and Approvals..................  A-11
 Section 4.5  Reports and Financial Statements.........................  A-11
 Section 4.6  Environmental Matters....................................  A-12
 Section 4.7  Employee Benefit Plans; ERISA............................  A-13
 Section 4.8  Joint Proxy Statement; Registration Statement; Other
              Information..............................................  A-15
 Section 4.9  ASARCO Rights Plan.......................................  A-15
 Section 4.10 Cyprus Rights Plan.......................................  A-15
 Section 4.11 Tax Matters..............................................  A-15
 Section 4.12 Opinion of Financial Advisors............................  A-16
 Section 4.13 Required Vote............................................  A-17
 Section 4.14 Absence of Certain Changes...............................  A-17
 Section 4.15 No Undisclosed Material Liabilities......................  A-18
 Section 4.16 Labor Relations..........................................  A-18
 Section 4.17 No Prior Activities......................................  A-18


                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

 Section 5.1  Conduct of Business Pending the Effective Time...........  A-18
 Section 5.2  Investigation ...........................................  A-20
 Section 5.3  Stockholder Approvals and Other Cooperation..............  A-20
 Section 5.4  Affiliate Agreements.....................................  A-21
 Section 5.5  Cyprus Employee Stock Options, Incentive and Benefit
              Plans....................................................  A-22
 Section 5.6  ASARCO Employee Stock Options, Incentive and Benefit
              Plans....................................................  A-23
 Section 5.7  Filings; Other Action....................................  A-24
 Section 5.8  Further Assurances.......................................  A-24
 Section 5.9  Takeover Statute.........................................  A-25
 Section 5.10 No Solicitation by Cyprus................................  A-25
 Section 5.11 No Solicitation by ASARCO................................  A-26
 Section 5.12 Public Announcements.....................................  A-26
 Section 5.13 Indemnification and Insurance............................  A-27
 Section 5.14 Accountants' "Comfort" Letters...........................  A-27
 Section 5.15 Additional Reports.......................................  A-27
 Section 5.16 Disclosure Schedule Supplements..........................  A-28
 Section 5.17 Parent Shareholder Rights Plans..........................  A-28
 Section 5.18 Shareholder Litigation...................................  A-28
 Section 5.19 Section 16(b)............................................  A-28
 Section 5.20 Change of Control Agreements.............................  A-28

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

 Section 6.1  Conditions to Each Party's Obligation to Effect the
              Mergers..................................................  A-29
 Section 6.2  Conditions to Obligations of Cyprus to Effect the Cyprus
              Merger...................................................  A-30
 Section 6.3  Conditions to Obligations of ASARCO to Effect the ASARCO
              Merger...................................................  A-30

                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

 Section 7.1  Termination or Abandonment...............................  A-30
 Section 7.2  Effect of Termination....................................  A-31
 Section 7.3  Termination Fee..........................................  A-31
 Section 7.4  Amendment or Supplement..................................  A-32
 Section 7.5  Extension of Time, Waiver, Etc...........................  A-32

                                  ARTICLE VIII

                                 MISCELLANEOUS

 Section 8.1  No Survival of Representations and Warranties............  A-32
 Section 8.2  Expenses.................................................  A-32
 Section 8.3  Counterparts; Effectiveness..............................  A-33
 Section 8.4  Governing Law............................................  A-33
 Section 8.5  Notices..................................................  A-33
 Section 8.6  Assignment; Binding Effect...............................  A-33
 Section 8.7  Severability.............................................  A-33
 Section 8.8  Enforcement of Agreement.................................  A-34
 Section 8.9  Entire Agreement; No Third-Party Beneficiaries...........  A-34
 Section 8.10 Headings.................................................  A-34
 Section 8.11 Definitions..............................................  A-34
 Section 8.12 Finders or Brokers.......................................  A-34

                                LIST OF EXHIBITS

Exhibit A--Form of Certificate of Incorporation of SubA
Exhibit B--Form of Certificate of Incorporation of SubC
Exhibit C--Form of Certificate of Incorporation of Parent
Exhibit D--Form of Bylaws of Parent
Exhibit E--Form of Rights Plan of Parent
Exhibit F--Form of Cyprus Affiliate Letter
Exhibit G--Form of ASARCO Affiliate Letter

                             INDEX OF DEFINED TERMS

Defined Term                                                         Section
------------                                                       ------------
affiliates........................................................         8.11
Agreement......................................................... Introduction
ASARCO............................................................ Introduction
ASARCO Acquisition Agreement......................................      5.11(b)
ASARCO Award......................................................       5.6(b)
ASARCO Certificates...............................................       2.1(b)
ASARCO Common Stock...............................................       1.1(a)
ASARCO Disclosure Schedule........................................   Article IV
ASARCO Indemnified Parties........................................      5.13(c)
ASARCO Merger.....................................................       1.1(a)
ASARCO Merger Consideration.......................................       2.1(b)
ASARCO Option Plans...............................................       5.6(a)
ASARCO Policy.....................................................      5.13(d)
ASARCO SAR........................................................       5.6(a)
ASARCO Shareholder Approval.......................................      4.13(a)
ASARCO Shareholders Meeting.......................................  5.3(c)(iii)
ASARCO Stock Options..............................................       5.6(a)
ASARCO Surviving Corporation......................................       1.1(a)
ASARCO Takeover Proposal..........................................      5.11(a)
CERCLA............................................................       4.6(d)
Certificates......................................................       2.2(c)
Cyprus............................................................ Introduction
Cyprus Acquisition Agreement......................................      5.10(b)
Cyprus Award......................................................       5.5(b)
Cyprus Certificates...............................................       2.2(b)
Cyprus Common Stock...............................................       1.2(a)
Cyprus Disclosure Schedule........................................   Article IV
Cyprus Indemnified Parties........................................      5.13(a)
Cyprus Merger.....................................................       1.2(a)
Cyprus Merger Consideration.......................................       2.2(b)
Cyprus Option Plans...............................................       5.5(a)
Cyprus Policy.....................................................      5.13(b)
Cyprus Preferred Certificates.....................................       2.2(c)
Cyprus Preferred Stock............................................    2.2(c)(i)
Cyprus SAR........................................................       5.5(a)
Cyprus Shareholder Approval.......................................      4.13(b)
Cyprus Shareholders Meeting.......................................   5.3(c)(ii)
Cyprus Stock Options..............................................       5.5(a)
Cyprus Surviving Corporation......................................       1.2(a)
Cyprus Takeover Proposal..........................................      5.10(a)
Closing...........................................................          1.3
Closing Date......................................................          1.3

Defined Term                                                         Section
------------                                                       ------------
Code.............................................................. Introduction
Combination....................................................... Introduction
Common Shares Trust...............................................  2.3(e)(iii)
Confidentiality Agreement.........................................          5.2
control...........................................................         8.11
Current Representing Party Group..................................      4.11(a)
DGCL..............................................................       1.2(a)
Dissenting Preferred Shares.......................................       2.4(a)
Effective Time....................................................          1.4
Employee Benefit Plan.............................................    4.7(g)(i)
Encumbrance.......................................................       4.1(c)
Environmental Claim...............................................    4.6(d)(i)
Environmental Law.................................................   4.6(d)(ii)
Environmental Permits.............................................       4.6(a)
ERISA.............................................................    4.7(g)(i)
ERISA Affiliate...................................................  4.7(g)(iii)
Excess Shares.....................................................   2.3(e)(ii)
Exchange Act......................................................          4.5
Exchange Agent....................................................       2.3(a)
Exchange Fund.....................................................       2.3(a)
First Annual Meeting..............................................       3.1(a)
GAAP.............................................................. Introduction
Governmental Entity...............................................       4.4(a)
Hazardous Materials...............................................  4.6(d)(iii)
HSR Act...........................................................       6.1(e)
IRS...............................................................       4.7(b)
Joint Proxy Statement.............................................          4.8
Law...............................................................       4.4(a)
Material Adverse Effect...........................................          4.1
Merger Consideration..............................................       2.3(b)
Mergers...........................................................       1.2(a)
Multiemployer Plan................................................       4.7(a)
NJBCA.............................................................       1.1(a)
NYSE..............................................................   2.3(e)(ii)
Option Agreements................................................. Introduction
Parent............................................................ Introduction
Parent Certificates...............................................       2.1(b)
Parent Common Stock...............................................       1.1(a)
Parent Preferred Stock............................................       1.2(b)
Parent Rights Plan................................................          1.7
Past Representing Party Group.....................................      4.11(a)
person............................................................         8.11
Plan..............................................................   4.7(g)(ii)
Preferred Merger Consideration....................................       2.2(c)

Defined Term                                                         Section
------------                                                       ------------
Registration Statement............................................    5.3(a)(i)
Representing Party................................................   Article IV
Representing Party Affiliated Group...............................      4.13(a)
Representing Party Agreements.....................................       4.4(a)
Representing Party's Disclosure Schedule..........................   Article IV
Required Statutory Approvals......................................       4.4(b)
Required Third Party Consents.....................................       4.4(b)
SEC...............................................................       4.5(a)
Second Annual Meeting.............................................       3.1(a)
SEC Reports.......................................................          4.5
Securities Act....................................................          4.5
Significant Subsidiaries..........................................         8.11
SubA.............................................................. Introduction
SubC.............................................................. Introduction
Subsidiaries......................................................         8.11
Surviving Corporations............................................       1.2(a)
Tax Certificates..................................................    5.3(a)(v)
Tax Return........................................................         4.11
Taxes.............................................................         4.11
Termination Date..................................................          5.1
Termination Fee...................................................       7.3(a)

   THIS AGREEMENT AND PLAN OF MERGER, dated as of July 15, 1999 (the "Agreement"), among ASARCO CYPRUS INCORPORATED, a Delaware corporation ("Parent"), ACO ACQUISITION CORP., a New Jersey corporation ("SubA"), CAM ACQUISITION CORP., a Delaware corporation ("SubC"), ASARCO INCORPORATED, a New Jersey corporation ("ASARCO"), and CYPRUS AMAX MINERALS COMPANY, a Delaware corporation ("Cyprus").

   WHEREAS, ASARCO and Cyprus desire to combine their respective businesses, shareholders, managements, employees and other constituencies in a merger-of-equals transaction upon the terms and subject to the conditions in this Agreement (the "Combination");

   WHEREAS, (i) Parent is a newly formed corporation organized and existing under the laws of the State of Delaware; (ii) ASARCO is a corporation organized and existing under the laws of the State of New Jersey; and (iii) Cyprus is a corporation organized and existing under the laws of the State of Delaware;

   WHEREAS, ASARCO and Cyprus have caused Parent to form SubA and SubC, each a wholly owned subsidiary of Parent, and all the outstanding capital stock of each of SubA and SubC is owned by Parent;

   WHEREAS, the Board of Directors of each of ASARCO and Cyprus deem it advisable and in the best interests of their shareholders to effect the Combination by causing each of ASARCO and Cyprus to become subsidiaries of Parent pursuant to the Mergers as provided for in this Agreement;

   WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Combination and also to prescribe various conditions to the Combination;

   WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the ASARCO Merger, taken together with the Cyprus Merger, will qualify as a transaction described in Section 351 and/or the ASARCO Merger will qualify as a transaction described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Cyprus Merger, taken together with the ASARCO Merger, will qualify as a transaction described in Section 351 of the Code; and

   WHEREAS, for financial accounting purposes, it is intended that the transactions contemplated by this Agreement will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles ("GAAP");

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and fully intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                              THE MERGERS; CLOSING

   Section 1.1 The ASARCO Merger.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Business Corporation Act (the "NJBCA"), SubA shall merge with and into ASARCO (the "ASARCO Merger") at the Effective Time. ASARCO shall be the surviving corporation in the ASARCO Merger (the "ASARCO Surviving Corporation") and shall thereupon become a wholly owned subsidiary of Parent. From and after the Effective Time, the identity and separate existence of SubA shall cease.

   (b) In connection with the ASARCO Merger, ASARCO and Cyprus shall take such actions as may be necessary to cause Parent to reserve a sufficient number of shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"), prior to the ASARCO Merger, to permit the issuance of shares of Parent Common Stock (i) to the holders of common stock, no par value per share, of ASARCO (the "ASARCO Common Stock") as of the Effective Time in accordance with the terms of this Agreement, and (ii) upon the exercise of ASARCO Stock Options being assumed by Parent in accordance with Section 5.6 hereof.

   Section 1.2 The Cyprus Merger.

   (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), SubC shall merge with and into Cyprus (the "Cyprus Merger," and together with the ASARCO Merger, the "Mergers") at the Effective Time. Cyprus shall be the surviving corporation in the Cyprus Merger (the "Cyprus Surviving Corporation" and together with the ASARCO Surviving Corporation, the "Surviving Corporations") and shall thereupon become a wholly owned subsidiary of Parent. From and after the Effective Time, the identity and separate existence of SubC shall cease.

   (b) In connection with the Cyprus Merger, Cyprus and ASARCO shall take such actions as may be necessary to cause Parent to reserve a sufficient number of shares of Parent Common Stock, prior to the Cyprus Merger, to permit the issuance of shares of Parent Common Stock (i) to the holders of common stock, no par value per share, of Cyprus (the "Cyprus Common Stock") as of the Effective Time in accordance with the terms of this Agreement, (ii) to holders of a new series of convertible preferred stock to be issued by Parent at the Effective Time and to be designated as $4.00 Series A Convertible Preferred Stock (the "Parent Preferred Stock"), who convert such shares subsequent to the Effective Time in accordance with the terms of the Parent Preferred Stock, and
(iii) upon the exercise of Cyprus Stock Options being assumed by Parent in accordance with Section 5.5 hereof.

   Section 1.3 Closing. The closing of the Mergers (the "Closing") will take place at 10:00 a.m. local time on the day following the later of the Cyprus Shareholder Meeting and the ASARCO Shareholder Meeting (the "Closing Date"), but shall in no event be later than the second business day after satisfaction or waiver of the conditions set forth in Article VI unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, NY, unless another place is agreed to by the parties hereto.

   Section 1.4 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date: (a) with respect to the ASARCO Merger, the parties shall file with the Secretary of State of the State of New Jersey a certificate of merger duly completed and executed in accordance with the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA in order to effect the ASARCO Merger; and
(b) with respect to the Cyprus Merger, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger duly completed and executed in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL to effect the Cyprus Merger. Each Merger shall become effective at the actual time of the filing of both such certificates of merger, or of the later to be filed of such certificates of merger, or at such other later time as is reasonably specified in the certificates of merger (the time at which both Mergers have become fully effective being hereinafter referred to as the "Effective Time").

   Section 1.5 Effects of the Mergers.

   (a) NJBCA. The ASARCO Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

   (b) DGCL. The Cyprus Merger shall have the effects set forth in Section 259 of the DGCL.

   (c) Names of Surviving Corporations. The names of the ASARCO Surviving Corporation and the Cyprus Surviving Corporation from and after the Effective Time shall be "ASARCO Incorporated" and "Cyprus Amax Minerals Company," respectively, until changed or amended in accordance with applicable Law.

   (d) Charter Documents. At the Effective Time (i) the Certificate of Incorporation substantially in the form of Exhibit A hereto and the Bylaws of SubA, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the ASARCO Surviving Corporation, and (ii) the Certificate of Incorporation substantially in the form of Exhibit B hereto and the Bylaws of SubC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Cyprus Surviving Corporation.

   Section 1.6 Directors.

   (a) SubA. The directors of SubA at the Effective Time shall be the directors of the ASARCO Surviving Corporation until the next annual meeting of shareholders of ASARCO (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

   (b) SubC. The directors of SubC at the Effective Time shall be the directors of the Cyprus Surviving Corporation until the next annual meeting of shareholders of Cyprus (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

   Section 1.7 Parent Charter Documents. At the Effective Time (i) the Certificate of Incorporation and Bylaws of Parent shall be in full force and legal effect in the appropriate form of Exhibit C and Exhibit D, respectively, and (ii) Parent shall have in full force and legal effect a stockholder rights plan substantially in the form of Exhibit E hereto (the "Parent Rights Plan").

                                   ARTICLE II

                     EFFECT OF THE MERGERS ON THE STOCK OF
                  ASARCO AND CYPRUS; EXCHANGE OF CERTIFICATES

   Section 2.1 Effect on ASARCO Stock and SubA Stock. As of the Effective Time, by virtue of the ASARCO Merger and without any action on the part of SubA, ASARCO or the holders of any securities of SubA or ASARCO:

   (a) Cancellation of Treasury Stock and Cyprus Owned Stock. Each share of ASARCO Common Stock that is owned directly by ASARCO or any of its Subsidiaries or by Cyprus or any of its Subsidiaries (but not including any such shares owned by employees or employee benefit or pension plans) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   (b) Conversion of ASARCO Common Stock. Each issued and outstanding share of ASARCO Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into one (the "ASARCO Merger Exchange Ratio") fully paid and nonassessable share of Parent Common Stock (such consideration being referred to herein as the "ASARCO Merger Consideration"). As of the Effective Time, all such shares of ASARCO Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ASARCO Common Stock (the "ASARCO Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) certificates ("Parent Certificates") representing the number of whole shares of Parent Common Stock into which such shares have been converted, and (ii) certain dividends and other distributions in accordance with Section 2.3(c).

   (c) Conversion of Common Stock of SubA. Each issued and outstanding share of common stock, par value $.01 per share, of SubA shall be converted into one fully paid and nonassessable share of common stock of ASARCO Surviving Corporation.

   Section 2.2 Effect on Cyprus Stock and SubC Stock. As of the Effective Time, by virtue of the Cyprus Merger and without any action on the part of SubC, Cyprus or the holders of any securities of SubC or Cyprus:

   (a) Cancellation of Treasury Stock and ASARCO Owned Stock. Each share of Cyprus Common Stock that is owned directly by Cyprus or any of its Subsidiaries or by ASARCO or any of its Subsidiaries (but not including any such shares owned by employees or employee benefit or pension plans) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   (b) Conversion of Cyprus Common Stock. Subject to Section 2.3(e), each issued and outstanding share of Cyprus Common Stock (other than shares to be cancelled in accordance with Section 2.2(a)) shall be converted into 0.765 (the "Cyprus Merger Exchange Ratio") of a fully paid and nonassessable share of Parent Common Stock (such consideration being referred to herein as the "Cyprus Merger Consideration"). As of the

Effective Time, all such shares of Cyprus Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cyprus Common Stock (the "Cyprus Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) Parent Certificates, (ii) certain dividends and other distributions in accordance with Section 2.3(c), and (iii) cash in lieu of fractional shares of Parent Common Stock in accordance with
Section 2.3(e), without interest.

   (c) Conversion of Cyprus Preferred Stock. At the Effective Time, each issued and outstanding share of $4.00 Series A Convertible Preferred Stock of Cyprus (the "Cyprus Preferred Stock"), other than Dissenting Preferred Shares, shall be converted into one fully paid and nonassessable share of Parent Preferred Stock (the "Preferred Merger Consideration"). Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cyprus Preferred Stock (the "Cyprus Preferred Certificates" and together with the Cyprus Certificates and the ASARCO Certificates, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (1) certificates representing shares of Parent Preferred Stock (the "Parent Preferred Certificates") and (2) certain dividends and other distributions in accordance with Section 2.3(c). As of the Effective Time the Certificate of Incorporation of Parent shall include the section in Exhibit C constituting the designation and terms of the Parent Preferred Stock.

   (d) Conversion of Common Stock of SubC. Each issued and outstanding share of common stock, par value $.01 per share, of SubC shall be converted into one fully paid and nonassessable share of common stock of the Cyprus Surviving Corporation.

   (e) Cancellation of Parent Common Stock Owned by ASARCO and Cyprus. Each share of Parent Common Stock that is owned by ASARCO or by Cyprus immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

   Section 2.3 Exchange of Certificates.

   (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by ASARCO and Cyprus (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of ASARCO Common Stock and shares of Cyprus Common Stock and Cyprus Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) Parent Certificates representing the number of whole shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of ASARCO Common Stock and pursuant to Section
2.2 in exchange for outstanding shares of Cyprus Common Stock, and (ii) Parent Preferred Certificates representing the number of shares of Parent Preferred Stock issuable pursuant to Section 2.2(c) in exchange for outstanding shares of Cyprus Preferred Stock (such shares of Parent Common Stock and Parent Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund").

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the ASARCO Merger Consideration, pursuant to Section 2.1, or the Cyprus Merger Consideration or the Preferred Merger Consideration pursuant to Section 2.2 (collectively, the "Merger Consideration") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as ASARCO and Cyprus may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of holders of ASARCO Certificates and Cyprus Certificates, a Parent Certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.3(c) and cash in lieu of any fractional share in accordance with Section 2.3(e), and, in the case of holders of Cyprus Preferred Certificates, a Parent Preferred Certificate representing the number of shares of Parent Preferred Stock which such holder has the right to receive pursuant to this Article II and certain dividends or other distributions in accordance with Section 2.3(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ASARCO Common Stock not registered in the transfer records of ASARCO or of Cyprus Common Stock or Cyprus Preferred Stock not registered in the transfer records of Cyprus, a Parent Certificate representing the proper number of shares of Parent Common Stock, or in the case of Cyprus Preferred Stock, a Parent Preferred Certificate representing the proper number of shares of Parent Preferred Stock, may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such issuance shall pay all transfer or other non-income Taxes required by reason of the issuance of shares of Parent Common Stock or Parent Preferred Stock, as the case may be, to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, in the case of holders of ASARCO Certificates and Cyprus Certificates, Parent Certificates representing the number of whole shares of Parent Common Stock into which the shares of ASARCO Common Stock or Cyprus Common Stock formerly represented by such Certificate have been converted, certain dividends or other distributions in accordance with Section 2.3(c) and cash in lieu of any fractional share in accordance with Section 2.3(e), and in the case of holders of Cyprus Preferred Certificates, a Parent Preferred Certificate representing the number of shares of Parent Preferred Stock which such holder has the right to receive pursuant to this Article II and certain dividends or other distributions in accordance with Section 2.3(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock or Parent Preferred Stock, as the case may be, represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock or Parent Preferred Stock, as the case may be, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Certificate there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Subject to the effect of applicable escheat or similar Laws, following surrender of any Cyprus Preferred Certificate there shall be paid to the holder of the Parent Preferred Certificate representing shares of Parent Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Preferred Stock. Parent shall make available to the Exchange Agent cash for these purposes.

   (d) No Further Ownership Rights in ASARCO Common Stock, Cyprus Common Stock and Cyprus Preferred Stock. All shares of Parent Common Stock and Parent Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of ASARCO Common Stock, Cyprus Common Stock and Cyprus Preferred Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by ASARCO on such shares of ASARCO Common Stock or by Cyprus on such shares of Cyprus Common Stock and Cyprus Preferred Stock, as the case may be, which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the applicable Surviving Corporation of the shares of ASARCO Common Stock, Cyprus Common Stock and Cyprus Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to a Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by Law.

   (e) No Fractional Shares. (i) No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.3(a)(i) for exchange pursuant to Section 2.2 for outstanding shares of Cyprus Common Stock over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Cyprus Common Stock pursuant to Section 2.3(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former shareholders of Cyprus, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.3(e)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Cyprus Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Cyprus Common Stock (the "Common Shares Trust"). The Parent will pay all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Cyprus Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Cyprus Common Stock is entitled (after taking into account all shares of Cyprus Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Cyprus Common Stock are entitled.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Cyprus Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Cyprus Common Stock subject to and in accordance with the terms of Section 2.3(c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock or Parent Preferred Stock.

   (g) No Liability. None of Parent, ASARCO, Cyprus or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or Parent Preferred Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the related Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

   (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the related Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock or Parent Preferred Stock as may be deliverable in respect thereof pursuant to this Agreement.

   Section 2.4 Dissenting Shares.

   (a) Notwithstanding any provision of this Agreement to the contrary, shares of Cyprus Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by persons who shall have properly demanded in writing appraisal for such shares of Cyprus Preferred Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Preferred Shares") shall not be converted into or represent the right to receive Parent Preferred Stock as provided in Section 2.2(c). Such persons shall be entitled to receive payment of the appraised value of such shares of Cyprus Preferred Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Preferred Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the Preferred Merger Consideration upon surrender of the Certificate therefor in the manner provided in Section 2.3.

   (b) Cyprus shall give ASARCO (i) prompt notice of any demands for appraisal received by Cyprus, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Cyprus, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Cyprus shall not, except with the prior written consent of ASARCO, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III

                                   GOVERNANCE

   Section 3.1 Board of Directors and Committees of Parent.

   (a) The Board of Directors of Parent shall have 16 members, 8 of which shall come from the existing ASARCO directors and 8 of which shall come from the existing Cyprus directors, as designated respectively by ASARCO and Cyprus. The Board of Directors of Parent shall be divided into three classes, Class I consisting of 6 directors, Class II consisting of 5 directors, and Class III consisting of 5 directors, with the term of Class I expiring at Parent's first annual meeting following the Effective Time (the "First Annual Meeting"), the term of Class II expiring at the next succeeding annual meeting (the "Second Annual Meeting") and the term of Class III expiring at the annual meeting next succeeding the Second Annual Meeting. Class I shall consist of three ASARCO designees and three Cyprus designees; Class II shall consist of three ASARCO designees and two Cyprus designees; and Class III shall consist of two ASARCO designees and three Cyprus designees.

   (b) At the Effective Time, the committees of the Board of Directors of Parent shall consist of an equal number of ASARCO designees to the Board of Directors and Cyprus designees to the Board of Directors.

   Section 3.2 Key Executive Officers of Parent. Immediately following the Effective Time, Mr. Milton H. Ward shall be the Chairman of the Board and Co-Chief Executive Officer of Parent, and Mr. Francis R. McAllister shall be the President and Co-Chief Executive Officer of Parent. Both Mr. Ward and Mr. McAllister shall be Class III directors. Immediately after the Effective Time Mr. Jeffrey G. Clevenger shall be Executive Vice President and Chief Operating Officer of Parent, and Mr. Kevin R. Morano shall be the Executive Vice President and Chief Financial Officer of Parent. Both Mr. Clevenger and Mr. Morano shall be Class I directors. The remaining key executive officers of Parent shall be jointly designated by Mr. Ward and Mr. McAllister, with the advice and consent of the Parent Board of Directors. At and effective as of the First Annual Meeting of Parent, Mr. McAllister shall become the sole Chief Executive Officer and shall continue as the President of Parent. At and effective as of December 31, 2000, Mr. McAllister shall become the sole Chairman of the Board and shall continue as the President and Chief Executive Officer of Parent, and Mr. Ward will continue as a non-employee director. Between the First Annual Meeting and December 31, 2000, Mr. Ward will continue to participate actively in managing the consolidation of the operations of ASARCO and Cyprus, realizing the synergies expected to be derived from the Mergers and exploring growth opportunities for Parent. The respective employment contracts of Mr. McAllister, Mr. Ward, Mr. Clevenger and Mr. Morano shall include provisions substantially to the foregoing effect. Any changes to the foregoing arrangements following the Effective Time and prior to the Annual Meeting of Stockholders in 2002 shall require the affirmative vote of at least three-quarters of the Directors constituting the entire Board of Directors of Parent.

   Section 3.3 Name. Effective as of the Effective Time the name of Parent shall be Asarco Cyprus Incorporated.

   Section 3.4 Parent Corporate Headquarters. Following the Effective Time, Parent shall maintain its corporate headquarters at the current corporate headquarters of ASARCO.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

   Except as set forth in the disclosure schedule delivered by Cyprus to ASARCO prior to the execution of this Agreement (the "Cyprus Disclosure Schedule"), Cyprus hereby represents and warrants to ASARCO, and, except as set forth in the disclosure schedule delivered by ASARCO to Cyprus prior to the execution of this Agreement (the "ASARCO Disclosure Schedule"), ASARCO represents and warrants to Cyprus, in each case as set forth in this Article IV, with the party making such representations and warranties being referred to as the "Representing Party" and such Representing Party's Disclosure Schedule as the "Representing Party's Disclosure Schedule." Notwithstanding the foregoing, any representation or warranty which expressly refers to ASARCO or Cyprus is being made solely by ASARCO or Cyprus, as the case may be.

   Section 4.1 Organization, Qualification, Etc.

   (a) The Representing Party is a corporation duly organized, validly existing and in good standing (or other equivalent status) under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted and is duly qualified to do business and is in good standing (or other equivalent status) in each jurisdiction in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing (or other equivalent status) would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to a Representing Party, means such state of facts, event, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Representing Party and its Subsidiaries, taken as a whole; provided, however, that any adverse effect that copper prices have had or may have on the business, results of operations or financial condition of the Representing Party and its Subsidiaries, taken as a whole, shall not be deemed a Material Adverse Effect for purposes of this Agreement. The copies of each Representing Party's Certificate of Incorporation and Bylaws which have been delivered to the other Representing Party are complete and correct and in full force and effect.

   (b) Each of the Representing Party's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (or other equivalent status) under the laws of its jurisdiction of incorporation or organization, has the power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted or presently proposed to be conducted, and is duly qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing (or other equivalent status) would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party. Each Representing Party has made available to the other Representing Party complete and correct copies of the certificate of incorporation, bylaws or other similar governing documents which are in full force and effect for each of such Representing Party's Significant Subsidiaries that are not directly or indirectly wholly owned.

   (c) All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are validly issued, fully paid and non-assessable and are owned of record and beneficially by such Representing Party, directly or indirectly, free and clear of all Encumbrances. As used in this Agreement, the term "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance, defect, security interest, claim, option or restriction of any kind. There are no (i) securities of the Representing Party or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Representing Party's Subsidiaries, (ii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligations of the Representing Party or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in any of the Representing Party's Subsidiaries, or (iii) obligations of the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Representing Party's Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

   (d) Except for the Representing Party's Subsidiaries, as set forth in
Section 4.1(d) of the Representing Party's Disclosure Schedule or the Representing Party's (or any of its Subsidiaries') SEC Reports, and in respect of minerals exploration or development agreements in the ordinary course of business, the Representing Party (excluding employee pension or benefit plans) does not own any securities of, or have any debt or equity investment in, or loans outstanding to, any corporation, partnership, joint venture, limited liability company or other entity. The Representing Party is not subject to any contractual obligation under which it may be required to advance or contribute capital to any entity, except in respect of minerals exploration or development agreements in the ordinary course of business.

   Section 4.2 Capital Stock.

   (a) Section 4.2(a) of the Representing Party's Disclosure Schedule sets forth as of June 30, 1999:

    (i) the number of authorized shares of each class or series of capital stock of the Representing Party;

    (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding;

    (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party;

    (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each specific reservation; and

    (v) the number of shares of each class or series of capital stock of such Representing Party which are subject to employee stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee or non-employee director benefit plans, indicating the name of the plan, the date of grant, the number of shares and the exercise price thereof.

   (b) All of the issued and outstanding shares of capital stock of the Representing Party have been validly issued and are fully paid and nonassessable. Except as set forth in Section 4.2(a) of the Representing Party's Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Representing Party, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of the Representing Party, (iii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligation of the Representing Party or any of its Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Representing Party, and (iv) there are no outstanding obligations of the Representing Party to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

   Section 4.3 Corporate Authority Relative to this Agreement.

   (a) ASARCO has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ASARCO, and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of ASARCO are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of ASARCO has taken all appropriate action so that none of Parent, Cyprus or SubC will be (i) an "interested stockholder" within the meaning of Section 14A:10A-3 of the NJBCA or (ii) an "interested shareholder" within the meaning of the Certificate of Incorporation of ASARCO by virtue of Parent, Cyprus and SubC entering into this Agreement and consummating the transactions contemplated hereby. The Board of Directors of ASARCO has determined that the transactions contemplated by this Agreement are in the best interest of ASARCO and its shareholders and to recommend to such shareholders that they approve this Agreement. This Agreement has been duly and validly executed and delivered by ASARCO and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of ASARCO, enforceable against ASARCO in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

   (b) Cyprus has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Cyprus and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of Cyprus are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Cyprus has taken all appropriate action so that none of Parent, ASARCO or SubA will be an "interested stockholder" within the meaning of (i) Section 203 of the DGCL or (ii) the Certificate of Incorporation of Cyprus by virtue of Parent, ASARCO and SubA entering into this Agreement and consummating the transactions contemplated hereby. The Board of Directors of Cyprus has determined that the transactions contemplated by this Agreement are in the best interest of Cyprus and its shareholders and to recommend to such shareholders that they approve this Agreement. This Agreement has been duly and validly executed and delivered by Cyprus and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Cyprus, enforceable against Cyprus in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

   Section 4.4 Non-Contravention; Consents and Approvals.

   (a) None of the execution, delivery or performance of this Agreement by the Representing Party or the consummation by such Representing Party of the transactions contemplated hereby will (i) violate the certificate of incorporation or the bylaws or other similar governing documents of the Representing Party or any of its Subsidiaries, (ii) except for the Required Third Party Consents, result in the violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Representing Party Agreements"),
(iii) except for the Required Statutory Approvals, violate any order, writ, injunction, decree, judgment, permit, license, statute, law, ordinance, policy, rule or regulation ("Law") of any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority, whether federal, state, local or foreign (individually, a "Governmental Entity") applicable to the Representing Party or any of its Subsidiaries or any of their respective property or assets, or
(iv) result in the creation or imposition of any Encumbrance on any asset of the Representing Party or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for violations, breaches, defaults, terminations, cancellations, accelerations or creations which would not in the aggregate have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the transactions contemplated hereby.

   (b) Section 4.4(b)(i) of the Representing Party's Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained under the Representing Party Agreements prior to the consummation of the transactions contemplated by this Agreement the failure of which to obtain would have, individually or in the aggregate, a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole (the "Required Third Party Consents"). Section 4.4(b)(ii) of the Representing Party's Disclosure Schedule sets forth a list of all notices to, filings and registrations with, and permits, authorizations, consents and approvals of, Governmental Entities required to be made or obtained from Governmental Entities prior to the consummation of the transactions contemplated by this Agreement the failure of which to obtain would have, individually or in the aggregate, a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole (the "Required Statutory Approvals").

   Section 4.5 Reports and Financial Statements. The Representing Party has previously furnished or made available to the other Representing Party complete and correct copies of:

   (a) such Representing Party's (and any of its Subsidiaries') Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1996 through 1998;

   (b) such Representing Party's (and any of its Subsidiaries') Quarterly Reports on Form 10-Q filed with the SEC for the each of the fiscal quarters ended following such Representing Party's last fiscal year end;

   (c) each definitive proxy statement filed by such Representing Party or any of its Subsidiaries with the SEC since March 1, 1996;

   (d) each final prospectus filed by such Representing Party with the SEC since December 31, 1995; and

   (e) all Current Reports on Form 8-K filed by such Representing Party with the SEC since January 1, 1998.

   As of their respective dates, such reports, proxy statements and prospectuses (collectively, with any amendments, supplements and exhibits thereto, the "SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended
(the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report of the Representing Party has been revised or superseded by an SEC Report subsequently filed by the Representing Party, none of the Representing Party's SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Representing Party's SEC Reports (including any related notes and schedules) fairly present the financial position of the Representing Party and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since January 1, 1998, the Representing Party has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

   Section 4.6 Environmental Matters.

   (a) Except for Environmental Claims disclosed in or referred to in Section 4.6(b) of the Disclosure Schedule, as of the date of this Agreement, each of the Representing Party and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law in respect of its business, properties, assets and operations ("Environmental Permits"), except (i) for such permits as to which due and proper application is pending, and (ii) for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole. Each of such Environmental Permits is in full force and effect, and each of the Representing Party and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole.

   (b) Except for Environmental Claims disclosed in or referred to in Section 4.6(b) of the Disclosure Schedule, as of the date of this Agreement, there is no Environmental Claim filed, pending, or to the best knowledge of the Representing Party threatened or in process, against the Representing Party or any of its Subsidiaries or any person whose liability for such Environmental Claim the Representing Party or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law, that would, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole.

   (c) Except as disclosed or referred to in Section 4.6(c) of the Disclosure Schedule, no Encumbrances have arisen under or pursuant to any Environmental Law on any property, site or facility owned, operated or leased by the Representing Party or any of its Subsidiaries, except for such Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole, and no action of any Governmental Entity has been taken or, to the best knowledge of the Company, is threatened or in process which could subject any of such properties to such Encumbrances, except for such action which would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole.

   (d) As used in this Agreement:

    (i) "Environmental Claim" means any claim, action, cause of action, order, investigation or notice (written or oral) by any person alleging potential or actual liability (including, without limitation, potential or actual liability for investigation, evaluation, cleanup, removal actions, remedial actions, response actions, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any Environmental Law, including any claim under CERCLA, and shall include any request for information under CERCLA or any comparable state or local Law.

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    (ii) "Environmental Law" means any Law relating to (a) the environment or pollution, environmental matters, the protection of the environment, or the protection of human health and safety from environmental concerns, (b) actual or threatened emissions, discharges, or releases of pollutants, contaminants, chemicals or solid, industrial, toxic or hazardous substances, wastes or constituents into the environment, and (c) the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (iii) "Hazardous Materials" mean (a) any petroleum or petroleum products and radioactive materials, (b) any chemicals, constituents, materials, or substances defined or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "toxic substances " and related materials, as such materials are defined in any Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity.

   Section 4.7 Employee Benefit Plans; ERISA.

   (a) Except as set forth in the Representing Party's SEC Reports or as would not have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole, (i) all Employee Benefit Plans (other than any Employee Benefit Plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA (a "Multiemployer Plan")) of the Representing Party are in material compliance with all applicable requirements of Law, including ERISA and the Code, and (ii) neither the Representing Party nor any of its Subsidiaries nor any ERISA Affiliate has any liabilities or obligations with respect to any such Employee Benefit Plans, whether accrued, contingent or otherwise, that are not otherwise reflected on the Representing Party's financial statements, nor to the best knowledge of the Representing Party, are any such liabilities or obligations expected to be incurred. Except as described in the Representing Party's (or any of its Subsidiaries') SEC Reports or as set forth in Section 4.7(a) of the Representing Party's Disclosure Schedule, the execution and delivery of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan of the Representing Party that will or may result in acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Representing Party or any of its Subsidiaries are the agreements and policies specifically described in
Section 4.7(a) of the Representing Party's Disclosure Schedule.

   (b) With respect to each of its Plans, the Representing Party has heretofore made available to the other Representing Party complete and correct copies of each of the following documents, as applicable: (i) a copy of the Plan and any amendments thereto; (ii) a copy of the most recent annual report; (iii) a copy of the most recent actuarial report; (iv) a copy of the most recent Summary Plan Description and all material modifications; (v) a copy of the trust or other funding agreement and any amendments thereto; and (vi) the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Plan that is intended to be qualified under Section 401 of the Code and all notices of reportable events received following receipt of such letter. Each Representing Party will deliver to the other Representing Party a copy of each Foreign Plan within thirty days following the date hereof.

   (c) Section 4.7(c) of the Representing Party's Disclosure Schedule sets forth a list of each employee of the Representing Party (or any Subsidiary) who is a party to any agreement (whether written or oral) with respect to such person's employment by the Representing Party or a Subsidiary, other than offer letters which do not have guaranteed periods of employment and statutory employment agreements under foreign Laws, and which provide for annual compensation in excess of $100,000. The Representing Party has made available to the other Representing Party a complete and correct copy of each such written employment agreement, a complete and correct summary of each such oral agreement.

   (d) No liability under Title IV of ERISA has been incurred by the Representing Party or any ERISA Affiliate within the past six years that has not been satisfied in full. To the best knowledge of the Representing

Party, no condition exists that presents a material risk to the Representing Party, any of its Subsidiaries or any ERISA Affiliate of incurring a liability under such Title that is reasonably likely to have a Material Adverse Effect on the Representing Party. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any of the Employee Benefit Plans, and, to the knowledge of the Representing Party, no condition exists that presents a material risk that such proceedings will be instituted. Except as would not have a Material Adverse Effect on the Representing Party, with respect to each of the Employee Benefit Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such Employee Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Employee Benefit Plan's actuary with respect to such Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Employee Benefit Plan allocable to such accrued benefits, and there have been no changes since such latest valuation date which would cause the present value of such accrued benefits to exceed the current value of such assets. None of the Employee Benefit Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Employee Benefit Plans ended prior to the date of this Agreement. None of the Employee Benefit Plans is a Multiemployer Plan. To the knowledge of the Representing Party each of the Employee Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. No Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable Law or benefits, the full cost of which is borne by the current or former employee). There are no material pending or threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). No prohibited transaction has occurred with respect to any Employee Benefit Plan that would result, directly or indirectly, in the imposition of an excise Tax or other liability under the Code or ERISA, except for such a Tax or other liability that would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect on the Representing Party, with respect to each Foreign Plan: (i) all amounts required to be reserved on account of each Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established, and (ii) each Foreign Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, and has been maintained and operated in accordance with its terms and applicable Law.

   (e) No director or officer or other employee of such Representing Party will become entitled to any termination, retirement, severance or similar payment, benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of restrictions, repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or incentive or compensation plan or arrangement) as a result of the transactions contemplated by this Agreement (either standing alone or in conjunction with any additional or subsequent events).

   (f) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Representing Party or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

   (g) As used in this Agreement

    (i) "Employee Benefit Plan" means any material Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Representing Party, any of its Subsidiaries or ERISA Affiliates for the benefit of the current or former employees or directors of the Representing Party or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time;

    (ii) "Foreign Plan" shall refer to each material plan, program or contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as an Employee Benefit Plan had it been a United States plan, program or contract;

    (iii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, worker's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice policy, program or arrangement of any kind, whether written or oral, other than a Foreign Plan, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); and

    (iv) "ERISA Affiliate" means, with respect to any Representing Party, any entity, trade or business that is a member of the same controlled group as such Representing Party (within the meaning of Sections 414(b), (c), (m) or
  (o) of the Code).

   Section 4.8 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Representing Party or its Subsidiaries to be included in the Joint Proxy Statement or the Registration Statement will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Cyprus Shareholders Meeting and the ASARCO Shareholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Representing Party with respect to information supplied in writing by the other Representing Party or any of its affiliates specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to shareholders, notices of meeting, joint proxy statement and forms of proxies to be distributed to stockholders in connection with the Mergers and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Joint Proxy Statement."

   Section 4.9 ASARCO Rights Plan. ASARCO represents and warrants that the Board of Directors of ASARCO has taken all necessary action to render the Rights Agreement dated as of July 26, 1989, as amended, between ASARCO and First Chicago Trust Company of New York and the Rights Agreement between ASARCO and The Bank of New York, dated as of January 28, 1998, inapplicable to the transactions contemplated by this Agreement.

   Section 4.10 Cyprus Rights Plan. Cyprus represents and warrants that the Board of Directors of Cyprus has taken all necessary action to render the Rights Agreement between Cyprus and The Bank of New York, dated as of February 28, 1999, inapplicable to the transactions contemplated by this Agreement.

   Section 4.11 Tax Matters.

   (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Representing Party, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Representing Party or any of its Subsidiaries (i) is a member (a "Current Representing Party Group") or (ii) was a member during six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years (a "Past Representing Party Group," together with Current Representing Party Groups, a "Representing Party Affiliated Group") have been timely filed, and all such Tax Returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on such Representing Party (it being understood that the representations made in this Section, to the extent that they relate to Past Representing Party Groups, are made to the knowledge of the Representing Party). All Taxes due and owing by the Representing Party, any Subsidiary of the Representing Party or any Representing Party Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Representing Party, any Subsidiary of the Representing Party or any Representing Party Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on the Representing Party; provided that in no event shall the existence of a proposed adjustment or matter in controversy with respect to Taxes be deemed to have or contribute to a Material Adverse Effect for any purpose under this Agreement to the extent that such proposed adjustment or matter in controversy has been specifically reserved for or paid as of the date of this Agreement. All assessments for Taxes due and owing by the Representing Party, any Subsidiary of the Representing Party or any Representing Party Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the execution of the Merger Agreement, the Representing Party will provide the other party with written schedules of (i) the taxable years of the Representing Party for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Representing Party and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party.

   (b) Neither the Representing Party nor any of its Subsidiaries has (i) entered into a closing agreement or similar agreement with a taxing authority relating to Taxes of the Representing Party or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any such income Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of the Representing Party other than Liens relating to Taxes not yet due, except as would not have a Material Adverse Effect on the Representing Party. Neither the Representing Party nor any of its Subsidiaries is a party to any agreement relating to the allocating or sharing of Taxes, other than an agreement with each other.

   (c) Neither the Representing Party nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the satisfaction of the condition set forth in Section 6.1(f) hereof or prevent the Mergers from constituting transactions described in Sections 351 and/or, in the case of the ASARCO Merger, 368(a) of the Code.

   For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, severance, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

   Section 4.12 Opinion of Financial Advisors.

   (a) The Board of Directors of ASARCO has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, substantially to the effect that, as of such date, the Exchange Ratio (defined in such opinion to be collectively the ASARCO Merger Exchange Ratio and the Cyprus Merger Exchange Ratio), is fair to the holders of ASARCO Common Stock from a financial point of view.

   (b) The Board of Directors of Cyprus has received the opinion of Merrill Lynch & Co., dated the date of this Agreement, substantially to the effect that, as of such date, the Cyprus Merger Consideration is fair to the holders of Cyprus Common Stock from a financial point of view.

   Section 4.13 Required Vote.

   (a) The affirmative vote of a majority of the votes cast by the holders of shares of ASARCO Common Stock entitled to vote at the ASARCO Meeting (the "ASARCO Shareholder Approval") is required to approve this Merger Agreement. No other vote of the shareholders of ASARCO is required by Law, the Certificate of Incorporation or the Bylaws of ASARCO or otherwise in order for ASARCO to consummate the ASARCO Merger and the transactions contemplated hereby.

   (b) The affirmative vote of the holders of shares of Cyprus Common Stock representing a majority of all shares entitled to vote at the Cyprus Meeting (the "Cyprus Shareholder Approval") is required to approve this Merger Agreement. No other vote of the shareholders of Cyprus is required by Law, the Certificate of Incorporation or the Bylaws of Cyprus or otherwise in order for Cyprus to consummate the Cyprus Merger and the transactions contemplated hereby.

   Section 4.14 Absence of Certain Changes. Since December 31, 1998, and, other than with respect to clause (a) below, prior to the date hereof, except as set forth in the Representing Party's (or any of its Subsidiaries') SEC Reports filed prior to the date hereof, the Representing Party and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice and there has not been:

   (a) any event, occurrence or development (including the discovery of new or additional information concerning an existing environmental condition) which, individually or in the aggregate, would have a Material Adverse Effect on the Representing party;

   (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Representing Party (other than regular quarterly cash dividends payable by the Representing Party in respect of shares of its capital stock consistent with past practice) or any repurchase, redemption or other acquisition by the Representing Party or any of its Subsidiaries of any outstanding shares of its capital stock (except
(x) as required by the terms of any employee or stock option plan or compensation plan or arrangement, (y) in accordance with any dividend reinvestment plan as in effect as of the date of this Agreement in the ordinary course of operation of such plan consistent with past practice, and/or (z) as otherwise permitted by Section 5.1);

   (c) any amendment of any material term of any outstanding security of the Representing Party or any of its Subsidiaries;

   (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Representing Party or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Representing Party or any of its Subsidiaries of any contract or other right, in either case, material to the Representing Party and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

   (e) any change prior to the date hereof in any method of accounting or accounting practice by the Representing Party or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

   (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Representing Party or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Representing Party or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of the Representing Party or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice or as permitted by this Agreement; or

   (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

   Section 4.15 No Undisclosed Material Liabilities. There are no liabilities of the Representing Party or any Subsidiary of the Representing Party of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than:

   (a) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the Representing Party;

   (b) liabilities disclosed in the SEC Reports of the Representing Party; and

   (c) liabilities under or arising as a result of this Agreement.

   Section 4.16 Labor Relations. As of the date of this Agreement: (i) Section
4.16 of the Representing Party's Disclosure Schedule sets forth a complete list of each collective bargaining agreement to which the Representing Party or any of its Subsidiaries is a party, (ii) no labor organization or group of employees of the Representing Party (or any of its Subsidiaries) has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Representing Party, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Representing Party, threatened against or involving the Representing Party or any of its Subsidiaries.

   Section 4.17 No Prior Activities. Parent, SubA and SubC were each formed for the purpose of engaging in the transactions contemplated by this Agreement, and none of them has any Subsidiaries or has undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

   Section 5.1 Conduct of Business Pending the Effective Time. From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except as may be agreed in writing by the other parties hereto or as may be provided for or permitted pursuant to this Agreement:

   (a) each of the parties shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

   (b) each of the parties shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it (including its relationships with customers, suppliers, employees and business partners);

   (c) each of the parties shall confer at such times as any of the other parties may reasonably request with one or more representatives of such requesting party to report material operational matters and the general status of ongoing operations (to the extent such requesting party reasonably requires such information);

   (d) each of the parties shall notify the other parties of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries, respective properties and of any complaints or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on such party;

   (e) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, (i) declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock, except in the case of Cyprus for regular quarterly cash dividends on the outstanding shares of Cyprus Common Stock and Cyprus Preferred Stock and in the case of ASARCO and its majority owned subsidiary Southern Peru Copper Corporation for regular quarterly cash dividends on the outstanding shares of their common stock and except for cash dividends by a wholly owned Subsidiary to a parent, or (ii) split, combine or reclassify any of its shares of capital stock;

   (f) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, except (i) in the ordinary course of business consistent with past practice, (ii) as otherwise provided in this Agreement or (iii) as required by applicable Law, adopt or amend any Employee Benefit Plan;

   (g) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Cyprus Merger and the ASARCO Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities (except as set forth in Section 5.1(g) of the Cyprus Disclosure Schedule) or any release or relinquishment of any material contract rights, in each case not in the ordinary course of business;

   (h) none of the parties shall, and none of the parties shall permit its Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or by-laws or other similar governing documents;

   (i) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Cyprus Common Stock by Cyprus and ASARCO Common Stock by ASARCO upon the exercise of stock options or other rights to acquire such party's capital stock, in each case which securities, options and rights are outstanding as of the date of this Agreement (or as set forth on Section 4.7(a) of the Cyprus Disclosure Schedule) and such issuance is made in accordance with the terms of such securities, options and rights in effect on the date of this Agreement;

   (j) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

   (k) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities, other than indebtedness between such party and a wholly owned Subsidiary or between wholly owned Subsidiaries, provided, in either such case, such wholly owned Subsidiaries remain wholly owned Subsidiaries, and other than in the ordinary course of business consistent with past practice;

   (l) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice and other than the consummation of contracts of sale executed and delivered prior to the date hereof;

   (m) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, take any action that would reasonably be expected to cause the Mergers not to constitute transactions described in Section 351 or, in the case of the ASARCO Merger, Section 368(a) of the Code;

   (n) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in the ordinary course of business consistent with past practice and except that Cyprus may make one or more
Section 338(h)(10) elections (and corresponding state and local elections) relating to the sale of the Cypress Amax Coal Company and its Subsidiaries; and

   (o) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (i) make any representation or warranty made by such party in Article IV hereof untrue or incorrect or (ii) result in any of the conditions to the Mergers set forth in Article VI not being satisfied.

   Section 5.2 Investigation. Each of Cyprus and ASARCO shall (and shall cause its respective Subsidiaries to) afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access on reasonable prior notice during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books, and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice, the Federal Trade Commission or any other Governmental Entity and shall use their reasonable best efforts to cause their respective representatives and Subsidiaries to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, that nothing herein shall require either Cyprus or ASARCO or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of May 18, 1999, between Cyprus and ASARCO (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

   Section 5.3 Stockholder Approvals and Other Cooperation.

   (a) Cyprus and ASARCO shall together, or pursuant to any reasonable allocation of responsibility between them:

    (i) prepare and file confidentially with the SEC as soon as is reasonably practicable the Joint Proxy Statement in preliminary form and promptly prepare and cause Parent to file with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Parent Common Stock and Parent Preferred Stock issuable in the Mergers (the "Registration Statement"), and shall use their reasonable best efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

    (ii) as soon as is reasonably practicable cause Parent to take all such action as may be required under state blue sky or securities laws in connection with the issuance of shares of Parent Common Stock and Parent Preferred Stock in the Mergers and as contemplated by this Agreement;

    (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Mergers, upon exercise of Cyprus and ASARCO stock options, warrants, conversion rights or other rights or vesting or payment of other Cyprus and ASARCO equity-based awards or upon conversion of the Parent Preferred Stock and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

    (iv) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

    (v) cooperate with one another in obtaining (i) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to ASARCO, dated as of the date of the Effective Time, to the effect that the ASARCO Merger, taken together with the Cyprus Merger, will qualify as a transaction described in
  Section 351 and/or the ASARCO Merger will qualify as a transaction described in Section 368(a) of the Code, and (ii) an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Cyprus, dated as of the date of the Effective Time, to the effect that the Cyprus Merger, taken together with the ASARCO Merger, will qualify as a transaction described in Section 351 of the Code. In connection therewith, each of Cyprus, ASARCO and Parent shall deliver to Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP customary representation letters in form and substance reasonably satisfactory to such special counsel and Cyprus and ASARCO shall use their reasonable best efforts to obtain any representation letters drafted by their special counsel from their respective appropriate shareholders and shall deliver any such letters obtained to Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP (the representation letters referred to in this sentence are collectively, the "Tax Certificates").

   (b) Subject to the limitations contained in Section 5.2, Cyprus and ASARCO shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

   (c) (i) Cyprus shall cause the Joint Proxy Statement to be mailed to Cyprus's shareholders, and ASARCO shall cause the Joint Proxy Statement to be mailed to ASARCO's shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

    (ii) Cyprus shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Cyprus Shareholders Meeting") for the purpose of obtaining the Cyprus Shareholder Approval. Cyprus shall, subject to the proviso of Section 5.10(b), through its Board of Directors, recommend to its shareholders the adoption of this Agreement, the Cyprus Merger and the other transactions contemplated hereby.

    (iii) ASARCO shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "ASARCO Shareholders Meeting") for the purpose of obtaining the ASARCO Shareholder Approval. ASARCO shall, through its Board of Directors, subject to the proviso of Section 5.11(b) recommend to its shareholders the adoption of this Agreement, the ASARCO Merger and the other transactions contemplated hereby.

    (iv) Each of ASARCO and Cyprus will use their best efforts to hold the Cyprus Shareholders Meeting and the ASARCO Shareholders Meeting on the same date and as soon as practicable after the date hereof.

    (v) Each of ASARCO and Cyprus shall cause Parent to adopt this Agreement and take all additional actions as may be necessary to cause Parent to effect the transactions contemplated hereby.

   Section 5.4 Affiliate Agreements.

   (a) Cyprus shall, as soon as practicable, deliver to ASARCO a list (reasonably satisfactory to counsel for ASARCO), setting forth the names and addresses of all persons who will be, at the time of the Cyprus Shareholders Meeting, in Cyprus's reasonable judgment, "affiliates" of Cyprus for purposes of Rule 145 under the Securities Act. Cyprus shall furnish such information and documents as ASARCO may reasonably request for the purpose of reviewing such list. Cyprus shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.4 to execute a written agreement on or prior to the mailing of the Joint Proxy Statement, in substantially the form of Exhibit F hereto.

   (b) ASARCO shall, as soon as practicable, deliver to Cyprus a list (reasonably satisfactory to counsel for Cyprus) setting forth the names and addresses of all persons who will be, at the time of the ASARCO Shareholders Meeting, in ASARCO's reasonable judgment, "affiliates" of ASARCO for purposes of Rule 145 under the Securities Act. ASARCO shall furnish such information and documents as Cyprus may reasonably request for the purpose of reviewing such list. ASARCO shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.4 to execute a written agreement on or prior to the mailing of the Joint Proxy Statement, in substantially the form of Exhibit G hereto.

   Section 5.5 Cyprus Employee Stock Options, Incentive and Benefit Plans.

   (a) Simultaneously with the Cyprus Merger, (i) each outstanding option ("Cyprus Stock Options") and related stock appreciation right ("Cyprus SAR"), if any, to purchase or acquire a share of Cyprus Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Cyprus ("Cyprus Option Plans") shall be converted into an option (together with a related stock appreciation right of Parent, if applicable) to purchase the number of shares of Parent Common Stock equal to the Cyprus Merger Consideration times the number of shares of Cyprus Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of Cyprus Common Stock subject to an option (and related Cyprus SAR, if any) under the Cyprus Option Plans divided by the Cyprus Merger Consideration, and all references to Cyprus in each such option (and related Cyprus SAR, if any) shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of Cyprus under the Cyprus Option Plans. The other terms of each such Cyprus Stock Option and Cyprus SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting or payment.

   (b) Simultaneously with the Cyprus Merger, each outstanding award including restricted stock, performance units, share units and performance shares ("Cyprus Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Cyprus which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms of such Cyprus Awards as are appropriate to preserve the value inherent in such Cyprus Awards with no detrimental effects on the holders thereof. The other terms of each Cyprus Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.2(b).

   (c) Cyprus agrees that each of its employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Cyprus Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Cyprus Stock Options. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the Parent Common Stock subject to such Cyprus Stock Options, and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such Cyprus Stock Options remain outstanding.

   (d) Parent and its Subsidiaries and affiliates agree to honor in accordance with their terms the Cyprus Employee Benefit Plans, including, without limitation, any rights or benefits arising thereunder as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). It is the intention of the parties hereto that, for a period of one year from the Effective Time, Parent and its Subsidiaries continue to maintain the Cyprus Employee Benefit Plans, in each case in accordance with their terms as in effect at the Effective Time, with only such amendments as are required by applicable law or permitted by the terms thereof as in effect at the Effective Time, and which do not adversely affect the rights of participants (or their beneficiaries) thereunder.

   (e) Parent shall take, and shall cause the Cyprus Surviving Corporation and its Subsidiaries and all other affiliates of Parent to take, the following actions: (i) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or other employee benefit plan maintained by any of them for the benefit of employees of Cyprus or any of its Subsidiaries immediately prior to the Effective Time (the "Cyprus Employees") or in which Cyprus Employees participate after the Effective Time, (ii) provide each Cyprus Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies applicable to Cyprus Employees, treat all service by Cyprus Employees with Cyprus or any of its Subsidiaries or affiliates before the Effective Time as service with Parent and its Subsidiaries and affiliates.

   (f) As of the Effective Time, Parent shall guarantee the performance of the employment contracts and Cyprus Employee Benefit Plans in accordance with their respective terms and the terms of this Agreement.

   Section 5.6 ASARCO Employee Stock Options, Incentive and Benefit Plans.

   (a) Simultaneously with the ASARCO Merger, (i) each outstanding option ("ASARCO Stock Options") and related stock appreciation right ("ASARCO SAR"), if any, to purchase or acquire a share of ASARCO Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by ASARCO ("ASARCO Option Plans") shall be converted into an option (together with a related stock appreciation right of ASARCO, if applicable) to purchase the number of shares of Parent Common Stock equal to the number of shares of ASARCO Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of ASARCO Common Stock subject to an option (and related ASARCO SAR, if any) under the ASARCO Option Plans, and all references in each such option (and related ASARCO SAR, if any) to ASARCO shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of ASARCO under the ASARCO Option Plans. The other terms of each such ASARCO Stock Option and ASARCO SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting or payment.

   (b) Simultaneously with the ASARCO Merger, each outstanding award including restricted stock and phantom stock or common stock equivalents ("ASARCO Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by ASARCO which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms of such ASARCO Awards as are appropriate to preserve the value inherent in such ASARCO Awards with no detrimental effects on the holders thereof. The other terms of each ASARCO Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting or payment. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.1(b).

   (c) ASARCO agrees that each of its employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of ASARCO Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the ASARCO Stock Options. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the Parent Common Stock subject to such ASARCO Stock Options, and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such ASARCO Stock Options remain outstanding.

   (d) Parent and its Subsidiaries and affiliates agree to honor in accordance with their terms the ASARCO Employee Benefit Plans, including, without limitation, any rights or benefits arising thereunder as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). It is the intention of the parties hereto that, for a period of one year from the Effective Time, Parent and its Subsidiaries continue to maintain the ASARCO Employee Benefit Plans, in each case in accordance with their terms as in effect at the Effective Time, with only such amendments as are required by applicable law or permitted by the terms thereof as in effect at the Effective Time, and which do not adversely affect the rights of participants (or their beneficiaries) thereunder.

   (e) Parent shall take, and shall cause the ASARCO Surviving Corporation and its Subsidiaries and all other affiliates of Parent to take, the following actions: (i) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or other employee benefit plan maintained by any of them for the benefit of employees of ASARCO or any of its Subsidiaries immediately prior to the Effective Time (the "ASARCO Employees") or in which ASARCO Employees participate after the Effective Time, (ii) provide each ASARCO Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies applicable to ASARCO Employees, treat all service by ASARCO Employees with ASARCO or any of its Subsidiaries or affiliates before the Effective Time as service with Parent and its Subsidiaries and affiliates.

   (f) As of the Effective Time, Parent shall guarantee the performance of the employment contracts and ASARCO Employee Benefit Plans in accordance with their respective terms and the terms of this Agreement.

   Section 5.7 Filings; Other Action. Subject to the terms and conditions herein provided, Cyprus and ASARCO shall (a) promptly make all filings necessary in connection with their respective Required Statutory Approvals, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including such party's Required Third Party Consents, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby; provided however, that nothing in this Agreement shall require ASARCO or Cyprus to agree to hold separate or to divest any of the businesses, product lines or assets of ASARCO or Cyprus or any of their respective Subsidiaries or affiliates or take any other action, if such holding separate, divestiture or other action would have a Material Adverse Effect on ASARCO or Cyprus.

   Section 5.8 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties to this Agreement shall take all such necessary action.

   Section 5.9 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Cyprus and ASARCO and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

   Section 5.10 No Solicitation by Cyprus.

   (a) Cyprus shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Cyprus Takeover Proposal (or reasonably could be expected to lead to a Cyprus Takeover Proposal) or (ii) participate in any discussions or negotiations regarding any Cyprus Takeover Proposal. For purposes of this Agreement, "Cyprus Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of a business or shares of any class of equity securities of Cyprus or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of Cyprus or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cyprus or any of its Subsidiaries, other than the transactions contemplated by this Agreement (including the items listed on Section 5.1(g) of the Cyprus Disclosure Schedule).

   (b) Neither the Board of Directors of Cyprus nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to ASARCO, the approval or recommendation by such Board of Directors or such committee of the Cyprus Merger or this Agreement; provided that the Board of Directors of Cyprus may withdraw its favorable recommendation of this Agreement and recommend that the stockholders of Cyprus vote against approval of the Cyprus Merger and this Agreement if it determines in good faith, based on advice of outside counsel, that its failure to do so would constitute a breach of its fiduciary duties to Cyprus' s stockholders under applicable Law,
(ii) approve or recommend, or propose publicly to approve or recommend, any Cyprus Takeover Proposal, or (iii) cause Cyprus to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Cyprus Acquisition Agreement") related to any Cyprus Takeover Proposal.

   (c) In addition to the obligations of Cyprus set forth in paragraphs (a) and
(b) of this Section 5.10, Cyprus shall immediately advise ASARCO orally and in writing of any request for information or of any Cyprus Takeover Proposal, the material terms and conditions of such request or Cyprus Takeover Proposal and the identity of the person making such request or Cyprus Takeover Proposal. Cyprus will keep Parent and ASARCO reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Cyprus Takeover Proposal.

   (d) Nothing contained in this Section 5.10 shall prohibit Cyprus from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Cyprus's shareholders if, in the good faith judgment of the Board of Directors of Cyprus, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law. At the meeting of Cyprus's Board of Directors at which this Agreement was considered, authorized and approved, held July 15, 1999, the Board of Directors of Cyprus unanimously declared it advisable that Cyprus's shareholders adopt and approve this Agreement. Notwithstanding any subsequent determination by the Board of Directors of Cyprus to change such recommendation, this Agreement shall be submitted to the shareholders of Cyprus at the Cyprus Shareholders Meeting for the purpose of obtaining the Cyprus Shareholder Approval and nothing contained herein shall be deemed to relieve Cyprus of such obligation.

   Section 5.11 No Solicitation by ASARCO.

   (a) ASARCO shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any ASARCO Takeover Proposal (or reasonably could be expected to lead to a ASARCO Takeover Proposal) or (ii) participate in any discussions or negotiations regarding any ASARCO Takeover Proposal. For purposes of this Agreement, "ASARCO Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of a business or shares of any class of equity securities of ASARCO or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of ASARCO or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ASARCO or any of its subsidiaries, other than the transactions contemplated by this Agreement.

   (b) Neither the Board of Directors of ASARCO nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cyprus, the approval or recommendation by such Board of Directors or such committee of the ASARCO Merger or this Agreement; provided that the Board of Directors of ASARCO may withdraw its favorable recommendation of this Agreement and recommend that the stockholders of ASARCO vote against approval of the ASARCO Merger and this Agreement if it determines in good faith, based on advice of outside counsel, that its failure to do so would constitute a breach of its fiduciary duties to ASARCO's stockholders under applicable Law,
(ii) approve or recommend, or propose publicly to approve or recommend, any ASARCO Takeover Proposal, or (iii) cause ASARCO to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "ASARCO Acquisition Agreement") related to any ASARCO Takeover Proposal.

   (c) In addition to the obligations of ASARCO set forth in paragraphs (a) and
(b) of this Section 5.11, ASARCO shall immediately advise Cyprus orally and in writing of any request for information or of any ASARCO Takeover Proposal, the material terms and conditions of such request or ASARCO Takeover Proposal and the identity of the person making such request or ASARCO Takeover Proposal. ASARCO will keep Parent and Cyprus reasonably informed of the status and details (including amendments or proposed amendments) of any such request or ASARCO Takeover Proposal.

   (d) Nothing contained in this Section 5.11 shall prohibit ASARCO from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to ASARCO's shareholders if, in the good faith judgement of the Board of Directors of ASARCO, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law. At the meeting of ASARCO's Board of Directors at which this Agreement was considered, authorized and approved, held July 14 and 15, 1999, the Board of Directors of ASARCO unanimously declared it advisable that ASARCO's shareholders adopt and approve this Agreement. Notwithstanding any subsequent determination by the Board of Directors or ASARCO to change such recommendation, this Agreement shall be submitted to the shareholders of ASARCO at the ASARCO Shareholders Meeting for the purpose of obtaining the ASARCO shareholder Approval and nothing contained herein shall be deemed to relieve ASARCO of such obligation.

   Section 5.12 Public Announcements. Cyprus and ASARCO will consult with and provide each other the reasonable opportunity to review and comment upon any press release prior to the issuance of any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

   Section 5.13 Indemnification and Insurance.

   (a) Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Cyprus Indemnified Parties") of Cyprus as provided in its charter or by-laws or in any agreement shall survive the Cyprus Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Parent shall indemnify the Cyprus Indemnified Parties to the same extent as such Cyprus Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

   (b) For three years from the Effective Time, Parent shall maintain in effect Cyprus's current directors' and officers' liability insurance policy (the "Cyprus Policy") covering those persons who are currently covered by the Cyprus Policy (a copy of which has been heretofore delivered to Parent and ASARCO); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Cyprus for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Parent may meet its obligations under this paragraph by covering the above people under Parent's insurance policy or policies on the terms described above.

   (c) Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "ASARCO Indemnified Parties") of ASARCO as provided in its charter or by-laws or in any agreement shall survive the ASARCO Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Parent shall indemnify the ASARCO Indemnified Parties to the same extent as such ASARCO Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

   (d) For three years from the Effective Time, Parent shall maintain in effect ASARCO's current directors' and officers' liability insurance policy (the "ASARCO Policy"), covering those persons who are covered by the ASARCO Policy (a copy of which has been heretofore delivered to Parent and Cyprus); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums to be paid by ASARCO for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Parent may meet its obligations under this paragraph by covering the above people under Parent's insurance policy or policies on the terms described above.

   Section 5.14 Accountants' "Comfort" Letters. Cyprus and ASARCO will each use reasonable best efforts to cause to be delivered to each other two letters from their respective independent accountants, one dated a date within two business days before the date of the Registration Statement and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

   Section 5.15 Additional Reports. Cyprus and ASARCO shall each furnish to the other copies of any reports of the type referred to in Section 4.5 which it files with the SEC on or after the date hereof, and each of Cyprus and ASARCO, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Cyprus and its consolidated Subsidiaries or ASARCO and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

   Section 5.16 Disclosure Schedule Supplements. From time to time after the date of this Agreement and prior to the Effective Time, Cyprus will promptly supplement or amend the Cyprus Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Cyprus Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Cyprus which has been rendered inaccurate thereby, other than Section 5.1(g) thereof which Cyprus shall have no authority to amend. From time to time after the date of this Agreement and prior to the Effective Time, ASARCO will promptly supplement or amend the ASARCO Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the ASARCO Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of ASARCO which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of ASARCO contained in this Agreement and the accuracy of the representations and warranties of Cyprus contained in this Agreement in order to determine the fulfillment of the conditions set forth in Sections 6.2 and 6.3, respectively, the ASARCO Disclosure Schedule and the Cyprus Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

   Section 5.17 Parent Shareholder Rights Plans. Cyprus and ASARCO will take all actions necessary to cause Parent to adopt the Parent Rights Plan prior to the mailing of the Joint Proxy Statement and to make such Plan fully operative and effective at the Effective Time.

   Section 5.18 Shareholder Litigation. Each of Cyprus and ASARCO shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against Cyprus or ASARCO, as applicable, and its directors relating to the transactions contemplated by this Agreement.

   Section 5.19 Section 16(b). Cyprus and ASARCO shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Cyprus or ASARCO (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who
(a) is a director or officer of Cyprus or ASARCO or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

   Section 5.20 Change of Control Agreements.

   (a) Cyprus may enter into amendments to the current change of control employment agreements with the 16 people listed in Section 5.20(a) of the Cyprus Disclosure Schedule to provide that the benefits provided under such agreements upon a termination of employment other than for "cause" or for "good reason" will be payable on the basis set forth therein in the event the executive loses his or her job with Cyprus or does not accept the job offered by Parent, if any. Parent shall take all appropriate steps necessary to, and will, give reasonable advance notice of its intention to offer employment (including the proposed terms thereof), or not to offer employment, to each of the aforementioned 16 people and will make such offers in the former case, all sufficiently in advance of the Effective Time to afford such offerees reasonable time prior to the Effective Time to decide whether or not to accept the employment offered prior to the Effective Time. Cyprus has previously made written disclosure to ASARCO for each of such 16 people and for all such people in the aggregate of the total estimated amount payable to such people for all obligations owed to them by Cyprus under all contractual and plan arrangements with such people assuming that the employment of each such person was terminated effective as of December 31, 1999 (except that retirement and supplemental retirement benefits are calculated as of January 1, 1999).

   (b) ASARCO has change of control employment agreements with the 9 people listed in Section 5.20(b) of the ASARCO Disclosure Schedule which provide certain benefits upon a termination of employment other than for "cause" or for "good reason" following the Effective Time. Parent shall take all appropriate steps necessary to, and will, give reasonable advance notice of its intention to offer employment (including the proposed terms thereof), or not to offer employment, to each of the aforementioned 9 people and will make such offers in the former case, all sufficiently in advance of the Effective Time to afford such offerees reasonable time prior to the Effective Time to decide whether or not to accept the employment offered prior to the Effective Time. ASARCO has previously made written disclosure to Cyprus for each of such 9 people and for all such people in the aggregate of the total estimated amount payable to such people for all obligations owed to them by ASARCO under all contractual and plan arrangements with such people, assuming that the employment of each such person was terminated effective as of December 31, 1999 S(except that specific benefits are calculated as of specified dates set forth in the written disclosure).

                                   ARTICLE VI

                           CONDITIONS TO THE MERGERS

   Section 6.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

   (a) The Cyprus Shareholder Approval and the ASARCO Shareholder Approval shall have been obtained, all in accordance with applicable Law.

   (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Mergers substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

   (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

   (d) The shares of Parent Common Stock issuable in the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance.

   (e) (i) Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated, (ii) any other Required Statutory Approval shall have been granted or deemed to have been granted, and (iii) any other Required Third Party Consents shall have been obtained.

   (f) (i) ASARCO shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to ASARCO, an opinion, based on reasonably requested representation letters and customary assumptions, dated as of the date of the Effective Time, substantially to the effect that for U.S. federal income tax purposes the ASARCO Merger, taken together with the Cyprus Merger, will qualify as a transaction described in Section 351 and/or the ASARCO Merger will qualify as a transaction described in Section 368(a) of the Code and (ii) Cyprus shall have received from Wachtell, Lipton, Rosen & Katz, special counsel to Cyprus, an opinion, based on reasonably requested representation letters and customary assumptions, dated as of the date of the Effective Time, substantially to the effect that for U.S. federal income tax purposes the Cyprus Merger, taken together with the ASARCO Merger, will qualify as a transaction described in
Section 351 of the Code. The opinion conditions referred to in the preceding sentence shall not be waivable after receipt of the Cyprus Shareholder Approval or the ASARCO Shareholder Approval referred to in Section 6.1(a), unless further shareholder approval is obtained with appropriate disclosure.

   (g) Each of Cyprus and ASARCO shall have received the accountants' letters contemplated by Sections 5.14.

   Section 6.2 Conditions to Obligations of Cyprus to Effect the Cyprus
Merger. The obligation of Cyprus to effect the Cyprus Merger is further subject to the conditions that (a) the representations and warranties of ASARCO set forth herein shall be true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ASARCO, (b) ASARCO shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, and (c) ASARCO shall have delivered to Cyprus a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer, certifying to both such effects.

   Section 6.3 Conditions to Obligations of ASARCO to Effect the ASARCO
Merger. The obligation of ASARCO to effect the ASARCO Merger is further subject to the conditions that (a) the representations and warranties of Cyprus set forth herein shall be true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyprus, (b) Cyprus shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, and (c) Cyprus shall have delivered to ASARCO a certificate, dated the Effective Time and signed by its Chairman of the Board, Chief Executive Officer and President, certifying to both such effects.

                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

   Section 7.1 Termination or Abandonment. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Mergers by the respective shareholders of Cyprus and ASARCO:

   (a) by the mutual written consent of Cyprus and ASARCO;

   (b) by either ASARCO or Cyprus if the Effective Time shall not have occurred on or before June 30, 2000; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Mergers on or before such date;

   (c) by either ASARCO or Cyprus if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Mergers substantially on the terms contemplated hereby or
(ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used its reasonable best efforts, subject to the proviso to Section 5.7, to remove such order, decree, ruling or injunction;

   (d) by either ASARCO or Cyprus, if the approvals of the shareholders of either ASARCO or Cyprus contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof;

   (e) by ASARCO, if Cyprus shall breach Section 5.10;

   (f) by Cyprus, if ASARCO shall breach Section 5.11; or

   (g) by Cyprus or ASARCO if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

   Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Sections 5.2, 7.3 and 8.2), and there shall be no other liability on the part of ASARCO or Cyprus to the other except liability arising out of a willful and material breach of this Agreement or as provided for in the Confidentiality Agreement.

   Section 7.3 Termination Fee.

   (a) In the event that (i) after the date hereof and prior to the Cyprus Shareholders Meeting a Cyprus Takeover Proposal shall have been made known to Cyprus or any of its Subsidiaries or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Cyprus Takeover Proposal and thereafter this Agreement is terminated by either ASARCO or Cyprus pursuant to Section 7.1(b) or 7.1(d) (provided that the basis for such termination is that the Cyprus Shareholder Approval shall not have been obtained and provided, further, that the ASARCO shareholders shall not have voted to disapprove this Agreement) or (ii) this Agreement is terminated by ASARCO pursuant to Section 7.1(e), then Cyprus shall promptly pay ASARCO a fee equal to $45 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to ASARCO in any circumstance in which ASARCO shareholders vote to disapprove this Agreement; and provided, further, that no Termination Fee shall be payable to ASARCO pursuant to this paragraph (a) unless and until within 18 months of such termination Cyprus or any of its Subsidiaries enters into any Cyprus Acquisition Agreement or consummates any Cyprus Takeover Proposal (for the purposes of the foregoing proviso the terms "Cyprus Acquisition Agreement" and "Cyprus Takeover Proposal" shall have the meanings assigned to such terms in Section 5.10 (except that the reference to the "acquisition or purchase of a business or shares of any class of equity securities of Cyprus or any of its Subsidiaries" in the definition of "Cyprus Takeover Proposal" in Section 5.10 shall be deemed to be a reference to the "acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of Cyprus and its Subsidiaries, taken as a whole, or 20% of any class of equity securities of Cyprus or any of its Subsidiaries," but such reference shall not include either of the items set forth in Section 5.1(g) of the Cyprus Disclosure Schedule)) in which event the Termination Fee shall be payable upon the first to occur of such events. Cyprus acknowledges that the agreements contained in this Section 7.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ASARCO would not enter into this Agreement; accordingly, if Cyprus fails promptly to pay the Termination Fee, and, in order to obtain such payment, ASARCO commences a suit which results in a judgment against Cyprus for the Termination Fee, Cyprus shall pay to ASARCO its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

   (b) In the event that (i) after the date hereof and prior to the ASARCO Shareholders Meeting an ASARCO Takeover Proposal shall have been made known to ASARCO or any of its Subsidiaries or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an ASARCO Takeover Proposal and thereafter this Agreement is terminated by either ASARCO or Cyprus pursuant to Section 7.1(b) or 7.1(d) (provided that the basis for such termination is that the ASARCO Shareholder Approval shall not have been obtained and provided, further, that the Cyprus shareholders shall not have voted to disapprove this Agreement) or (ii) this Agreement is terminated by Cyprus pursuant to Section 7.1(f), then ASARCO shall promptly pay Cyprus the Termination Fee, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Cyprus in any circumstance in which Cyprus shareholders vote to disapprove this Agreement and provided, further, that no

Termination Fee shall be payable to Cyprus pursuant to this paragraph (b) unless and until within 18 months of such termination ASARCO or any of its Subsidiaries enters into any ASARCO Acquisition Agreement or consummates any ASARCO Takeover Proposal (for the purposes of the foregoing proviso the terms "ASARCO Acquisition Agreement" and "ASARCO Takeover Proposal" shall have the meanings assigned to such terms in Section 5.11 (except that the reference to the "acquisition or purchase of a business or shares of any class of equity securities of ASARCO or any of its subsidiaries" in the definition of "ASARCO Takeover Proposal" in Section 5.11 shall be deemed to be a reference to the "acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of ASARCO and its Subsidiaries, taken as a whole, or 20% of any class of equity securities of ASARCO or any of its Subsidiaries"), in which event the Termination Fee shall be payable upon the first to occur of such events. ASARCO acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Cyprus would not enter into this Agreement; accordingly, if ASARCO fails promptly to pay the Termination Fee, and, in order to obtain such payment, Cyprus commences a suit which results in a judgment against ASARCO for the Termination Fee, ASARCO shall pay to Cyprus its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

   Section 7.4 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Combination by the respective shareholders of Cyprus and ASARCO and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Cyprus and ASARCO with respect to any of the terms contained in this Agreement; provided, however, that following approval by the shareholders of ASARCO and Cyprus there shall be no amendment or change to the provisions hereof with respect to the Cyprus Merger Consideration or the ASARCO Merger Consideration as provided herein nor any amendment or change not permitted under applicable Law, without further approval by the shareholders of Cyprus and ASARCO.

   Section 7.5 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may:

   (a) extend the time for the performance of any of the obligations or acts of the other party;

   (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

   (c) subject to the proviso of Section 7.4 waive compliance with any of the agreements or conditions of the other party contained herein.

   Notwithstanding the foregoing no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                                 MISCELLANEOUS

   Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers.

   Section 8.2 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (a)(i) the filing fee in connection with any HSR Act filing or any other Required Statutory Approval, (ii) the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares,
(iii) the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement (including SEC filing fees), and (iv) all transfer Taxes, shall be shared equally by Cyprus and ASARCO.

   Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

   Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent the provisions of this Agreement are expressly governed by or derive their authority from the NJBCA.

   Section 8.5 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:

   To ASARCO, Parent, or SubA:

       ASARCO Incorporated
       180 Maiden Lane
       New York, New York 10038
       Attention: Augustus B. Kinsolving, Esq.
       Telecopy: (212) 510-1908

   copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Attention: J. Michael Schell
              Margaret L. Wolff
       Telecopy: (212) 735-2000

   To Cyprus, Parent or SubC:

       Cyprus Amax Minerals Company
       9100 East Mineral Circle
       Englewood, Colorado 80112
       Attention: Philip C. Wolf, Esq.
       Telecopy: (303) 643-5049

   copy to:

       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Attention: Elliott V. Stein
       Telecopy: (212) 403-2000

   Section 8.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

   Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

   Section 8.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by Law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

   Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 5.13 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

   Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

   Section 8.11 Definitions. References in this Agreement to "Subsidiaries" of any person shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such person. References in this Agreement to "Significant Subsidiaries" shall mean Subsidiaries which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. Notwithstanding the foregoing, Parent shall not be deemed to be an "affiliate" or a "Subsidiary" of either ASARCO or Cyprus.

   Section 8.12 Finders or Brokers. Except for Merrill Lynch & Co. with respect to Cyprus, a copy of whose engagement agreement has been or will be provided to ASARCO, and Credit Suisse First Boston Corporation with respect to ASARCO, a copy of whose engagement agreement has been or will be provided to Cyprus, neither Cyprus nor ASARCO nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        ASARCO CYPRUS INCORPORATED

                                        By:  /s/ Milton H. Ward
                                           ____________________________________
                                          Name: Milton H. Ward
                                          Title: Chairman and Co-Chief
                                          Executive Officer

                                        By: /s/ Francis R. McAllister
                                           ____________________________________
                                          Name: Francis R. McAllister
                                          Title: President and and Co-Chief
                                          Executive Officer

                                        ACO ACQUISITION CORP.

                                        By: /s/ William Dowd
                                           ____________________________________
                                          Name: William Dowd
                                          Title: President and Treasurer

                                        CAM ACQUISITION CORP.

                                        By: /s/ Gerald J. Malys
                                           ____________________________________
                                          Name: Gerald J. Malys
                                          Title: President and Treasurer

                                        ASARCO INCORPORATED

                                        By: /s/ Francis R. McAllister
                                           ____________________________________
                                          Name: Francis R. McAllister
                                          Title: Chairman and Chief Executive
                                          Officer

                                        CYPRUS AMAX MINERALS COMPANY

                                        By: /s/ Milton H. Ward
                                           ____________________________________
                                          Name: Milton H. Ward
                                          Title: Chairman and Chief Executive
                                          Officer

                                                         EXHIBIT A to APPENDIX A

                                    FORM OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             ACO ACQUISITION CORP.

                      PURSUANT TO SECTION 14A: 9-5 OF THE
                      NEW JERSEY BUSINESS CORPORATION ACT

  ACO Acquisition Corp., a corporation organized and existing under the laws of the State of New Jersey, restates, integrates and amends its Certificate of Incorporation to read in full as herein set forth.

  1. Name of Corporation: ASARCO Incorporated.

  2. The purpose for which this corporation is organized is (are) to engage in any activity within the purposes for which corporations may be organized under NJSA 14A 1-1 et seq:

  3. Registered Agent: THE CORPORATION TRUST COMPANY.

  4. Registered Office: 820 Bear Tavern Road, West Trenton, New Jersey 08628

  5. The aggregate number of shares which the corporation shall have the authority to issue is: 1,000 shares of Common Stock.

  6. If applicable, set forth the designation of each class and series of shares, the number in each, and a statement of the relative rights, preferences and limitations: Common Stock, par value $.01, per share.

  7. If applicable, set forth a statement of any authority vested in the board to divide the shares into classes or series or both and to determine or change their designation number, relative rights, preference and limitations. N/A

  8. The first Board of Directors shall consist of 1 Director: [      ].

  9. Name and Address of Incorporator(s): [      ].

  10. The duration of the corporation is perpetual.

  11. Other provisions:

    (a) The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

      (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

      (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

      (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the New Jersey Business Corporation Act, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

    (b) Meetings of stockholders may be held within or without the State of New Jersey, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the New Jersey Business Corporation Act) outside the State of New Jersey at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

    (c) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    (d) The proposed form of the By-Laws is hereby adopted as and for the By-Laws of the Corporation.

    (e) This corporation shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of this corporation or serves or served any other enterprise as a director, officer or employee at the request of this corporation. Such right of indemnification shall inure to the benefit of the legal representative of any such person.

    (f) To the full extent from time to time permitted bylaw, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Neither the amendment or repeal of this Section 11(f), nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 11(f), shall eliminate or reduce the protection afforded by this Section 11(f) to a director or officer of the corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Section 11(f) would have accrued or arisen, prior to such amendment, repeal or adoption.

                                                         EXHIBIT B to APPENDIX A

                                    FORM OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             CAM ACQUISITION CORP.

  FIRST: The name of the Corporation is Cyprus Amax Minerals Company (hereinafter the "Corporation").

  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of one cent ($.01).

  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

    (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

    (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

    (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

    (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

  SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

  SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  EIGHTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under
Section 174 of Title 8 of the Delaware Code (relating to the GCL) or any amendment thereto or successor provision thereto or shall be liable by reason that he (i) has breached his duty of loyalty to the Corporation or its stockholders, (ii) has not acted in good faith or, in failing to act, has not acted in good faith,

(iii) has acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) has derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                                         EXHIBIT C to APPENDIX A

                                    FORM OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           ASARCO CYPRUS INCORPORATED

                               ----------------

                    PURSUANT TO SECTIONS 242 AND 245 OF THE
                        DELAWARE GENERAL CORPORATION LAW

                               ----------------

   The undersigned, Francis R. McAllister and Milton H. Ward, certify that they are the Co-Chief Executive Officers, of Asarco Cyprus Incorporated, a corporation organized under the laws of the State of Delaware (the "Corporation"), and do hereby further certify as follows:

     1. The name of the Corporation is Asarco Cyprus Incorporated. The name of the Corporation under which it was originally incorporated was "ACA Holding Incorporated." The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 12, 1999.

     2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

     4. The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety as follows:

       FIRST: The name of the corporation is Asarco Cyprus Incorporated (hereinafter the "Corporation").

       SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

       THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code ("GCL").

       FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 280,000,000 shares, consisting of (a) 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and (b) 30,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

   A description of the different classes of capital stock of the Corporation, a statement of the relative rights of the holders of stock of such classes, and a statement of the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the various classes of capital stock are as follows:

     A. A holder of shares of Common Stock of the Corporation shall be entitled to one vote for each and every share of Common Stock standing in such holder's name on the record of stockholders on all matters requiring stockholder action.

     B. Subject to limitations prescribed by applicable law and the provisions of this Article FOURTH, shares of the Preferred Stock may be issued by the Board of Directors of the Corporation with such voting powers, full or limited and without voting powers, and in such classes and series and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of the Corporation, which resolutions shall be set forth in a Certificate of Designation which shall be filed with the Secretary of State of the State of Delaware pursuant to the GCL.

   The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment on shares of that series; and (viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions of that series.

  C. Series A Junior Participating Preferred Stock

   The designation, voting powers, preferences and relative, participating, optional and other special rights of the shares of a series of Preferred Stock, and the qualifications, limitations or restrictions thereof shall be, in addition to those set forth in paragraphs A. and B. above, as follows:

   1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock," par value $.01 per share (the "Series A Junior Preferred Stock"), and the number of shares constituting such series shall be XXX,XXX.

   2. Dividends and Distributions. (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable quarterly on the first day of January, April, July and October (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Corporation shall at any time after the record date for the initial distribution of the Corporation's Preferred Stock Purchase Rights pursuant to the Rights Agreement between the Corporation and The Bank of New York, as Rights Agent (the "Rights Declaration Date"), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

   (b) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

   (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

   3. Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

     (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
  (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) Except as otherwise provided herein, or under applicable law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (c)(i) If at any time dividends on any Series A Junior Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (a "default period") that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of shares of Series A Junior Preferred Stock together with any other series of Preferred Stock then entitled to such a vote under the terms of the Amended and Restated Certificate of Incorporation, voting as a separate class, shall be entitled to elect two members of the Board of Directors of the Corporation.

       (ii) During any default period, such voting right of the holders of Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Subsection 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting rights nor the rights of holders of Preferred Stock as hereinafter provided to increase in certain cases the authorized number of Directors shall be exercised unless the holders of 25% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a separate class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors, or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Preferred Stock.

       (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request the Chairman or the Chief Executive Officer call a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by such person. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request. In the event such meeting is not called within 60 days after such order or request, such meeting may be called on a similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

       (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a separate class, after the exercise of which right
    (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(c)(ii)) be filled by vote of a majority of the remaining Directors theretofore elected by the class which elected the Director whose office shall have become vacant. References in this Section 3(c)(iv) to Directors elected by a particular class shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

    (d) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock, as a separate class, to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock, as a separate class, shall terminate, and (z) the number of Directors shall be such number as may be provided for in, or pursuant to, the Amended and Restated Certificate of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of Section 3(c)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the Amended and Restated Certificate of Incorporation or

  Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors, even though less than a quorum.

     (e) Except as set forth herein or as otherwise provided in the Certificate of Incorporation, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

   4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

     (i) declare or pay or set apart for payment any dividends or make any other distributions on, or redeem or purchase or otherwise acquire, directly or indirectly, for consideration any shares of any class of stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock; or

     (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

   (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

   5. Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

   6. Liquidation, Dissolution or Winding Up. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Preferred Stock shall have received an amount equal to 100 times the par value per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing
(i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) being hereinafter referred to as the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Preferred Stock and Common Stock, respectively, holders of Series A Junior Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Junior Preferred Stock and Common Stock, on a per share basis, respectively.

   (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Preferred Stock, then such remaining assets shall be distributed ratably to the holders of all such shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

   (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

   7. Consolidation, Merger, Share Exchange, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immedi ately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

   8. No Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable.

   9. Ranking. The Series A Junior Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

   10. Amendment. The Amended and Restated Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Junior Preferred Stock, voting together as a single voting group.

   11. Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

  D. $4.00 Series A Convertible Preferred Stock

   The designation, voting powers, preferences and relative, participating, optional and other special rights of the shares of a series of Preferred Stock, and the qualifications, limitations or restrictions thereof shall be, in addition to those set forth in paragraphs A. and B. above as follows:

   1. Designation and Amount. The distinctive serial designation of this series of Preferred Stock is $4.00 Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"), and the number of shares constituting such series shall be up to 4,666,667, which number may be increased or decreased from time to time by the Board of Directors.

   2. Dividends. The holders of Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of $4.00 per share, and no more, payable quarter-yearly in arrears, on the first days of March, June, September and December in each year, to stockholders of record on the respective dates, not exceeding fifty days preceding such dividend payment dates, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. The amount of dividends payable per share of Series A Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. No interest shall be payable in respect of any dividend payment on the Series A Convertible Preferred Stock which may be in arrears. So long as any shares of the Series A Convertible Preferred Stock remain outstanding, but not thereafter, dividends on the Series A Convertible Preferred Stock shall accrue and be cumulative from and after dates determined, as follows:

     (i) if issued prior to the record date for the first dividend on shares of such series, then from September 1, 1993;

     (ii) if issued during the period commencing immediately after a record date for a dividend on such series and ending on the payment date for such dividend, then from and after such dividend payment date; and

     (iii) otherwise from and after the first day of March, June, September or December next preceding the date of issue of such shares. So long as any shares of the Series A Convertible Preferred Stock remain outstanding, but not thereafter, no dividend whatever shall be paid, and no distribution made, on any junior stock (which shall mean the Common Stock and any other class or series of stock of the Corporation over which the Series A Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any dissolution, liquidation or winding up of the Corporation), other than a dividend payable in junior stock, nor shall any shares of junior stock be acquired for consideration by the Corporation or by any subsidiary, unless all dividends on the Series A Convertible Preferred Stock accrued for all past dividend periods have been paid or declared and set aside for payment, and the full dividends thereon for the then current quarter-yearly dividend period have been paid or declared. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of funds legally available therefor and the Series A Convertible Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

   3. Liquidation Preference. In the event of any voluntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Convertible Preferred Stock then outstanding shall be entitled to receive the amount per share which such holders would have been entitled to receive had such shares been redeemed on the date fixed for payment, or if redemption on such date is not provided for, an amount equal to the maximum price at which such shares are thereafter redeemable, plus in respect of each such share a sum computed at the rate of $4.00 per annum from and after the date on which dividends on such share became cumulative to and including the date fixed for such payment, less the aggregate of dividends theretofore paid thereon, but computed without interest. In the event of any involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Convertible Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any junior stock, an amount equal to $50 per share, plus in respect of each such share a sum computed at the rate of $4.00 per annum from and after the date on which dividends on such share became cumulative to and including the date fixed for such payment, less the aggregate of dividends theretofore paid thereon, but computed without interest. For purposes of this Section 3, a consolidation or merger of the Corporation with any other corporation or a sale of all or substantially all of the assets of the Corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

   4. Redemption at Option of the Corporation. The Corporation may, at the option of the Board of Directors, at any time, redeem the whole or any part of the then outstanding Series A Convertible Preferred Stock, subject to the limitations, if any, imposed by applicable law, at the following prices per share if redeemed during the twelve-month period ending December 17 of the year indicated:

            Year                                   Price
            ----                                   ------
            1999.................................. $51.60
            2000.................................. $51.20
            2001.................................. $50.80
            2002.................................. $50.40

and $50.00 per share if redeemed at any time thereafter; together in each case with a sum, for each share so to be redeemed, computed at the rate of $4.00 per annum from and after the date on which dividends on such share became cumulative to and including such date fixed for redemption, less the aggregate of the dividends theretofore and on such redemption date paid thereon, but computed without interest (such amount being hereinafter referred to as the "Redemption Price").

   Notice of every such redemption of the Series A Convertible Preferred Stock shall be given by publication at least once in a newspaper printed in the English language and customarily published on each business day and of general circulation in the Borough of Manhattan, The City of New York, such publication to be at least thirty days prior to the date fixed for such redemption. Notice of every such redemption shall also be mailed not more than sixty nor less than thirty days prior to the date fixed for such redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation; but no failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares so to be redeemed.

   In case of redemption of a part only of the Series A Convertible Preferred Stock at the time outstanding, the redemption may be either pro rata or by lot. The Board of Directors shall have full power and authority to prescribe the manner in which the drawings by lot or the pro rata redemption shall be conducted and, subject to the provisions herein contained, the terms and conditions upon which the Series A Convertible Preferred Stock shall be redeemed from time to time.

   No fractional shares of Series A Convertible Preferred Stock shall be issued upon redemption of less than all Series A Convertible Preferred Stock. If more than one certificate evidencing shares of Series A Convertible Preferred Stock shall be held at one time by the same holder, the number of full shares issuable upon redemption of less than all of such shares of Series A Convertible Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so held. Instead of any fractional share of Series A Convertible Preferred Stock that would otherwise be issuable to a holder upon redemption of less than all shares of Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the fair value per share of Series A Convertible Preferred Stock (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the close of business on the date fixed for redemption.

   If such notice of redemption shall have been duly given by publication, and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest.

   If such notice of redemption shall have been duly given by publication or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give or complete such notice by publication, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with a bank or trust company in good standing, designated in such notice, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, The City of New York, having a capital, surplus and undivided profits aggregating at least $5,000,000 according to its last published statement of condition, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation from and after the time of such deposit, all shares of the Series A Convertible Preferred Stock so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest, and the right to exercise on or before the date fixed for redemption, privileges of exchange or conversion, if any, not theretofore expiring. Any interest accrued on such funds shall be paid to the Corporation from time to time.

   Any funds so set aside or deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion or exchange subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of six years from such redemption date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

   So long as any shares of the Series A Convertible Preferred Stock remain outstanding, but not thereafter, if at any time the Corporation shall fail to pay dividends in full on the Series A Convertible Preferred Stock for any past quarter-yearly dividend periods, thereafter and until all accrued dividends for all past quarter-yearly dividend periods shall have been paid or declared and funds set aside for their payment, the Corporation shall not redeem (for sinking fund or otherwise) less than all of the Series A Convertible Preferred Stock at the time outstanding, and neither the Corporation nor any subsidiary shall purchase (for sinking fund or otherwise) less than all of the Series A Convertible Preferred Stock unless such purchase shall be pursuant to tenders called for on at least twenty days previous notice by mail to the holders of record of the Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, and the shares so purchased shall be those tendered at the lowest prices, pursuant to such call for tenders.

   5. Conversion Privilege.

   (a) Right of Conversion. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the tenth business day prior to the date fixed for redemption of such share as herein provided, into fully paid and nonassessable shares of

Common Stock, at the rate of that number of shares of Common Stock for each full share of Series A Convertible Preferred Stock that is equal to $50 divided by the conversion price applicable per share of Common Stock, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions of this Section 5. For purposes of the terms of the Series A Convertible Preferred Stock, the "conversion price" applicable per share of Common Stock shall initially be equal to $24.302 and shall be adjusted from time to time in accordance with the provisions of this
Section 5.

   (b) Conversion Procedures. Any holder of shares of Series A Convertible Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series A Convertible Preferred Stock at the office of the transfer agent for the Series A Convertible Preferred Stock, which certificate or certificates, if the corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank and shall be accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

   Subject to Section 5(j) hereof, no payments or adjustments in respect of dividends on shares of Series A Convertible Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Convertible Preferred Stock. The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Convertible Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series A Convertible Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

   (c) Adjustment of Conversion Price. The conversion price at which a share of Series A Convertible Preferred Stock is convertible into Common Stock shall be subject to adjustment from time to time as follows:

     (i) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class or series of capital stock of the Corporation which includes Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares of Common Stock included in such dividend or other distribution or exchange, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation and the number of shares of Common Stock included in such dividend or other distribution or exchange shall not be deemed to include any shares issued or distributed in respect of shares held in the treasury of the Corporation.

     (ii) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in subparagraph (vii) of this Section 5(c)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation. For purposes of this subparagraph (ii), the issuance of rights or warrants to subscribe for or purchase stock or securities convertible into shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such stock or securities are convertible at an aggregate offering price equal to the aggregate offering price of such stock or securities plus the minimum aggregate amount (if any) payable upon conversion of such stock or securities into Common Stock. In case any rights or warrants referred to in this subparagraph (ii) in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the same shall have been distributed or issued by the Corporation, the conversion price shall be readjusted at the time of such expiration to the conversion price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

     (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

     (iv) Subject to the penultimate sentence of this subparagraph (iv), in case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including securities, but excluding any rights or warrants referred to in subparagraph (ii) of this
  Section 5(c), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in subparagraph (i) of this Section 5(c)), the conversion price shall be reduced so that such price shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (iv) by a fraction of which, except to the extent provided in the second succeeding sentence of this subparagraph
  (iv), the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 5(c)) of the Common Stock on the date fixed for the payment of such distribution (the "Reference Date") less the fair market value (as determined, subject to the last sentence of this subparagraph (iv), in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of such number or amount of the evidences of indebtedness, shares of capital stock, cash and assets that is so distributed to a holder of one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date. If the Board of Directors determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities comprising such distribution, it shall in doing so consider the prices in such market over the same period used in computing the current market price per share of Common Stock pursuant to subparagraph (vii) of this Section 5(c). Notwithstanding the first sentence of this subparagraph (iv), to the extent the fair market value of any shares of capital stock distributed to all holders of Common Stock shall be determined by the Board of Directors by reference to the trading market of securities listed or admitted to trading or quoted (other than on a subject to notice of issuance or when issued basis) on a Stock Exchange as of (but not prior to) the Reference Date, the conversion price shall be reduced so that such price shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (iv) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (viii) of this subparagraph 5(c)) of the Common Stock on the Reference Date and the denominator shall be such current market price per share of the Common Stock plus the fair market value (as determined in good faith by the Board of Directors in accordance with the last sentence of this subparagraph (iv)), of such number of shares of capital stock that is so distributed to a holder of one share of Common Stock, such reduction to become effective retroactively immediately prior to the opening of business on the day following the Reference Date. For purposes of this subparagraph (iv), any dividend or distribution that includes (but is not limited to) shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, cash, assets or shares of capital stock other than such shares of Common Stock or such rights or warrants (so that any conversion price reduction required by this subparagraph (iv) is made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (so that there is made any further conversion price reduction required by subparagraph (i) or (ii) of this Section 5(c), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph (iv) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraphs (i) and (ii) of this Section 5(c) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section 5(c)). Notwithstanding any other provision of this subparagraph (iv), if any shares of capital stock distributed to all holders of Common Stock are listed or admitted to trading on a Stock Exchange for the five consecutive Trading Days (as defined in Section 5(h)) prior to and including the Reference Date, or will be listed or admitted to trading on a Stock Exchange as of (but not prior to) the Reference Date for the ten consecutive Trading Days subsequent to and including the Reference Date, then, the Board of Directors, in making its determination of the fair market value of such number of shares of capital stock that is so distributed to a holder of one share of Common Stock, shall make such determination by reference to the current market price (as determined pursuant to subparagraphs (vii) and (viii) of this Section 5(c)) of such shares of capital stock.

     (v) In case the Corporation shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding, in the case of any quarterly cash dividend on the Common Stock, the portion of such quarterly cash dividend that does not exceed the per share amount of the next preceding quarterly cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in subparagraph
  (iii) of this Section 5(c)), or, all of such quarterly cash dividend if the amount thereof per share of Common Stock multiplied by four does not exceed 12.5% of the current market price per share (determined as provided in subparagraph (vii) of this Section 5(c)) of the Common Stock on the Trading Day next preceding the date of declaration of such dividend), the conversion price shall be reduced so that such price shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (v) by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph (vii) of this Section 5(c)) of the Common Stock on the date fixed for the making of such distribution less the amount of cash so distributed and not excluded as provided above applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the making of such distribution.

     (vi) In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Corporation's Common Stock shall expire and result in the acquisition by the

  Corporation of shares of Common Stock pursuant thereto and such tender or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share (determined as provided in subparagraph (vii) of this Section 5(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, the conversion price shall be reduced so that such price shall equal the price determined by multiplying the conversion price in effect immediately prior to the effectiveness of the conversion price reduction contemplated by this subparagraph (vi) by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the current market price per share (determined as provided in subparagraph (vii) of this Section 5(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders as a result of the Corporation's or subsidiary's acceptance (up to any maximum specified in the terms of the tender or exchange offer) of shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the current market price per share (determined as provided in subparagraph (vii) of this Section 5(c)) of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

     (vii) For the purpose of any computation under subparagraphs (ii) and
  (v) and, except as otherwise provided in subparagraph (viii) of this
  Section 5(c), subparagraph (iv), the current market price per share of Common Stock or per share of capital stock the fair market value of which is to be determined as provided in the last sentence of subparagraph (iv) of this Section 5(c) or pursuant to clause (ii) of Section 5(g) ("Distributed Stock") on any date in question shall be deemed to be the average of the daily Closing Prices (as defined in Section 5(h)) for the five (or, with respect to clause (ii) of Section 5(g), ten) consecutive Trading Days prior to and including the date in question; provided, however, that (1) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires (or, in the case of Distributed Stock, would require if such Distributed Stock were Common Stock) an adjustment to the conversion price pursuant to subparagraph (i), (ii), (iii), (iv), (v) or (vi) above or
  Section 5(g) ("Other Event") occurs after the fifth (or, with respect to Section 5(g), tenth) Trading Day prior to the day in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the conversion price is so required (or, in the case of Distributed Stock, would be so required if such Distributed Stock were Common Stock) to be adjusted as a result of such Other Event, (2) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required (or, in the case of Distributed Stock, would be so required if such Distributed Stock were Common Stock) to be adjusted as a result of such Other Event, (3) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of determining which of clauses (1) and (2) of this proviso to apply to have an "ex" date occurring prior to the "ex" date for the other event but in applying such clause the actual "ex" date of the other event shall be utilized, and (4) if the "ex" date for the Current Event is on or prior to the date in question, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted after taking into account any adjustment required pursuant to clause (2) of this proviso, by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph
  (iv) or (v) of this

  Section 5(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of such number or amount of the rights, warrants, evidences of indebtedness, shares of capital stock or assets being distributed to a holder of one share of Common Stock. For the purpose of any computation under subparagraph (vi) of this Section 5(c), the current market price per share of Common Stock or Distributed Stock on any date in question shall be deemed to be the average of the daily Closing Prices for such date in question and the next two succeeding Trading Days; provided, however, that if the "ex" date for any other Event occurs after the Expiration Time for the tender or exchange offer requiring such computation and on or prior to the second Trading Day following the date in question, the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required (or, in the case of Distributed Stock, would be so required if such Distributed Stock were Common Stock) to be adjusted as a result of such other event. For purposes of this subparagraph and subparagraph (viii) of this Section 5(c), the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock or Distributed Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock or Distributed Stock, means the first date on which the Common Stock or Distributed Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer means the first date on which the Common Stock or Distributed Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

     (viii) Notwithstanding the provisions of subparagraph (vii) of this
  Section 5(c), for the purpose of any computation under subparagraph (iv) of this Section 5(c) when the Distributed Stock will be listed or admitted to trading or quoted on a Stock Exchange as of (but not prior to) the Reference Date, the current market price per share of Common Stock or shares of capital stock the fair market value of which is to be determined as provided in the last sentence of subparagraph (iv) of this Section 5(c) on any date in question shall be deemed to be the average of the daily Closing Prices (as defined in Section 5(h)) for the ten consecutive Trading Days subsequent to and including the date in question; provided, however, that (1) if the "ex" date for any Other Event occurs prior to the tenth Trading Day after the day in question and after the Reference Date, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the conversion price is so required (or, in the case of Distributed Stock, would be so required if such Distributed Stock were Common Stock) to be adjusted as a result of such Other Event.

     (ix) The Corporation may make such reductions in the conversion price, in addition to those required by subparagraphs (i), (ii), (iii), (iv), (v) and (vi) of this Section 5(c), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Corporation from time to time may reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the conversion price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series A Convertible Preferred Stock a notice of the reduction at least fifteen days prior to the date the reduced conversion price takes effect, and such notice shall state the reduced conversion price and the period it will be in effect.

     (x) No adjustment in the conversion price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 5(c)) would require an increase of at least 1% in the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is then convertible; provided, however, that any adjustments which by reason of this section 5(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (x) shall be made to the nearest one-hundred thousandth of a share.

    (xi) Whenever any adjustment is made to the conversion price, the Corporation shall forthwith (i) file with each Transfer Agent of such Series A Convertible Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used, and (ii) cause a copy of such statement to be mailed to the holders of record of the Series A Convertible Preferred Stock as of the effective date of such adjustment.

     (d) Reclassification, Consolidation, Merger or Sale of Assets.

     (i) In the event that the Corporation shall be a party to any transaction (including without limitation any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation) or any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange) pursuant to which all Common Stock is converted into the right to receive other securities, cash or other property, to the extent permitted by law, provisions shall be made as part of the terms of such transaction whereby the holder of each share of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into
  (A) in the case of any such transaction other than a Common Stock Fundamental Change (as defined in Section 5(h)) and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change (as defined in Section 5(h)), to any adjustment in the conversion price required by the provisions of Section 5(g), and (B) in the case of a Common Stock Fundamental Change, common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change at a conversion price determined pursuant to the provisions of Section 5(g).

     (ii) In the event the Corporation determines in good faith that there is doubt whether the adjustment otherwise required by subparagraph (i) of this
  Section 5(d) can be made in a manner consistent with then applicable law, then the Corporation may elect (which election shall be evidenced by a resolution of the Board of Directors) that, in lieu of the Corporation's making such adjustment, the holder of each share of Series A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share into, but only into, shares of the common stock (the "New Common Stock") of the principal corporation surviving the transaction which gives rise to the adjustment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at a conversion price (based upon a value of a share of Series A Convertible Preferred Stock of $50 for such purpose) determined by multiplying $50 by a fraction the numerator of which is the fair market value (as so determined by the Board of Directors) per share of the New Common Stock (but without any adjustment pursuant to Section 5(g)) and the denominator of which is the fair market value on the date the transaction becomes effective (as so determined by the Board of Directors) of the kind and amount of securities, cash and other property receivable in such transaction by a holder of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock might have been converted immediately prior to such transaction.

     (iii) The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights as are created by this subparagraph (d). Such certificate or articles of incorporation or other constituent document shall provide, in respect of any shares of capital stock into which the Series A Convertible Preferred Stock has become convertible, for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions shall similarly apply to successive transactions of the foregoing type.

   (e) Special Conversion Option. Notwithstanding any other provision in this
Section 5, if the Corporation pays a dividend or makes another distribution on its Common Stock consisting of capital stock of one or more Public Companies in a Public Company Distribution, then, in lieu of making any adjustment that would otherwise be applicable in respect of the distribution of any one or more such Public Companies in accordance with Section 5 (including without limitation Section 5(g) hereof) and to the extent permitted by law, the Board of Directors may elect (which election shall be evidenced by a resolution of the Board of Directors) that, immediately following each distribution of capital stock of each Public Company as to which an election is made, the Series A Convertible Preferred Stock shall be convertible into (i) fully paid and nonassessable shares of Common Stock at the rate of such number of shares of Common Stock for each full share of Series A Convertible Preferred Stock that is equal to $50 divided by the conversion price per share of Common Stock applicable immediately prior to such adjustment, and (ii) fully paid and nonassessable shares of capital stock of each such Public Company at the rate of such number of shares of capital stock of such Public Company for each full share of Series A Convertible Preferred Stock that is equal to $50 divided by the conversion price applicable per share of capital stock of such Public Company. The initial conversion price of the Series A Convertible Preferred Stock applicable to shares of capital stock of each such Public Company shall be equal to $50 divided by the Allocable Public Company Shares and shall thereafter be subject to adjustment as provided in Section 5, provided that, with respect to adjustments relating to such capital stock and except where the context otherwise requires, references in Sections 5(c), (d), (e), (g), (h) (excluding Subsection 7 thereof), (i), (j), (k) and (m) to the "Corporation," "Common Stock" and "Board of Directors" shall be deemed to refer to such Public Company. As used herein, the term "Allocable Public Company Shares" shall mean, with respect to a Public Company, the product of (i) such number of shares of capital stock of such Public Company as is distributed to a holder of one share of Common Stock in the Public Company Distribution, and (ii) such number of shares of Common Stock of the Corporation as would have been received by a holder of one share of Series A Convertible Preferred Stock had the Series A Convertible Preferred Stock been converted immediately prior to such distribution into Common Stock that received such distribution. The term "Public Company" shall mean any corporation (other than the Corporation) the capital stock of which is distributed in the Public Company Distribution and is listed, admitted to trading or quoted, including upon notice of issuance or on a when-issued basis, on a Stock Exchange (as defined in Section 5(h)) prior to the sixth business day after the date of such distribution. The term "Public Company Distribution" shall mean any dividend or another distribution by the Corporation on its Common Stock consisting of capital stock of one or more Public Companies in which the Market Value of the capital stock of all of the Public Companies so distributed on the date of such distribution is greater than 10% of the aggregate of the Market Value of the Corporation and the Market Value of all such Public Companies on the date of the Public Company Distribution. The term "Market Value" shall mean, with respect to the capital stock of any corporation, the product of (i) the fair market value of such capital stock as shall be determined in good faith by the Board of Directors (whose determination shall be conclusive and described in a resolution of the Board of Directors) by reference to the daily Closing Prices for the first ten consecutive Trading Days subsequent to and including the date of such distribution and (ii) the number of shares of capital stock of such corporation outstanding on the date of the Public Company Distribution.

   (f) Prior Notice of Certain Events. In case:

     (i) the Corporation shall (1) declare any dividend (or any other distribution) on Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of Common Stock; or

     (ii) the corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

     (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation whereby the Common Stock is converted into other securities, cash or other property; or

     (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series A Convertible Preferred Stock and shall cause to be mailed to the holders of record of the Series A Convertible Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase, rights or warrants or, if a record is not taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

   (g) Adjustments in Case of Fundamental Changes. Notwithstanding any other provision in this Section 5 to the contrary, if any Fundamental Change (as defined in Section 5(h)) occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change (as defined in Section 5(h)), each share of Series A Convertible Preferred Stock shall be convertible, to the extent permitted by applicable law, solely into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change; provided, that, in the event the Board of Directors determines in good faith (such determination to be conclusive and described in a resolution of the Board of Directors) that there is doubt whether the adjustment provided in this sentence can be made in a manner consistent with then applicable law or that despite the Corporation's reasonable efforts the issuer of common stock will not agree to provide such shares of common stock as would be needed for the purposes of satisfying the provisions of this sentence (or resulting from any subsequent adjustments of the conversion right pursuant to this Section 5), on reasonable terms (with reference to the Applicable Price of such common stock, determined as if the first reference to "Common Stock" in clause (ii) in the definition of Applicable Price were references to such common stock), then, by election of the Corporation (which election shall be evidenced by a resolution of the Board of Directors) the Fundamental Change that would otherwise be a Common Stock Fundamental Change shall be a Non-Stock Fundamental Change.

   For purposes of calculating any adjustment to be made pursuant to this
Section 5(g) in the event of a Fundamental Change, immediately after such Fundamental Change:

     (i) in the case of a Non-Stock Fundamental Change (as defined in Section 5(h)), the conversion price of the Series A Convertible Preferred Stock shall thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined in Section 5(h)) or the then applicable Reference Market Price (as defined in
  Section 5(h)) by a fraction of which the numerator shall be $50 and the denominator shall be the then-current Redemption Price per share of Series A Convertible Preferred Stock, provided that at such time after such Non-Stock Fundamental Change as dividends shall have been paid to the holders of the Series A Convertible Preferred Stock in an amount equal to dividends accrued and unpaid thereon at the time of the foregoing adjustment, the conversion price as adjusted shall be readjusted to increase it to the conversion price which would have then existed if there would have been no dividend accrued and unpaid on the date of such Non-Stock Fundamental Change; and

     (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Series A Convertible Preferred Stock in effect immediately prior to such Common Stock Fundamental Change shall thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator shall be the Purchaser Stock Price (as defined in Section 5(h)) and the denominator shall be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change or a Non-Stock Fundamental Change (other than a Non-Stock Fundamental Change as to which Section 5(d) is not applicable) in which (A) 100% by value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Series A Convertible Preferred Stock in effect immediately prior to such Fundamental Change shall thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator shall be one (1) and the denominator shall be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Fundamental Change.

   (h) Definitions. The following definitions shall apply to terms used in this
Section 5:

     (1) "Applicable Price" shall mean (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the daily Closing Prices of the Common Stock for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Board of Directors of the Corporation (whose determination shall be conclusive and described in a resolution of the Board of Directors) appropriately to reflect any of the events referred to in subparagraph (i), (ii), (iii), (iv), (v) and (vi) of Section 5(c) or in
  Section 5(g).

     (2) "Closing Price" of any common stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the common stock in each case on the New York Stock Exchange, or, if the common stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose.

     (3) "Common Stock Fundamental Change" shall, except as provided in the second sentence of this Section 5(h), mean any Fundamental Change in which
  (i) more than 50% by value (as determined in good faith by the Board of Directors of the Corporation (whose determination shall be conclusive and described in a resolution of the Board of Directors)) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days referred to with respect to such Fundamental Change in Section 5(h)(1) above has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. ("NASDAQ") National Market System and (ii) either (A) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series A Convertible Preferred Stock continue to exist as outstanding shares of Series A Convertible Preferred Stock, or (B) not later than the occurrence of such Fundamental Change, the outstanding shares of Series A Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of the Corporation, and such convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Series A Convertible Preferred Stock.

     (4) "Fundamental Change" shall mean the occurrence of any transaction or event in connection with a plan to which the Corporation is a party pursuant to which 90% or more of the outstanding Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when 90% of the outstanding Common Stock of the Corporation shall be exchanged for, converted into, or acquired for or constitute solely the rights to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average of consideration per share which a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

     (5) "Non-Stock Fundamental Change" shall mean any Fundamental Change other than a Common Stock Fundamental Change.

     (6) "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the daily Closing Prices of the common stock received in such Common Stock Fundamental Change for the ten consecutive Trading Days prior to and including the record date for the determination of the holders of common Stock entitled to receive such common stock, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors of the Corporation (whose determination shall be conclusive and described in a resolution of the Board of Directors) appropriately to reflect any of the events referred to in subparagraphs (i), (ii), (iii), (iv), (v) and (vi) of
  Section 5(c) or in Section 5(g) or to give appropriate weight to the relative values in the event that more than one series or class of common stock is received; provided, however, if no such Closing Prices of the common stock for such Trading Days exist, then the Purchaser Stock Price shall be set at a price to be determined in good faith by the Board of Directors of the Corporation.

     (7) "Reference Market Price" shall initially mean $12.859 and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the foregoing amount to the initial conversion price per share set forth in the first sentence of Section 5(a).

     (8) "Stock Exchange" with respect to shares of capital stock, shall mean the principal national securities exchange or quotation system on which such evidences of indebtedness or shares of capital stock are listed or admitted to trading or quoted.

     (9) "Trading Day" shall mean a day on which securities are traded or quoted on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

   (i) Dividend or Interest Reinvestment Plans. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series A Convertible Preferred Stock was first authorized, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section 5. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and, except as expressly otherwise provided, such adjustment shall be the amount of adjustment which has the highest absolute value to holders of Series A Convertible Preferred Stock.

   (j) Certain Additional Rights. In case the Corporation shall, by dividend or otherwise, declare or make a distribution on its Common Stock referred to in Section 5(c)(iv) or 5(c)(v) (including, without limitation, dividends or distributions referred to in the last sentence of Section 5(c)(iv)), the holder of each share of Series A Convertible Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution and prior to the effective date (whether or not determined retroactively) of any conversion price adjustment in respect of such distribution, shall also be entitled to receive for each share of Common Stock into which such share of Series A Convertible Preferred Stock is converted, such number or amount of shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets that is so distributed to a holder of one share of Common Stock; provided, however, that, at the election of the Corporation (whose election shall be evidenced by a resolution of the Board of Directors) with respect to all holders so converting, the Corporation may, in lieu of distributing to such holder any portion of such distribution not consisting of cash or securities of the Corporation, pay such holder an amount in cash equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors). If any conversion of a share of Series A Convertible Preferred Stock described in the immediately preceding sentence occurs prior to the payment date for a distribution to holders of Common Stock which the holder of the share of Series A Convertible Preferred Stock so converted is entitled to receive in accordance with the immediately preceding sentence, the Corporation may elect (such election to be evidenced by a resolution of the Board of Directors) to distribute to such holder a due bill for the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets to which such holder is so entitled, provided that such due bill (i) meets any applicable requirements of the principal national securities exchange or other market on which the Common Stock is then traded and (ii) requires payment or delivery of such shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash or assets no later than the date of payment or delivery thereof to holders of shares of Common Stock receiving such distribution.

   (k) No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of Series A Convertible Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the Closing Price (as defined in Section 5(h)) of the Common Stock on the day of conversion shall be paid to the holder in cash by the Corporation.

   (l) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock into which all shares of Series A Convertible Preferred Stock from time to time outstanding are convertible. If at any time the number of authorized and unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock at the conversion price then in effect, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized and unissued shares of Common Stock to such number as shall be sufficient for such purpose.

   (m) Computation of Adjustments. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be evidence of the correctness of any computation made under this
Section 5.

  (n) Cancellation of Shares Upon Conversion. All shares of Series A Convertible Preferred Stock redeemed, purchased or otherwise acquired by the Corporation or surrendered to it for conversion into Common Stock as provided above shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

   6. Voting Rights.

   (a) Except as otherwise expressly required by law, the Series A Convertible Preferred Stock shall have no voting rights except as set forth in Section 6(b) below.

   (b) So long as any shares of the Series A Convertible Preferred Stock remain outstanding, but not thereafter, in the event that four quarterly dividends (whether or not consecutive) payable on the Series A Convertible Preferred Stock or any class or series of stock which ranks on a parity with the Series A Convertible Preferred Stock in the payment of dividends (collectively, including the Series A Convertible Preferred Stock, the "Parity Preferred Stock") shall be in default, in whole or in part, the holders of the outstanding Parity Preferred Stock, in addition to any right of holders of any series of Parity Preferred Stock to vote with the Common Stock at the election of other directors or otherwise, shall be entitled at the next annual meeting of stockholders, voting separately as a class regardless of series, each share of Parity Preferred Stock having one vote, to elect one director of the class of directors then being elected, and, in the event such default continues to exist at succeeding annual meetings, the holders of the outstanding Parity Preferred Stock shall be entitled in like manner to elect one director of the class of directors being elected at such meetings; the Parity Preferred Stock thus, in the event of such default, being entitled as a class to elect a maximum of three directors, each to hold office for a term of three years or until his successor is elected and qualified; provided, however, that each person elected a director by the holders of Parity Preferred Stock shall, as a condition to his qualification as a director of the corporation, submit to the Board of Directors his written resignation effective if and when all dividends in default on the Parity Preferred Stock shall be paid in full. If, after any such default in the payment of dividends on Parity Preferred Stock, all such dividends in default shall be paid in full, the Parity Preferred Stock shall then be divested of its right as a class to elect directors, subject to the revesting of same in the event of any similar future default or defaults. Upon the payment in full of all dividends then in default on the Parity Preferred Stock, the directors of the Corporation, exclusive of those elected by the Parity Preferred Stock, may by a majority vote accept the aforesaid resignations of the directors so elected by the Parity Preferred Stock, and thereupon elect in the place and stead of such directors new directors to fulfill the unexpired terms of such resigning directors.

   If at any time, when the holders of Parity Preferred Stock as a class are represented by only one director on the Board of Directors, and for any reason other than acceptance of the aforesaid resignation of such director, the office of such director becomes vacant, the remaining directors shall not be entitled to elect a successor, but instead, such vacancy shall be filled at the next annual meeting of stockholders by the holders of Parity Preferred Stock, voting separately as a class. If, after the holders of Parity Preferred Stock as a class are represented by more than one director on the Board of Directors, any vacancy occurs among the directors elected by the holders of Parity Preferred Stock, other than as a result of acceptance of the aforesaid resignations, the remaining director or directors so elected by the Parity Preferred Stock shall be entitled to nominate for election by the Board of Directors a successor-director to hold office for the unexpired term of the director whose position has become vacant. If the vacancy is not so filled prior to the next succeeding annual meeting of stockholders, it may be filled at such meeting by the holders of Parity Preferred Stock, voting separately as a class.

   7. Relation to Other Preferred Stock. The holders of the Series A Convertible Preferred Stock shall not be entitled to receive any amount upon the dissolution, liquidation or winding up of the Corporation until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series A Convertible Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid in full. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series A Convertible Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Series A Convertible Preferred Stock of the full preferential amounts provided for in Section 3, the holders of the Series A Convertible Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation.

   FIFTH: The name and mailing address of the Sole Incorporator is as follows:

      Name                                                  Address
      ----                                                  -------
      Deborah M. Reusch.................................... P.O. Box 636
                                                            Wilmington, DE 19899

   SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     B. The number of directors constituting the whole Board of Directors shall be such number not less than one (1) nor more than twenty (20) which is authorized from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exists any vacancies in previously authorized directorships (such total number of authorized directorships being the "Entire Board" and such majority being a "Majority of the Entire Board"). The Board of Directors will initially consist of sixteen (16) directors, and such number shall not be changed prior to the annual meeting of stockholders in the year 2002 unless such resolution is approved unanimously by the Entire Board. No decrease in the number of directors shall shorten the term of any incumbent director.

     C. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2000 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2001 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2002 annual meeting of stockholders. At each annual meeting of stockholders beginning with the annual meeting in 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. This Section
  C. shall not be repealed, altered, amended or rescinded, and no provisions inconsistent herewith shall be adopted, without the affirmative vote of the holders of at least 75% of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors.

     D. Subject to the terms of any one or more classes or series of Preferred Stock and to the terms of Section 2.4 of the Bylaws, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

     E. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL and this Amended and Restated Certificate of Incorporation; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

   SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director to the full extent authorized or permitted by law (as now or hereafter in effect). Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

   EIGHTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation and may not be taken by a written consent of the stockholders pursuant to the GCL.

   NINTH: Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board or the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) and shall be called by the Chairman of the Board, the Chief Executive Officer, the President or Secretary at the request in writing of a Majority of the Entire Board. Such request shall state the purpose or purposes of the proposed meeting. Special meetings of the Corporation may not be called by any other person or persons.

   TENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

   Any repeal or modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

   ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, a Majority of the Entire Board shall have the power, without the assent or vote of the stockholders, to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. Except as otherwise expressly prescribed by law, the stockholders may adopt, repeal, alter, amend or rescind the Bylaws of the Corporation by the affirmative vote of the holders of two-thirds or more of the entire voting power of the then issued and outstanding stock of the Corporation entitled to vote for the election of directors, considered as one class.

   TWELFTH: The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

   IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be executed on its behalf this xx day of xxxxxxx, 1999.

                                          Asarco Cyprus Incorporated


                                          By: _________________________________
                                            Name:
                                            Title:


                                          By: _________________________________
                                            Name:
                                            Title:

                                                         EXHIBIT D TO APPENDIX A

                                    FORM OF

                          AMENDED AND RESTATED BYLAWS

                                       OF

                           ASARCO CYPRUS INCORPORATED

                          EFFECTIVE [XXXXX] [XX], 1999

                          AMENDED AND RESTATED BYLAWS

                                       OF

                           ASARCO CYPRUS INCORPORATED
                     (hereinafter called the "Corporation")


                                   ARTICLE I

                            MEETINGS OF STOCKHOLDERS

  Section 1.1. Annual Meeting. A meeting of stockholders shall be held annually for the election of directors and the transaction of such other business as is related to the purpose or purposes set forth in the notice of meeting on such date and at such time as may be fixed from time to time by the Board of Directors; or if no date and time are so fixed, at 2:00 p.m. on the last Wednesday in April in each and every year, unless such day shall fall on a legal holiday, in which case such meeting shall be held on the next succeeding business day, at such time as may be fixed by the Board of Directors.

  Any business to be conducted at an annual meeting, including, without limitation, any nomination for election to the Board of Directors, must be (a) specified in the notice of meeting given by or at the direction of the Board of Directors; (b) brought before the annual meeting by or at the direction of the chair of the meeting, the Board of Directors, or a committee thereof; or (c) brought before the annual meeting, in compliance with the notice procedures set forth in this section, by any stockholder of the Corporation who is a stockholder of record on the record date for the determination of stockholders entitled to vote at such meeting.

  A stockholder intending to nominate a candidate for election to the Board of Directors or to bring any other business before an annual meeting must give timely written notice thereof to the secretary of the Corporation. In order to be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within the 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the meeting was made, whichever first occurs.

  A stockholder's notice to the secretary shall set forth:

  (a) as to each nominee for election or reelection to the Board of Directors,
(i) that person's consent to such nomination, (ii) the name, age (including date of birth), business address and residence address of the proposed nominee,
(iii) the principal occupation or employment of the proposed nominee, (iv) the class and number of shares of stock of the Corporation which are beneficially owned by the proposed nominee;

  (b) as to each matter of any other business, (i) a brief description of the business desired to be brought before the annual meeting and (ii) the reasons for conducting such business at the annual meeting; and

  (c) as to the stockholder proposing any such nomination or other business,
(i) the name and record address of the stockholder, (ii) the class and number of shares of the Corporation which are beneficially owned by the stockholder,
(iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder in such nomination or business, and (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein.

  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that the nomination was not made in accordance with the foregoing procedure, and if he should so determine, shall so declare to the meeting and the nomination shall be disregarded.

  Section 1.2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may be called by the Chairman or the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) and shall be called by the Chairman, the Chief Executive Officer, the President, or Secretary at the request in writing of a Majority of the Entire Board (as defined herein). Such request shall state the purpose or purposes of the proposed meeting. Special meetings of the Corporation may not be called by any other person or persons.

  Section 1.3. Place of Meetings. Meetings of stockholders shall be held at such place as may be designated by the Board of Directors (or by the Chief Executive Officer, in the absence of a designation by the Board of Directors).

  Section 1.4. Notice of Meeting; Adjourned Meetings. Notice of each meeting of stockholders shall be given in accordance with the Delaware General Corporation Law ("GCL").

  Section 1.5. Quorum. Except as otherwise provided by law or in the Certificate of Incorporation, at any meeting of the stockholders, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote thereat shall constitute a quorum for the transaction of any business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. The stockholders present may adjourn the meeting despite the absence of a quorum.

  Section 1.6. Proxies. Subject to applicable law, the Board of Directors may impose such restrictions and requirements on the validity and use of proxies as it deems appropriate. Any restriction or requirement so imposed shall be set forth in the notice of any meeting to which it may be applicable.

  Section 1.7. Voting. Except as otherwise required by law, directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. The directors who are to be elected at the annual meeting of stockholders shall be elected by ballot by the holders of shares entitled to vote. Whenever any corporate action, other than the election of directors, is to be taken by vote of the stockholders at a meeting, it shall, except as otherwise required by law, the Certificate of Incorporation or these Bylaws, be authorized by a majority of the votes cast thereat, in person or by proxy. Except as otherwise provided in the Certificate of Incorporation, every stockholder of record shall be entitled to one vote for each and every share of stock standing in such holder's name on the record of stockholders on all matters requiring stockholders action.

  Section 1.8. Conduct of Stockholders Meetings. Each meeting of stockholders shall be presided over by the Chairman of the Board of Directors. In the absence of the Chairman of the Board the meeting of stockholders shall be presided over by such person as shall be designated by the Board of Directors. If the Board fails to make such designation, the meeting shall be presided over by the Chief Executive Officer, or in his absence, the next highest ranking officer of the Corporation who is able to attend such meeting. The person presiding over any meeting of stockholders shall have the power, without the need for any vote of stockholders, to adjourn such meeting for any reason.

                                   ARTICLE II

                               BOARD OF DIRECTORS

  Section 2.1. Power of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

  Section 2.2. Number of Directors. The number of directors constituting the whole Board of Directors shall be such number not less than one (1) nor more than twenty (20) which is authorized from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exists any vacancies in previously authorized directorships (such total number of authorized directorships being the "Entire Board" and such majority being a "Majority of the Entire Board"). The Board of Directors will initially consist of sixteen
(16) directors, and such number shall not be changed prior to the Annual Meeting of Stockholders in the year 2002 unless such resolution is approved by the unanimous vote of the Entire Board. No decrease in the number of directors shall shorten the term of any incumbent director.

  Section 2.3. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.

  Section 2.4. Newly Created Directorships and Vacancies.

  (a) Vacancies Occurring after the Annual Meeting in 2002. Following the Annual Meeting of Stockholders in the year 2002, any newly-created directorships resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided a quorum is present, and any other vacancies on the Board of Directors shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by a sole remaining director.

  (b) Vacancies Occurring Prior to the Annual Meeting in 2002. Prior to the Annual Meeting of Stockholders in the year 2002, any ASARCO Vacancies (as hereinafter defined) on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority vote of the remaining ASARCO Directors (as hereinafter defined), and any Cyprus Vacancies (as hereinafter defined) on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority vote of the remaining Cyprus Directors (as hereinafter defined). As used herein, an "ASARCO Director" is any one of the eight directors initially designated as a member of the Board of Directors by ASARCO Incorporated pursuant to the Agreement and Plan of Merger, dated as of July 15, 1999, among the Corporation, ACO Acquisition Corp., CAM Acquisition Corp., ASARCO Incorporated and Cyprus Amax Minerals Company (the "Merger Agreement"), and any successor to such ASARCO Director selected in accordance with this paragraph (b); an "ASARCO Vacancy" is a vacancy in a directorship held by an ASARCO Director; a "Cyprus Director" is any one of the eight directors initially designated as a member of the Board of Directors by Cyprus Amax Minerals Incorporated pursuant to the Merger Agreement and any successor to such Cyprus Director selected in accordance with this paragraph (b); and a "Cyprus Vacancy" is a vacancy in a directorship held by a Cyprus Director.

  (c) Successors; Amendments. Any directors appointed to the Board of Directors in accordance with Section 2.4 shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Any amendment to or modification or repeal of, or the adoption any provision inconsistent with this Section 2.4 adopted prior to the Annual Meeting of Stockholders in 2002 shall require the affirmative vote of the Entire Board.

  Section 2.5. Executive and Other Committees of Directors. The Board of Directors, by resolution adopted by a Majority of the Entire Board, may designate from among its members an executive committee and other committees to serve at the pleasure of the Board of Directors, each consisting of one or more directors, and each of which, to the extent provided in the resolution, shall have all the authority of the Board to the fullest extent authorized by law, including the power or authority to declare a dividend or to authorize the issuance of stock. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member or members at any meeting of such committee. Prior to the Annual Meeting of Stockholders in 2002, the membership of each and every such committee designated by the Board of Directors shall consist of an equal number of ASARCO Directors and Cyprus Directors, and vacancies on such committees shall be filled in the manner prescribed in Section 2.4(b).

  Section 2.6. Compensation of Directors. The Board of Directors shall have authority to fix the compensation of directors for services in any capacity, or to allow a fixed sum plus expenses, if any, for attendance at meetings of the Board or of committees designated thereby.

  Section 2.7. Eligibility. The eligibility criterion specified in this Section
2.7 shall not apply to the designation of the initial Board of Directors of the Corporation pursuant to the Merger Agreement. Beginning with the first Annual Meeting of Stockholders to be held in 2000, no person shall be eligible for nomination or election to the Board of Directors if prior to December 31 of the year of the Annual Meeting such person shall have attained the age of 70.

                                  ARTICLE III

                             MEETINGS OF THE BOARD

  Section 3.1. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and places, within or without the State of Delaware or the United States of America, as may from time to time be fixed by the Board.

  Section 3.2. Special Meetings; Notice; Waiver. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware or the United States of America, upon the call of the Chairman of the Board, the Chief Executive Officer, or a Majority of the Entire Board. Notice of a special meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him. A notice, or waiver of notice, need not specify the purpose of any special meeting of the Board of Directors.

  Section 3.3. Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.

                                   ARTICLE IV

                                    OFFICERS

  Section 4.1. Officers. The following shall be the officers of the
Corporation: one Chairman of the Board of Directors, one or more Chief Executive Officers, one President, one Chief Financial Officer, one Chief Operating Officer, one or more Vice Presidents, one or more Secretaries, one or more Assistant Secretaries, one or more Treasurers, and one or more Assistant Treasurers. The Board of Directors may from time to time may elect or appoint such other officers as it may determine. Any two or more offices may be held by the same person. The officers shall be appointed by the Board of Directors. The Board of Directors may leave any officer position unfilled for such period it deems appropriate.

  Securities of other corporations held by the Corporation may be voted by any officer designated by the Board and, in the absence of any such designation, by the Chief Executive Officer, President, any Vice President, the Secretary or the Treasurer.

  The Board of Directors may require any officer to give security for the faithful performance of his duties.

  Section 4.2. Chairman of the Board. The Chairman of the Board shall preside as chairman of all meetings of directors and stockholders. The Chairman of the Board shall report to the Board of Directors. The Cyprus Director who was also the Chairman of the Board of Cyprus Amax Minerals Company (the "Cyprus Chairman") shall serve as the initial Chairman of the Board of the Corporation until December 31, 2000, unless he earlier retires or otherwise ceases to be able to serve. As of December 31, 2000, or the date of such earlier occurrence, the ASARCO Director who was also the Chairman of the Board of ASARCO Incorporated (the "ASARCO Chairman") shall succeed to the office of Chairman of the Board.

  Section 4.3. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation with all the rights and powers incident to that position. The Chief Executive Officer shall, in the absence of the Chairman of the Board, preside as the chairman of director meetings. The Chief Executive Officer shall report to the Board of Directors. If there shall be more than one Chief Executive Officer, each such Chief Executive Officer shall be a Co-Chief Executive Officer of the Corporation, and each such Chief Executive Officer, acting alone, shall have all the powers of the Chief Executive Officer; provided, however, the Chief Executive Officers shall consult with one another prior to taking any significant action. Until the first Annual Meeting of Stockholders in 2000 the Cyprus Chairman and the ASARCO Chairman shall act as Co-Chief Executive Officers of the Corporation. Effective with the Annual Meeting of Stockholders in 2000 the Cyprus Chairman shall cease to be a Co-Chief Executive Officer and the ASARCO Chairman shall thereafter be the sole Chief Executive Officer of the Corporation until his successor is elected and qualified.

  Section 4.4 President. The President (who may also be the Chief Executive Officer) shall perform all the duties customary to that office with all the rights and powers incident to that position. The ASARCO Chairman shall be the President of the Corporation until his successor is elected and qualified.

  Section 4.5. Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Corporation with all the rights and powers incident to that position.

  Section 4.6. Chief Operating Officer. The Chief Operating Officer shall be the chief operating officer of the Corporation with all the rights and powers incident to that position.

  Section 4.7. Vice President. The Vice Presidents shall perform such duties as may be prescribed or assigned to them by the Board of Directors, the Chief Executive Officer or the President. In the absence of the President, the highest-ranking Vice President shall perform the duties of the President. In the event of the refusal or incapacity of the President to function as such, the highest-ranking Vice President shall so perform the duties of the President; and the order of rank of the Vice Presidents shall be determined by the designated rank of their offices or, in the absence of such designation, by seniority in the office of Vice President; provided that said order or rank may be established otherwise by action of the Board of Directors from time to time.

  Section 4.8. Treasurer. The Treasurer shall perform all the duties customary to that office and shall have the care and custody of the funds and securities of the Corporation. He shall at all reasonable times exhibit his books and accounts to any director upon application and shall give such bond or bonds for the faithful performance of his duties with such surety or sureties as the Board of Directors from time to time may determine.

  Section 4.9. Secretary. The Secretary shall act as secretary of the Corporation, shall keep the minutes of the meetings of the Board of Directors and of the stockholders and shall perform all of the other duties usual to that office.

  Section 4.10 Assistant Treasurer and Assistant Secretary. Any Assistant Treasurer or Assistant Secretary shall perform such duties as may be prescribed or assigned to him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. An Assistant Treasurer shall give such bond or bonds for the faithful performance of his duties with such surety or sureties as the Board of Directors from time to time may determine.

  Section 4.11 Term of Office; Removal.

  (a) Subject to Section 4.2 and Section 4.3 of this Article IV, all officers, agents and employees of the Corporation shall hold their respective offices or positions at the pleasure of the Board of Directors and may be removed at any time by the Board of Directors with or without cause, provided, however, any request for any resignation or removal of any officer of the Corporation whose designation is specified in Section 3.2 of the Merger Agreement or in Sections 4.2, 4.3 or 4.4 of these Bylaws prior to the Annual Meeting of Stockholders in the year 2002 shall require the affirmative vote of 75% of the Entire Board, and, prior to the Annual Meeting of Stockholders in the year 2002, the designation of any successor officer to fill a vacancy in any such office which is not provided for in Section 3.2 of the Merger Agreement or in Sections 4.2,
4.3 or 4.4 of these Bylaws shall also require the affirmative vote of 75% of the Entire Board.

  (b) Any amendment to or modification or repeal of, or the adoption of any provision inconsistent with Sections 4.2, 4.3 or 4.4 prior to the Annual Meeting of Stockholders in 2002 shall require the affirmative vote of 75% of the Entire Board.

  (c) The removal of an officer without cause shall be without prejudice to his contract rights, if any. Except as otherwise set forth in this Article IV, if the office of any officer becomes vacant for any reason, the vacancy shall be filled by a Majority of the Entire Board. The election or appointment of an officer shall not of itself create contract rights.

  Section 4.12 Compensation. The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

                                   ARTICLE V

                             CERTIFICATES OF STOCK

  Section 5.1. Form of Stock Certificates. The shares of the Corporation shall be represented by certificates, in such form as the Board of Directors may from time to time prescribe. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employees. In case any such officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or it were such officer, transfer agent or registrar, as the case may be, at the date of issue. Notwithstanding the foregoing, to the extent permitted by applicable law, the Board of Directors may (i) dispense with the requirement that any or all shares of the Corporation be represented by certificates and (ii) provide that shares be evidenced in such form as the Board of Directors deems appropriate.

  Section 5.2. Lost Certificates. In case of the loss, theft, mutilation or destruction of a stock certificate, a duplicate certificate will be issued by the Corporation upon notification thereof and receipt of such proper indemnity as shall be prescribed by the Board of Directors.

  Section 5.3. Transfer of Stock. Transfers of shares of stock shall be made upon the books of the Corporation by the registered holder in person or by duly authorized attorney, upon surrender of the certificate or certificates for such shares properly endorsed.

  Section 5.4. Registered Stockholders. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends or other distributions and to vote as such owner and to hold such person liable for calls and assessments, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such share or shares on the part of any other person.

                                   ARTICLE VI

                                INDEMNIFICATION

  Section 6.1. Indemnification. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section 6.1 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

  Section 6.2. Insurance, Indemnification Agreements and Other Matters. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the law. The Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing for indemnification to the fullest extent authorized or permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification.

  Section 6.3. Advancement of Expenses. In furtherance and not in limitation of the foregoing provisions, all reasonable expenses incurred by or on behalf of any person entitled to indemnification by the Corporation pursuant to this
Article VI shall be advanced to such person by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from such person requesting such advance or advances from time to time, whether prior to or after final disposition of the action or proceeding giving rise to the right of indemnification. Such statement or statements shall reasonably evidence the expenses incurred by the indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such indemnitee to repay the amounts advanced if it should ultimately be determined that such indemnitee is not entitled to be indemnified against such expenses pursuant to this Article VI.

  Section 6.4. Nonexclusivity. The rights to indemnification conferred in this
Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation of the Corporation, these Bylaws or any agreement, vote of stockholders or directors or otherwise.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

  Section 7.1. Corporate Seal. The Corporation shall not have a formal or official seal unless the Board of Directors so determines. The Board of Directors may adopt one or more seals, and may revoke the adoption of any seal. To the extent any officer deems it appropriate to expedite any action to be taken by the Corporation, such officer may utilize a seal purporting to be a corporate seal of the corporation.

  Section 7.2. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the thirty-first day of the following December or be for such other period as may be prescribed by the Board of Directors.

                                  ARTICLE VIII

                                   AMENDMENTS

  Section 8.1. Power to Amend. Except as otherwise set forth herein, a Majority of the Entire Board shall have the power, without the assent or vote of the stockholders, to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. Except as otherwise expressly prescribed by law, the stockholders may adopt, repeal, alter, amend or rescind the Bylaws of the Corporation, provided, that any such adoption, repeal, alteration, amendment or rescission by the stockholders shall require the affirmative vote of the holders of two-thirds or more of the entire voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote for the election of directors, considered as one class.

                                                         EXHIBIT E TO APPENDIX A

  The Form of the Rights Agreement between Asarco Cyprus Incorporated and The Bank of New York is included as Exhibit 4.1 to the Registration Statement on Form S-4 of Asarco Cyprus Incorporated of which this joint proxy statement and prospectus forms a part.

                                                         EXHIBIT F TO APPENDIX A

                   FORM OF AFFILIATE LETTER FOR AFFILIATES OF
                          CYPRUS AMAX MINERALS COMPANY

Asarco Cyprus Incorporated
180 Maiden Lane
New York, New York 10038

ASARCO Incorporated
180 Maiden Lane
New York, New York 10038

Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, Colorado 80112

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 15, 1999 (the "Merger Agreement"), among Asarco Cyprus Incorporated, a Delaware corporation ("Parent"), ACO Acquisition Corp., a New Jersey corporation ("SubA"), CAM Acquisition Corp., a Delaware corporation ("SubC"), ASARCO Incorporated, a New Jersey corporation ("ASARCO"), and Cyprus, pursuant to which (i) SubA will be merged with and into ASARCO, with ASARCO continuing as the surviving corporation (the "ASARCO Merger"), (ii) SubC will be merged with and into Cyprus, with Cyprus continuing as the surviving corporation (the "Cyprus Merger" and together with the ASARCO Merger, the "Mergers"), and (iii) each of ASARCO and Cyprus will become a subsidiary of Parent and stockholders of each of ASARCO and Cyprus will become stockholders of Parent. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

  As a result of the Cyprus Merger, I may receive shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"). I would receive such Parent Stock in exchange for shares (or upon exercise of options for shares) owned by me of common stock, no par value per share of Cyprus (the "Cyprus Common Stock").

  1. I hereby represent, warrant and covenant to Parent, ASARCO and Cyprus that in the event I receive any shares of Parent Common Stock as a result of the Cyprus Merger:

    A. I shall not make any offer, sale, pledge, transfer or other disposition of the shares of Parent Common Stock in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Cyprus.

    C. I have been advised that the issuance of the shares of Parent Common Stock to me pursuant to the Cyprus Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of Cyprus, (a) I may be deemed to be an affiliate of Cyprus and (b) the distribution by me of the shares of Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the shares of Parent Common Stock issued to me in the Cyprus Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is other wise exempt from registration under the Act.

    D. I understand that except as provided for in the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of the Parent Stock by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

    E. I also understand that stop transfer instructions will be given to Parent's transfer agent with respect to the shares of Parent Common Stock issued to me in the Cyprus Merger, and there will be placed on the certificates for such shares of Parent Common Stock, a legend stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [MONTH DAY], 1999 BETWEEN THE REGISTERED HOLDER HEREOF, ASARCO INCORPORATED, CYPRUS AMAX MINERALS COMPANY, AND ASARCO CYPRUS INCORPORATED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ASARCO CYPRUS INCORPORATED."

    F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Cyprus as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

  2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

    A. For so long as and to the extent necessary to permit me to sell the shares of Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the shares of Parent Common Stock by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

    B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Stock received in the Cyprus Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the shares of Parent Common Stock received in the Cyprus Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

Agreed and accepted this   day of    , 1999, by

Asarco Cyprus Incorporated

By: _________________________________
Name:
Title:

Asarco Incorporated

By: _________________________________
Name:
Title:

Cyprus Amax Minerals Company

By: _________________________________
Name:
Title:

                                                         EXHIBIT G TO APPENDIX A

                   FORM OF AFFILIATE LETTER FOR AFFILIATES OF
                              ASARCO INCORPORATED

Asarco Cyprus Incorporated
180 Maiden Lane
New York, New York 10038

ASARCO Incorporated
180 Maiden Lane
New York, New York 10038

Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, Colorado 80112

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of ASARCO Incorporated, a New Jersey corporation ("ASARCO"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 15, 1999 (the "Merger Agreement"), among Asarco Cyprus Incorporated, a Delaware corporation ("Parent"), ACO Acquisition Corp., a New Jersey corporation ("SubA"), CAM Acquisition Corp., a Delaware corporation ("SubC"), ASARCO, and Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus"), pursuant to which (i) SubA will be merged with and into ASARCO, with ASARCO continuing as the surviving corporation (the "ASARCO Merger"), (ii) SubC will be merged with and into Cyprus, with Cyprus continuing as the surviving corporation (the "Cyprus Merger" and together with the ASARCO Merger, the "Mergers"), and (iii) each of ASARCO and Cyprus will become a subsidiary of Parent and stockholders of each of ASARCO and Cyprus will become stockholders of Parent. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

  As a result of the ASARCO Merger, I may receive shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"). I would receive such Parent Stock in exchange for shares (or upon exercise of options for shares) owned by me of common stock, no par value per share of ASARCO (the "ASARCO Common Stock").

    1. I hereby represent, warrant and covenant to Parent, ASARCO and Cyprus that in the event I receive any shares of Parent Common Stock as a result of the ASARCO Merger:

      A. I shall not make any offer, sale, pledge, transfer or other disposition of the shares of Parent Common Stock in violation of the Act or the Rules and Regulations.

      B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for ASARCO.

      C. I have been advised that the issuance of the shares of Parent Common Stock to me pursuant to the ASARCO Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of ASARCO, (a) I may be deemed to be an affiliate of ASARCO and (b) the distribution by me of the shares of Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the shares of Parent

    Common Stock issued to me in the ASARCO Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

      D. I understand that except as provided for in the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of the Parent Stock by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

      E. I also understand that stop transfer instructions will be given to Parent's transfer agent with respect to the shares of Parent Common Stock issued to me in the ASARCO Merger, and there will be placed on the certificates for such shares of Parent Common Stock, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [MONTH DAY], 1999 BETWEEN THE REGISTERED HOLDER HEREOF, ASARCO INCORPORATED, CYPRUS AMAX MINERALS COMPANY, AND ASARCO CYPRUS INCORPORATED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ASARCO CYPRUS INCORPORATED."

      F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

      G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of ASARCO as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

      A. For so long as and to the extent necessary to permit me to sell the shares of Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the shares of Parent Common Stock by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

      B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Stock received in the ASARCO Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the shares of Parent Common Stock received in the ASARCO Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,


                                          _____________________________________
                                          Name:

Agreed and accepted this    day
of      , 1999, by

Asarco Cyprus Incorporated


By:__________________________________
  Name:
  Title:

ASARCO Incorporated


By:__________________________________
  Name:
  Title:

Cyprus Amax Minerals Company


By:__________________________________
  Name:
  Title:

                                                                      APPENDIX B

              [Credit Suisse First Boston Corporation Letterhead]

July 15, 1999

Board of Directors
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Members of the Board:

  You have asked us to advise you with respect to the fairness to the holders of the common stock of ASARCO Incorporated ("Asarco") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of July 15, 1999 (the "Merger Agreement"), by and among ACA Holding Incorporated ("Parent"), ACO Acquisition Corp., a wholly owned subsidiary of Parent ("Sub A"), CAM Acquisition Corp., a wholly owned subsidiary of Parent ("Sub C"), Asarco and Cyprus Amax Minerals Company ("Cyprus"). The Merger Agreement provides for, among other things, and subject to the terms and conditions thereof, (i) the merger of Sub A with and into Asarco (the "Asarco Merger") pursuant to which each outstanding share of the common stock, no par value per share, of Asarco (the "Asarco Common Stock") will be converted into the right to receive one share (the "Asarco Exchange Ratio") of the common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") and (ii) the merger of Sub C with and into Cyprus (the "Cyprus Merger" and, together with the Asarco Merger, the "Mergers") pursuant to which each outstanding share of the common stock, no par value per share, of Cyprus will be converted into the right to receive 0.765 of a share (the "Cyprus Exchange Ratio," collectively, such ratio and the Asarco Exchange Ratio being hereinafter referred to as the "Exchange Ratio") of Parent Common Stock and each outstanding share of $4.00 Series A Convertible Preferred Stock of Cyprus will be converted into the right to receive one share of a new series of preferred stock of Parent (the "Parent Preferred Stock").

  In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Asarco and Cyprus. We have also reviewed certain other information relating to Asarco and Cyprus, including financial forecasts, provided to or discussed with us by Asarco and Cyprus, and have met with the managements of Asarco and Cyprus to discuss the businesses and prospects of Asarco and Cyprus. We have also considered certain financial and stock market data of Asarco and Cyprus, and we have compared those data with similar data for other publicly held companies in businesses similar to Asarco and Cyprus, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, you have informed us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Asarco and Cyprus as to the future financial performance of Asarco and Cyprus and the strategic benefits and potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Mergers. We also have assumed, with your consent, that the Mergers will be treated as tax-free reorganizations for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Asarco or Cyprus, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Mergers or the prices at which the Parent Common Stock will

Board of Directors
ASARCO Incorporated
July 15, 1999
Page 2

trade or otherwise be transferable subsequent to the Mergers. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of Asarco.

  We have acted as financial advisor to Asarco in connection with the Mergers and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Mergers. We have in the past provided financial services to Asarco and Cyprus, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Asarco and Cyprus for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

  It is understood that this letter is for the information of the Board of Directors of Asarco in connection with its evaluation of the Mergers, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Mergers, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Asarco Common Stock from a financial point of view.

  Very truly yours,

  CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                     APPENDIX C

                          [Merrill Lynch Letterhead]

July 15, 1999

Board of Directors
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Members of the Board of Directors:

  ASARCO Incorporated ("ASARCO"), Cyprus Amax Minerals Company ("Cyprus"), ACA Holding Incorporated, a newly formed corporation of which one half of the outstanding capital stock is owned by each of ASARCO and Cyprus ("Parent"), ACO Acquisition Corp., a newly formed wholly owned subsidiary of Parent, and CAM Acquisition Corp., a newly formed wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which (i) ACO Acquisition Corp. will be merged with and into ASARCO in a transaction (the "ASARCO Merger") in which each outstanding share of ASARCO's common stock, no par value, ("ASARCO Shares") will be converted into one share ("the ASARCO Merger Exchange Ratio") of the common stock of Parent, par value $.01, ("Parent Shares") and (ii) CAM Acquisition Corp. will be merged with and into Cyprus in a transaction (the "Cyprus Merger," and together with the ASARCO Merger, the "Transaction") in which each outstanding share of Cyprus's common stock, no par value, ("Cyprus Shares") will be converted into 0.765 of a Parent Share (the "Cyprus Merger Exchange Ratio"). For the purposes of this opinion, the "Exchange Ratio" shall mean the ratio of the Cyprus Merger Exchange Ratio to the ASARCO Merger Exchange Ratio. In addition, each outstanding share of Cyprus Preferred Stock, as defined in the Agreement, other than Dissenting Preferred Shares, as defined in the Agreement, will be converted into one share of Parent Preferred Stock (the "Preferred Merger Consideration") and be convertible into such Parent Shares in accordance with the Certificate of Incorporation of Cyprus.

  You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the stockholders of Cyprus.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to ASARCO and Cyprus that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of ASARCO and Cyprus, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by ASARCO and Cyprus, respectively;

  (3) Conducted discussions with members of senior management and representatives of Cyprus and conducted limited discussions with members of senior management and representatives of ASARCO concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction and the Expected Synergies;

  (4) Reviewed the market prices and valuation multiples for ASARCO Shares and Cyprus Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the results of operations of ASARCO and Cyprus and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

  (7) Participated in certain discussions and negotiations among representatives of ASARCO and Cyprus and their financial and legal advisors;

  (8) Reviewed the potential pro forma impact of the Transaction;

  (9) Reviewed a draft dated July 14, 1999 of the Agreement; and

  (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of ASARCO or Cyprus or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of ASARCO or Cyprus. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by ASARCO or Cyprus, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of ASARCO's or Cyprus's management as to the expected future financial performance of ASARCO or Cyprus, as the case may be, and the Expected Synergies. We have further assumed that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

  In connection with the preparation of this opinion, we have not been authorized by Cyprus or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of Cyprus.

  We are acting as financial advisor to Cyprus in connection with the Transaction and will receive a fee from Cyprus for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, Cyprus has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Cyprus and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade ASARCO Shares and other securities of ASARCO as well as Cyprus Shares and other securities of Cyprus, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of Cyprus. Our opinion does not address the merits of the underlying decision by Cyprus to engage in the Transaction and does not constitute a recommendation to any shareholder of Cyprus as to how such shareholder should vote on the proposed Transaction or any matter related thereto.

  We are not expressing any opinion herein as to the prices at which Cyprus Shares or Parent Shares will trade following the announcement or consummation of the Transaction.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the stockholders of Cyprus.

                                        Very truly yours,

                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                        INCORPORATED

                                                                      APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to Section
(S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or any depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by the separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
  (ii) the surviving or resulting corporation shall send such second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings any may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                PART II--Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

  The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Asarco Cyprus Incorporated require the indemnification of directors and officers to the fullest extent permitted by law.

  Section 145 of the Delaware General Corporation Law authorizes and empowers Asarco Cyprus Incorporated to indemnify the directors, officers, employees and agents of Asarco Cyprus Incorporated against liabilities incurred in connection with and related expenses resulting from any claim, action or suit brought against any such person as a result of his relationship with Asarco Cyprus Incorporated, provided that such persons acted in good faith and in a manner such persons reasonably believed to be in, and not opposed to, the best interests of Asarco Cyprus Incorporated in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of
Section 145 of the General Corporation law of the State of Delaware.

  Article 6 of the Amended and Restated Bylaws of the Registrant provides that the Registrant shall indemnify to the fullest extent permitted by law any person who is made, or threatened to be made a party to, or who is otherwise involved in, any action or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant, or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits.

    2.1 Agreement and Plan of Merger, dated as of July 15, 1999, among Asarco
        Cyprus Incorporated, ACO Acquisition Corp., CAM Acquisition Corp.,
        ASARCO Incorporated and Cyprus Amax Minerals, is included as Appendix A to the Joint Proxy Statement and Prospectus which is part of this Registration Statement.

    3.1 Form of Amended and Restated Certificate of Incorporation of the
        Registrant, is included as Exhibit C to Appendix A to the Joint Proxy
        Statement and Prospectus which is part of this Registration Statement.

    3.2 Form of Amended and Restated Bylaws of the Registrant, is included as Exhibit D to Appendix A to the Joint Proxy Statement and Prospectus which is part of this Registration Statement.

    4.1 Form of Rights Agreement between Asarco Cyprus Incorporated and The
        Bank of New York, as Rights Agent.

    5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the shares being issued.

   12.1 Statement Re: Computation of Consolidated Ratio of Earnings to Combined
        Fixed Charges and Preferred Stock Dividends.

   15.1 Letter from PricewaterhouseCoopers LLP, New York, New York, re:
        unaudited interim financial information.

   15.2 Letter from PricewaterhouseCoopers LLP, Denver, Colorado, re: unaudited interim financial information.

   21.1 List of Subsidiaries.

   23.1 Consent of PricewaterhouseCoopers LLP, New York, New York.

   23.2  Consent of PricewaterhouseCoopers LLP, Denver, Colorado.

   23.3  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

   24.1  Powers of Attorney (included as part of the signature page of this Registration Statement).

   99.1  Consent of Credit Suisse First Boston Corporation, New York, New York.

   99.2  Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, New York.

  (b) Financial Statement Schedules.

    None.

  (c) Item 4(b) Information.

      None.

Item 22. Undertakings.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder, through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 20, 1999.

                                          Asarco Cyprus Incorporated

                                                     /s/ Milton H. Ward
                                          By: _________________________________
                                            Name: Milton H. Ward
                                            Title:Chairman and Co-Chief
                                            Executive Officer

                                                 /s/ Francis R. McAllister
                                          By: _________________________________
                                            Name: Francis R. McAllister
                                            Title:President and Co-Chief
                                            Executive Officer

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Kevin R. Morano, Jeffery
G. Clevenger, Augustus B. Kinsolving and Philip C. Wolf and each one of them, his attorneys-in-fact each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virture hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on August 20, 1999.

                 Signature                                     Title
                 ---------                                     -----

            /s/ Milton H. Ward              Chairman of the Board and Co-Chief
___________________________________________  Executive Officer and Director (Principal
              Milton H. Ward                 Executive Officer)

         /s/ Francis R. McAllister          President and Co-Chief Executive Officer
___________________________________________  and Director (Principal Executive Officer)
           Francis R. McAllister

         /s/ Jeffrey G. Clevenger           Executive Vice President and Chief
___________________________________________  Operating Officer and Director
           Jeffrey G. Clevenger

            /s/ Kevin R. Morano             Executive Vice President and Chief
___________________________________________  Financial Officer and Director (Principal
              Kevin R. Morano                Financial Officer and Principal Accounting
                                             Officer)

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
     2.1     Agreement and Plan of Merger, dated as of July 15, 1999, among
             Asarco Cyprus Incorporated, ACO Acquisition Corp., CAM Acquisition
             Corp., ASARCO Incorporated and Cyprus Amax Minerals, is included as Appendix A to the Joint Proxy Statement and Prospectus which is part of this Registration Statement.

     3.1     Form of Amended and Restated Certificate of Incorporation of the
             Registrant, is included as Exhibit C to Appendix A to the Joint
             Proxy Statement and Prospectus which is part of this Registration
             Statement.

     3.2 Form of Amended and Restated Bylaws of the Registrant, is included as Exhibit D to Appendix A to the Joint Proxy Statement and
             Prospectus which is part of this Registration Statement.

     4.1     Form of Rights Agreement between Asarco Cyprus Incorporated and
             The Bank of New York, as Rights Agent.

     5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the shares being issued.

    12.1     Statement Re: Computation of Consolidated Ratio of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends.

    15.1     Letter from PricewaterhouseCoopers LLP, New York, New York, re:
             unaudited interim financial information.

    15.2     Letter from PricewaterhouseCoopers LLP, Denver, Colorado, re:
             unaudited interim financial information.

    21.1     List of Subsidiaries.

    23.1     Consent of PricewaterhouseCoopers LLP, New York, New York.

    23.2     Consent of PricewaterhouseCoopers LLP, Denver, Colorado.

    23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
             Exhibit 5.1).

    24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).

    99.1     Consent of Credit Suisse First Boston Corporation, New York, New
             York.

    99.2     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, New
             York.

(b) Financial Statement Schedules.

  None.

(c) Item 4(b) Information.

  None.